   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1997
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                       CAPSTAR BROADCASTING PARTNERS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4832                 75-2672663
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                               600 CONGRESS AVENUE
                                   SUITE 1400
                              AUSTIN, TEXAS  78701
                                 (512) 404-6840
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                 R. STEVEN HICKS
                       CAPSTAR BROADCASTING PARTNERS, INC.
                               600 CONGRESS AVENUE
                                   SUITE 1400
                              AUSTIN, TEXAS  78701
                                 (512) 404-6840
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   COPIES TO:
       WILLIAM S. BANOWSKY, JR.                      JEFFREY A. CHAPMAN
  CAPSTAR BROADCASTING PARTNERS, INC.                P. GREGORY HIDALGO
          600 CONGRESS AVENUE                        HAROLD J. HERMAN II
              SUITE 1400                           VINSON & ELKINS L.L.P.
         AUSTIN, TEXAS  78701                     3700 TRAMMELL CROW CENTER
            (512) 404-6840                            2001 ROSS AVENUE
                                                  DALLAS, TEXAS  75201-2975
                                                       (214) 220-7700
                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                              --------------------

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE         AGGREGATE       REGISTRATION
  SECURITIES TO BE REGISTERED     REGISTERED       PER NOTE (1)     OFFERING PRICE (1)        FEE
------------------------------------------------------------------------------------------------------
12 3/4% Senior Discount
Notes due 2009 ..............    $277,000,000        54.254%           $150,283,580         $45,541
------------------------------------------------------------------------------------------------------

(1)    Estimated solely for the purpose of calculating the registration fee.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE


The Prospectus included herein assumes that the Benchmark Acquisition, the Osborn Add-on Acquisitions and the Osborn Ft. Myers Disposition (all as defined in such Prospectus) have been consummated. It is anticipated that such acquisitions will be consummated prior to the time that this registration statement becomes effective.

       PROSPECTUS

                           OFFER FOR ALL OUTSTANDING
                     12 3/4% SENIOR DISCOUNT NOTES DUE 2009
                                IN EXCHANGE FOR
                     12 3/4% SENIOR DISCOUNT NOTES DUE 2009

                      CAPSTAR BROADCASTING PARTNERS, INC.

                              --------------------

       Capstar Broadcasting Partners, Inc. (the "Company") is offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer") to exchange $1,000 principal amount at maturity of its registered 12 3/4% Senior Discount Notes due 2009 (the "New Notes") for each $1,000 principal amount at maturity of its unregistered 12 3/4% Senior Discount Notes due 2009 (the "Old Notes") of which an aggregate principal amount at maturity of $277,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the offer and sale of the New Notes has been registered under the Securities Act of 1933 (the "Securities Act") and the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as herein defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

       The yield to maturity of the Notes is 12 3/4% (computed on a semi-annual bond equivalent basis), calculated from February 20, 1997. No interest on the Notes will accrue until February 1, 2002. Thereafter, interest will accrue on the Notes at an annual rate of 12 3/4% and will be payable semi-annually in cash on February 1 and August 1 of each year, commencing August 1, 2002. The Notes are redeemable, in whole or in part, at the option of the Company, on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time before February 1, 2001, the Company may, at its option, redeem up to 25% of the aggregate principal amount at maturity of the Notes with the net proceeds of one or more Public Equity Offerings (as defined) or Major Asset Sales (as defined), at the redemption prices set forth herein; provided, however, that after any such redemption there is outstanding at least 75% of the aggregate principal amount at maturity of the Notes. The Company does not intend to redeem any Notes with the proceeds of the Offering (as defined).

       Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding Notes at a price equal to (i) 101% of the Accreted Value (as defined) on the Change of Control Payment Date (as defined) if the Change of Control Payment Date is on or before February 1, 2002 and (ii) 101% of the aggregate principal at maturity, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date if the Change of Control Payment Date is after February 1, 2002. In addition, prior to February 1, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the Notes in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium (as defined).

       The Company is a holding company which conducts substantially all of its operations through its subsidiaries, including Commodore Media, Inc. ("Commodore"). The Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all Senior Debt (as defined) of the Company and senior in right of payment to all existing and future subordinated Indebtedness (as defined) of the Company. The Notes are effectively subordinated to all existing and future Indebtedness of the Company's subsidiaries. As of December 31, 1996, on a pro forma basis after giving effect to the following acquisitions and their related financing, including the Offering (as defined), and the application of the net proceeds therefrom (i)
the Transactions (as defined) and (ii) all acquisitions and dispositions completed by Commodore, Osborn (as defined), Benchmark (as defined), and the entities to be acquired by the Company in the Other Acquisitions (as defined) from January 1, 1996 through the date of their acquisition by the Company, there would have been no Indebtedness of the Company other than the Notes, the guarantee of Commodore's New Credit Facility (as defined) and approximately
$       million of Indebtedness of the Company's subsidiaries outstanding. As of
            , 1997, there was $        million of indebtedness outstanding under
Commodore's New Credit Facility. The Company's guarantee of such Indebtedness would constitute Indebtedness that is pari passu with the Notes.

       The Exchange Offer will expire at 5:00 p.m., New York City time, _______________, 1997, or such later date and time to which it is extended (the "Expiration Date").

       Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

       The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined) and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity in the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.


       FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES, SEE "RISK FACTORS" ON PAGE 14 HEREIN.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES  COMMISSION  PASSED  UPON  THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.


                    , 1997

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing in this Prospectus. Unless otherwise specified, this Prospectus assumes the consummation of the Pending Acquisitions (as defined). As used in this Prospectus, unless otherwise specified, the "Company" and "Capstar" each means Capstar Broadcasting Partners, Inc. and its subsidiaries after giving effect to the consummation of the Pending Acquisitions. Commodore Media, Inc. ("Commodore") is a subsidiary of Capstar and conducts its business through its subsidiaries, Atlantic Star Communications, Inc. (formerly named Commodore Holdings, Inc.), Southern Star Communications, Inc. (formerly named Osborn Communications Corporation ("Osborn")) and Pacific Star Communications, Inc. ("Pacific Star"). Certain capitalized terms used in this Prospectus are defined herein under the caption "Glossary of Certain Terms and Market and Industry Data."


                                  THE COMPANY

       The Company is the largest radio broadcaster in the United States operating exclusively in mid-sized markets. The Company currently owns and operates or provides services to 99 radio broadcasting stations in 28 mid-sized markets located primarily in the northeastern, southeastern and western United States. The Company has entered into seven agreements to acquire 32 additional stations in seven new markets (including ten stations in four new markets for which the Company currently provides services pursuant to an LMA (as defined)) and three existing markets, which acquisitions (the "Pending Acquisitions") are expected to occur subsequent to the Offering. Upon completion of the Pending Acquisitions, the Company will own and operate or provide services to 121 radio broadcasting stations in 31 mid-sized markets located throughout the country. These stations comprise the leading radio group, in terms of revenue share and/or audience share, in 20 of these markets.

       In February 1996, as a result of the passage of the Telecommunications Act of 1996 (the "Telecom Act"), radio broadcasting companies were permitted to increase their ownership of stations within a single market from a maximum of four to a maximum of between five and eight stations, depending on market size. More importantly, the Telecom Act also eliminated the national ownership restriction that generally had limited companies to the ownership of no more than 40 stations (20 AM and 20 FM) throughout the United States. In order to capitalize on the opportunities created by the Telecom Act, R. Steven Hicks, an executive with over 30 years of experience in the radio broadcasting industry, and Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") formed Capstar to acquire and operate radio station clusters in mid-sized markets. The Company generally defines mid-sized markets as those Metropolitan Statistical Areas ("MSAs") ranked between 50 and 200, each of which has approximately $10.0 million to $35.0 million in radio advertising revenue.

       The Company believes that mid-sized markets represent attractive operating environments because, as compared to the 50 largest markets in the United States, they are generally characterized by (i) lower radio station purchase prices as a multiple of broadcast cash flow, (ii) less sophisticated and undercapitalized competitors, including both radio and competing advertising media such as newspaper and television, and (iii) less direct format competition resulting from fewer stations in any given market. The Company believes that the attractive operating characteristics of mid-sized markets coupled with the opportunity provided by the Telecom Act to create in-market radio station cluster groups will enable the Company to achieve substantial revenue growth and cost efficiencies. As a result, management believes that the Company can generate broadcast cash flow margins that are comparable to the higher margins that heretofore were generally achievable only in the top 50 markets.

       To effectively and efficiently manage its stations, the Company has developed a flexible management structure designed to manage a large and growing portfolio of radio stations throughout the United States. Initially, the station portfolio has been organized into three regions, the Northeast, the Southeast and the West, each of which is managed by regional executives in conjunction with general managers in each of the Company's markets.

                               STATION PORTFOLIO

       In October 1996, the Company consummated its first acquisition when it purchased Commodore (the "Commodore Acquisition"). Since such time, the Company has consummated the purchase of (i) Osborn in February 1997 (the "Osborn Acquisition"), (ii) substantially all of the assets of EZY Com, Inc. ("EZY"), City Broadcasting Co.,

Inc. ("City") and Roper Broadcasting, Inc. ("Roper" and, collectively, with EZY and City, "Space Coast") in April 1997 (collectively, the "Space Coast Acquisitions") and (iii) Benchmark Communications Radio Limited Partnership, L.P. and certain of its subsidiary partnerships (collectively, "Benchmark") in June 1997 (the "Benchmark Acquisition"). On a pro forma basis after giving effect to such acquisitions as if they had occurred on January 1, 1996, the
Company would have had net revenue and broadcast cash flow of $    million and
$    million, respectively, for the year ended December 31, 1996.

       The Company has agreed, subject to various conditions, to acquire 32 additional radio stations ( 22 FM and 10 AM) in seven separate transactions. Upon completion of the Pending Acquisitions, the Company's portfolio will include a total of 121 stations located in 31 mid-sized markets in the United States. On a pro forma basis after giving effect to the Pending Acquisitions as if they had occurred on January 1, 1996, the Company would have had net
revenue and broadcast cash flow of $    million and $    million,
respectively, for the year ended December 31, 1996.


                                                  COMPANY     COMPANY   COMPANY
                                                  STATIONS    REVENUE  AUDIENCE
                                        MSA      ----------    SHARE     SHARE
       MARKET(1)                       RANK      FM      AM     RANK     RANK     SOURCE COMPANY
       ---------                       ----      --      --   -------  --------   --------------
NORTHEAST REGION
 Allentown-Bethlehem, PA ............    64       2       2       1         1        Commodore
 Melbourne-Titusville-Cocoa, FL .....    96       3       2       1         1       Space Coast
 Fairfield County, CT ...............   112       3       3       2         2        Commodore
 Ft. Pierce-Stuart-Vero Beach, FL ...   121       5       1       1         1        Commodore
 Huntington, WV-Ashland, KY .........   139       5       5       1         1        Commodore
 Salisbury-Ocean City, MD ...........   153       2      --       3         4        Benchmark
 Dover, DE ..........................    NA       2       1       1         1        Benchmark
 Wilmington, DE .....................    NA       1       1       2         2        Commodore
 Westchester-Putnam Counties, NY ....    NA       3       2      NA         1        Commodore
                                                 --      --
       SUBTOTAL .....................            26      17

SOUTHEAST REGION
 Greenville, SC .....................    59       3       1       2         2        Benchmark
 Columbia, SC .......................    88       4       2       1         1   Benchmark/Emerald City
 Huntsville, AL .....................   114       1       2       1         1         Osborn
 Jackson, MS ........................   118       2       2       2         2        Benchmark
 Shreveport, LA .....................   126       1       1       2         3        Benchmark
 Montgomery, AL .....................   142       3      --       2         2        Benchmark
 Asheville, NC ......................   179       1       1       1         1         Osborn
 Tuscaloosa, AL .....................   212       2       1       1         1         Osborn
 Wheeling, WV .......................   213       5       2       1         1         Osborn
 Winchester, VA .....................   219       2       1       2         1        Benchmark
 Jackson, TN ........................   257       2       1       1         1         Osborn
 Roanoke, VA ........................    NA       4       1       2         1 Benchmark/Cavalier/WRIS
 Lynchburg, VA ......................    NA       3       1       1         1   Benchmark/Cavalier
 Statesville, NC ....................    NA       1       1      NA        NA        Benchmark
 Gadsden, AL ........................    NA       1       1      NA         1         Osborn
                                                 --      --
       SUBTOTAL .....................            35      18

WEST REGION
 Stockton, CA .......................    85       1       1       3         3    Community Pacific
 Des Moines, IA .....................    89       2       1       4         4    Community Pacific
 Madison, WI ........................   120       4       2       1         1         Madison
 Modesto, CA ........................   121       1       1       2         2    Community Pacific
 Anchorage, AK ......................   165       4       2       2         1 Community Pacific/COMCO
 Fairbanks, AK ......................    NA       2       1      NA         1          COMCO
 Yuma, AZ ...........................    NA       2       1      NA         1      Commonwealth
                                                 --      --
       SUBTOTAL .....................            16       9
                                                 --      --
       TOTAL ........................            77      44
                                                 ==      ==

---------------
NA     Information not available.

(1) See explanatory notes to this table beginning on page 44 of this Prospectus.

                              ACQUISITION STRATEGY

        The Company is the leading consolidator of radio stations in mid-sized markets throughout the United States. Management has achieved this position through the application of an acquisition strategy that it believes allows the Company to develop radio station clusters at attractive prices. First, the Company enters attractive new mid-sized markets by acquiring a leading station (or a group that owns a leading station) in such market. The Company then utilizes the initial acquisition as a platform to acquire additional stations which further enhance the Company's position in a given market. Management believes that once it has established operations in a market with an initial acquisition, it can acquire additional stations at reasonable prices and, by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial management experience, improve the operating performance and financial results of those stations.


                               OPERATING STRATEGY

        The Company's objective is to maximize the broadcast cash flow of each of its radio station clusters through the application of the following strategies:

        Enhance Revenue Growth through Multiple Station Ownership. Management believes that the ownership of multiple stations in a market allows the Company to coordinate its programming to appeal to a broad spectrum of listeners. Once the station cluster has been created, the Company can provide one-stop shopping to advertisers attempting to reach a wide range of demographic groups. Simplifying the buying of advertising time for customers encourages increased advertiser usage thereby enhancing the Company's revenue generating potential. Broad demographic coverage also allows the Company to compete more effectively against alternative media, such as newspaper and television, thus potentially increasing radio's share of the total advertising dollars spent in a given market.

        Create Low Cost Operating Structure. Management believes that it is less expensive to operate radio stations in mid-sized markets than in large markets for several reasons. First, because stations in mid-sized markets typically have less direct format competition, the Company is less reliant on expensive on-air talent and costly advertising and promotional campaigns to capture listeners. Second, the ownership of multiple stations within a market allows the Company to achieve substantial cost savings through the consolidation of facilities, management, sales and administrative personnel, operating resources (such as on-air talent, programming and music research) and through the reduction of redundant corporate expenses. Furthermore, management expects that the Company, as a result of the large size of its portfolio, combined with the consolidated purchasing power of the Hicks Muse portfolio companies, will be able to realize substantial economies of scale in such areas as national representation commissions, employee benefits, casualty insurance premiums, long distance telephone rates and other operating expenses. Finally, the incorporation of digital automation in certain markets allows the Company to operate radio stations at off-peak hours with minimal human involvement while improving the quality of programming.

        Utilize Sophisticated Operating Techniques. Following the acquisition of a station or station group, the Company seeks to capitalize on management's extensive large market operating experience by implementing sophisticated techniques such as advertising inventory management systems, sales training programs and in-depth music research studies which improve both the efficiency and profitability of its stations. Prior to the passage of the Telecom Act, management believes that many operators in mid-sized markets did not generate sufficient revenue to justify the incurrence of expenditures to develop these techniques.

        Provide Superior Customer Service. The Company believes that advertising customers in mid-sized markets typically do not have extensive resources to create and implement advertising campaigns. The Company provides many of its advertising customers with extensive advertising support which may include (i) assistance in structuring advertising and promotional campaigns,
(ii) creating and producing customer advertisements and (iii) analyzing the effectiveness of the customer's media programs. Management believes that this type of superior customer service attracts new customers to the Company and increases the loyalty of the Company's existing customers, thereby providing stability to the Company's revenue, often despite fluctuations in station ratings.

        Develop Decentralized Management Structure. The Company has developed experienced and highly motivated regional and local management teams, derived primarily from station groups acquired by the Company, and has decentralized decision-making so that these regional and local managers have the flexibility to develop operating cultures that capitalize on the unique qualities of each region and market. The Company also relies on local managers to source additional acquisition opportunities. In addition, in order to motivate regional management, the Company intends to link compensation to regional operating performance as well as the combined results of the Company.

                            OWNERSHIP AND MANAGEMENT

        In April 1996, Hicks Muse combined its financial expertise with the operating experience of R. Steven Hicks to form the Company. Mr. Hicks is a 30-year veteran of the radio broadcasting industry (including 18 years as a station owner) who has owned and operated or managed in excess of 150 radio stations in large and mid-sized markets throughout the United States. In addition, in 1993, Mr. Hicks co-founded SFX Broadcasting, Inc., a publicly traded company ("SFX"), for which he served as Chief Executive Officer for three years until his resignation in 1996.

        Hicks Muse is a private investment firm based in Dallas, New York, St. Louis and Mexico City that specializes in acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, affiliates of Hicks Muse have completed more than 70 transactions having a combined transaction value exceeding $19.0 billion. In 1994, an affiliate of Hicks Muse made its first major investment in the radio broadcasting industry when Hicks, Muse, Tate & Furst Equity Fund II, L.P. founded Chancellor Broadcasting Company ("Chancellor"), a company which owns and operates radio stations exclusively within the 40 largest MSAs in the United States and which, in the three years since its inception, has become one of the largest radio broadcasting companies in the United States.

        The Company has designed an organizational structure to effectively manage its existing station portfolio as well as to accommodate future in-market or group acquisitions. Each of the Company's existing and future operating regions is, or will be, headquartered within the region and staffed with a team of regional executives which manage, or will manage, the operations of that region's station portfolio. A chief executive officer and/or a chief operating officer of each region oversees the regional and general managers of the stations within a particular region. In addition, a controller in each region directly oversees the business managers of the stations within a region. Each regional operating executive reports directly to R. Steven Hicks, while each regional controller reports to the Company's chief financial officer. In assembling each of the existing regional management teams, the Company has sought to retain the senior management of some of the station groups that it has acquired so as to (i) retain and capitalize on the local market experience and knowledge of these experienced executives and (ii) foster a culture that is consistent with the unique attributes of each of the local markets acquired. Furthermore, the Company believes that each of its regional executives possesses considerable knowledge of its region's competitors and is therefore well situated to identify strategic acquisition candidates.

        R. Steven Hicks, the President and Chief Executive Officer of the Company, has invested $3.1 million in Class C Common Stock (as defined). Certain other members of the Company's management, including certain of the Company's regional executives, have invested an additional $6.1 million in Class A Common Stock (as defined). The Company's regional executive management teams will be compensated based upon the financial performance of their respective regions and the Company as a whole with such compensation to be awarded in the form of cash bonuses and stock options. Management believes that the ownership interests of management and this compensation structure foster teamwork and the sharing of the best practices across regions to maximize the overall financial performance of the Company.

        Each of the Company's regional executives has extensive experience operating radio stations in mid-sized markets, as described below.

        Northeast Region. The chief executive officer of the Northeast Region is James T. Shea, Jr., the President (and former Chief Operating Officer) of Commodore. Mr. Shea has more than 20 years of experience in the radio broadcasting industry. Mr. Shea's operating knowledge and strong advertiser relationships helped Commodore become a leading radio group in each of its markets. Pro forma for the Pending Acquisitions, Mr. Shea will manage 43 stations in nine markets in the Northeast Region.

        Southeast Region. Frank D. Osborn, President and Chief Executive Officer of Osborn since its inception in 1984, is the chief executive officer of the Southeast Region. Mr. Osborn brings more than 19 years of radio industry experience to the Company, including prior positions as Senior Vice President of Price Communications, Vice President of Finance and Administration at NBC Radio and General Manager of WYNY-FM in New York City. Mr. Osborn has been successful in developing leading station clusters in each of Osborn's markets. The Company intends to hire a chief operating officer for the Southeast Region, who will assist Mr. Osborn in overseeing the operations of the radio stations in the region. Pro forma for the Pending Acquisitions, the Southeast Region will include 53 stations in 15 markets.

        West Region. The West Region will be managed by two radio executives, David J. Benjamin III and Claude C. Turner (also known as Dex Allen), with an aggregate of 52 years of experience in the radio broadcasting industry. Mr. Benjamin, the current President and Chief Executive Officer of Community Pacific Broadcasting Company L.P. ("Community Pacific"), will serve as the chief executive officer of the West Region upon consummation of the Community Pacific Acquisition. Mr. Allen has served as the managing member of Commonwealth Broadcasting of Arizona, L.L.C. ("Commonwealth") since 1984 and is expected to continue to serve in such position until the consummation of the Commonwealth Acquisition (as defined). Mr. Allen became the president and chief operating officer of the West Region effective January 1, 1997. Pro forma for the Pending Acquisitions, the West Region will include 25 stations in seven markets.


                            THE PENDING ACQUISITIONS

        The Company has agreed, subject to various conditions, to acquire (i) in the Southeast Region, substantially all of the assets of Emerald City Radio Partners, L.P. ("Emerald City"), WRIS, Inc. ("WRIS"), and Cavalier Communications, L.P. ("Cavalier"), and (ii) in the West Region, substantially all of the assets of COMCO Broadcasting, Inc. ("COMCO"), Commonwealth, The Madison Radio Group ("Madison") and Community Pacific. After consummation of the Pending Acquisitions, the Company will own and operate or provide services to a total of 121 radio stations.

                           COMPANY
                          STATIONS
                        ------------                         EXPECTED
COMPANY                 FM        AM      REGION            CLOSING DATE
-------                 --        --      ------            ------------
Emerald City ........    1        --     Southeast          July 1997
WRIS ................    1        --     Southeast          August 1997
Cavalier ............    4         1     Southeast          October 1997
COMCO ...............    4         2       West             October 1997
Commonwealth ........    2         1       West             October 1997
Madison .............    4         2       West             October 1997
Community Pacific ...    6         4       West             November 1997
                       ---       ---
   Total ............   22        10
                       ===       ===

        Consummation of each of the Pending Acquisitions is subject to numerous conditions, including approval of the FCC and, where applicable, satisfaction of any requirements and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Accordingly, the actual date of consummation of each of the Pending Acquisitions may vary from the anticipated closing dates. For further information concerning the Pending Acquisitions, see "Risk Factors -- Risks of Acquisition Strategy," "Business" and "The Pending Acquisitions."

                               THE EXCHANGE OFFER

        The Exchange Offer applies to the $277.0 million aggregate principal amount at maturity of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the offer and sale of the New Notes has been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture pursuant to which the Old Notes were issued (the "Indenture"). See "Description of New Notes."

The Exchange Offer ....................   $1,000 principal amount at maturity
                                          of New Notes in exchange for each
                                          $1,000 principal amount at maturity
                                          of Old Notes.  As of the date hereof,
                                          Old Notes representing $277.0 million
                                          aggregate principal amount at
                                          maturity were outstanding.  The terms
                                          of the New Notes and the Old Notes
                                          are substantially identical.

                                          Based on an interpretation by the
                                          staff of the Securities and Exchange
                                          Commission (the "Commission") set
                                          forth in no-action letters issued to
                                          third parties unrelated to the
                                          Company, the Company believes that,
                                          with the exceptions discussed herein,
                                          New Notes issued pursuant to the
                                          Exchange Offer in exchange for Old
                                          Notes may be offered for resale,
                                          resold and otherwise transferred by
                                          any person receiving the New Notes,
                                          whether or not that person is the
                                          holder (other than any such holder or
                                          such other person that is an
                                          "affiliate" of the Company within the
                                          meaning of Rule 405 under the
                                          Securities Act), without compliance
                                          with the registration and prospectus
                                          delivery provisions of the Securities
                                          Act, provided that (i) the New Notes
                                          are acquired in the ordinary course
                                          of business of that holder or such
                                          other person, (ii) neither the holder
                                          nor such other person is engaging in
                                          or intends to engage in a
                                          distribution of the New Notes, and
                                          (iii) neither the holder nor such
                                          other person has an arrangement or
                                          understanding with any person to
                                          participate in the distribution of
                                          the New Notes.  However, the Company
                                          has not sought, and does not intend
                                          to seek, its own no-action letter,
                                          and there can be no assurance that
                                          the Commission's staff would make a
                                          similar determination with respect to
                                          the Exchange Offer.  See "The
                                          Exchange Offer -- Purpose and
                                          Effect."  Each broker-dealer that
                                          receives New Notes for its own
                                          account in exchange for Old Notes,
                                          where those Old Notes were acquired
                                          by the broker-dealer as a result of
                                          its market-making activities or other
                                          trading activities, must acknowledge
                                          that it will deliver a prospectus in
                                          connection with any resale of those
                                          New Notes.  See "Plan of
                                          Distribution."

Registration Rights Agreement .........   The Old Notes were sold by the
                                          Company on February 20, 1997 in a
                                          private placement.  In connection
                                          with the sale, the Company entered
                                          into a Registration Rights Agreement
                                          (the "Registration Rights Agreement")
                                          with BT Securities Corporation, the
                                          initial purchaser of the Old Notes
                                          (the "Initial Purchaser"), providing
                                          for the Exchange Offer.  See "The
                                          Exchange Offer -- Purpose and
                                          Effect."

Expiration Date .......................   The Exchange Offer will expire at
                                          5:00 P.M., New York City time,
                                          _____________, 1997, or such later
                                          date and time to which it is
                                          extended.

Withdrawal Rights .....................   The tender of Old Notes pursuant to
                                          the Exchange Offer may be withdrawn
                                          at any time prior to 5:00 p.m., New
                                          York City time, on the Expiration
                                          Date.  Any Old Notes not accepted for
                                          exchange for any reason will be
                                          returned without expense to the
                                          tendering holder thereof as promptly
                                          as practicable after the expiration
                                          or termination of the Exchange Offer.

Conditions to the Exchange Offer ......   The Exchange Offer is subject to
                                          certain customary conditions, certain
                                          of
                                          which may be waived by the Company.
                                          See "The Exchange Offer --
                                          Conditions.

Procedures for Tendering Old Notes ...    Each holder of Old Notes wishing to
                                          accept the Exchange Offer must
                                          complete, sign and date the Letter of
                                          Transmittal, or a copy thereof, in
                                          accordance with the instructions
                                          contained herein and therein, and
                                          mail or otherwise deliver the Letter
                                          of Transmittal, or the copy, together
                                          with the Old Notes and any other
                                          required documentation, to the
                                          Exchange Agent at the address set
                                          forth herein.  Persons holding Old
                                          Notes through the Depository Trust
                                          Company (the "DTC") and wishing to
                                          accept the Exchange Offer must do so
                                          pursuant to the DTC's Automated
                                          Tender Offer Program, by which each
                                          tendering Participant (as defined)
                                          will agree to be bound by the Letter
                                          of Transmittal.  By executing or
                                          agreeing to be bound by the Letter of
                                          Transmittal, each holder will
                                          represent to the Company that, among
                                          other things, (i) any Exchange Notes
                                          to be received by it will be acquired
                                          in the ordinary course of its
                                          business, (ii) it has no arrangement
                                          with any person to participate in the
                                          distribution of the Exchange Notes
                                          and (iii) it is not an "affiliate,"
                                          as defined in Rule 405 of the
                                          Securities Act, of the Company, or if
                                          it is an affiliate, it will comply
                                          with the registration and prospectus
                                          delivery requirements of the
                                          Securities Act to the extent
                                          applicable.  If the holder is not a
                                          broker-dealer, it will be required to
                                          represent that it is not engaged in,
                                          and does not intend to engage in, the
                                          distribution of the Exchange Notes.
                                          If the holder is a broker-dealer that
                                          will receive Exchange Notes for its
                                          own account in exchange for Notes
                                          that were acquired as a result of
                                          market-making activities or other
                                          trading activities, it will be
                                          required to acknowledge that it will
                                          deliver a prospectus in connection
                                          with any resale of such Exchange
                                          Notes.

                                          Pursuant to the Registration Rights
                                          Agreement, the Company is required to
                                          file a registration statement for a
                                          continuous offering pursuant to Rule
                                          415 under the Securities Act in
                                          respect of the Old Notes if existing
                                          Commission interpretations are
                                          changed such that the New Notes
                                          received by holders in the Exchange
                                          Offer are not or would not be, upon
                                          receipt, transferable by each such
                                          holder (other than an affiliate of
                                          the Company) without restriction
                                          under the Securities Act.  See "The
                                          Exchange Offer -- Purpose and Effect.

Acceptance of Old Notes and
 Delivery of New Notes ...............    The Company will accept for exchange
                                          any and all Old Notes which are
                                          properly tendered in the Exchange
                                          Offer prior to 5:00 p.m., New York
                                          City time, on the Expiration Date.
                                          The New Notes issued pursuant to the
                                          Exchange Offer will be delivered
                                          promptly following the Expiration
                                          Date.  See "The Exchange Offer --
                                          Terms on the Exchange Offer."

Exchange Agent.........................   U.S. Trust Company of Texas, N.A., is
                                          serving as Exchange Agent in
                                          connection with the Exchange Offer.

Federal Income Tax Considerations .....   The exchange pursuant to the Exchange
                                          Offer will not be a taxable event for
                                          federal income tax purposes.  See
                                          "Certain United States Federal Income
                                          Tax Considerations."

Effect of Not Tendering ...............   Old Notes that are not tendered or
                                          that are tendered but not accepted
                                          will, following the completion of the
                                          Exchange Offer, continue to be
                                          subject to the existing restrictions
                                          upon transfer thereof.  The Company
                                          will have no further obligation to
                                          provide for the registration under
                                          the Securities Act of such Old Notes.

                             TERMS OF THE NEW NOTES


Securities Offered ....................   $277.0 million aggregate principal
                                          amount at maturity of 12 3/4% Senior
                                          Discount Notes due 2009.

Maturity Date .........................   February 1, 2009.

Interest Rate and Payment Dates .......   Interest will not accrue or be
                                          payable on the New Notes prior to
                                          February 1, 2002. Thereafter interest
                                          will accrue at a rate of 12 3/4% per
                                          annum and will be payable
                                          semiannually on each February 1 and
                                          August 1, commencing August 1, 2002.

Optional Redemption ...................   The New Notes will be redeemable at
                                          the option of the Company, in whole
                                          or in part, at any time and from time
                                          to time on or after February 1, 2002
                                          at the redemption prices set forth
                                          herein, plus, without duplication,
                                          accrued and unpaid interest to the
                                          redemption date. In addition, prior
                                          to February 1, 2001, the Company, at
                                          its option, may use the net cash
                                          proceeds of one or more Public Equity
                                          Offerings or Major Asset Sales to
                                          redeem up to 25% of the aggregate
                                          principal amount at maturity of the
                                          New Notes at a redemption price of
                                          112.75%; provided, however,  that
                                          after any such redemption, there is
                                          outstanding at least 75% of the
                                          original aggregate principal amount
                                          at maturity of the New Notes. See
                                          "Description of New Notes -- Optional
                                          Redemption."

Ranking ...............................   The New Notes will be general
                                          unsecured senior obligations of the
                                          Company ranking senior in right of
                                          payment to all existing and future
                                          subordinated Indebtedness of the
                                          Company and pari passu in right of
                                          payment with all other senior
                                          indebtedness of the Company. The New
                                          Notes will be effectively
                                          subordinated to all Indebtedness of
                                          the Company's subsidiaries.  As of
                                          December 31, 1996, on a pro forma
                                          basis after giving effect to the
                                          following acquisitions and their
                                          related financing, including the
                                          Offering, and the application of the
                                          net proceeds therefrom (i) the
                                          Transactions and (ii) all
                                          acquisitions and dispositions
                                          completed by Commodore, Osborn,
                                          Benchmark, and the entities to be
                                          acquired by the Company in the Other
                                          Acquisitions from January 1, 1996
                                          through the date of their acquisition
                                          by the Company, there would have been
                                          no Indebtedness of the Company other
                                          than the Notes, the guarantee of
                                          Commodore's New Credit Facility and
                                          approximately $        million of
                                          Indebtedness of the Company's
                                          subsidiaries outstanding.  As of
                                                        , 1997, there was
                                          $         million of indebtedness
                                          outstanding under Commodore's New
                                          Credit Facility. The Company's
                                          guarantee of such Indebtedness would
                                          constitute Indebtedness that is pari
                                          passu with the New Notes.

Change of Control .....................   Prior to February 1, 2002, upon the
                                          occurrence of a Change of Control,
                                          the Company will have the option to
                                          redeem the New Notes in whole but not
                                          in part at a redemption price equal
                                          to 100% of the Accreted Value thereof
                                          plus the Applicable Premium. If a
                                          Change of Control occurs after
                                          February 1, 2002 or if the Company
                                          does not redeem the New Notes as
                                          provided in the immediately preceding
                                          sentence, each holder of the New
                                          Notes will have the option to require
                                          the Company to redeem all or a
                                          portion of such holder's New Notes at
                                          a purchase price equal to (i) 101% of
                                          the Accreted Value thereof on the
                                          Change of Control Payment Date if the
                                          Change of Control Payment Date is on
                                          or before February 1, 2002 and (ii)
                                          101% of the principal amount at
                                          maturity, plus accrued and unpaid
                                          interest, if any, thereon to the
                                          purchase date if the Change of
                                          Control

                                          Payment Date is after February 1,
                                          2002. There can be no assurance that
                                          the Company will have the financial
                                          resources necessary to repurchase the
                                          Notes upon a Change of Control or
                                          that the Company would be able to
                                          obtain financing for such purpose on
                                          favorable terms, if at all. A Change
                                          of Control would result in a default
                                          under the New Credit Facility. In
                                          addition, the Commodore Indenture (as
                                          defined) has provisions relating to a
                                          change of control of Commodore that
                                          would require the repurchase of the
                                          Commodore Notes (as defined). See
                                          "Risk Factors -- Change of Control,"
                                          "Description of Other Indebtedness"
                                          and "Description of New Notes --
                                          Change of Control."

Original Issue Discount ...............   For federal income tax purposes, the
                                          New Notes will be treated as having
                                          been issued with "original issue
                                          discount" equal to the difference
                                          between the issue price of the New
                                          Notes and the stated redemption price
                                          at maturity. Each holder of a New
                                          Note will be required to include in
                                          gross income for federal income tax
                                          purposes a portion of such original
                                          issue discount in advance of receipt
                                          of cash payments on the New Notes to
                                          which the income is attributable,
                                          even though no cash payments will be
                                          received until February 1, 2002. See
                                          "Risk Factors -- Original Issue
                                          Discount" and "Certain Federal Income
                                          Tax Considerations."

Certain Restrictive Provisions ........   The Indenture contains restrictive
                                          provisions that, among other things,
                                          limits the ability of the Company and
                                          its subsidiaries to incur additional
                                          Indebtedness, pay dividends or make
                                          certain other restricted payments,
                                          sell or swap assets, enter into
                                          certain transactions with affiliates
                                          or merge or consolidate with or sell
                                          all or substantially all of their
                                          assets to any other person.


                                  THE OFFERING

         On April 16, 1997, Capstar filed with the Commission a registration statement on Form S-1 with respect to Capstar's proposed initial public offering of $100 million of Capstar's Class A Common Stock (the "Offering"). The net proceeds from the proposed sale will be used by Capstar to repay an estimated $90.0 million (including accrued and unpaid interest) in bank indebtedness under the New Credit Facility incurred in connection with the Benchmark Acquisition.


                              THE RECAPITALIZATION

         The information provided in this Prospectus gives effect to a 1 for 10 reverse stock split of Capstar's Class A Common Stock and Class B Common Stock (as defined) and the exchange by R. Steven Hicks and Capstar L.P. of their respective shares of Class A Common Stock for an equal number of shares of Class C Common Stock (collectively, the "Recapitalization"), all of which will occur prior to the Offering.


                                  RISK FACTORS

         See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                       SUMMARY HISTORICAL FINANCIAL DATA

         The following table presents summary historical financial data of the Company and its predecessor, Commodore, for financial reporting purposes, for the periods indicated. The following financial information should be read in conjunction with the Financial Statements of the Company and Commodore and the related notes included elsewhere in this Prospectus.

                                                                      COMMODORE                                     THE COMPANY
                                           -----------------------------------------------------------------  ||--------------------
                                                          YEARS ENDED DECEMBER 31,                            ||
                                           ----------------------------------------------   JANUARY 1, 1996 - || OCTOBER 17, 1996 -
                                             1992         1993        1994         1995    OCTOBER 16, 1996(1)||DECEMBER 31, 1996(2)
                                           --------     --------    --------     --------  -------------------||--------------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) ||
                                                                                                              ||
OPERATING DATA:                                                                                               ||
  Net revenue ..........................   $ 17,961     $ 19,798    $ 26,225     $ 30,795        $  31,957    ||      $   10,303
  Station operating expenses ...........     12,713       13,509      16,483       19,033           21,291    ||           6,283
  Depreciation and amortization ........      1,676        1,129       2,145        1,926            2,158    ||           1,331
  Corporate expenses ...................      1,602        2,531       2,110        2,051            1,757    ||             601
  Other operating expenses(3) ..........         --        1,496       2,180        2,007           13,834    ||             744
  Operating income (loss) ..............      1,970        1,133       3,307        5,778           (7,083)   ||           1,344
  Interest expense .....................      4,614        4,366       3,152        7,806            8,861    ||           5,035
  Net loss .............................     (2,580)      (3,782)       (527)      (2,240)         (17,836)   ||          (3,756)
                                                                                                              ||
OTHER DATA:                                                                                                   ||
  Broadcast cash flow(4) ...............   $  5,248     $  6,289    $  9,742     $ 11,762        $  10,666    ||      $    4,020
  Broadcast cash flow margin(4) ........       29.2%        31.8%       37.1%        38.2%            33.4%   ||            39.0%
  EBITDA(5) ............................   $  3,646     $  3,758    $  7,632     $  9,711        $   8,909    ||      $    3,419
  Cash flows related to:                                                                                      ||
    Operating activities ...............       (406)         477       4,061        1,245            1,990    ||             (49)
    Investing activities ...............       (458)     (10,013)        (50)      (4,408)         (34,358)   ||        (127,372)
    Financing activities ...............        951        9,377      (2,855)      12,013           26,724    ||         132,449
  Capital expenditures .................        371          333         623          321              449    ||             808
  Deficiency of earnings to fixed                                                                             ||
    charges(6) .........................      2,998        3,743         918        1,908           18,063    ||           3,756
  Pro forma loss per common share(7) ...                                                                      ||      $    (0.40)
  Weighted average number of shares                                                                           ||
    outstanding(7) .....................                                                                      ||       9,369,184
                                                                                                              ||
BALANCE SHEET DATA (END OF PERIOD):                                                                           ||
  Working capital, excluding current                                                                          ||
    portion of long-term debt ...........................................................................     ||      $    8,553
  Intangible and other assets, net ......................................................................     ||         208,555
  Total assets ..........................................................................................     ||         238,568
  Long-term debt, including current portion .............................................................     ||         139,512
  Total stockholders' equity ............................................................................     ||          91,143

---------------------
(1) The historical financial data set forth includes the results of operations of Commodore through October 16, 1996, the date of the Commodore Acquisition.

(2) The historical financial data set forth for the Company includes the balance sheet data and results of operations of Commodore from its date of acquisition on October 16, 1996.

(3) Other operating expenses consist of separation compensation in 1993 and long-term incentive compensation under restructured employment agreements with Commodore's former President and Chief Executive Officer and its former Chief Operating Officer in 1994 and 1995. In the period ended October 16, 1996, it consists of merger related compensation charges in connection with the Company's acquisition of Commodore and in the period ended December 31, 1996, it includes compensation charges in connection with certain warrants issued to the President and Chief Executive Officer of the Company. Such expenses are non-cash and/or are not expected to recur.

(4) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other operating expenses. See "Glossary of Certain Terms and Market and Industry Data."

(5) EBITDA consists of operating income before depreciation, amortization and other operating expenses. See "Glossary of Certain Terms and Market and Industry Data."

(6) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

(7) Reflects the effect of the Recapitalization on the number of shares outstanding.

                        SUMMARY PRO FORMA FINANCIAL DATA


         The following table presents summary pro forma financial data of the Company as of and for the year ended December 31, 1996. The pro forma summary operating data reflects adjustments to the summary historical financial data of the Company and its predecessor, Commodore, to illustrate the effects of the following acquisitions and their related financing, including the Offering and the Exchange Offer, as if each had occurred on January 1, 1996: (i) the Commodore Acquisition; (ii) the Osborn Transactions; (iii) the Benchmark Acquisition; (iv) the Other Acquisitions; and (v) all acquisitions and dispositions completed by Commodore, Osborn, Benchmark, and the entities to be acquired by the Company in the Other Acquisitions, from January 1, 1996 through the date of acquisition of such entities by the Company. The pro forma balance sheet data at December 31, 1996 have been prepared as if any such transaction not completed by December 31, 1996 occurred on that date. The summary pro forma financial data are not necessarily indicative of either future results of operations or the results that would have occurred if those transactions had been consummated on the indicated date. The following financial information should be read in conjunction with the Financial Statements of the Company, Commodore, Osborn, Benchmark and the Other Acquisitions and the Pro Forma Financial Information and, in each case, the related notes included elsewhere in this Prospectus.

                                                                      PRO FORMA
                                                                --------------------
                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1996
                                                                --------------------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
OPERATING DATA:
    Net revenue .................................................      $145,863
    Station operating expenses ..................................       103,255
    Depreciation and amortization ...............................        22,492
    Corporate expenses ..........................................         7,361
    Other operating expenses ....................................           987
    Operating income ............................................        11,768
    Interest expense ............................................        53,130
    Net loss ....................................................       (18,583)
OTHER DATA:
    Broadcast cash flow(1) ......................................      $ 42,608(2)
    Broadcast cash flow margin(1) ...............................          29.2%
    EBITDA(3) ...................................................      $ 35,247(2)
    Deficiency of earnings to fixed charges(4)...................        18,583
    Capital expenditures ........................................         3,000
BALANCE SHEET DATA (AT END OF PERIOD):
    Working capital, excluding current portion of long-term debt       $ 29,427
    Intangible and other assets, net ............................       555,593
    Total assets ................................................       684,576
    Long-term debt, including current portion ...................       403,681
    Total stockholders' equity ..................................       239,329

--------------------

(1) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expense and other operating expenses. See "Glossary of Certain Terms and Market and Industry Data."

(2) The pro forma financial results exclude the effects of cost savings resulting from (i) the Commodore Acquisition, (ii) the Osborn Transactions,
    (iii) the Benchmark Acquisition, and (iv) the Other Acquisitions (collectively, the "Transactions"). On a pro forma basis, assuming the consummation of the Transactions, including related cost savings as if they had occurred on January 1, 1996, broadcast cash flow and EBITDA would have been $____ million and $____ million, respectively, for the year ended December 31, 1996. The Company expects to realize approximately $____ million of cost savings resulting from the elimination of redundant operating expenses arising from the Transactions, including elimination of certain management positions, the consolidation of facilities and new rates associated with revised vendor contracts. In addition, the Company expects to realize approximately $_______ of cost savings, on a pro forma basis, resulting from the elimination of certain corporate overhead functions, net of increased costs associated with the implementation of the Company's corporate management structure. Corporate cost savings reflect the expected level of annual corporate expenditures arising from the Transactions. The Company anticipates that corporate expenses will increase upon consummation of additional acquisitions. There can be no assurances that any operating or corporate cost savings will be achieved.

(3) EBITDA consists of operating income before depreciation, amortization and other operating expenses. See "Glossary of Certain Terms and Market and Industry Data."

(4) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                                  RISK FACTORS

        This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including without limitation the risks described in "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, expected, planned, intended, estimated, projected or otherwise indicated. Investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before exchanging the Old Notes for New Notes.

RISKS OF ACQUISITION STRATEGY

        The Company intends to pursue growth through the acquisition of radio broadcasting companies, radio station groups and individual radio stations in mid-sized markets. The Company cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisitions would be. The Company is currently evaluating certain acquisitions; however, other than as described in "The Pending Acquisitions," the Company currently has no binding commitments to acquire any specific business or other material assets. The Company must obtain additional financing to consummate the Pending Acquisitions and there can be no assurance that such financing will be available to the Company on terms acceptable to its management or at all. Consummation of the Pending Acquisitions is subject to various conditions, including FCC and other regulatory approval. No assurances can be given that such transactions will be consummated or that, if completed, they will be successful. The Company's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance that the Company's management will be able to manage effectively the resulting business or that such acquisitions will benefit the Company. Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise additional financing in addition to the financing necessary to consummate the Pending Acquisitions. There can be no assurance that the Indenture, the credit facility under which Commodore will be the borrower (the "New Credit Facility"), the indenture to which Commodore is a party (the "Commodore Indenture") or any other loan agreements to which the Company may become a party will permit such additional financing or that such additional financing will be available to the Company on terms acceptable to its management or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

        R. Steven Hicks is a party to a noncompetition agreement with SFX, which, among other things, prohibits Mr. Hicks, the Company and any affiliate of Hicks Muse in which Mr. Hicks has an ownership interest or to which Mr. Hicks acts as an advisor from competing with, owning any direct or indirect interest in or providing any services to any person which is in the business of owning or operating one or more radio stations licensed or having a transmitter site within any county in the MSA of certain specified SFX markets in various states. Until its termination on October 31, 1997, Mr. Hicks' noncompetition agreement with SFX will limit the Company's ability to enter the markets identified in the noncompetition agreement. [Benchmark, prior to the Benchmark Acquisition, owned and operated eight radio stations in the Greenville, South Carolina and Jackson, Mississippi markets, which are located in prohibited markets under the noncompetition agreement. Prior to the Benchmark Acquisition, the Company assigned its right to acquire such radio stations to another company in which neither Mr. Hicks nor the Company has an ownership interest or acts as an advisor. Management expects that such other company will transfer the radio stations to the Company after the noncompetition agreement has terminated, although no assurances can be given that the Company will ever own and operate such radio stations.] [Explanatory Note: Resolution of the bracketed disclosure is pending.]

LIMITED OPERATING HISTORY; HISTORY OF NET LOSSES; MANAGEMENT OF GROWTH

        The Company began operations in October 1996 and, consequently, has a limited operating history upon which investors may base their evaluation of the Company's performance. The Company has grown very rapidly, through acquisitions, which will place significant demands on its administrative, operational and financial resources. The Company had a net loss of $3.8 million for period October 17, 1996 through December 31, 1996 and Commodore, the Company's predecessor, had a net loss for the period January 1, 1996 through October 16, 1996, and for each of the four years ended December 31, 1995, 1994, 1993 and 1992. There can be no assurance that the Company will become profitable. The Company's future performance and profitability will depend in part on its ability to make additional radio station acquisitions in mid-sized markets, to integrate successfully the operations and systems of acquired radio stations and radio groups, to hire additional personnel, and to implement necessary enhancements to its management systems to respond to changes in its business. The inability of the Company to do any of the foregoing could have a material adverse effect on the Company. See "Business."

SUBSTANTIAL LEVERAGE

        The Company has, and after giving effect to the Offering, the Pending Acquisitions and the financing thereof and the application of the net proceeds therefrom, will continue to have, consolidated indebtedness that is substantial in relation to its stockholders' equity. As of December 31, 1996, on a pro forma basis after giving effect to the following acquisitions and their related financing, including the Offering, and the application of the net proceeds therefrom, (i) the Transactions and (ii) all acquisitions and dispositions completed by Commodore, Osborn, Benchmark, and the entities to be acquired by the Company in the Other Acquisitions from January 1, 1996, through the date of their acquisition by the Company, the Company would have had outstanding, on a consolidated basis, long-term indebtedness (including current portions) of approximately $403.7 million and stockholders' equity of approximately $239.3 million. See "Capitalization." The Indenture limits the incurrence of additional indebtedness by the Company and its subsidiaries, and both the New Credit Facility and the Commodore Indenture limit the incurrence of additional indebtedness by the Company's subsidiaries, in each case subject to certain significant exceptions. See "Description of Other Indebtedness" and "Description of New Notes."

        The level of the Company's indebtedness could have several important consequences to the holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes;
(ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes may be impaired in the future; (iii) certain of the Company's borrowings will be at variable rates of interest (including any borrowings under the New Credit Facility), which will expose the Company to the risk of increased interest rates; (iv) the Company's leveraged position and the covenants contained in the New Credit Facility, the Commodore Indenture and the Indenture could limit the Company's ability to compete, expand and make capital improvements; (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions; and (vi) certain restrictive covenants contained in the Indenture, the Commodore Indenture and the New Credit Facility limit the ability of Capstar to pay dividends and make other distributions to its stockholders. See "Description of Other Indebtedness" and "Description of New Notes."

        The Company's ability to satisfy its debt obligations will depend upon its future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its debt service and other obligations in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to sell material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom or that such sales can be effected on terms satisfactory to the Company or at all. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Description of Other Indebtedness."

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF THE COMPANY'S SUBSIDIARIES

        The Company conducts its business through its subsidiaries and has no operations of its own. The sole operating assets of the Company are all of the shares of capital stock of Commodore, which in turn, directly or indirectly, owns the capital stock of the Company's other subsidiaries. Consequently, the Company's sole source of cash from which to make payments of interest on the Notes will be dividends distributed or other payments made to it by Commodore, and Commodore's sole source of cash will be dividends distributed or payments made to it by such other subsidiaries. The Commodore Indenture restricts Commodore's ability to pay dividends or make other restricted payments to the Company. Except as permitted under the Commodore Indenture, the Company's subsidiaries may not incur additional indebtedness.

Furthermore, Commodore and such other subsidiaries are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make any funds available for such payments. The ability of the Company's subsidiaries to make such funds available, whether through dividends or other distributions, will be subject to applicable corporate and other laws and regulations and to the terms of agreements to which such subsidiaries are or become subject. All of the Company's subsidiaries (other than Commodore) are guarantors of the 13 1/4% Senior Subordinated Notes due 2003 (the "Commodore Notes") issued under the Commodore Indenture and are guarantors under the New Credit Facility. Such subsidiaries also granted security interests in substantially all of their assets in which a security interest may lawfully be granted to secure their indebtedness under the New Credit Facility. As a result of these factors, the Notes are effectively subordinated to all liabilities of the Company's subsidiaries. As of December 31, 1996, after giving pro forma effect to the following acquisitions and their related financing, including the Offering, and the application of the net proceeds therefrom, (i) the Transactions and (ii) all acquisitions and dispositions completed by Commodore, Osborn, Benchmark, and the entities to be acquired by the Company in the Other Acquisitions from January 1, 1996, through the date of their acquisition by the Company, the total liabilities of the Company's subsidiaries would have been approximately $ million.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

        The Indenture, the Commodore Indenture and the New Credit Facility contain certain covenants that restrict, among other things, the ability of Commodore and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Commodore. The New Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility, the Indenture and/or the Commodore Indenture. In the event of an event of default under the New Credit Facility or the Commodore Indenture, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the New Credit Facility, if Commodore were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. If the New Credit Facility indebtedness were to be accelerated, there can be no assurance that the assets of Commodore would be sufficient to repay in full such indebtedness and the other indebtedness of Commodore and the indebtedness of the Company. See "Description of Other Indebtedness."

COMPETITION; BUSINESS RISKS

        Radio broadcasting is a highly competitive business. The Company's radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail. In addition, certain of the Company's stations compete, and in the future other of the Company's stations may compete, with groups of two or more stations operated by a single operator. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While the Company already competes with other stations with comparable programming formats in many of its markets, if another radio station in the market were to convert its programming format to a format similar to one of the Company's stations, if a new station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could require increased promotional and other expenses. The Telecom Act facilitates the entry of other radio broadcasting companies into the markets in which the Company operates or may operate in the future. Some of such companies may be larger and have more financial resources than the Company. Future operations are further subject to many variables which could have a material adverse effect upon the Company's financial performance. These variables include economic conditions, both generally and relative to the radio broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies, including the United States Department of Justice ("DOJ"), the Federal Trade Commission (the "FTC") and the FCC. Although the Company believes that substantially all of its radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, are positioned to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. See "Business -- Competition; Changes in the Broadcasting Industry."

        Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or the Company. See "Business -- Competition; Changes in the Broadcasting Industry."

CONTROL OF THE COMPANY; RESTRICTIONS ON CHANGE OF CONTROL

        Upon the consummation of the Offering, the purchasers of the Class A Common Stock offered in the Offering will own approximately ______% of the outstanding Class A Common Stock, representing approximately ______% of the total voting power of the outstanding Common Stock. R. Steven Hicks, Capstar's President, Chief Executive Officer and Chairman of the Board, and Capstar L.P. will hold all the outstanding Class C Common Stock, representing approximately ______% of the total voting power of the outstanding Common Stock. Affiliates of Hicks Muse will own 100% of the Class B Common Stock. See "Security Ownership of Certain Beneficial Owners" and "Description of Capital Stock."

        The outstanding Class C Common Stock is subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement." Hicks Muse is a party to the Affiliate Stockholders Agreement (as defined) that requires the parties to such agreement to vote their shares (i) in favor of election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates to fill the seats of the Classified Directors (as defined) and (ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as its Chairman of the Board, President and Chief Executive Officer. Accordingly, immediately after the consummation of the Offering, Thomas O. Hicks will be able to control the vote on all matters submitted to the vote of stockholders, and, therefore, will be able to direct the management and policies of the Company, except with respect to those matters requiring a class vote by applicable law and except that the holders of Class A Common Stock, voting as a separate class, will be entitled to elect two members of the Board of Directors of Capstar. Control by Thomas O. Hicks may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Capstar, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices. See "Security Ownership of Certain Beneficial Owners" and "Description of Capital Stock."

        The Communications Act and certain regulations of the FCC require the prior consent of the FCC to any change of control of the Company. See "-- Governmental Regulation of Broadcasting Industry" and "Business -- Federal Regulation of Radio Broadcasting."

CONFLICT OF INTEREST

        After the Offering, Thomas O. Hicks will control ___% of the voting power of the outstanding Common Stock. Thomas O. Hicks also controls approximately 90.1% of the voting power of GulfStar Communications, Inc. ("GulfStar"), a radio broadcasting company that owns and operates stations in mid-sized markets in Texas, Louisiana, Arkansas and New Mexico and is seeking to acquire additional radio stations in Texas and Louisiana. In addition, two of Capstar's four directors are also two of the four directors of GulfStar, and R. Steven Hicks, Capstar's Chairman of the Board and Chief Executive Officer, and Eric C. Neuman, an Executive Vice President of Capstar, also serve in the same positions with GulfStar. Accordingly, R. Steven Hicks and Eric C. Neuman will not expend all of their professional time on behalf of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners."

        Directors and executive officers of Capstar who are also directors and executive officers of GulfStar may have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and GulfStar, such as acquisitions, operations, financings and other corporate opportunities that may be suitable for both the Company and GulfStar. To the extent that such opportunities arise, such directors and executive officers may consult with their legal advisors and make determinations with respect to such opportunities after consideration of a number of factors, including whether such opportunities are presented to any such director or executive officer in his capacity as a director or executive officer of Capstar, whether such opportunities are consistent with the Company's strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, determinations may be made by Capstar's Board of Directors, when appropriate, by a vote of the disinterested directors only. No assurances can be given that such disinterested director approval will be sought or that any such conflicts will be resolved in favor of the Company.

        In November 1996, Capstar and GulfStar entered into a letter of intent to merge the two companies. Subsequent to execution of the letter of intent, the parties received early termination of the applicable waiting period with respect to the merger under the HSR Act. Thereafter, the parties terminated the letter of intent and ceased negotiations to consummate the merger. The Company is again considering a business combination with GulfStar, although no letter of intent or definitive agreement has been entered into. Such a business combination would be subject to, among other things, the Company and GulfStar reaching agreement on material terms and conditions, obtaining the FCC's approval of the transfer of control of broadcast licenses, and obtaining the approval of the advisory committee or limited partners of Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("HM Fund III"). See "Security Ownership of Certain Beneficial Owners." No assurances can be given that the Company and GulfStar will negotiate or enter into such an agreement, that such an agreement would contain terms and conditions favorable to the Company, that the advisory committee or limited partners of HM Fund III would approve a combination of the Company and GulfStar, that the FCC would approve the transfer of control of the broadcast licenses, or that such a combination would strengthen the Company's business, operations or financial position.

GOVERNMENTAL REGULATION OF BROADCASTING INDUSTRY

        The broadcasting industry is subject to extensive federal regulation that, among other things, requires approval by the FCC for the issuance, renewal, transfer of control and assignment of broadcasting station operating licenses and limits the number of broadcasting properties that the Company may acquire in any market. Additionally, the Communications Act and FCC rules impose limitations on alien ownership and voting of the capital stock of the Company. The Telecom Act creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the Telecom Act.

        In addition, the number of radio stations the Company may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals under FCC rules. Moreover, under the FCC's cross-interest policy, the FCC in certain instances may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company.

        The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The interests of the Company's officers, directors and majority stockholder are generally attributable to the Company. Certain of the Company's officers and directors have attributable broadcast interests, which will limit the number of radio stations that the Company may acquire or own in any market in which such officers or directors hold or acquire attributable broadcast interests.

        The Company's Restated Certificate of Incorporation restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC to prohibit ownership of more than 25.0% of the Company's outstanding capital stock, or more than 25.0% of the voting rights it represents, by or for the account of Aliens (as defined) or corporations otherwise subject to domination or control by Aliens. The Restated Certificate of Incorporation provides that shares of capital stock of the Company determined by the Company's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions of the Communications Act and the FCC rules and regulations.

        The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the Pending Acquisitions have not yet received FCC approval. There can be no assurance that the FCC will approve future acquisitions by the

Company (including the Pending Acquisitions). The consummation of certain acquisitions, including certain of the Pending Acquisitions, is also subject to applicable waiting periods and possible review by the DOJ or the FTC under the HSR Act. Since the passage of the Telecom Act, several radio broadcasting acquisitions, including the Benchmark Acquisition, have been the subject of "second requests" for additional information by federal authorities under the HSR Act. The second request with respect to the Benchmark Acquisition was resolved favorably to the Company. The Company understands that the DOJ is currently reviewing its internal guidelines for antitrust review of radio broadcasting acquisitions. See "Business -- Federal Regulation of Radio Broadcasting."

        The Company's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are ordinarily issued for a maximum term of eight years. Although it is rare for the FCC to deny a license renewal application, there can be no assurance that the future renewal applications of the Company will be approved or that such renewals will not include conditions or qualifications that could adversely affect the Company. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company. See "Business -- Federal Regulation of Radio Broadcasting."

DEPENDENCE ON KEY PERSONNEL

        The Company's business depends upon the continued efforts, abilities and expertise of its executive officers and other key employees, including R. Steven Hicks, Capstar's President, Chief Executive Officer and Chairman of the Board. The Company has employment agreements with several of its key employees, including R. Steven Hicks, Paul D. Stone, the Company's Executive Vice President and Chief Financial Officer, William S. Banowsky, Jr., the Company's Executive Vice President and General Counsel, James T. Shea, Jr., the chief executive officer of the Northeast Region, Frank D. Osborn, the chief executive officer of the Southeast Region and Dex Allen, the president and chief operating officer of the West Region. The Company will enter into an employment agreement with David
J. Benjamin, III who will serve as the chief executive officer of the West Region upon consummation of the Community Pacific Acquisition. The Company believes that the loss of any of these individuals could have a material adverse effect on the Company. See "Management."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF NOTES

        The Notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Notes prior to February 1, 2002, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Notes. Consequently, purchasers of Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Notes) and the issue price of the Notes.

        In the event a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

CHANGE OF CONTROL

        Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all outstanding Notes at a purchase price equal to (i) 101.0% of the Accreted Value thereof on the Change of Control Payment Date if the Change of Control Payment Date is on or before February 1, 2002 and (ii) 101.0% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the Change of Control Payment Date if the Change of Control Payment Date is after February 1, 2002. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Notes that the Company might be required to purchase. The Commodore Indenture provides that, upon a change of control (as therein defined) of Commodore, Commodore will be required to purchase all of the Commodore Notes then outstanding at a purchase price equal to

101.0% of their accreted value (as therein defined), plus accrued interest to the date of repurchase, in the case of such a purchase prior to May 1, 1998, and thereafter at a purchase price equal to 101.0% of the principal amount thereof, plus accrued interest to the date of repurchase. A Change of Control under the Indenture would in all likelihood also constitute a change of control under the Commodore Indenture and will constitute an event of default under the New Credit Facility. Commodore would be required to consummate such a purchase of the Commodore Notes and repay borrowings under the New Credit Facility prior to paying dividends or making other distributions to the Company to permit the Company to consummate such a purchase of the Notes. Moreover, as of the date of this Prospectus, after giving effect to the issuance of the Notes and the consummation of the Osborn Transactions and the Pending Acquisitions, the Company would not have sufficient funds available to purchase all of the outstanding Notes pursuant to a Change of Control Offer. In the event that the Company were required to purchase the Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. See "Description of Other Indebtedness" and "Description of New Notes." In such event, the Company may be unable to repurchase Notes tendered in response to a Change of Control Offer.

ABSENCE OF PUBLIC MARKET

        The Old Notes are designated for trading in the PORTAL market. There is no established trading market for the New Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes. If such a market were to exist, no assurance can be given as to the trading prices of the New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.


                                USE OF PROCEEDS

        There will be no cash proceeds to the Company from the Exchange Offer.

                                 CAPITALIZATION

        The following table sets forth the historical capitalization of the Company at December 31, 1996 ("Actual") and the unaudited pro forma capitalization of the Company, after giving effect to (i) the Osborn Transactions, the Benchmark Acquisition and the Exchange Offer ("Pro Forma Completed Transactions"), (ii) in addition to the foregoing, the Offering ("Pro Forma for the Offering"), (iii) in addition to the foregoing, the Other Acquisitions ("Pro Forma"), and (iv) in each case, the financing of each of the foregoing transactions, and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company, and its predecessor, Commodore, Osborn, Benchmark, Community Pacific, Madison, the Pro Forma Financial Information and, in each case, the related notes thereto included elsewhere in this Prospectus.

                                                                                   DECEMBER 31, 1996
                                                                    --------------------------------------------
                                                                               PRO FORMA     PRO FORMA
                                                                               COMPLETED      FOR THE
                                                                     ACTUAL  TRANSACTIONS    OFFERING  PRO FORMA
                                                                     ------  ------------    --------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Long-term debt (including current maturities):
  Commodore:
     Old Credit Facilities(1) .................................     $ 24,700   $     --     $     --   $     --
     New Credit Facility(2) ...................................           --    184,250       94,250    173,585
     13 1/4% Senior Subordinated Notes due 2003(3) ............       79,812     79,812       79,812     79,812
                                                                    --------   --------     --------   --------
        Total Commodore Long-term Debt ........................      104,512    264,062      174,062    253,397
  Capstar Broadcasting Partners, Inc.:
     Former Term Loan Facility(4) .............................       35,000         --           --         --
     The New Notes(5) .........................................           --    150,284      150,284    150,284
                                                                    --------   --------     --------   --------
     Total Long-term Debt .....................................      139,512    414,346      324,346    403,681
                                                                    --------   --------     --------   --------
  Stockholders' Equity:
     Class A Common Stock (150,000,000 shares authorized;
       94,155,000 shares issued and outstanding Actual; and
       ______ shares issued and outstanding Pro Forma) ........          942          5            5          5
     Class B Common Stock (50,000,000 shares authorized;
       no shares issued and outstanding Actual; and
       1,818,181 issued and outstanding shares Pro Forma) .....           --         18           18         18
     Class C Common Stock (50,000,000 shares authorized;
       no shares issued and outstanding Actual; and
       12,531,145 shares issued and outstanding Pro Forma) ....           --        125          125        125
     Paid-in Capital ..........................................       93,957    154,701      244,701    244,701
     Accumulated Deficit(6) ...................................       (3,756)    (5,520)      (5,520)    (5,520)
                                                                    --------   --------     --------   --------
     Total Stockholders' Equity(7) ............................       91,143    149,329      239,329    239,329
                                                                    --------   --------     --------   --------
     Total Capitalization .....................................     $230,655   $563,675     $563,675   $643,010
                                                                    ========   ========     ========   ========

-------------

(1) Refers to (i) Commodore's former credit facility (the "Former Credit Facility") with the AT&T Commercial Finance Corporation, the indebtedness under which was repaid in connection with the consummation of the Osborn Acquisition and the financing thereof, and
         (ii) Commodore's former credit facility with Bankers Trust Company, as administrative agent, dated as of February 20, 1997 (the "Refinanced Credit Facility"), which was refinanced with the New Credit Facility in connection with the consummation of the Benchmark Acquisition.

(2) [Explanatory note: The terms of the New Credit Facility will be provided by amendment to this Registration Statement.]

(3) The actual amount at December 31, 1996 of approximately $79.8 million includes an unamortized premium of $3.0 million. Commodore's 13 1/4% Senior Subordinated Notes due 2003 (the "Commodore Notes") are limited in aggregate principal amount to $76.8 million and bear interest at a rate of 13 1/4% per annum, of which only 7 1/2% is payable in cash up to May 1, 1998. On May 1, 1998 and thereafter, the Commodore Notes will bear cash interest at a rate of 13 1/4% per annum until maturity. The carrying value will increase through accretion until May 1998. Subsequently, the premium will amortize until the Commodore Notes are reduced to their face value of $76.8 million at maturity in 2003.

(4) Capstar's credit facility with Bankers Trust Company, as administrative agent, dated as of October 16, 1996 (the "Former Term Loan Facility"), was repaid in full in connection with the consummation of the Osborn Acquisition and the financing thereof.

(5) The New Notes will be issued for each $1,000 principal amount at maturity of the Old Notes of which an aggregate principal amount at maturity of $277.0 million is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the offer and sale of the New Notes has been registered under the Securities Act and the New Notes will not bear any legends restricting their transfer. The Old Notes were issued by Capstar at a substantial discount from their aggregate principal amount at maturity of $277.0 million in aggregate and generated gross proceeds to the Company of approximately $150.3 million. The Notes pay no cash interest until August 1, 2002. Accordingly, the carrying value will increase through accretion until August 1, 2002. Thereafter, interest will be payable semi-annually, in cash, on February 1 and August 1 of each year.

(6) In connection with the Benchmark Acquisition, Capstar issued $750,000 of Class C Common Stock to an affiliate of Hicks Muse in consideration for its agreement to purchase Fund III Acquisition Sub's indebtedness from the lender upon the occurrence of certain events, including, among other events, a default by the borrower. The issuance of Class C Common Stock in connection with such agreement to purchase was recorded as an extraordinary item in the period in which the Company consummated the Benchmark Acquisition. Had the Benchmark Acquisition been consummated at December 31, 1996, the Company would have recorded an extraordinary charge of approximately $750,000.

(7) The pro forma capitalization of the Company excludes certain equity investments made subsequent to December 31, 1996 which were not made in connection with the transactions given effect in the pro forma financial statements. These equity investments totaled $3.8 million.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the audited historical financial statements of the Company and Commodore (the Company's predecessor), Osborn, Benchmark, Community Pacific and Madison, and, in each case, the related notes included elsewhere in this Prospectus.

         The pro forma statement of operations for the year ended December 31, 1996 has been prepared to illustrate the effects of the following acquisitions and their related financing, including the Offering and the Exchange Offer, as if each had occurred on January 1, 1996: (i) the Commodore Acquisition, (ii) the Osborn Transactions, (iii) the Benchmark Acquisition, (iv) the Other Acquisitions, and (v) all acquisitions and dispositions completed by Commodore, Osborn, Benchmark, and the entities to be acquired by the Company in the Other Acquisitions, from January 1, 1996 through the date of their acquisition by the Company. The pro forma balance sheet as of December 31, 1996 has been prepared as if any such transaction not yet consummated on that date had occurred on that date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the financial statements and other financial information included elsewhere herein pertaining to the Company, Commodore, Osborn, Benchmark, Community Pacific and Madison, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated date.

         All acquisitions given effect in the Pro Forma Financial Information are accounted for using the purchase method of accounting. The aggregate purchase price of each such transaction is allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary for transactions to be closed after January 1, 1997. The final allocation of the purchase price is contingent upon the receipt of final appraisals of the acquired assets and the revision of other estimates; however, the allocation is not expected to differ materially from the preliminary allocation.

         For the purpose of the Pro Forma Financial Information, (i) "Commodore Combination" means the Commodore Acquisition and all acquisitions or dispositions completed by Commodore since January 1, 1996 through the date of the Commodore Acquisition, (ii) "Osborn Combination" means the Osborn Transactions and all acquisitions or dispositions completed by Osborn since January 1, 1996 through the date of the Osborn Acquisition, (iii) "Benchmark Combination" means the Benchmark Acquisition and all acquisitions or dispositions completed by Benchmark since January 1, 1996 through the date of the Benchmark Acquisition, and (iv) "Other Acquisitions" collectively refers to the Madison Acquisition and the Community Pacific Acquisition.

         As used in the Pro Forma Financial Information, (i) "The Company Combined" presents unaudited pro forma financial data for the Company, including its predecessor, Commodore, (ii) "Pro Forma Completed Transactions" gives effect to the Osborn Transactions, the Benchmark Acquisition and the acquisitions and dispositions of Osborn and Benchmark completed prior to the consummation of the Osborn Acquisition and the Benchmark Acquisition, respectively, and the financings thereof, and the Exchange Offer (iii) "Pro Forma for the Offering" gives effect to the foregoing transactions and the Offering, and (iv) "Pro Forma" gives effect to each of the foregoing transactions, the Other Acquisitions and the anticipated financing thereof.

         The following table presents a summary of the Pro Forma Financial Information included on the following pages.

                                                                                FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                     ---------------------------------------------------------
                                                                                        PRO FORMA        PRO FORMA
                                                                     THE COMPANY        COMPLETED         FOR THE
                                                                      COMBINED        TRANSACTIONS        OFFERING   PRO FORMA
                                                                      --------        ------------       ---------   ---------
                                                                                           (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenue .................................................       $  44,615        $ 125,617         $ 125,617   $ 145,863
  Station operating expenses ..................................          29,858           88,355            88,355     103,255
  Depreciation and amortization ...............................           3,489           20,121            20,121      22,492
  Corporate expenses ..........................................           2,358            6,422             6,422       7,361
  Other operating expenses ....................................          14,578              987               987         987
  Operating income (loss) .....................................          (5,668)           9,732             9,732      11,768
  Interest expense ............................................          13,896           53,302            42,502      53,130
  Net loss ....................................................         (21,521)         (20,849)          (10,049)    (18,583)
OTHER DATA:
  Broadcast cash flow (1) .....................................       $  14,757        $  37,262         $  37,262   $  42,608
  Broadcast cash flow margin (1) ..............................            33.1%            29.7%             29.7%       29.2%
  EBITDA (2) ..................................................       $  12,399        $  30,840         $  30,840   $  35,247
  Deficiency or earnings to fixed
     charges (3) ..............................................                        $  20,849         $  10,049   $  18,583


(1) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other operating expenses. See "Glossary of Certain Terms and Market and Industry Data."

(2) EBITDA consists of operating income before depreciation, amortization and other operating expenses. See "Glossary of Certain Terms and Market and Industry Data."

(3) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                            ADJUSTMENTS                 ADJUSTMENTS                    ADJUSTMENTS
                                              FOR THE                     FOR THE                        FOR THE
                                             COMMODORE                     OSBORN                       BENCHMARK
                                            COMBINATION                 COMBINATION                    COMBINATION
                                  THE         AND THE                     AND THE                        AND THE       PRO FORMA
                                COMPANY       RELATED       OSBORN        RELATED         BENCHMARK      RELATED       COMPLETED
                              COMBINED(A)    FINANCING   COMBINED(A)     FINANCING       COMBINED(A)    FINANCING     TRANSACTIONS
                              -----------   -----------  -----------    -----------      -----------   -----------    ------------
 Net revenue ...............   $ 44,615     $     --       $41,001        $     --         $40,001       $     --       $ 125,617
 Station operating expenses      29,858           --        30,466              --          28,031             --          88,355
 Depreciation and
 amortization ..............      3,489        3,657 (B)     4,626            1,928 (B)      5,559             862 (B)     20,121
 Corporate expenses ........      2,358           --         2,238              --           1,826             --           6,422
 Other operating expenses  .     14,578      (13,834)(C)       243              --              --             --             987
                               --------     --------       -------        --------         -------       --------       ---------

  Operating income (loss)  .     (5,668)      10,177         3,428          (1,928)          4,585           (862)          9,732
 Interest expense ..........     13,896        3,943 (D)     1,928           8,842 (F)       3,446         21,247 (G)      53,302
 Gain (loss) on sale of
 assets ....................         --           --        12,324              --           9,612             --          21,936
 Other (income) expense ....      1,824       (1,981)(C)       248              --            (876)            --            (785)
                               --------     --------       -------        --------         -------       --------       ---------

  Income (loss) before
    provision for income
    taxes ......                (21,388)       8,215        13,576         (10,770)         11,627        (22,109)        (20,849)
 Provision (benefit) for
  income taxes .............        133         (133)(E)     2,408          (2,408)(E)          --             --              --
                               --------     --------       -------        --------         -------       --------       ---------
 Net income (loss) .........   $(21,521)    $  8,348       $11,168        $ (8,362)        $11,627       $(22,109)      $ (20,849)
                               ========     ========       =======        ========         =======       ========       =========

 Deficiency of earnings to
 fixed charges(CC) .........                                                                                            $  20,849



           See Accompanying Notes to Pro Forma Financial Information.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     ADJUSTMENTS
                                                                                                       FOR THE
                                                                                                        OTHER
                                                                                                     ACQUISITIONS
                                            PRO FORMA     ADJUSTMENTS       PRO FORMA      OTHER       AND THE
                                            COMPLETED       FOR THE          FOR THE    ACQUISITIONS   RELATED
                                           TRANSACTIONS    OFFERING         OFFERING    COMBINED (I)  FINANCING      PRO FORMA
                                           ------------   -----------      ----------   ------------ ------------    ---------
Net revenue ...............................   $ 125,617    $    --         $ 125,617    $  20,246    $    --         $ 145,863
Station operating expenses ................      88,355         --            88,355       14,900         --           103,255
Depreciation and amortization .............      20,121         --            20,121        3,359         (988)(B)      22,492
Corporate expenses ........................       6,422         --             6,422          939         --             7,361
Other operating expenses ..................         987         --               987         --           --               987
                                              ---------    ---------       ---------    ---------    ---------       ---------
    Operating income (loss) ...............       9,732         --             9,732        1,048          988          11,768
Interest expense ..........................      53,302      (10,800)(H)      42,502        2,004        8,624 (J)      53,130
Gain (loss) on sale of assets .............      21,936         --            21,936          (11)        --            21,925
Other (income) expense ....................        (785)        --              (785)         (69)        --              (854)
                                              ---------    ---------       ---------    ---------    ---------       ---------
    Income (loss) before provision for
      income taxes ........................     (20,849)      10,800         (10,049)        (898)      (7,636)        (18,583)
Provision (benefit) for income taxes ......        --           --              --            189         (189)(E)        --
                                              ---------    ---------       ---------    ---------    ---------       ---------

Net income (loss) .........................   $ (20,849)   $  10,800       $ (10,049)   $  (1,087)   $  (7,447)      $ (18,583)
                                              =========    =========       =========    =========    =========       =========

Deficiency of earnings to fixed
    charges(CC) ...........................   $  20,849                    $  10,049                                 $  18,583


           See Accompanying Notes to Pro Forma Financial Information.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                          ADJUSTMENTS
                                                                                         FOR THE OSBORN
                                                                                          ACQUISITION
                                                                                            AND THE
                                                              THE          OSBORN           RELATED          BENCHMARK
                                                            COMPANY      COMBINED(K)       FINANCING        COMBINED(K)
                                                            --------     -----------     --------------     -----------
ASSETS
Current Assets:
   Cash and cash equivalents ............................   $  5,028       $ 3,757        $  5,040 (L)        $11,983
                                                                                              (596)(M)
   Accounts receivable, net .............................      8,913         6,613            (160)(M)          6,422
   Prepaid expenses and other ...........................        444         2,404            (157)(M)            671
                                                            --------       -------        --------            -------
     Total current assets ...............................     14,385        12,774           4,127             19,076
   Property and equipment, net ..........................     15,628        12,313          19,332 (M)         15,509
   Intangible and other assets, net .....................    208,555        29,990          94,429 (M)         46,560
                                                                                             2,472 (M)
                                                                                            (1,014)(N)
                                                            --------       -------        --------            -------
      Total assets ......................................   $238,568       $55,077        $119,346            $81,145
                                                            ========       =======        ========            =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and other accrued expenses ..........   $  5,832       $ 7,849        $   (100)(M)        $ 6,081
                                                                                              (849)(O)
   Current portion of long-term debt ....................      3,750           478            (478)(P)         14,259
                                                                                            (3,750)(O)
                                                            --------       -------        --------            -------
      Total current liabilities .........................      9,582         8,327          (5,177)            20,340
Long-term debt, less current portion ....................    135,762        16,074         (55,950)(O)         30,783
                                                                                           (16,074)(P)
                                                                                           150,284 (Q)
                                                                                          (150,284)(Q)
                                                                                           150,284 (Q)
Other long-term liabilities .............................      2,081         4,562           3,200 (M)            193
                                                                                            12,991 (M)
                                                            --------       -------        --------            -------
      Total liabilities .................................    147,425        28,963          89,274             51,316
Stockholders' equity (deficit) ..........................     91,143        26,114          31,086 (R)         29,829
                                                                                            (1,014)(N)


                                                            --------       -------        --------            -------
   Total liabilities and stockholders' equity ...........   $238,568       $55,077        $119,346            $81,145
                                                            ========       =======        ========            =======

                                                                ADJUSTMENTS
                                                                  FOR THE
                                                                 BENCHMARK
                                                                ACQUISITION
                                                                  AND THE         PRO FORMA
                                                                  RELATED         COMPLETED
                                                                 FINANCING       TRANSACTIONS
                                                                -----------      ------------
ASSETS
Current Assets:
   Cash and cash equivalents ............................       $   (770)(S)       $ 24,292
                                                                    (150)(T)
   Accounts receivable, net .............................         (1,414)(S)         20,374
   Prepaid expenses and other ...........................             (5)(S)          3,357
                                                                --------           --------
     Total current assets ...............................         (2,339)            48,023
   Property and equipment, net ..........................          7,799 (S)         70,581
   Intangible and other assets, net .....................         93,186 (S)        486,637
                                                                  12,459 (S)

                                                                --------           --------
      Total assets ......................................       $111,105           $605,241
                                                                ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and other accrued expenses ..........       $   (217)(S)       $ 18,596

   Current portion of long-term debt ....................        (14,259)(U)           --
                                                                --------           --------
      Total current liabilities .........................        (14,476)            18,596
Long-term debt, less current portion ....................        184,250 (U)        414,346
                                                                  60,000 (W)
                                                                 (60,000)(W)
                                                                 (30,783)(U)

Other long-term liabilities .............................            (57)(S)         22,970

                                                                --------           --------
      Total liabilities .................................        138,934            455,912
Stockholders' equity (deficit) ..........................        (29,829)(V)        149,329
                                                                     750 (W)
                                                                    (750)(W)
                                                                   2,000 (V)
                                                                --------           --------
   Total liabilities and stockholders' equity ...........       $111,105           $605,241
                                                                ========           ========

           See Accompanying Notes to Pro Forma Financial Information.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                    ADJUSTMENTS
                                                                                                   FOR THE OTHER
                                                                                                   ACQUISITIONS
                                          PRO FORMA     ADJUSTMENTS     PRO FORMA       OTHER         AND THE
                                          COMPLETED       FOR THE        FOR THE    ACQUISITIONS      RELATED
                                         TRANSACTIONS    OFFERING       OFFERING     COMBINED(I)     FINANCING      PRO FORMA
                                         ------------    ----------    ----------   ------------   -------------    ---------
ASSETS
Current Assets:
    Cash and cash equivalents ..........   $ 24,292      $   --         $ 24,292      $    379      $    (379)(Y)    $ 24,292

    Accounts receivable, net ...........     20,374          --           20,374         3,794         (3,794)(Y)      20,374
    Prepaid expenses and other .........      3,357          --            3,357           251           (251)(Y)       3,357
                                           --------      --------       --------      --------      ---------        --------
      Total current assets .............     48,023          --           48,023         4,424         (4,424)         48,023
    Property and equipment, net ........     70,581          --           70,581         6,870          3,509 (Y)      80,960
    Intangible and other assets, net ...    486,637          --          486,637        26,238         37,540 (Y)     555,593
                                                                                                        5,178 (Y)
                                           --------      --------       --------      --------      ---------        --------
      Total assets .....................   $605,241      $   --         $605,241      $ 37,532      $  41,803        $684,576
                                           ========      ========       ========      ========      =========        ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and other accrued
      expenses .........................   $ 18,596      $   --         $ 18,596      $  1,253      $  (1,253)(Y)    $ 18,596

    Current portion of long-term debt ..       --            --             --           2,088         (2,088)(Z)        --
                                           --------      --------       --------      --------      ---------        --------
      Total current liabilities ........     18,596          --           18,596         3,341         (3,341)         18,596
Long-term debt, less current portion ...    414,346       (90,000)(X)    324,346        17,322         79,335 (AA)    403,681
                                                                                                      (17,322)(Z)
Other long-term liabilities ............     22,970          --           22,970         1,369         (1,369)(Y)      22,970
                                           --------      --------       --------      --------      ---------        --------
      Total liabilities ................    455,912       (90,000)       365,912        22,032         57,303         445,247
Stockholders' equity (deficit) .........    149,329        90,000 (X)    239,329        15,500        (15,500)(BB)    239,329
                                                             --
                                           --------      --------       --------      --------      ---------        --------
    Total liabilities and stockholders'
      equity ...........................   $605,241      $   --         $605,241      $ 37,532      $  41,803        $684,576
                                           ========      ========       ========      ========      =========        ========



           See Accompanying Notes to Pro Forma Financial Information.

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The schedules below give effect to (i) the historical acquisitions and dispositions of the indicated entities consummated prior to December 31, 1996, and (ii) the acquisitions and dispositions of the indicated entities which were pending at December 31, 1996, and were consummated prior to the date of the Offering and the Exchange Offer.

         THE COMPANY

                                                                                      ADJUSTMENTS
                                                                                        FOR THE
                                                                                       HISTORICAL
                                                                                     ACQUISITIONS
                                                                                          AND
                                                          THE          HISTORICAL    DISPOSITIONS      THE COMPANY
                                                      COMPANY (1)      COMMODORE     BY  COMMODORE       COMBINED
                                                      -----------    ------------    -------------     ------------
Net revenue ......................................    $    10,303    $     31,957    $      2,355      $     44,615
Station operating expenses .......................          6,283          21,291           2,284            29,858
Depreciation and amortization ....................          1,331           2,158            --               3,489
Corporate expenses ...............................            601           1,757            --               2,358
Other operating expenses .........................            744          13,834            --              14,578
                                                      -----------    ------------    ------------      ------------
    Operating income (loss) ......................          1,344          (7,083)             71            (5,668)
Interest expense .................................          5,035           8,861            --              13,896
Gain on sale of assets ...........................           --              --              --                --
Other (income) expense ...........................             65           1,759            --               1,824
                                                      -----------    ------------    ------------      ------------
    Income (loss) before provision for income tax.         (3,756)        (17,703)             71           (21,388)
Provision (benefit) for income taxes .............           --               133            --                 133
                                                      -----------    ------------    ------------      ------------
    Net income (loss) ............................    $    (3,756)   $    (17,836)   $         71      $    (21,521)
                                                      ===========    ============    ============      ============
    Deficiency of earnings to fixed charges(3) ...    $     3,756    $     18,063
    Loss per common share ........................    $     (0.04)
                                                      ===========
    Weighted average number of shares
      outstanding ................................     93,691,842
                                                      ===========

-------------

(1) The column represents the consolidated results of operations of the Company and its subsidiary, Commodore, from October 16, 1996, the date of the consummation of the Commodore Acquisition.

(2) The column represents the consolidated results of operations of Commodore from January 1, 1996 through October 16, 1996, the date of the Commodore Acquisition.

(3) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

         OSBORN

                                                          ADJUSTMENTS
                                                            FOR THE
                                                          HISTORICAL
                                                         ACQUISITIONS
                                                             AND          PENDING         PENDING
                                                         DISPOSITIONS  ACQUISITIONS    DISPOSITIONS
                                             HISTORICAL       BY            BY              BY          OSBORN
                                               OSBORN       OSBORN        OSBORN          OSBORN       COMBINED
                                             ---------   ------------  ------------    ------------    --------
Net revenue ...............................   $ 37,215    $   (773)     $  6,249          $ (1,690)    $ 41,001
Station operating expenses ................     28,824        (413)        4,125            (2,070)      30,466
Depreciation and amortization .............      4,756        --             244              (374)       4,626
Corporate expenses ........................      1,850        --             388              --          2,238
Other operating expenses ..................       --          --             243              --            243
                                              --------    --------      --------          --------     --------
    Operating income (loss) ...............      1,785        (360)        1,249               754        3,428
Interest expense ..........................      2,202        --              61              (335)       1,928
Gain on sale of assets ....................     12,322        --               2              --         12,324
Other (income) expense ....................        291        --              16               (59)         248
                                              --------    --------      --------          --------     --------
    Income (loss) before provision for
      income taxes ........................     11,614        (360)        1,174             1,148       13,576
Provision (benefit) for income taxes ......      2,379        --              29              --          2,408
                                              --------    --------      --------          --------     --------
    Net income (loss)......................   $  9,235    $   (360)     $  1,145          $  1,148     $ 11,168
                                              ========    ========      ========          ========     ========

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) (Continued)

     BENCHMARK

                                                     ADJUSTMENTS
                                                       FOR THE
                                                      HISTORICAL
                                                     ACQUISITIONS        PENDING
                                                         AND           ACQUISITIONS
                                        HISTORICAL   DISPOSITIONS          BY         BENCHMARK
                                        BENCHMARK    BY BENCHMARK       BENCHMARK     COMBINED
                                        ---------    -------------     ------------   ---------
Net revenue ..........................   $ 27,255     $  4,941           $  7,805     $ 40,001
Station operating expenses ...........     21,253        2,107              4,671       28,031
Depreciation and amortization ........      5,320         --                  239        5,559
Corporate expenses ...................      1,513         --                  313        1,826
Other operating expenses .............       --           --                 --           --
                                         --------     --------           --------     --------
    Operating income (loss) ..........       (831)       2,834              2,582        4,585
Interest expense .....................      3,384         --                   62        3,446
Gain on sale of assets ...............      9,612         --                 --          9,612
Other (income) expense ...............       (679)        --                 (197)        (876)
                                         --------     --------           --------     --------
    Income (loss) before provision for
      income taxes ...................      6,076        2,834              2,717       11,627
Provision (benefit) for income taxes..       --           --                  --           --
                                         --------     --------           --------     --------
    Net income (loss) ................   $  6,076     $  2,834           $  2,717     $ 11,627
                                         ========     ========           ========     ========

(B) The adjustment reflects (i) a change in depreciation and amortization resulting from conforming the estimated useful lives of the acquired stations and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price of the acquired stations including an increase in property and equipment and intangible assets to their estimated fair market value and the recording of goodwill associated with the acquisitions. Goodwill is being amortized over 40 years.

(C) The adjustment reflects the elimination of (i) merger related compensation expenses and (ii) other expenses related to the Commodore Acquisition, including costs related to the abandoned initial public offering of Commodore. These expenses were recognized by Commodore in connection with the Commodore Acquisition.

(D) The adjustment reflects interest expense associated with (i) the Commodore Notes, (ii) Commodore's Former Credit Facility, (iii) the Company's Former Term Loan Facility and (iv) the amortization of deferred financing fees associated with the Former Term Loan Facility, all net of interest expense related to the existing indebtedness of the Company. Deferred financing fees are amortized over the term of the related debt.


                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                                     1996
                                                                                                 ------------
         Commodore Notes.....................................................................     $   8,878
         Former Credit Facility (Commodore)..................................................         4,047
         Former Term Loan Facility (Capstar).................................................         2,209
                                                                                                  ---------
         Interest expense before amortization of deferred financing fees.....................        15,134
         Amortization of deferred financing fees.............................................         2,705
                                                                                                  ---------
             Pro forma interest expense......................................................        17,839
         Historical interest expense of the Company..........................................        (5,035)
         Historical interest expense of Commodore............................................        (8,861)
                                                                                                   --------
             Net adjustment..................................................................      $  3,943
                                                                                                   ========



                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(E) The adjustment reflects the elimination of historical income tax expense as the Company would have generated a taxable loss during the pro forma period.

(F) The adjustment reflects interest expense associated with (i) the Commodore Notes, (ii) the Notes, and (iii) amortization of deferred financing fees associated with the Notes, all net of interest expense related to the existing indebtedness of Osborn and the Company. Deferred financing fees are amortized over the term of the related debt.

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
Commodore Notes ................................................................   $  8,878
12 3/4% Senior Discount Notes ..................................................     19,567
                                                                                   --------
Interest expense before amortization of deferred financing fees ................     28,445
Amortization of deferred financing fees ........................................        164
                                                                                   --------
    Pro forma interest expense .................................................     28,609
Pro forma interest expense for the Commodore Acquisition .......................    (17,839)
Historical interest expense of Osborn including adjustments for acquisitions
  pending and completed at December 31, 1996 ...................................     (1,928)
                                                                                   --------
    Net adjustment .............................................................   $  8,842
                                                                                   ========

(G) The adjustment reflects interest expense associated with (i) the Commodore Notes, (ii) the Notes, and (iii) the New Credit Facility, and (iv) amortization of deferred financing fees associated with the Notes and the New Credit Facility, all net of interest expense on the existing indebtedness of Benchmark and the Company. Deferred financing fees are amortized over the term of the related debt.

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                                 1996
                                                                                             ------------
Commodore Notes ...........................................................................   $  8,878
12 3/4% Senior Discount Notes .............................................................     19,567
New Credit Facility .......................................................................     22,110
                                                                                              --------
Interest expense before amortization of deferred financing fees ...........................     50,555
Amortization of deferred financing fees ...................................................      2,747
                                                                                              --------
    Pro forma interest expense ............................................................     53,302
Pro forma interest expense for the Commodore Acquisition
  and the Osborn Transactions .............................................................    (28,609)
Historical interest expense of Benchmark including adjustments for acquisitions
  pending and completed at December 31, 1996 ..............................................     (3,446)
                                                                                              --------
    Net adjustment ........................................................................   $ 21,247
                                                                                              ========

(H) Adjustment reflects the reduction of interest expense as a result of the Offering.


Pro forma interest expense of the New Credit Facility for the Offering before
   amortization of deferred financing fees ..................................                 $ 11,310
Pro forma interest expense under New Credit Facility for the Completed
   Transactions, before amortization of deferred financing fees .............                  (22,110)
                                                                                              --------
    Adjustment to interest expense ..........................................                 $(10,800)
                                                                                              ========

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(I) The column represents the combined financial statements of Madison's predecessors, Midcontinent Broadcasting Co. of Wisconsin and Point Communications Limited Partnership, and Community Pacific.

         OTHER ACQUISITIONS

            Statements of Operations

                                                                      HISTORICAL       HISTORICAL        OTHER
                                                     HISTORICAL         POINT          COMMUNITY      ACQUISITIONS
                                                    MIDCONTINENT    COMMUNICATIONS      PACIFIC         COMBINED
                                                    ------------    --------------      -------         --------
Net revenue .......................................   $  3,446         $  5,601          $11,199        $20,246
Station operating expenses ........................      2,555            3,429            8,916         14,900
Depreciation and amortization .....................        405            1,538            1,416          3,359
Corporate expenses ................................       --                179              760            939
Other expense .....................................       --               --               --             --
                                                      --------         --------          -------       --------
    Operating income (loss) .......................        486              455              107          1,048
Interest expense ..................................       --              1,071              933          2,004
Loss on sale of assets ............................       --               --                (11)           (11)
Other (income) expense ............................        (69)              (8)               8            (69)
                                                      --------         --------          -------       --------
    Income (loss) before provision for
      income tax ..................................        555             (608)            (845)          (898)
Provision (benefit) for income taxes ..............        189             --                --             189
                                                      --------         --------          -------       --------
    Income (loss) before extraordinary loss .......        366             (608)            (845)        (1,087)
Extraordinary loss on early extinguishment
  of debt .........................................       --               --                --             --
                                                      --------         --------          -------       --------
    Net income (loss) .............................   $    366         $   (608)         $  (845)      $ (1,087)
                                                      ========         ========          =======       ========


            Balance Sheets

                                                                      HISTORICAL       HISTORICAL        OTHER
                                                     HISTORICAL         POINT          COMMUNITY      ACQUISITIONS
                                                    MIDCONTINENT    COMMUNICATIONS       PACIFIC        COMBINED
                                                    ------------    --------------    ----------      -----------
ASSETS
Current Assets:
    Cash and cash equivalents .....................   $    79          $   261           $    39        $   379
    Accounts receivable, net ......................       718            1,368             1,708          3,794
    Prepaid expenses and other ....................        17              137                97            251
                                                      -------           ------           -------        -------
       Total current assets .......................       814            1,766             1,844          4,424
Property and equipment, net .......................       686            2,340             3,844          6,870
Intangible and other assets, net ..................     3,133           10,163            12,942         26,238
                                                      -------          -------           -------        -------
       Total assets ...............................   $ 4,633          $14,269           $18,630        $37,532
                                                      =======          =======           =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and other accrued
       expenses ...................................   $   152          $   380           $   721        $ 1,253
    Current portion of long-term debt .............      --                913             1,175          2,088
                                                      -------          -------           -------        -------
       Total current liabilities ..................       152            1,293             1,896          3,341
Long-term debt, less current portion ..............      --              8,625             8,697         17,322
Other long-term liabilities .......................     1,369             --                --            1,369
                                                      -------          -------           -------        -------
       Total liabilities ..........................     1,521            9,918            10,593         22,032
Stockholders' equity (deficit) ....................     3,112            4,351             8,037         15,500
                                                      -------          -------           -------        -------
       Total liabilities and stockholders'
          equity ..................................   $ 4,633          $14,269           $18,630        $37,532
                                                      =======          =======           =======        =======

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(J) Adjustment reflects interest expense associated with (i) the Commodore Notes, (ii) the Notes, (iii) the New Credit Facility, and (iv) amortization of deferred financing costs associated with the Notes and the New Credit Facility, all net of interest expense related to the existing indebtedness of Madison, Community Pacific and the Company. Deferred financing fees are amortized over the term of the related debt.


                                                                                               YEAR ENDED
                                                                                              DECEMBER 31,
                                                                                                  1996
                                                                                              ------------
Commodore Notes ...........................................................................     $  8,878
12 3/4% Senior Discount Notes .............................................................       19,567
New Credit Facility .......................................................................       31,632
                                                                                                --------
Interest expense before amortization of deferred financing fees ...........................       60,077
Amortization of deferred financing fees ...................................................        3,853
                                                                                                --------
    Pro forma interest expense ............................................................       63,930
Pro forma interest expense for the Commodore Acquisition
    and the Osborn Transactions and Benchmark Acquisition .................................      (53,302)
Historical interest expense of Madison and Community Pacific ..............................       (2,004)
                                                                                                --------
    Net adjustment ........................................................................     $  8,624
                                                                                                ========


(K) The schedules below give effect to the acquisitions and dispositions of the indicated entities which were pending at December 31, 1996, and were consummated prior to the date of the Offering.

         OSBORN


                                             HISTORICAL  TUSCALOOSA-  TUSCALOOSA-                                   OSBORN
                                               OSBORN       WTXT         WACT      HUNTSVILLE  JACKSON  FT. MYERS  COMBINED
                                             ----------  -----------  -----------  ----------  -------  ---------  --------
ASSETS
Current Assets:
    Cash and cash equivalents .............   $ 2,944      $   425    $    10        $  217     $  161   $  --      $ 3,757
    Accounts receivable, net ..............     5,505          295         50           948        287      (472)     6,613
    Prepaid expenses and other ............     2,114         --         --             133        223       (66)     2,404
                                              -------      -------    -------        ------     ------   -------    -------
       Total current assets ...............    10,563          720         60         1,298        671      (538)    12,774
Property and equipment, net ...............    13,712           42        328           214         52    (2,035)    12,313
Intangible and other assets, net ..........    33,180          146        540           497        658    (5,031)    29,990
                                              -------      -------    -------        ------     ------   -------    ------
       Total assets .......................   $57,455      $   908    $   928        $2,009     $1,381   $(7,604)   $55,077
                                              =======      =======    =======        ======     ======   =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and other accrued
       expenses ...........................   $ 6,783      $    17    $    13        $  966     $   70   $  --      $ 7,849
    Current portion of long-term debt .....       320          158       --            --         --        --          478
                                              -------      -------    -------        ------     -------   -------    -------
       Total current liabilities ..........     7,103          175         13           966         70      --        8,327
Long-term debt, less current portion ......    13,880          866       --             261      1,067      --       16,074
Other long-term liabilities ...............     4,562         --         --            --         --        --        4,562
                                              -------      -------    -------        ------     ------   -------    -------
       Total liabilities ..................    25,545        1,041         13         1,227      1,137      --       28,963
Stockholders' equity (deficit) ............    31,910         (133)       915           782        244    (7,604)    26,114
                                              -------      -------    -------        ------     ------   -------    -------
       Total liabilities and
          stockholders' equity ............   $57,455      $   908    $   928        $2,009     $1,381   $(7,604)   $55,077
                                              =======      =======    =======        ======     ======   =======    =======

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(K) Continued

         BENCHMARK

                                             HISTORICAL                                                   BENCHMARK
                                             BENCHMARK      COLUMBIA       STATESVILLE     MONTGOMERY     COMBINED
                                             ---------      --------       -----------     ----------     --------
ASSETS
Current Assets:
    Cash and cash equivalents ..............   $11,179       $ 34             $  184         $  586        $11,983
    Accounts receivable, net ...............     4,731        277                305          1,109          6,422
    Prepaid expenses and other .............       645         21                  4              1            671
                                               -------       ----             ------         ------        -------
      Total current assets .................    16,555        332                493          1,696         19,076
Property and equipment, net ................    13,722         28              1,459            300         15,509
Intangible and other assets, net ...........    43,854          3                201          2,502         46,560
                                               -------       ----             ------         ------        -------
      Total assets .........................   $74,131       $363             $2,153         $4,498        $81,145
                                               =======       ====             ======         ======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and other accrued
      expenses .............................   $ 5,845       $ 19             $   82         $  135        $ 6,081
    Current portion of long-term debt ......    14,219         40               --             --           14,259
                                               -------       ----             ------         ------        -------
      Total current liabilities ............    20,064         59                 82            135         20,340
Long-term debt, less current portion .......    29,841        569               --              373         30,783
Other long-term liabilities ................        79         57               --               57            193
                                               -------       ----             ------         ------        -------
      Total liabilities ....................    49,984        685                 82            565         51,316
Stockholders' equity (deficit) .............    24,147       (322)             2,071          3,933         29,829
                                               -------       ----             ------         ------        -------
      Total liabilities and stockholders'
         equity ............................   $74,131       $363             $2,153         $4,498        $81,145
                                               =======       ====             ======         ======        =======

(L) The adjustment reflects the excess cash generated in connection with the Osborn Acquisition and the financing thereof which will be used for working capital requirements and to consummate certain pending transactions.

(M) The adjustment reflects (i) the assumption of $3,200 in liabilities in connection with the Osborn Acquisition and (ii) the allocation of the purchase price of Osborn, the Osborn Add-on Acquisitions, the WTXT-FM station located in Tuscaloosa, Alabama, and the WYNU-FM station located in Jackson, Tennessee, net of the proceeds from the Osborn Ft. Myers Disposition, to the assets acquired and liabilities assumed resulting in adjustments to property and equipment to their estimated fair values and the recording of goodwill associated with the acquisitions as follows:

                                       ALLOCATION OF    CARRYING
                                       PURCHASE PRICE    VALUE      ADJUSTMENTS
                                       --------------    -----      -----------
Cash and cash equivalents ...........   $   3,161       $ 3,757      $  (596)
Accounts receivable, net ............       6,453         6,613         (160)
Prepaid expenses and other ..........       2,247         2,404         (157)
Property and equipment, net .........      31,645        12,313       19,332
Intangible and other assets, net ....     123,420        28,991       94,429
Deferred financing ..................       3,471           999        2,472
Accounts payable and other accrued
    expenses ........................      (7,749)       (7,849)        (100)
Other long-term liabilities .........      (1,501)       (1,501)        --
Deferred tax liability ..............     (16,052)       (3,061)      12,991
                                        ---------
Total purchase price and deferred
      financing charges .............   $ 145,095
                                        =========

(N) The adjustment reflects the amortization of the deferred financing costs associated with the Company's Former Term Loan Facility, which was recognized as a component of interest expense in the period the refinancing occurred.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(O) The adjustment reflects the repayment in connection with the financing of (i) the Company's Former Term Loan Facility, (ii) the accrued interest of $849 related to the Company's Former Term Loan Facility and (iii) Commodore's Former Credit Facility.

(P) The adjustment reflects the elimination of (i) the historical debt of Osborn of $14,200 and (ii) the combined historical debt of the acquisitions and dispositions by Osborn of $2,352.

(Q) The adjustment reflects (i) the issuance of the Notes for proceeds of $150,284 with an aggregate principal amount at maturity of $277,000 and (ii) the Exchange Offer.

(R) The adjustment reflects the net effect of (i) the elimination of the historical stockholders' equity of Osborn of $31,910, (ii) the elimination of the combined stockholders' deficit of the acquisitions and dispositions by Osborn of $5,796, (iii) the Equity Investment (as defined) of $54,800, (iv) the equity investment of $600 by certain members of the Company's management team in January 1997 (the "Management Equity Investment"), and (v) in connection with the Osborn Acquisition, the contribution by Frank D. Osborn, the President and Chief Executive Officer of Osborn, of certain shares of common stock of Osborn to the Company in exchange for shares of Class A Common Stock having a deemed value of $1,800 (the "Osborn Contribution"). See "Certain Transactions--Management and Affiliates Equity Investments." The pro forma equity adjustments exclude certain equity investments made subsequent to December 31, 1996, which were not made in connection with the transactions given effect in the pro forma financial statements. These equity investments totaled $3,750.

(S) The adjustment reflects the allocation of the purchase price of Benchmark, including Benchmark's acquisitions which were pending at December 31, 1996, to the assets acquired and liabilities assumed resulting in an adjustment to property and equipment to their estimated fair values and the recording of goodwill associated with the acquisitions as follows:

                                       ALLOCATION OF   CARRYING
                                       PURCHASE PRICE    VALUE    ADJUSTMENTS
                                       --------------    -----    -----------
Cash and cash equivalents ...........   $  11,213    $  11,983    $    (770)
Accounts receivable, net ............       5,008        6,422       (1,414)
Prepaid expenses and other ..........         666          671           (5)
Property and equipment, net .........      23,308       15,509        7,799
Intangible and other assets, net ....     139,295       46,109       93,186
Deferred financing ..................      12,910          451       12,459
Accounts payable and other accrued
    expenses ........................      (5,864)      (6,081)        (217)
Other long-term liabilities .........        (136)        (193)         (57)
                                        ---------
    Total purchase price and deferred
      financing charges .............   $ 186,400
                                        =========

(T) Benchmark deposited $150 in escrow as security for Benchmark's obligation to consummate the acquisition of WFMX-FM and WSIC-AM located in Statesville, North Carolina. The adjustment reflects the use of the $150 deposit to pay a portion of the purchase price in connection with the acquisition.

(U) The adjustment reflects (i) borrowings of $184,250 under the New Credit Facility with an annual interest rate of 12.0% and (ii) repayment of the existing debt of Benchmark and the pending acquisitions of Benchmark of $45,042, including the current portion of $14,259, in connection with the Benchmark Acquisition and the related financing.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(V) The adjustment reflects (i) the net effect of the elimination of the historical partnership capital of Benchmark and the pending acquisitions of Benchmark, based on the purchase method of accounting, of $29,829 and (ii) the common equity investment of $2,000 by a former partner of Benchmark. See "Certain Transactions -- Management and Affiliates Equity Investments."

(W) As part of the Benchmark Acquisition, a subsidiary of HM Fund III (the "Fund III Acquisition Sub") entered into a senior credit agreement (the "Acquisition Sub Credit Agreement") with Bankers Trust Company to borrow up to $62,000, the proceeds of approximately $60,000 of which were loaned to Benchmark to enable Benchmark to consummate four separate acquisitions of radio stations properties and for certain other corporate purposes of Benchmark. The Company has unconditionally guaranteed all of the Fund III Acquisition Sub's indebtedness under the Acquisition Sub Credit Agreement. HM Fund III has agreed, and is required, to purchase the outstanding obligations owing to Bankers Trust Company under the Acquisition Sub Credit Agreement from Bankers Trust Company upon the occurrence of certain events, including a default in the payment of principal or interest when due under the terms of the Acquisition Sub Credit Agreement. Simultaneously with the Benchmark Acquisition, the Fund III Acquisition Sub was merged with the Company and the Acquisition Sub Credit Agreement was repaid (the "Repayment") with proceeds of the New Credit Facility. In connection with the Repayment, the Company issued $750 of Class C Common Stock to HM Fund III in consideration of its agreement to purchase the obligations owing to Bankers Trust Company under the Acquisition Sub Credit Agreement and recorded an extraordinary charge of $750.

         The related pro forma adjustments are as follows:

Loans to Benchmark under the Acquisition Sub Credit Agreement .........   $ 60,000
Repayment of the Acquisition Sub Credit Agreement in connection with the Benchmark Acquisition with proceeds from the New Credit
   Facility ...........................................................   $(60,000)
Issuance of Common Stock in connection with the Company's guarantee ...   $    750
Extraordinary charge ..................................................   $   (750)

(X) The adjustment reflects the proceeds of the Offering of $100,000, net of fees and expenses of $10,000.

(Y) The adjustment reflects the allocation of the purchase prices of the Other Acquisitions to the assets acquired and liabilities assumed resulting in an adjustment to property and equipment to their estimated fair values and the recording of goodwill associated with the acquisitions as follows:


                                                            ALLOCATION         CARRYING
                                                            OF PURCHASE     VALUE OF OTHER
                                                              PRICES         ACQUISITIONS       ADJUSTMENTS
                                                              ------         ------------       -----------
Cash and cash equivalents .................................   $   --           $    379            $   (379)
Account receivable, net ...................................       --              3,794              (3,794)
Prepaid expenses and other ................................       --                251                (251)
Property and equipment, net ...............................     10,379            6,870               3,509
Intangibles and other assets, net .........................     63,421           25,881              37,540
Deferred financing ........................................      5,535              357               5,178
Accounts payable and other accrued expenses ...............       --             (1,253)             (1,253)
Other long-term liabilities ...............................       --             (1,369)             (1,369)
                                                              --------
       Total purchase prices and deferred financing charges   $ 79,335
                                                              ========

(Z) The adjustment reflects the elimination of the historical debt of the Other Acquisitions of $19,410, including the current portion of $2,088.

(AA) The adjustment reflects borrowings of $79,335 under the New Credit Facility with an annual interest rate of 12.0%.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(BB) The adjustment reflects the net effect of the elimination of the historical equity of the Other Acquisitions based on the purchase method of accounting of $15,500.

(CC) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business," the Consolidated Financial Statements of the Company and its predecessor, Commodore, and the related notes thereto, included elsewhere in this Prospectus.

THE COMPANY (AND ITS PREDECESSOR, COMMODORE)

         The operating and other data in the following table have been derived from audited financial statements of the Company for the period October 17, 1996 through December 31, 1996, the audited financial statements of Commodore for the period January 1, 1996 through October 16, 1996 and for the years ended December 31, 1995 and 1994, all of which are included elsewhere in this Prospectus, and from audited financial statements for the years ended December 31, 1993 and 1992. The selected balance sheet data in the following table have been derived from the audited financial statements of the Company as of December 31, 1996 and from the audited financial statements of Commodore as of December 31, 1995 which are included elsewhere in this Prospectus, and from the audited financial statements of Commodore as of December 31, 1994, 1993 and 1992.

                                                               COMMODORE                                              THE COMPANY
                                             -----------------------------------------------------------------     ----------------
                                                             YEARS ENDED DECEMBER 31,          JANUARY 1, 1996- || OCTOBER 17, 1996
                                             ------------------------------------------------    OCTOBER 16,    ||  DECEMBER 31,
                                               1992       1993          1994          1995         1996(1)      ||    1996(2)
                                             --------   ---------     -------      --------    ---------------  || ----------------
                                                                                                                ||
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)   ||
                                                                                                                ||
OPERATING DATA:                                                                                                 ||
   Net revenue ............................  $ 17,961    $ 19,798     $ 26,225     $ 30,795      $ 31,957       ||    $   10,303
   Station operating expenses .............    12,713      13,509       16,483       19,033        21,291       ||         6,283
   Depreciation and amortization ..........     1,676       1,129        2,145        1,926         2,158       ||         1,331
   Corporate expenses .....................     1,602       2,531        2,110        2,051         1,757       ||           601
   Other operating expense(3) .............      --         1,496        2,180        2,007        13,834       ||           744
   Operating income (loss) ................     1,970       1,133        3,307        5,778        (7,083)      ||         1,344
   Interest expense .......................     4,614       4,366        3,152        7,806         8,861       ||         5,035
   Extraordinary gain (loss) on                                                                                 ||
     extinguishment of debt ...............       430         --           --          (444)          --        ||          --
   Net loss ...............................    (2,580)     (3,782)        (527)      (2,240)      (17,836)      ||        (3,756)
OTHER DATA:                                                                                                     ||
   Broadcast cash flow(4) .................  $  5,248    $  6,289     $  9,742     $ 11,762      $ 10,666       ||    $    4,020
   Broadcast cash flow margin(4) ..........      29.2%       31.8%        37.1%        38.2%         33.4%      ||          39.0%
   EBITDA(5) ..............................  $  3,646    $  3,758     $  7,632     $  9,711      $  8,909       ||    $    3,419
   Cash flows related to:                                                                                       ||
      Operating activities ................      (406)        477        4,061        1,245         1,990       ||           (49)
      Investing activities ................      (458)    (10,013)         (50)      (4,408)      (34,358)      ||      (127,372)
      Financing activities ................       951       9,377       (2,855)      12,013        26,724       ||       132,449
   Capital expenditures ...................       371         333          623          321           449       ||           808
   Deficiency of earnings to fixed                                                                              ||
     charges(6) ...........................     2,998       3,743          918        1,908        18,063       ||         3,756
   Pro forma loss per common share(7) .....                                                                     ||         (0.40)
   Weighted average number of                                                                                   ||
      Shares outstanding(7) ...............                                                                     ||     9,369,184
BALANCE SHEET DATA (END OF PERIOD):                                                                             ||
   Cash and cash equivalents ..............  $  1,045    $    887     $  2,042     $ 10,891                     ||    $    5,028
   Working capital, excluding current                                                                           ||
      portion of long-term debt ...........     1,094       3,393        3,012       13,729                     ||         8,553
   Intangible and other assets, net .......    13,819      22,419       21,096       27,422                     ||       208,555
   Total assets ...........................    27,508      36,192       36,283       52,811                     ||       238,568
   Long-term debt, including current                                                                            ||
      portion .............................    51,934      41,773       36,962       66,261                     ||       139,512
   Redeemable preferred stock .............     5,800          10        8,414         --                       ||          --
   Total stockholders' equity (deficit) ...   (28,766)     (8,097)     (18,038)     (18,555)                    ||        91,143

----------------------

(1) The historical financial data set forth includes the results of operations of Commodore through October 16, 1996, the date of the Commodore Acquisition.
(2) The historical financial data set forth for the Company includes the balance sheet data and results of operations of Commodore from its date of acquisition on October 16, 1996.
(3) Other operating expenses consist of separation compensation in 1993 and long-term incentive compensation under restructured employment agreements with Commodore's former President and Chief Executive Officer and its former Chief Operating Officer in 1995 and 1994. In the period ended October 16, 1996, it consists of merger related compensation charges in connection with the Company's acquisition of Commodore and in the period ended December 31, 1996, it includes compensation charges in connection with certain warrants issued to the President and Chief Executive Officer of the Company. Such expenses are non-cash and/or are not expected to recur.
(4) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expense and other expense. See "Glossary of Certain Terms and Market and Industry Data."
(5) EBITDA consists of operating income before depreciation, amortization and other expense. See "Glossary of Certain Terms and Market and Industry Data."
(6) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.
(7) Reflects the effect of the Recapitalization on the number of shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The following discussion and analysis of financial condition and results of operations of the Company and its predecessor, Commodore, should be read in conjunction with the consolidated financial statements and related notes thereto of the Company and Commodore included elsewhere in this Prospectus. Periodically, the Company may make statements about trends, future plans and the Company's prospects. Actual results may differ materially from those described in such forward looking statements based on the risks and uncertainties facing the Company, including but not limited to, the following: business conditions and growth in the radio broadcasting industry and the general economy; competitive factors; changes in interest rates; the failure or inability to renew one or more of the Company's broadcasting licenses; and the factors described in "Risk Factors."

        A radio broadcast company's revenues are derived primarily from the sale of time to local and national advertisers. Those revenues are affected by the advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels (and resulting ratings). Advertising rates tend to be based upon demand for a station's advertising inventory and its ability to attract audiences in targeted demographic groups, as measured principally by Arbitron. Radio stations attempt to maximize revenues by adjusting advertising rates based upon local market conditions, controlling advertising inventory and creating demand and audience ratings.

        Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers, with revenues typically being lowest in the first quarter and highest in the second and fourth quarters of each year. A radio station's operating results in any period also may be affected by the occurrence of advertising and promotional expenditures that do not produce commensurate revenues in the period in which the expenditures are made. Because Arbitron reports audience ratings on a quarterly basis, a radio station's ability to realize revenues as a result of increased advertising and promotional expenses and any resulting audience ratings improvements may be delayed for several months.

        In October 1996, the Company commenced operations upon consummation of the Commodore Acquisition. Upon completion of the Pending Acquisitions, the Company will own and operate or provide services to 121 radio stations serving 31 mid-sized markets. The Company anticipates that it will consummate the Pending Acquisitions; however, the closing of each such acquisition is subject to various conditions, including FCC and other governmental approvals, which are beyond the Company's control, and the availability of financing to the Company on acceptable terms. No assurances can be given that regulatory approval will be received, that the New Credit Facility, the Commodore Indenture, the Indenture or any other loan agreements to which the Company will be a party will permit additional financing for the Pending Acquisitions or that such financing will be available to the Company on acceptable terms. See "Risk Factors -- Risks of Acquisition Strategy."

        The Company incurred, and will incur, substantial indebtedness to finance the Commodore Acquisition, the Osborn Transactions, the Benchmark Acquisition and the Pending Acquisitions for which it has, and will continue to have, significant debt service requirements. In addition, the Company has, and will continue to have, significant charges for depreciation and amortization expense related to the fixed assets and intangibles acquired, or to be acquired, in its acquisitions. Consequently, the Company expects that it will report net losses for the foreseeable future.

        In the following analysis, management discusses broadcast cash flow and EBITDA. Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other expense. EBITDA consists of operating income before depreciation, amortization and other expense. Although broadcast cash flow and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, broadcast cash flow and EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

THE COMPANY (AND ITS PREDECESSOR, COMMODORE)

        Commodore was acquired by and became a wholly-owned subsidiary of the Company on October 16, 1996 upon consummation of the Commodore Acquisition. The Company is a holding company and has no significant operations or operating assets of its own. The historical results of operations for the year ended December 31, 1996 reflect the combined results of the Company since the date of its acquisition of Commodore with the results of operations of Commodore from January 1, 1996 through October 16, 1996. The results of operations for the years ended December 31, 1995, 1994 and 1993 reflect the results of operations of Commodore. As of December 31, 1996, Commodore owned, operated or provided services to 33 radio stations in six mid-sized markets. The following table presents stations acquired by Commodore or to which Commodore began providing services from January 1, 1993 through December 31, 1996.


                                                                                MONTH
      YEAR                 MARKET                                 STATION      ACQUIRED
      ----                 ------                                 -------      --------
1996 Acquisitions     Coal Grove, Ohio .........................  WBVB-FM       October
                      Ironton, Ohio ............................  WIRO-AM       October
                                                                  WMLV-FM       October

                      Huntington, West Virginia ................  WKEE-FM       October
                                                                  WKEE-AM       October

                      Milton, West Virginia ....................  WFXN-FM       October
                                                                  WZZW-AM       October

                      Fairfield, Connecticut ...................  WSTC-AM       May
                                                                  WKHL-FM       May
                                                                  WINE-AM       March
                                                                  WRKI-FM       March

                      Ft. Pierce-Stuart-Vero Beach, Florida ....  WBBE-FM       May
                                                                  WAVW-FM       May
                                                                  WAXE-AM       May

                      Westchester-Putnam Counties, New York ....  WPUT-AM       March
                                                                  WZZN-FM       March
                                                                  WAXB-FM       March

1995 Acquisitions     Ft. Pierce-Stuart-Vero Beach, Florida ....  WPAW-FM       August
                                                                  WQOL-FM       June

                      Allentown-Bethlehem, Pennsylvania ........  WKAP-AM       March

1993 Acquisitions     Allentown-Bethlehem,
                      Pennsylvania .............................  WZZO-FM       December


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

        Net Revenue. Net revenue increased approximately $11.5 million or 37.3% to $42.3 million in the year ended December 31, 1996 from $30.8 million in the year ended December 31, 1995. The inclusion of revenue from the acquisitions of radio stations and revenue generated from JSAs and LMAs entered into during the year ended December 31, 1996 provided approximately $10.8 million of the increase. For stations owned and operated for a comparable period in 1996 and 1995, net revenue improved $700,000 or 2.4% to $30.0 million in 1996 from $29.3 million in 1995 primarily due to increased ratings and improved selling efforts.

        Station Operating Expenses. Station operating expenses increased approximately $8.6 million or 45.3% to $27.6 million in the year ended December 31, 1996 from $19.0 million during the year ended December 31, 1995. The increase was primarily attributable to the station operating expenses of the radio station acquisitions and the JSAs and LMAs entered into during the year ended December 31, 1996, which contributed $9.0 million to the increase. For stations owned and operated for a comparable period in 1996 and 1995, station operating expenses declined approximately $400,000, or 2.2% to $17.6 million in 1996 from $18.0 million in 1995 which reflected more efficient operations.

        Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $2.9 million or 24.6% to $14.7 million in the year ended December 31, 1996 from $11.8 million in the year ended December 31, 1995. The broadcast cash flow margin was 34.8% for the period in 1996 as compared to 38.2% during the same period in 1995. The inclusion of broadcast cash flow from acquisitions and LMAs accounted for $1.7 million of the increase. Excluding the effects of the acquisitions and LMAs, broadcast cash flow increased $1.1 million or 9.7% to $12.4 million in 1996 from $11.3 million in 1995 and the broadcast cash flow margin increased to 41.3% from 38.6%.

        Corporate Expenses. Corporate expenses increased approximately $400,000 or 20.0% during the 1996 period to $2.4 million from $2.0 million in the 1995 period as a result of higher salary expense for additional staffing.

        EBITDA. As a result of the factors described above, EBITDA increased approximately $2.6 million or 26.8% to $12.3 million in the year ended December 31, 1996 from $9.7 million in the year ended December 31, 1995. The EBITDA margin decreased to 29.2% in 1996 period from 31.5% in 1995 period.

        Other Operating Expenses. Depreciation and amortization increased approximately $1.6 million or 84.2% to $3.5 million in 1996 from $1.9 million in 1995 primarily due to certain radio station acquisitions consummated in 1996. In 1996, Commodore recognized approximately $13.8 million in merger related compensation charges in connection with the Commodore Acquisition. Merger related long-term incentive compensation expense incurred by Commodore pursuant to the prior employment agreements of Bruce A. Friedman and James T. Shea was $2.0 million in 1995.

        Other (Income) Expenses. Interest expense increased approximately $6.1 million or 78.2% to $13.9 million in the year ended December 31, 1996 from $7.8 million during the same period in 1995 primarily due to the interest expense associated with (i) the Commodore Notes (ii) $24.7 million in acquisition and working capital funding from Commodore's Former Credit Facility, and (iii) $35.0 million in acquisition funding from the Company's Former Term Loan Facility. Other (income) expenses, net, decreased approximately $2.2 million to $1.8 million in expenses for the year ended December 31, 1996 from $400,000 in income for the period ended December 31, 1995. The increase in expense was primarily due to approximately $500,000 in expenses associated with the filing of Commodore's Registration Statement on Form S-1 with the Commission on May 17, 1996, which was subsequently withdrawn, and approximately $1.4 million of merger related costs and expenses in connection with the Commodore Acquisition. Commodore earned $300,000 in interest income on its temporary cash investments in 1996. Additionally, there was a $400,000 decrease in the loss on extraordinary items in 1996 as there was no early extinguishment of debt during the period.

        Net Loss. As a result of the factors described above, net loss increased approximately $19.4 million or 881.8% to $21.6 million for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

        Net Revenue. Net revenue increased approximately $4.6 million or 17.6% to $30.8 million in 1995 from $26.2 million in 1994. The inclusion of revenue from the acquisition and revenue generated from JSAs and LMAs entered into during 1995 provided approximately $1.5 million of the increase. For stations owned and operated for a comparable period in 1995 and 1994, net revenue improved approximately $3.1 million or 11.8% to $29.3 million in 1995 from $26.2 million in 1994, primarily due to higher ratings and improved selling efforts.

        Station Operating Expenses. Station operating expenses increased approximately $2.5 million or 15.2% to $19.0 million in 1995 from $16.5 million in 1994 partially due to the inclusion of station operating expenses from the newly acquired radio station and from the JSA and LMA activity in 1995, which contributed approximately $1.0 million to the increase. For stations owned and operated for a comparable period in 1995 and 1994, station operating expenses increased approximately $1.5 million or 9.1% to $18.0 million in 1995 from $16.5 million in 1994 due to increased selling expenses.

        Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $2.1 million or 21.6% to $11.8 million in 1995 from $9.7 million in 1994. The broadcast cash flow margin was 38.2% in 1995 as compared to 37.0% in 1994. The inclusion of broadcast cash flow from acquisitions, JSAs and LMAs accounted for $500,000 of the increase. Excluding the effects of the acquisitions, broadcast cash flow increased $1.6 million or 16.5% to $11.3 million in 1995 from $9.7 million in 1994 and the broadcast cash flow margin increased to 38.6% from 37.0%.

        Corporate Operating Expenses. Corporate expenses decreased approximately $100,000 or 4.8% to $2.0 million in 1995 from $2.1 million in 1994 as a result of reduced travel and entertainment expenses.

        EBITDA. As a result of the factors described above, EBITDA increased approximately $2.1 million or 27.6% to $9.7 million in the year ended December 31, 1995 from $7.6 million in the year ended December 31, 1994. The EBITDA margin increased to 31.5% in 1995 from 29.0% in 1995.

        Other Operating Expenses. Depreciation and amortization decreased approximately $200,000 or 9.5% to $1.9 million in 1995 from $2.1 million in 1994 primarily as a result of Commodore fully amortizing certain costs associated with the acquisition in December 1993. Long-term incentive compensation decreased approximately $200,000 or 9.1% to $2.0 million in 1995 from $2.2 million in 1994. The 1995 expense reflects the balance of the long-term incentive compensation obligations due Mr. Friedman and Mr. Shea pursuant to their prior employment agreements.

        Other (Income) Expenses. Interest expense increased approximately $4.6 million or 143.8% to $7.8 million in 1995 from $3.2 million in 1994. The increase was due primarily to higher floating rates on Commodore's prior senior credit facilities and the cash and noncash interest on the Commodore Notes issued in the Recapitalization Transactions (as defined) which was partially offset by an increase in the amortization of the deferred financing charges associated with the Recapitalization Transactions and Commodore's prior credit facilities. "Recapitalization Transactions" means the completed offering of the Commodore Notes, the net proceeds of which were used to repay indebtedness of Commodore and redeem certain outstanding shares of preferred stock of Commodore. Other income, net, increased approximately $800,000 or 200.0% to $400,000 in income in 1995 from $400,000 in expenses in 1994 primarily due to a decrease in the loss on sale of assets. Additionally, there was a decrease of approximately $200,000 or 66.7% in provision for income taxes and an approximate $400,000 loss on the early extinguishment of debt in 1995.

        Net Loss. As a result of the factors described above, net loss increased approximately $1.7 million or 340.0% to $2.2 million in 1995 from $500,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

        The pursuit by the Company of its acquisition strategy has required a significant portion of the Company's capital resources. In October 1996, the Company funded the $213.6 million purchase price (including assumed debt of $93.7 million) for its first acquisition, the Commodore Acquisition, from the proceeds of the sale of $94.0 million of Class A Common Stock to affiliates of Hicks Muse, R. Steven Hicks and certain other investors and with $34.8 million of borrowings under the Company's Former Term Loan Facility. The Company funded the $143.7 million purchase price (including transaction costs) for the Osborn Transactions from the proceeds of the issuance of the Notes, the Equity Investment, the Management Equity Investment and the Osborn Contribution. The Company funded the $12.1 million purchase price (including transaction costs) for the Space Coast Acquisitions with $12.1 million of borrowings under the Refinanced Credit Facility. The Company funded the $186.4 million purchase price (including transactions costs) for the Benchmark Acquisition through a combination of borrowings under the New Credit Facility and the issuance of capital stock.

         As a result of the financing of its acquisitions, the Company has a substantial amount of long-term indebtedness, and for the foreseeable future, payments under the Company's credit agreement, payments under the Company's outstanding subordinated notes and future acquisitions will be the Company's principal uses of cash.

        In October 1996, the Company assumed the Commodore Notes in connection with the Commodore Acquisition. The Commodore Notes accrue interest at a stated rate of 13 1/4% per annum of their face value of $76.8 million. The Commodore Notes require semi-annual cash interest payments on each May 1 and November 1 of $2.9 million through May 1, 1998 and $5.2 million from May 1, 1998 until maturity. On February 20, 1997, the Company issued the Notes at a substantial discount from their principal amount at maturity of $277.0 million in aggregate. The Notes generated gross proceeds of approximately $150.3 million and pay no cash interest until August 1, 2002. Accordingly, the carrying value will increase through accretion until August 1, 2002. Thereafter, interest will be payable semi-annually, in cash, on February 1 and August 1 of each year. In connection with the Benchmark Acquisition, the Company entered into the New Credit Facility. Borrowings under the New Credit Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. The New Credit Facility consists of [to be completed].  All loans outstanding under the New Credit
Facility will mature in       .  See "Description of Other Indebtedness."

         In addition to debt service, the Company's principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, which are not expected to be material in amount, and to consummate the Pending Acquisitions and, as appropriate opportunities arise, to acquire additional radio stations. The Company used the $10.0 million in net proceeds of the Osborn Ft. Myers Disposition to repay indebtedness under the Refinanced Credit Facility. The Company intends to fund the $106.7 million aggregate purchase price for the Pending Acquisitions through a combination of borrowings under the New Credit Facility and a combination of indebtedness of Commodore and/or the Company and/or capital stock of the Company or its subsidiaries. See "Pro Forma Financial Information." The Company anticipates that it will fund the Pending Acquisitions with indebtedness, rather than capital stock, to the fullest extent then permitted under the debt incurrence covenants contained in the New Credit Facility, as it may be amended, the Commodore Indenture and the Indenture. See "Description of Other Indebtedness" and "Description of New Notes." The Company has not determined the terms of any such indebtedness or capital stock. The Company's ability to make such borrowings and issue such indebtedness and capital stock will depend upon many factors, including, but not limited to, the Company's success in operating and integrating its radio stations and the condition of the capital markets at the times of consummation of the Pending Acquisitions. No assurances can be given that such financings can be consummated on terms considered to be favorable by management or at all.

        Management believes that cash from operating activities, together with available revolving credit borrowings under the New Credit Facility, should be sufficient to permit the Company to fund its operations and meet its obligations under the agreements governing its existing indebtedness. The Company may require financing for additional future acquisitions, if any, and there can be no assurance that it would be able to obtain such financing on terms considered to be favorable by management. Management evaluates potential acquisition opportunities on an on-going basis and has had, and continues to have, preliminary discussions concerning the purchase of additional stations. The Company expects that in connection with the financing of future acquisitions, it may consider disposing of stations in its markets. The Company has no current plans or arrangements to dispose of any of its stations other than the disposition of station KASH-AM in Anchorage, Alaska after consummation of the Community Pacific Acquisition.

         Net cash provided by operating activities was $1.9 million, $1.2 million and $4.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. Changes in the Company's net cash provided by operating activities are primarily the result of the Company's completed acquisitions and station operating agreements entered into during the periods and their effects on income from operations and working capital requirements.

         Net cash used in investing activities was $161.7 million, $4.4 million and $50,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by financing activities was $159.2 million and $12.0 million for the years ended December 31, 1996 and 1995, respectively, and net cash used by financing activities was $2.9 million in 1994. These cash flows primarily reflect the borrowings, capital contributions and expenditures for station acquisitions and dispositions and includes the effects of the Commodore Acquisition in 1996.

RECENT PRONOUNCEMENTS

        In February 1997, the FASB issued FASB Statement No. 128 "Earnings Per Share ("SFAS No. 128")" which establishes standards for computing and presenting earnings per share. SFAS No. 128 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 128 will have a material effect on its financial statements.

        In February 1997, the FASB issued FASB Statement No. 129 "Disclosure of Information About Capital Structure" ("SFAS No. 129") which establishes disclosure requirements for an entity's capital structure. SFAS No. 129 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 129 will have a material effect on its financial statements.

EXTRAORDINARY ITEM

        In connection with the Benchmark Acquisition, Capstar issued $750,000 of Class C Common Stock to an affiliate of Hicks Muse in consideration for its agreement to purchase the outstanding obligations of Bankers Trust Company under the Acquisition Sub Credit Agreement upon the occurrence of certain events. The issuance of Class C Common Stock in connection with the agreement to purchase the outstanding obligations of Bankers Trust Company under the Acquisition Sub Credit Agreement will be reported as an extraordinary item in the period in which the Company consummated the Benchmark Acquisition. Had the Benchmark Acquisition been consummated at December 31, 1996, the Company would have recorded an extraordinary charge of approximately $750,000.

                                    BUSINESS

THE COMPANY

         The Company is the largest radio broadcaster in the United States operating exclusively in mid-sized markets. The Company currently owns and operates or provides services to 99 radio broadcasting stations in 28 mid-sized markets located primarily in the northeastern, southeastern and western United States. The Company has entered into seven agreements to acquire 32 additional stations in seven new markets (including ten stations in four new markets for which the Company currently provides services pursuant to an LMA) and three existing markets, which acquisitions are expected to occur subsequent to the Offering. Upon completion of the Pending Acquisitions, the Company will own and operate or provide services to 121 radio broadcasting stations in 31 mid-sized markets located throughout the country. These stations comprise the leading radio group, in terms of revenue share and/or audience share, in 20 of these markets.

         In February 1996, as a result of the passage of the Telecom Act, radio broadcasting companies were permitted to increase their ownership of stations within a single market from a maximum of four to a maximum of between five and eight stations, depending on market size. More importantly, the Telecom Act also eliminated the national ownership restriction that generally had limited companies to the ownership of no more than 40 stations (20 AM and 20 FM) throughout the United States. In order to capitalize on the opportunities created by the Telecom Act, R. Steven Hicks, an executive with over 30 years of experience in the radio broadcasting industry, and Hicks Muse formed Capstar to acquire and operate radio station clusters in mid-sized markets. The Company generally defines mid-sized markets as those MSAs ranked between 50 and 200, each of which has approximately $10.0 million to $35.0 million in radio advertising revenue.

         The Company believes that mid-sized markets represent attractive operating environments because, as compared to the 50 largest markets in the United States, they are generally characterized by (i) lower radio station purchase prices as a multiple of broadcast cash flow, (ii) less sophisticated and undercapitalized competitors, including both radio and competing advertising media such as newspaper and television, and (iii) less direct format competition resulting from fewer stations in any given market. The Company believes that the attractive operating characteristics of mid-sized markets coupled with the opportunity provided by the Telecom Act to create in-market radio station cluster groups will enable the Company to achieve substantial revenue growth and cost efficiencies. As a result, management believes that the Company can generate broadcast cash flow margins that are comparable to the higher margins that heretofore were generally achievable only in the top 50 markets.

         To effectively and efficiently manage its stations, the Company has developed a flexible management structure designed to manage a large and growing portfolio of radio stations throughout the United States. Initially, the station portfolio will be organized into three regions, the Northeast, the Southeast and the West, each of which will be managed by regional executives in conjunction with general managers in each of the Company's markets.

STATION PORTFOLIO

         In October 1996, the Company consummated its first acquisition when it purchased Commodore. Since such time, the Company has consummated the Osborn Acquisition in February 1997, the Space Coast Acquisitions in April 1997 and the Benchmark Acquisition in June 1997. On a pro forma basis after giving effect to such acquisitions as if they had occurred on January 1, 1996, the Company would have had net revenue and broadcast cash flow of $ million and $ million, respectively, for the year ended December 31, 1996.

        The Company has agreed, subject to various conditions, to acquire 32 additional radio stations (22 FM and 10 AM) in seven separate transactions. The Company's portfolio is comprised of three geographical regions -- the Northeast Region, the Southeast Region and the West Region -- which will include a total of 121 stations located in 31 mid-sized markets in the United States upon completion of the Pending Acquisitions. On a pro forma basis after giving effect to the Pending Acquisitions as if they had occurred on January 1, 1996, the
Company would have had net revenue and broadcast cash flow of $      million and
$      million, respectively, for the year ended December 31, 1996.

                                                      COMPANY     COMPANY    COMPANY
                                                      STATIONS    REVENUE   AUDIENCE
                                             MSA      --------     SHARE      SHARE
          MARKET(1)                        RANK(2)    FM    AM    RANK(3)    RANK(4)     SOURCE COMPANY
          ---------                        -------    --    --    -------   --------     ---------------
NORTHEAST REGION
  Allentown-Bethlehem, PA(5) .............    64       2     2       1          1            Commodore
  Melbourne-Titusville-Cocoa, FL .........    96       3     2       1          1           Space Coast
  Fairfield County, CT(6) ................   112       3     3       2          2            Commodore
  Ft. Pierce-Stuart-Vero Beach, FL(5) ....   121       5     1       1          1            Commodore
  Huntington, WV-Ashland, KY(5) ..........   139       5     5       1          1            Commodore
  Salisbury-Ocean City, MD ...............   153       2    --       3          4            Benchmark
  Dover, DE ..............................    NA       2     1       1          1            Benchmark
  Wilmington, DE .........................    NA       1     1       2          2            Commodore
  Westchester-Putnam Counties, NY(7) .....    NA       3     2      NA          1            Commodore
                                                      --    --
         SUBTOTAL ........................            26    17

SOUTHEAST REGION
  Greenville, SC .........................    59       3     1       2          2           Benchmark
  Columbia, SC ...........................    88       4     2       1          1     Benchmark/Emerald City
  Huntsville, AL .........................   114       1     2       1          1             Osborn
  Jackson, MS ............................   118       2     2       2          2           Benchmark
  Shreveport, LA .........................   126       1     1       2          3           Benchmark
  Montgomery, AL .........................   142       3    --       2          2           Benchmark
  Asheville, NC ..........................   179       1     1       1          1             Osborn
  Tuscaloosa, AL .........................   212       2     1       1          1             Osborn
  Wheeling, WV(5) ........................   213       5     2       1          1             Osborn
  Winchester, VA .........................   219       2     1       2          1           Benchmark
  Jackson, TN ............................   257       2     1       1          1             Osborn
  Roanoke, VA ............................    NA       4     1       2          1     Benchmark/Cavalier/WRIS
  Lynchburg, VA ..........................    NA       3     1       1          1       Benchmark/Cavalier
  Statesville, NC ........................    NA       1     1      NA         NA           Benchmark
  Gadsden, AL(8) .........................    NA       1     1      NA          1             Osborn
                                                      --    --
         SUBTOTAL ........................            35    18

WEST REGION
  Stockton, CA(5) ........................    85       1     1       3          3       Community Pacific
  Des Moines, IA(5) ......................    89       2     1       4          4       Community Pacific
  Madison, WI ............................   120       4     2       1          1            Madison
  Modesto, CA(5) .........................   121       1     1       2          2       Community Pacific
  Anchorage, AK(5) .......................   165       4     2       2          1    Community Pacific/COMCO
  Fairbanks, AK(6) .......................    NA       2     1      NA          1             COMCO
  Yuma, AZ ...............................    NA       2     1      NA          1          Commonwealth
                                                      --    --
         SUBTOTAL ........................            16     9
                                                      --    --
         TOTAL(9) ........................            77    44
                                                      ==    ==

---------------
NA   Information not available.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2)  MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey
     Schedule.

(3) Company revenue share rank compiled from data in BIA Publications Radio Analyzer-BIA's Master Access, Version 1.7 (copyright 1996) ( current as of February 27, 1997), based upon 1996 gross revenue for the indicated markets.

(4) Company audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the last available reporting period ending either Spring, Summer or Fall 1996 for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight, except for the Yuma, Arizona market which was obtained from AccuRatings(TM). To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) The Company provides certain sales and marketing services to stations WKAP-AM in Allentown, Pennsylvania, WPAW-FM in Ft. Pierce-Stuart-Vero Beach, Florida and WEEL-FM in Wheeling, West Virginia, pursuant to JSAs. The Company provides certain sales, programming and marketing services to station WHRD-AM in Huntington, West Virginia, and, pending consummation of the Community Pacific Acquisition, to stations KFIV-AM and KJSN-FM in Modesto, California, KVFX-FM and KJAX-FM in Stockton, California, KASH-FM, KENI-AM and KBFX-FM in Anchorage, Alaska, and KDMI-AM, KHKI-FM and
     KGGO-FM in Des Moines, Iowa, pursuant to LMAs. The chart includes these stations.

(6) Fairfield County is a CSA as defined by Arbitron. The CSA includes the Arbitron markets of Bridgeport, Stamford-Norwalk and Danbury, Connecticut with market rankings of 112, 132 and 191, respectively. MSA rank is listed for the Bridgeport market only. The combined rank for the CSA has not been estimated. Fairbanks, Alaska is a CSA as defined by Arbitron, for which audience share rank was obtained from Arbitron's Fall 1996 CSA Market Report.

(7) Westchester-Putnam Counties, New York are a sub-set of the greater New York City Metropolitan Area, which is ranked as the largest MSA by Arbitron.

(8) Company audience share rank obtained from Arbitron's June 1996 County Report (for field work performed in 1995) survey, from the County of Etowah, Alabama which is Gadsden's home county.

(9) The chart does not include (i) station WING-FM in Dayton, Ohio, which is owned by the Company and for which an unrelated third party, who has an option to purchase such station, currently provides certain sales, programming and marketing services pursuant to an LMA, (ii) station WDRR-FM in Ft. Myers, Florida, in which the Company owns a 50% nonvoting interest and which the Company intends to sell or (iii) station KASH-AM in Anchorage, Alaska, which the Company will own upon consummation of the acquisition of Community Pacific, but expects to sell subsequent thereto to remain in compliance with the station ownership limitations under the Communications Act. See "The Pending Acquisitions."

ACQUISITION STRATEGY

         The Company is the leading consolidator of radio stations in mid-sized markets throughout the United States. Management has achieved this position through the application of an acquisition strategy that it believes allows the Company to develop radio station clusters at attractive prices. First, the Company enters attractive new mid-sized markets by acquiring a leading station (or a group that owns a leading station) in such market. The Company then utilizes the initial acquisition as a platform to acquire additional stations which further enhance the Company's position in a given market. Management believes that once it has established operations in a market with an initial acquisition, it can acquire additional stations at reasonable prices and, by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial management experience, improve the operating performance and financial results of those stations.

OPERATING STRATEGY

         The Company's objective is to maximize the broadcast cash flow of each of its radio station clusters through the application of the following strategies:

         Enhance Revenue Growth through Multiple Station Ownership. Management believes that the ownership of multiple stations in a market allows the Company to coordinate its programming to appeal to a broad spectrum of listeners. Once the station cluster has been created, the Company can provide one-stop shopping to advertisers attempting to reach a wide range of demographic groups. Simplifying the buying of advertising time for customers encourages increased advertiser usage thereby enhancing the Company's revenue generating potential. Broad demographic coverage also allows the Company to compete more effectively against alternative media, such as newspaper and television, thus potentially increasing radio's share of the total advertising dollars spent in a given market.

         Create Low Cost Operating Structure. Management believes that it is less expensive to operate radio stations in mid-sized markets than in large markets for several reasons. First, because stations in mid-sized markets typically have less direct format competition, the Company is less reliant on expensive on-air talent and costly advertising and promotional campaigns to capture listeners. Second, the ownership of multiple stations within a market allows the Company to achieve substantial cost savings through the consolidation of facilities, management, sales and administrative personnel, operating resources (such as on-air talent, programming and music research) and through the reduction of redundant corporate expenses. Furthermore, management expects that the Company, as a result of the large size of its portfolio, combined with the consolidated purchasing power of the Hicks Muse portfolio companies, will be able to realize substantial economies of scale in such areas as national representation commissions, employee benefits, casualty insurance premiums, long distance telephone rates and other operating expenses. Finally, the incorporation of digital automation in certain markets allows the Company to operate radio stations at off-peak hours with minimal human involvement while improving the quality of programming.

         Utilize Sophisticated Operating Techniques. Following the acquisition of a station or station group, the Company seeks to capitalize on management's extensive large market operating experience by implementing sophisticated techniques such as advertising inventory management systems, sales training programs and in-depth music research studies which improve both the efficiency and profitability of its stations. Prior to the passage of the Telecom Act, management believes that many operators in mid-sized markets did not generate sufficient revenue to justify the incurrence of expenditures to develop these techniques.

         Provide Superior Customer Service. The Company believes that advertising customers in mid-sized markets typically do not have extensive resources to create and implement advertising campaigns. The Company provides many of its advertising customers with extensive advertising support which may include (i) assistance in structuring advertising and promotional campaigns,
(ii) creating and producing customer advertisements and (iii) analyzing the effectiveness of the customer's media programs. Management believes that this type of superior customer service attracts new customers to the Company and increases the loyalty of the Company's existing customers, thereby providing stability to the Company's revenue, often despite fluctuations in station ratings.

         Develop Decentralized Management Structure. The Company has developed experienced, highly motivated, regional and local management teams, derived primarily from station groups acquired by the Company, and has decentralized decision-making so that these regional and local managers have the flexibility to develop operating cultures that capitalize on the unique qualities of each region and market. The Company also relies on local managers to source additional acquisition opportunities. In addition, in order to incentivize regional management, the Company intends to link compensation to regional operating performance as well as the combined results of the Company.

OWNERSHIP AND MANAGEMENT

         In April 1996, Hicks Muse combined its financial expertise with the operating experience of R. Steven Hicks to form the Company. Mr. Hicks is a 30-year veteran of the radio broadcasting industry (including 18 years as a station owner) who has owned and operated or managed in excess of 150 radio stations in large and mid-sized markets throughout the United States. In addition, in 1993, Mr. Hicks co-founded SFX for which he served as Chief Executive Officer for three years until his resignation in 1996.

         Hicks Muse is a private investment firm based in Dallas, New York, St. Louis and Mexico City that specializes in acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, affiliates of Hicks Muse have completed more than 70 transactions having a combined transaction value exceeding $19.0 billion. In 1994, an affiliate of Hicks Muse made its first major investment in the radio broadcasting industry when Hicks, Muse, Tate & Furst Equity Fund II, L.P. founded Chancellor, which, in the three years since its inception, has become one of the largest radio broadcasting companies in the United States. HM Fund III and its affiliates have invested $148.5 million in the Class A Common Stock of Capstar.

         The Company has designed an organizational structure to effectively manage its existing station portfolio as well as to accommodate future in-market or group acquisitions. Each of the Company's existing and future operating regions is or, will be, headquartered within the region and staffed with a team of regional executives which manage, or will manage, the operations of that region's station portfolio. A chief executive officer and/or a chief operating officer of each region oversees the regional and general managers of the stations within a particular region. In addition, a controller in each region directly oversees the business managers of the stations within a region. Each regional operating executive reports directly to R. Steven Hicks while each regional controller reports to the Company's chief financial officer. In assembling each of the existing regional management teams, the Company has sought to retain the senior management of some of the station groups that it has acquired so as to (i) retain and capitalize on the local market experience and knowledge of these experienced executives and (ii) foster a culture that is consistent with the unique attributes of each of the local markets acquired. Furthermore, the Company believes that each of its regional executives possesses considerable knowledge of its region's competitors and is therefore well situated to identify strategic acquisition candidates.

         R. Steven Hicks, the President and Chief Executive Officer of the Company, has invested $3.1 million in Class A Common Stock. Certain other members of the Company's management, including certain of the Company's regional executives, have invested an additional $6.1 million in Class A Common Stock. The Company's regional executive management teams are compensated based upon the financial performance of their respective regions and the Company as a whole with such compensation awarded in the form of cash bonuses and stock options. Management believes that the ownership interests of management and this compensation structure fosters teamwork and the sharing of the best practices across regions to maximize the overall financial performance of the Company.

         Each of the Company's regional executives has extensive experience operating radio stations in mid-sized markets, as described below.

         Northeast Region. The chief executive officer of the Northeast Region is James T. Shea, Jr., the President (and former Chief Operating Officer) of Commodore. Mr. Shea has more than 20 years of experience in the radio broadcasting industry. Mr. Shea's operating knowledge and strong advertiser relationships helped Commodore become a leading radio group in each of its markets. Pro forma for the Pending Acquisitions, Mr. Shea will manage 43 stations in nine markets in the Northeast Region.

         Southeast Region. Frank D. Osborn, President and Chief Executive Officer of Osborn since its inception in 1984, is the chief executive officer of the Southeast Region. Mr. Osborn brings more than 19 years of radio industry experience to the Company, including prior positions as Senior Vice President of Price Communications, Vice President of Finance and Administration at NBC Radio and General Manager of WYNY-FM in New York City. Mr. Osborn has been successful in developing leading station clusters in each of Osborn's markets. The Company intends to hire a chief operating officer for the Southeast Region, who will assist Mr. Osborn in overseeing the operations of the radio stations in the region. Pro forma for the Pending Acquisitions, the Southeast Region will include 53 stations in 15 markets.

         West Region. The West Region will be managed by two radio executives, David J. Benjamin III and Dex Allen, with an aggregate of 52 years of experience in the radio broadcasting industry. Mr. Benjamin, the current President and Chief Executive Officer of Community Pacific, will serve as the chief executive officer of the West Region upon consummation of the Community Pacific Acquisition. Mr. Allen has served as the managing member of Commonwealth since 1984 and is expected to continue to serve in such position until the consummation of the Commonwealth Acquisition. Mr. Allen became the president and chief operating officer of the West Region effective January 1, 1997. Pro forma for the Pending Acquisitions, the West Region will include 25 stations in seven markets.

REGIONAL OPERATING GROUPS

  Northeast Region

         The Company's portfolio of radio stations in the Northeast Region includes 43 radio stations (26 FM and 17 AM) located in nine markets in Connecticut, Delaware, Florida, Kentucky, Maryland, New York, Ohio, Pennsylvania and West Virginia. The Company will have the leading radio station cluster based on revenue share rank in five of its nine markets.

         History. The Commodore Acquisition, which initially formed the basis for the Northeast Region, provided the Company with 33 stations located in the following six markets: Allentown-Bethlehem, Pennsylvania (four stations); Fairfield County, Connecticut (six stations); Ft. Pierce-Stuart-Vero Beach, Florida (six stations); Huntington, West Virginia-Ashland, Kentucky (10 stations); Westchester-Putnam Counties, New York (five stations); and Wilmington, Delaware (two stations). Commodore entered each of these six markets with an initial acquisition of one or two stations during the 1980's. The portfolio of Commodore stations has undergone significant growth during the past two years, as the management team completed acquisitions of 22 stations in the six original markets in 1995 and 1996, especially after the passage of the Telecom Act in February 1996. As a result of the recent acquisition of many of the Commodore stations, management believes that the station clusters in the original Commodore markets have not yet realized the full potential of their recent consolidations.

         Recently completed acquisitions will enhance the Company's Northeast Region station portfolio through the addition of 10 stations in three new markets. The Benchmark Acquisition provided the Company with three stations in Dover, Delaware and two stations in Salisbury-Ocean City, Maryland, and the Space Coast Acquisitions provided the Company with five new stations in the Melbourne-Titusville-Cocoa, Florida market. The Company expects to realize substantial revenue growth and economies of scale from these acquisitions in the Northeast Region because each of the three new markets is adjacent to one of the original Commodore markets, as both the Dover and Salisbury-Ocean City markets are near Wilmington, and Melbourne-Titusville-Cocoa is adjacent to Ft. Pierce-Stuart-Vero Beach.

         Management. The chief executive officer of the Northeast Region is James T. Shea, Jr., the President (and former Chief Operating Officer) of Commodore, who has more than 20 years of experience in the radio broadcasting industry. Under the guidance of Mr. Shea, Commodore grew from 11 stations in 1992 to its current size. In addition, Commodore realized compound annual growth in estimated net revenue and broadcast cash flow of 28.7% and 32.6%, respectively, for the three years ending December 31, 1996. Reporting to Mr. Shea will be regional managers, each of whom will oversee the operations of several markets. In addition, each of the markets in the Northeast Region will be managed by a general manager who will manage the day-to-day operations of the radio stations in each market.

         Markets. Management believes that the station portfolio in the Northeast Region has significant growth potential resulting from the recent formation of station clusters in most of the Company's markets. The Company's Allentown-Bethlehem, Pennsylvania market is the most developed of Commodore's radio station clusters and has been operating as a cluster for approximately two years. In this market, the Company owns four stations, including two of the five viable stations in the market. The two FM and two AM stations target a broad demographic spectrum with four different formats: News/Talk; Contemporary Hit Radio; Album Rock; and Middle of the Road. The potential of radio station clustering is highlighted by this group's results. The stations comprise the leading radio station group in the market based on local audience share and maintain the number one revenue rank. Furthermore, the cluster has increased net revenue from $7.4 million in 1993 to an estimated $10.2 million in 1996, representing compound annual growth of 11.8%, and has increased its broadcast cash flow margins from 33.8% to 48.1% during the same period. These financial results exclude station WKAP-AM, with which Commodore entered into a JSA in March 1995.

         The Company seeks to replicate the success it has enjoyed in Allentown-Bethlehem with station clusters in each of the other markets in the Northeast Region. Management believes that the recently formed clusters in most of the other markets in the region should be able to generate substantial cash flow improvements given the Company's strong station positions. For example, in Huntington, West Virginia-Ashland, Kentucky, the Company owns or provides services to ten stations, including six of the ten viable stations in the market. Commodore acquired two of the stations in 1982, entered into LMAs with eight additional stations in April 1996 and subsequently acquired seven of these stations in October 1996. On a combined basis, this newly formed cluster has the number one revenue and audience share ranks in the market. In markets such as Salisbury-Ocean City, Maryland where the Company has only two stations, the Company will seek to enhance its station cluster through future acquisitions of additional stations, or, if that proves not to be feasible, consider exiting the market.

         The following table summarizes certain information relating to the Company's radio stations in the Northeast Region.

                                                                               TARGET      COMPANY      STATION
                                                                                DEMO-      REVENUE     AUDIENCE
MARKET AND                                YEAR       SOURCE         MSA        GRAPHIC      SHARE        SHARE
STATION CALL LETTERS(1)                 ACQUIRED     COMPANY      RANK(2)       GROUP      RANK(3)      RANK(4)      FORMAT
-----------------------                 --------     -------      -------       -----      -------      -------      ------
ALLENTOWN-BETHLEHEM, PA ...............                              64                      1
  WAEB-AM .............................    1982    Commodore                       35+                     6      News/Talk
  WAEB-FM .............................    1982    Commodore                    W18-49                     3      Contemporary Hits
  WZZO-FM .............................    1993    Commodore                    M18-49                     4      Album Rock
  WKAP-AM(5) ..........................    1995    Commodore                       35+                     8      Middle-of-the-Road
MELBOURNE-TITUSVILLE-COCOA, FL ........                              96                      1
  WMMB-AM .............................    1986    Space Coast                     50+                    5t      Middle-of-the-Road
  WGGD-FM .............................    1986    Space Coast                   35-64                     4      Oldies
  WMYM-AM .............................    1982    Space Coast                   35-64                    7t      Adult Contemporary
  WLRQ-FM .............................    1982    Space Coast                   25-54                     1      Adult Contemporary
  WHKR-FM .............................    1989    Space Coast                   25-54                     3      Classical
FAIRFIELD COUNTY, CT(6) ...............                             112                      2
  WNLK-AM .............................    1989    Commodore                       35+                    9t      Talk
  WEFX-FM .............................    1989    Commodore                    M18-49                     6      Classic Rock
  WSTC-AM .............................    1996    Commodore                     25-54                    9t      News/Talk
  WKHL-FM .............................    1996    Commodore                     25-54                     4      Oldies
  WINE-AM .............................    1996    Commodore                     25-54                    14      News
  WRKI-FM .............................    1996    Commodore                    M18-49                     7      Album Rock
FT. PIERCE-STUART-VERO BEACH, FL ......                                            121                     1
  WZZR-FM .............................    1987    Commodore                    M18-49                     2      Album Rock
  WQOL-FM .............................    1995    Commodore                     25-54                    3t      Oldies
  WPAW-FM(5) ..........................    1995    Commodore                     25-54                     7      Country
  WBBE-FM .............................    1996    Commodore                     25-54                     1      Classic Country
  WAVW-FM .............................    1996    Commodore                     25-54                    5t      Country
  WAXE-AM .............................    1996    Commodore                       35+                   14t      Nostalgia
HUNTINGTON, WV-ASHLAND, KY ............                             139                      1
  WTCR-AM .............................    1982    Commodore                     25-54                    10      Classic Country
  WTCR-FM .............................    1982    Commodore                     25-54                     1      Country
  WIRO-AM .............................    1996    Commodore                    M25-54                   14t      Sports
  WHRD-AM(5) ..........................    1996    Commodore                    M25-54                    NA      Sports
  WZZW-AM .............................    1996    Commodore                    M25-54                    NA      Sports
  WKEE-AM .............................    1996    Commodore                       35t                   12t      Middle-of-the-Road
  WKEE-FM .............................    1996    Commodore                     25-54                     2      Country
  WAMX-FM .............................    1996    Commodore                    M25-54                    5t      Classic Rock
  WFXN-FM .............................    1996    Commodore                    M25-54                     7      Classical
  WBVB-FM .............................    1996    Commodore                    M18-49                     8      Adult Contemporary
SALISBURY-OCEAN CITY, MD ..............                             153                      3
  WWFG-FM .............................    1993    Benchmark                     25-54                     4      Country
  WOSC-FM .............................    1994    Benchmark                     18-34                    12      Contemporary Hits
DOVER, DE .............................                              NA                      1
  WDSD-FM .............................    1990    Benchmark                     25-54                     1      Country
  WSRV-FM .............................    1994    Benchmark                     25-54                     2      Adult Contemporary
  WDOV-AM .............................    1990    Benchmark                     25-54                    NA      News/Talk
WILMINGTON, DE ........................                              NA                      2
  WJBR-AM .............................    1985    Commodore                    W25-54                    5t      Middle-of-the-Road
  WJBR-FM .............................    1985    Commodore                       35+                     2      Adult Contemporary
WESTCHESTER-PUTNAM COUNTIES, NY(6)(7)..                              NA                     NA
  WFAS-AM .............................    1986    Commodore                       35+                    NA      Middle-of-the-Road
  WPUT-AM .............................    1996    Commodore                       35+                    NA      Country
  WFAS-FM .............................    1986    Commodore                    W25-54                     1      Adult Contemporary
  WZZN-FM .............................    1996    Commodore                    W25-54                    NA      Album Rock
  WAXB-FM .............................    1996    Commodore                     25-54                    NA      Oldies

---------------
NA   Information not available.

t    Tied with another radio station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule. Fairfield County is a CSA as defined by Arbitron. The CSA includes the Arbitron markets of Bridgeport, Stamford-Norwalk, and Danbury, Connecticut with market rankings of 112, 132, and 191, respectively. MSA Rank is listed for the Bridgeport market only. The combined rank for the CSA has not been estimated.

(3) Company revenue share rank obtained from data in BIA Publications -- Radio Analyzer, BIA's Master Access, Version 1.7 (copyright 1996) (current as of February 27, 1997), based upon 1996 gross revenue for the indicated markets. Rankings for Wilmington, Delaware and Dover, Delaware markets were determined separately, using the City of License to determine the split of the market.

(4) Station audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending Fall 1996, for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) The Company provides certain sales and marketing services to stations WKAP-AM in Allentown, Pennsylvania and WPAW-FM in Ft. Pierce-Stuart-Vero Beach, Florida, pursuant to JSAs. The Company provides certain sales, programming and marketing services to station WHRD-AM in Huntington, West Virginia pursuant to an LMA.

(6) Fairfield County, Connecticut and Westchester-Putnam Counties, New York, CSA audience share and revenues obtained from Arbitron's Custom Survey Area Report for the Fall 1996 period.

(7) Westchester-Putnam Counties, New York are sub-sets of the greater New York City Metropolitan Area, which is ranked as the largest MSA by Arbitron.

Southeast Region

         Upon consummation of the Pending Acquisitions, the Company's portfolio of radio stations in the Southeast Region will include 53 radio stations (35 FM and 18 AM) located in 15 markets in Alabama, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The Company's stations will comprise the leading radio station group based on revenue share rank in eight of these markets.

         History. Osborn is the core of the Southeast Region with 20 stations located in the following six markets: Huntsville, Alabama (three stations); Asheville, North Carolina (two stations); Tuscaloosa, Alabama (three stations); Wheeling, West Virginia (seven stations); Jackson, Tennessee (three stations); and Gadsden, Alabama (two stations). Osborn's portfolio of stations and markets has undergone significant growth during the past two years, during which time Osborn has completed acquisitions of 12 stations in seven markets. Management believes that the station clusters in the six markets have not yet reached the full potential of their recent consolidations.

         The recently-completed Benchmark Acquisition will enhance the Company's Southeast Region station portfolio by providing the Company with 26 stations in the following new markets: Greenville, South Carolina (four stations); Columbia, South Carolina (five stations); Roanoke, Virginia (two stations); Lynchburg, Virginia (one station); Jackson, Mississippi (four stations); Shreveport, Louisiana (two stations); Montgomery, Alabama (three stations); Winchester, Virginia (three stations); and Statesville, North Carolina (two stations). The Pending Acquisitions will enhance the Company's Southeast Region station portfolio through the acquisition of seven additional stations in three existing markets. The Cavalier Acquisition will contribute five stations in the Roanoke and Lynchburg, Virginia markets; the Emerald City Acquisition will contribute an additional station in the Columbia, South Carolina market; and the WRIS Acquisition will contribute an additional station in the Roanoke, Virginia market, further enhancing the Company's market clusters. The Company's management believes that the addition of the southeast Benchmark, Cavalier, Emerald City and WRIS radio stations will enhance the Southeast Region's operations by creating a greater critical mass in the region, and by entering new markets which offer additional consolidation opportunities.

         Management. The chief executive officer of the Southeast Region is Frank D. Osborn, the former Chief Executive Officer of Osborn, who brings to the Company over 19 years of experience in the radio industry, including prior positions as Senior Vice President of Price Communications, Vice President of Finance and Administration at NBC Radio and General Manager of WYNY-FM in New York City. The Company believes that Mr. Osborn's significant contacts and station owner relationships in the radio industry, particularly in the southeast, will facilitate the Company's efforts to acquire additional radio stations in the region. The Company intends to hire a chief operating officer for the Southeast Region, who will assist Mr. Osborn in overseeing the operations of the radio stations in the Southeast Region. In addition, each of the markets in the Southeast Region will be run by a general manager who will manage the day-to-day operations of the radio stations in each market.

         Markets. Management believes that the portfolio of markets in the Southeast Region has significant consolidation and future add-on acquisition potential. Management hopes to replicate its success in Wheeling, West Virginia, where the Company has the number one radio franchise. Osborn purchased four stations and entered into a JSA with a fifth station in the past year in order to add to its two existing radio stations. The stations target a broad demographic spectrum with five different formats: Country; Adult Contemporary; Adult; Classic Rock; and Oldies. Osborn also operates the Country Music Hall and Jamboree in the Hills, a country music festival, which complement the strong radio station cluster in Wheeling. The Company's stations comprise the leading radio station group in the Wheeling market based on local audience share and maintain the number one revenue rank. The Company believes that Osborn has not yet fully realized the benefits of the economies of scale or revenue enhancements associated with the recent acquisitions in Wheeling.

         The Company seeks to duplicate this strategy in each of its other southeast markets. For example, upon consummation of the Cavalier Acquisition and the WRIS Acquisition, the Southeast Region will combine Benchmark's three radio stations in the Roanoke and Lynchburg, Virginia markets with five Cavalier radio stations and one WRIS station located in those markets. Management believes that the Company's strong position in these markets will enable its radio clusters to generate substantial revenue and broadcast cash flow growth.

         The following table summarizes certain information relating to the Company's radio stations in the Southeast Region, assuming consummation of the Pending Acquisitions.

                                                                       TARGET      COMPANY      STATION
                                                                        DEMO-      REVENUE     AUDIENCE
MARKET AND                      YEAR         SOURCE         MSA        GRAPHIC      SHARE        SHARE
STATION CALL LETTERS(1)       ACQUIRED       COMPANY      RANK(2)       GROUP      RANK(3)      RANK(4)      FORMAT
-----------------------       --------       -------      -------       -----      -------      -------      ------
GREENVILLE, SC ..............                                59                       2
  WJMZ-FM ...................    1990      Benchmark                   25-54                         2    Urban
  WESC-FM ...................    1995      Benchmark                   25-54                         4    Country
  WESC-AM ...................    1995      Benchmark                   25-54                       16t    Sports
  WFNQ-FM ...................    1995      Benchmark                   25-54                         7    Country

COLUMBIA, SC ................                                88                       1
  WCOS-FM ...................    1993      Benchmark                   25-54                         2    Country
  WHKZ-FM ...................    1993      Benchmark                   25-54                        10    Country
  WVOC-AM ...................    1994      Benchmark                   25-54                        8t    News/Talk
  WSCQ-FM ...................    1997      Benchmark                   25-54                       11t    Adult
  WCOS-AM ...................    1993      Benchmark                   25-54                       13t    Country
  WNOK-FM ...................    1994      Emerald City                25-54                        3t    Contemporary Hits

HUNTSVILLE, AL ..............                               114                       1
  WDRM-FM ...................    1997      Osborn                      25-54                         1    Country
  WHOS-AM ...................    1997      Osborn                      25-54                        NA    Country
  WBHP-AM ...................    1997      Osborn                      25-54                       21t    Country

JACKSON, MS .................                               118                       2
  WJMI-FM ...................    1996      Benchmark                   25-54                         4    Urban
  WOAD-AM ...................    1996      Benchmark                   25-54                       10t    Gospel
  WKXI-AM ...................    1996      Benchmark                   25-54                        20    Urban
  WKXI-FM ...................    1996      Benchmark                   25-54                         2    Urban

SHREVEPORT, LA ..............                               126                       2
  KRMD-FM ...................    1996      Benchmark                   25-54                         1    Country
  KRMD-AM ...................    1996      Benchmark                   25-54                        14    Country

MONTGOMERY, AL ..............                               142                       2
  WZHT-FM ...................    1997      Benchmark                   25-54                         1    Urban
  WMCZ-FM ...................    1997      Benchmark                   25-54                         4    Urban/Adult
                                                                                                            Contemporary
  WDHT-FM ...................    1997      Benchmark                   25-54                        NA    Urban

ASHEVILLE, NC ...............                               179                       1
  WWNC-AM ...................    1994      Osborn                      25-54                         3    Country
  WKSF-FM ...................    1994      Osborn                      25-54                         1    Hot Country

TUSCALOOSA, AL ..............                               212                       1
  WACT-AM ...................    1997      Osborn                      25-54                       10t    Gospel
  WACT-FM ...................    1997      Osborn                      25-54                         9    Country
  WTXT-FM ...................    1997      Osborn                      25-54                         1    Country
                                                                                                          Radio/Urban

WHEELING, WV ................                               213                       1
  WWVA-AM ...................    1987      Osborn                      25-54                        8t    Country
  WOVK-FM ...................    1987      Osborn                      25-54                         1    Hot Country
  WKWK-FM ...................    1996      Osborn                      25-54                         2    Adult Contemporary
  WBBD-AM ...................    1996      Osborn                      25-54                        8t    Adult
  WRIR-FM ...................    1996      Osborn                      25-54                         5    Classic Rock
  WEGW-FM ...................    1996      Osborn                      25-54                         4    Classic Rock
  WEEL-FM(5) ................    1996      Osborn                      25-54                        6t    Oldies

                                                                       TARGET      COMPANY      STATION
                                                                        DEMO-      REVENUE     AUDIENCE
MARKET AND                      YEAR         SOURCE         MSA        GRAPHIC      SHARE        SHARE
STATION CALL LETTERS(1)       ACQUIRED       COMPANY      RANK(2)       GROUP      RANK(3)      RANK(4)      FORMAT
-----------------------       --------       -------      -------       -----      -------      -------      ------
WINCHESTER, VA ..............                               219                       2
  WUSQ-FM ...................    1991      Benchmark                   25-54                         1    Country
  WFQX-FM ...................    1994      Benchmark                   18-49                         4    Contemporary Hits
  WNTW-AM ...................    1994      Benchmark                   25-54                        NA    News/Talk

JACKSON, TN .................                               257                       1
  WTJS-AM ...................    1986      Osborn                      25-54                        8t    News/Talk
  WTNV-FM ...................    1986      Osborn                      25-54                         3    Country
  WYNU-FM ...................    1997      Osborn                      25-54                         1    Classic Rock

ROANOKE, VA .................                                NA                       1
  WROV-AM ...................    1996      Benchmark                   25-54                        NA    Oldies
  WROV-FM ...................    1996      Benchmark                   18-49                         1    Album Rock
  WRDJ-FM ...................    1996      Cavalier                    35-64                        8t    Oldies
  WJJS-FM ...................    1996      Cavalier                    18-34                         3    Contemporary Hits
  WJLM-FM ...................    1969      WRIS                        25-54                         5    Country

LYNCHBURG, VA ...............                                NA                       1
  WLDJ-FM ...................    1996      Cavalier                    35-64                         2    Oldies
  WJJX-FM ...................    1996      Cavalier                    18-34                        4t    Contemporary Hits
  WJJS-AM ...................    1996      Cavalier                    18-34                        8t    Contemporary Hits
  WYYD-FM ...................    1995      Benchmark                   25-54                         1    Country

STATESVILLE, NC .............                                NA                      NA
  WFMX-FM ...................    1996      Benchmark                   25-54                        NA    Country
  WSIC-AM ...................    1996      Benchmark                   25-54                        NA    News/Talk

GADSDEN, AL(6) ..............                                NA                      NA
  WAAX-AM ...................    1994      Osborn                      25-54                         5    News/Talk
  WQEN-FM ...................    1994      Osborn                      25-54                         2    Adult Contemporary


---------------
NA   Information not available.

t    Tied with another radio station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule. The table does not include (i) station WING-FM in Dayton, Ohio, which station is owned by the Company and for which an unrelated third party, who has an option to purchase such station, currently provides certain sales, programming and marketing services pursuant to an LMA or
     (ii) station WDRR-FM in Ft. Myers, Florida, in which the Company owns a 50% nonvoting interest and which the Company intends to sell.

(3) Company revenue share rank obtained from data in BIA Publications-Radio Analyzer, BIA's MasterAccess, version 1.7 (copyright 1996) (current of February 27, 1997), based upon 1996 gross revenue for the indicated markets. Rankings for the Roanoke, Virginia and Lynchburg, Virginia markets were determined separately, using the City of License to determine the split of the market.

(4) Station audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending Fall 1996, except for Winchester, Virginia, Asheville, North Carolina, Tuscaloosa, Alabama, Wheeling, West Virginia and, Jackson, Tennessee, which are reported as of Spring or Summer 1996 because the markets were not ranked for the Fall 1996 period, for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) The Company provides certain sales and marketing services to station WEEL-FM in Wheeling, West Virginia, pursuant to a JSA.

(6) Audience share rank obtained from Arbitron's June 1996 County Report (for field work performed in 1995) survey, from the County of Etowah, Alabama which is Gadsden's home county.

West Region

         Upon consummation of the Pending Acquisitions, the Company will own and operate or provide services to 25 radio stations (16 FM and nine AM) in the West Region. These stations are located in seven markets in Alaska, Arizona, California, Iowa and Wisconsin. The Company's stations will comprise the leading radio station cluster based on revenue share in one of these markets.

         History. The West Region will be formed through the completion of four pending acquisitions: COMCO (six stations); Commonwealth (three stations); Community Pacific (10 stations); and Madison (six stations). Each of these acquisitions provides the Company with a leading station cluster in at least one of the markets in the West Region. The acquisition of COMCO provides the Company with three stations in the Fairbanks, Alaska market. All of the stations acquired as part of the Commonwealth Acquisition are located in Yuma, Arizona. In Madison, Wisconsin, the Company is ranked number one in revenue and audience share. In Anchorage, Alaska, the Company will create a newly formed station cluster with the number one revenue and audience share ranks through the acquisitions of COMCO and Community Pacific.

         Management. The West Region will be managed by two radio executives, David J. Benjamin and Dex Allen, with an aggregate of 52 years of experience in the radio broadcasting industry. Mr. Benjamin, the current President and Chief Executive Officer of Community Pacific, will serve as the chief executive officer of the West Region upon consummation of the Community Pacific Acquisition. Mr. Allen has served as the managing member of Commonwealth since 1984 and is expected to continue to serve in such position until the consummation of the Commonwealth Acquisition. Mr. Allen became the president and chief operating officer of the West Region effective January 1, 1997. Mr. Allen has extensive experience operating radio stations in large markets, having served as both general manager and sales manager at various stations in San Diego prior to his employment by Commonwealth. Most recently, Mr. Allen has been a successful owner and operator of radio stations located in mid-sized markets. The Company expects that the significant operating experience of Mr. Benjamin and Mr. Allen will serve to improve the results of the stations in the West Region and also benefit the Company in the pursuit of additional acquisitions throughout the West Region.

         Markets. Although the Company's station clusters in the West Region have leading positions based on audience share in four of the seven markets, management believes that substantial opportunity exists to improve the profitability of these clusters by acquiring additional stations in each of these markets. For example, in the Des Moines, Iowa market, the Company operates two FM stations and one AM station. Both FM stations serve the Adult 25-54 demographic, one of which is programmed as an album oriented rock station and the other as a country station. The Company intends to pursue acquisitions of additional stations in the Des Moines, Iowa market in order to capitalize on its existing infrastructure and market presence and to enhance the financial performance of the station cluster. Management intends to pursue such add-on acquisitions in each of the markets in the West Region.

         Management expects to divide the current West Region into additional geographic regions as more stations are acquired in the midwest and western United States and as more experienced management personnel are added to the Company.

         The following table summarizes certain information relating to the Company's radio stations in the West Region, assuming the consummation of the Pending Acquisitions.

                                                                       TARGET      COMPANY      STATION
                                                                        DEMO-      REVENUE     AUDIENCE
MARKET AND                      YEAR         SOURCE         MSA        GRAPHIC      SHARE        SHARE
STATION CALL LETTERS(1)       ACQUIRED       COMPANY      RANK(2)       GROUP      RANK(3)      RANK(4)      FORMAT
-----------------------       --------       -------      -------       -----      -------      -------      ------
STOCKTON, CA ................                                85                       3
  KVFX-FM(5) ................   1994    Community Pacific              18-49                         4    Classic Rock
  KJAX-AM(5) ................   1996    Community Pacific              35-64                         6    Talk

DES MOINES, IA ..............                                89                       4
  KHKI-FM(5) ................   1995    Community Pacific              25-54                         7    Country
  KGGO-FM(5) ................   1995    Community Pacific              25-54                         5    Album Rock
  KDMI-AM(5) ................   1995    Community Pacific                 NA                        NA    Religion

MADISON, WI .................                               120                       1
  WIBA-AM ...................   1995    Madison                        35-64                        8t    News/Talk
  WIBA-FM ...................   1995    Madison                        25-54                         4    Classic Rock
  WMAD-FM ...................   1995    Madison                        18-34                         5    Modern Rock
  WTSO-AM ...................   1997    Madison                        35-64                        14    News/Talk
  WZEE-FM ...................   1997    Madison                        18-49                         2    Hot Adult Contemporary
  WMLI-FM ...................   1997    Madison                        35-64                        13    Soft Hits

MODESTO, CA .................                               121                       2
  KJSN-FM(5) ................   1982    Community Pacific              25-54                         3    Soft Adult Contemporary
  KFIV-AM(5) ................   1982    Community Pacific              35-64                        7t    Talk

ANCHORAGE, AK(6) ............                               165                       2
  KBFX-FM(5) ................   1993    Community Pacific              18-49                         7    Classic Rock
  KASH-FM(5) ................   1985    Community Pacific              25-54                        1t    Country
  KENI-AM(5) ................   1995    Community Pacific              25-54                        3t    News/Talk
  KYAK-AM ...................   1993    COMCO                          25-54                       13t    Adult Contemporary
  KGOT-FM ...................   1993    COMCO                          25-54                         4    Contemporary Hits
  KYMG-FM ...................   1984    COMCO                          25-54                         5    Adult Contemporary

FAIRBANKS, AK(7) ............                                NA                      NA
  KIAK-FM ...................   1993    COMCO                          25-54                         1    Country
  KIAK-AM ...................   1993    COMCO                          25-54                         7    News/Talk
  KAKQ-FM ...................   1994    COMCO                          25-54                        2t    Adult Contemporary

YUMA, AZ ....................                                NA                      NA
  KYJT-FM ...................   1986    Commonwealth                   25-49                         1    Classic Hits
  KTTI-FM ...................   1995    Commonwealth                   25-54                         2    Country
  KBLU-AM ...................   1995    Commonwealth                   35-64                        8t    Oldies

---------------
NA   Information not available.

t    Tied with another radio station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2)  MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule.

(3) Company revenue share rank obtained from data in BIA Publications-Radio Analyzer, BIA's MasterAccess, version 1.7, 1996 (current as of February 27, 1997), based upon 1996 gross revenue for the indicated markets.

(4) Company audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending Fall 1996, for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight, except for the Yuma, Arizona market which was obtained from AccuRatings(TM). To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) The Company provides certain sales, programming and marketing services, pending the consummation of the Community Pacific Acquisition, to stations KVFX-FM and KJAX-AM in Stockton, California; KHKI-FM, KGGO-FM and KDMI-AM in Des Moines, Iowa; KJSN-FM and KFIV-AM in Modesto, California; and KBFX-FM, KASH-FM and KENI-AM in Anchorage, Alaska.

(6) The table does not include station KASH-AM in Anchorage, Alaska. The Company expects to sell station KASH-AM subsequent to consummation of the Community Pacific Acquisition in order to remain in compliance with the station ownership limitations under the Communications Act.

(7) Fairbanks, Alaska is a CSA as defined by Arbitron. Audience share and audience share rank obtained from Arbitron's Fall 1996 CSA Market Report.

OTHER BUSINESSES

         The Company operates several country music-related entertainment businesses in Wheeling, West Virginia. The Company enhances and capitalizes on its strong ratings in country music by integrating its radio stations with its Capitol Music Hall, a 2,500-seat theater that hosts approximately 100 music, comedy and dramatic performances each year, and Jamboree in the Hills, an annual outdoor festival featuring 20 or more country music stars held on a 200-acre site owned by the Company outside of Wheeling. The Company also distributes programmed music, primarily Muzak, in the Atlanta, Macon and Albany, Georgia and Ft. Myers, Florida markets. As the exclusive Muzak franchisee in these markets, the Company provides subscribers with commercial-free Muzak programming ranging from traditional background music to newer formats including country and soft rock. The Company also sells, leases and installs the equipment required to receive the programming via satellite and other media and also designs, sells and installs sound, closed-circuit video and security systems and equipment in locations such as offices, schools, hospitals, shopping malls and stadiums. In addition, the Company is an authorized distributor of the Rauland-Borg line of communications equipment for schools and hospitals in various markets.

INDUSTRY OVERVIEW

         Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers. Radio serves primarily as a medium for local advertising. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 74% to 78%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product (the "GNP"). With the exception of 1991, when total radio advertising revenue fell by approximately 3.1% compared to the prior year, advertising revenue has risen in each of the past 15 years more rapidly than either inflation or the GNP. Total advertising revenue in 1995 of $11.5 billion, which represents a 7.6% increase over 1994, as reported by the Radio Advertising Bureau ("RAB"), was its highest level in the industry's history.

         Radio is considered an efficient means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies or news/talk. A station's format and style of presentation enable it to target certain demographic and psychographic groups. By capturing a specific listening audience share of a market's radio audience, with particular concentration in a targeted demographic group, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographic groups listen to specific stations.

         Stations determine the number of advertisements broadcast hourly that will maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

         A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained. The Company has entered into a national advertising agreement with Katz Communications, Inc., a national advertising firm.

         According to the RAB's Radio Marketing Guide and Fact Book for Advertisers, 1993-1994, radio reaches approximately 96% of all Americans over the age of 12 each week. More than one-half of all radio listening is done outside the home, in contrast to other advertising mediums, and three out of four adults are reached by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 85% of people over 12 years of age and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM (amplitude modulation) to FM (frequency modulation) stations. FM reception, as compared to AM, is generally clearer and provides greater tonal range and higher fidelity. FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

COMPETITION; CHANGES IN BROADCASTING INDUSTRY

         The radio broadcasting industry is highly competitive. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of its markets, the Company is able to attract advertisers seeking to reach those listeners.

         Factors that are material to a radio station's competitive position include management experience, the station's local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. The Company attempts to improve its competitive position with promotional campaigns aimed at the demographic groups targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased ownership and operation of multiple local radio stations. Management believes that radio stations that elect to take advantage of joint arrangements such as LMAs or JSAs may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although the Company currently operates several multiple station groups and intends to pursue the creation of additional multiple station groups, the Company's competitors in certain markets include operators of multiple stations or operators who already have entered into LMAs or JSAs.

         The radio broadcasting industry is highly competitive, although some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules that regulate the number of stations that may be owned and controlled by a single entity. See "-- Federal Regulation of Radio Broadcasting."

         The Company's stations also compete for advertising revenue with other media, including broadcast television, cable television, newspapers, magazines, direct mail, coupons and billboard advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by DAB. DAB may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The delivery of information through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

         The FCC has allocated spectrum for a new technology, digital audio radio services ("DARS"), to deliver audio programming. The FCC has adopted licensing and operating rules for DARS and in April 1997 awarded two licenses for this service. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and/or national audiences. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and has allotted frequencies in this new band to certain existing AM station licensees that applied for migration to the expanded AM band prior to the FCC's cut-off date, subject to the requirement that such licensees apply to the FCC to implement operations on their expanded band frequencies. At the end of a transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

         The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.


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
         The Company employs a number of on-air personalities and generally enters into employment agreements with certain of these personalities to protect its interests in those relationships that it believes to be valuable. The loss of certain of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company.

FEDERAL REGULATION OF RADIO BROADCASTING

         The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; and adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act.

         The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.

         FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years and are subject to renewal upon application to the FCC. The FCC licenses for the Company's stations are held by certain of the Company's subsidiaries. During certain periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public. Historically, the Company's management has not experienced any material difficulty in renewing any licenses for stations under its control. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether (i) the station has served the public interest, convenience and necessity, (ii) there have been serious violations by the licensee of the Communications Act or the FCC rules thereunder or (iii) there have been other violations by the licensee of the Communications Act or the FCC rules thereunder that, taken together, constitute a pattern of abuse. Historically, FCC licenses have generally been renewed. The Company has no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of the Company's licenses could have a material adverse effect on the Company.

         The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; and Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

         The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 and C.

         The table in Annex A hereto sets forth the market, FCC license classification and frequency of each of the Company's stations (including those with which the Company has or will have a JSA or LMA), assuming the consummation of the Pending Acquisitions, and the date on which each station's FCC license expires. Each of the Company's AM stations is a regional channel station other than WSTC-AM, WFAS-AM, WIRO-AM, WBBD-AM, WBHP-AM, WMMB-AM, KRMD-AM, WSIC-AM, WCOS-AM and WROV-AM, which are local channel stations, and WINE-AM, WPUT-AM, WKEE-AM, WWVA-AM, WHOS-AM, WESC-AM, KYAK-AM and WTSO-AM, which are clear channel stations.

         Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the licensee, including compliance with the various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies, including FCC equal employment opportunity requirements.

         A transfer of control of a corporation controlling a broadcast license may occur in various ways. For example, a transfer of control occurs if an individual stockholder gains or loses "affirmative" or "negative" control of such corporation through issuance, redemption or conversion of stock. "Affirmative" control would consist of control of more than 50% of such corporation's outstanding voting power and "negative" control would consist of control of exactly 50% of such voting power. To obtain the FCC's prior consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration of the grant. The FCC normally has approximately an additional ten days to set aside such grant on its own motion. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.

         In response to the Telecom Act, the FCC amended its multiple ownership rules to eliminate the national limits on ownership of AM and FM stations. Additionally, it established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. In radio markets with 45 or more commercial radio stations, a licensee may own up to eight stations, no more than five of which can be in a single radio service (i.e., no more than five AM or five FM). In radio markets with 30 to 44 commercial radio stations, a licensee may own up to seven stations, no more than four of which can be in a single radio service. In radio markets having 15 to 29 commercial radio stations, a licensee may own up to six radio stations, no more than four of which can be in a single radio service. Finally, in radio markets having 14 or fewer commercial radio stations, a licensee may own up to five radio stations, no more than three of which can be in the same service; provided that the licensee may not own more than one half of the radio stations in the market. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size.

         The Communications Act and FCC rules also prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to a waiver of such prohibition if certain conditions are satisfied) and of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which it now owns radio broadcast properties. On October 1, 1996, the FCC commenced a proceeding to explore possible revisions of its policies concerning waiver of the newspaper/radio cross-ownership restrictions.

         The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable.

         R. Steven Hicks, the Company's President, Chief Executive Officer and Chairman of the Board, is the Chairman, Chief Executive Officer and a director of GulfStar, which is the licensee through its subsidiaries of radio stations in various markets throughout the states of Texas, Louisiana, Arkansas and New Mexico and is seeking to acquire additional radio stations in the states of Texas and Louisiana. Thomas O. Hicks, a director of Capstar and GulfStar, is the President and a director of HM2/Chancellor Holdings, Inc., which through its subsidiaries holds attributable interests in radio stations in various markets in the States of California, Florida, Minnesota, New York, Ohio,

Kentucky, Arizona, Colorado, Georgia, Maryland, Pennsylvania, New Jersey, Wisconsin and Washington, D.C. and is seeking to acquire an interest in stations in Illinois and Michigan. Thomas O. Hicks is also the President, Chief Executive Officer and Chief Operating Officer and 100% stockholder of HM3/Sunrise, Inc., which through subsidiaries owns television stations in California, New York and Michigan and is seeking to acquire an attributable interest in a television station in Ohio. Eric C. Neuman is an Executive Vice President and a director of Capstar, a Vice President of GulfStar, the Vice President and Secretary of HM2/Chancellor Holdings, Inc., and the Vice President of HM3/Sunrise, Inc.

         In determining whether the Company is in compliance with the local ownership limits on AM and FM stations, the FCC will consider the Company's AM and FM holdings as well as the attributable broadcast interests of the Company's officers, directors and attributable stockholders. Accordingly, the attributable broadcast interests of the Company's officers and directors described in the preceding paragraph will limit the number of radio stations the Company may acquire or own in any market in which such officers or directors hold or acquire attributable broadcast interests. In addition, the Company's officers and directors may from time to time hold various nonattributable interests in media properties.

         Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under the cross-interest policy, the FCC in certain instances may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to LMAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules described below, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy.

         The Communications Act prohibits the issuance of broadcast licenses to, or the holding of broadcast licenses by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a public interest finding in favor of such a grant or holding before a broadcast license may be granted to or held by any such corporation and has made such a finding only in limited circumstances generally involving licenses other than broadcast licenses. The FCC has issued interpretations of existing law (i) under which these restrictions in modified form apply to other forms of business organizations, including partnerships and (ii) indicating how alien interests in a company that are held directly through intermediate entities should be considered in determining whether that company is in compliance with these alien ownership restrictions. As a result of these provisions, the licenses granted to the radio station subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Capstar's stock were directly or indirectly owned or voted by Aliens. Accordingly, Capstar's Restated Certificate of Incorporation restricts the ownership, voting and transfer of Capstar's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibits ownership of more than 25% of Capstar's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Restated Certificate of Incorporation authorizes Capstar's Board of Directors to adopt such provisions as it deems necessary to enforce these prohibitions. In addition, the Restated Certificate of Incorporation provides that shares of capital stock of Capstar determined by Capstar's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by Capstar by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions.

         Local Marketing Agreements. Over the past few years, a number of radio stations have entered into what have commonly been referred to as local marketing agreements or LMAs. While these agreements may take varying forms, under a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities that program the blocks of time and sell their own commercial advertising announcements during the time periods in question.

         The FCC has specifically revised its "cross-interest" policy to make that policy inapplicable to time brokerage arrangements. Furthermore, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

         The FCC's multiple ownership rules specifically permit radio station LMAs to continue to be entered into and implemented, but provide that a licensee or a radio station that brokers more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market where it owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station in the same market that it could not own under the revised local ownership rules, unless the Company's programming constituted 15% or less of the other local station's programming time on a weekly basis. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations which it owns or programs serve substantially the same area. Such 25% simulcasting limitation also applies to commonly owned stations in the same broadcast service that serve substantially the same area.

         Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly known as joint sales agreements or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from an LMA in that a JSA normally does not involve programming.

         The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with LMAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.

         Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application.

         Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (less than the full term) license renewal or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

         Proposed and Recent Changes. The FCC has a pending rulemaking proceeding that seeks, among other things, comment on whether the FCC should modify its radio and television broadcast ownership "attribution" rules by (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's outstanding voting power, (ii) increasing from 10% to 20% of the licensee's outstanding voting power the attribution benchmark for "passive investors" in corporate licensees, (iii) attributing certain minority stockholdings in corporations with a single majority shareholder and
(iv) attributing certain LMA, JSA, debt or non-voting stock interests that have heretofore been non-attributable.

         Moreover, Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or to finance those acquisitions. Such matters may include spectrum use or other fees on FCC licenses; foreign ownership of broadcast licenses; revisions to the FCC's equal employment opportunity rules and rules relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and attribution policies; new technologies such as DAB; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder.

         The Company cannot predict what other matters might be considered in the future by the FCC or Congress, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

         Federal Antitrust Laws. In addition to the risks associated with the acquisition of radio stations, the Company is also aware of the possibility that certain acquisitions it proposes to make may be investigated by the FTC or the DOJ, which are the agencies responsible for enforcing the federal antitrust laws. The agencies have recently investigated several radio station acquisitions where an operator proposed to acquire new stations in its existing markets, including the Benchmark Acquisition, which was resolved favorably to the Company. Any decision by the FTC or the DOJ to challenge a proposed acquisition could affect the ability of the Company to consummate the acquisition or to consummate it on the proposed terms.

         For an acquisition meeting certain size thresholds, the HSR Act and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the acquisition. During the initial 30 day period after the filing, the agencies decide which of them will investigate the transaction. If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days. On the other hand, if the agency determines that the transaction requires a more detailed investigation, then at the conclusion of the initial 30 day period, it will issue a formal request for additional information ("Second Request"). The issuance of a Second Request extends the waiting period until the twentieth calendar day after the date of substantial compliance by all parties to the acquisition. Thereafter, such waiting period may only be extended by court order or with the consent of the parties. In practice, complying with a Second Request can take a significant amount of time. In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including but not limited to persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction. Such discussions and negotiations can be time-consuming, and the parties may agree to delay consummation of the acquisition during their pendency.

         At any time before or after the consummation of a proposed acquisition, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or other assets of the Company. Acquisitions that are not required to be reported under the HSR Act may be investigated by the FTC or the DOJ under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

         The Company does not believe that any Pending Acquisition will be adversely affected in any material respect by review under the HSR Act. The Company has received early termination of the applicable waiting period under the HSR Act in regard to the Community Pacific Acquisition and the Madison Acquisition, and no other Pending Acquisition is subject to the HSR Act.

         As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that LMAs, JSAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act.

EMPLOYEES

         At December 31, 1996, the Company had a staff of 303 full-time employees and 139 part-time employees. If the Osborn Transactions, the Benchmark Acquisition and the Space Coast Acquisitions had been consummated as of December 31, 1996, the Company would have had a staff of approximately 880 full-time employees and 425 part-time employees as of such date. There are no collective bargaining agreements between the Company and its employees. The Company does have, however, one union member employed in connection with its Muzak franchise in Atlanta, Georgia, and is negotiating a collective bargaining agreement with the American Federation of Television and Radio Artists of America ("AFTRA") which represents the on-air performance staff of WFAS-AM/FM in Westchester County, New York for collective bargaining purposes. WFAS-AM/FM has approximately nine employees that would be represented by AFTRA. The Company believes that its relations with its employees are good.

SEASONALITY

         Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by retailers. The Company's revenues and broadcast cash flows are typically lowest in the first quarter and highest in the second and fourth quarters.

PROPERTIES AND FACILITIES

         The types of properties required to support each of the Company's radio stations include offices, studios and transmitter/antenna sites. A station's studios are generally housed with its offices in downtown or business districts. The transmitter/antenna sites generally are located so as to provide maximum market coverage.

         The Company owns transmitter and antenna sites in Gadsden and Tuscaloosa, Alabama; Norwalk and Brookfield, Connecticut; Wilmington and Dover, Delaware; Ft. Pierce, Melbourne, Port St. Lucie and Vero Beach, Florida; Catlettsburg, Kentucky; Jackson, Mississippi; Hartsdale and Brewster, New York; Asheville and Statesville, North Carolina; Dayton, Ohio; Whitehall, Pennsylvania; Columbia, Garrison and Greenville, South Carolina; Jackson, Tennessee; Amherst County, Bedford County, Roanoke and Winchester, Virginia; and Huntington and Wheeling, West Virginia. The Company also leases transmitter and antenna sites in Huntsville and Tuscaloosa, Alabama; Stamford, Connecticut; Bethany Beach, Delaware; Indian River County, Cocoa and Vero Beach, Florida; Caddo Parish, Louisiana; Jackson and Pelahatchi, Mississippi; Asheville and Cool Springs, North Carolina; Bridgeport and Dayton, Ohio; Washington Township and Bethlehem, Pennsylvania; Columbia, South Carolina; Boonea Mill and Winchester, Virginia; Huntington, Milton and Cabell County and Wheeling, West Virginia; Pawling and Bedford, New York; and Ocean City, Maryland. The Company typically leases studio and office space, although it owns its facilities in Gadsden and Tuscaloosa, Alabama; Brookfield, Connecticut; Dover, Delaware; Port St. Lucie and Ft. Pierce, Florida; Catlettsburg, Kentucky; Shreveport, Louisiana; Hartsdale and Patterson, New York; Asheville and Statesville, North Carolina; Columbia and Greenville, South Carolina; Jackson, Tennessee; Roanoke, Virginia; and Huntington and Wheeling, West Virginia.

         The Company generally considers its facilities to be suitable and of adequate size for its current and intended purposes. The Company does not anticipate any difficulties in renewing any facility leases or in leasing additional space, if required.

         The Company owns substantially all of its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Company's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed.

         The principal executive offices of the Company are located at 600 Congress Avenue, Suite 1400, Austin, Texas 78701. The telephone number of the Company at that address is (512) 404-6840.

LITIGATION

         The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

                            THE PENDING ACQUISITIONS

         As part of the Company's overall strategy to take advantage of the passage of the Telecom Act, the Company has entered into agreements to acquire or assume agreements to provide services to an additional 32 stations in seven new markets and three existing markets and, upon completion of the Pending Acquisitions, the Company will own and operate or provide services to 121 radio stations in 31 mid-sized markets located throughout the United States. The Company must obtain additional financing to consummate the Pending Acquisitions and there can be no assurance that such financing will be available to the Company on terms acceptable to its management or at all. The consummation of the Pending Acquisitions is subject to various conditions, including FCC and other regulatory approval. No assurances can be given that the Pending Acquisitions will be consummated or that, if completed, they will be successful.

COMMUNITY PACIFIC ACQUISITION

         On December 26, 1996, the Company agreed to acquire substantially all of the assets of Community Pacific (the "Community Pacific Acquisition"). The purchase price of the Community Pacific Acquisition will equal approximately $35.0 million payable in cash. Community Pacific owns and operates 11 radio stations (six FM and five AM) in four markets located in Anchorage, Alaska, Modesto and Stockton, California and Des Moines, Iowa. In January 1997, the Company and Community Pacific each filed an (i) application with the FCC for approval to transfer control of such radio stations to the Company and (ii) a Notification and Report Form with the DOJ and the FTC. The applicable waiting period under the HSR Act terminated on February 21, 1997, after which time the Company and Community Pacific entered into an LMA in connection with Community Pacific's radio stations pursuant to which the Company provides certain sales, programming and marketing services for Community Pacific's stations under an LMA. The FCC approved the Community Pacific Acquisition in April 1997. The Company anticipates that the Community Pacific Acquisition will be consummated in November 1997. See "-- COMCO Acquisition."

         Under the terms of the acquisition agreement, which was entered into by Pacific Star, the acquisition agreement may be terminated by Community Pacific prior to consummation of the asset purchase under various circumstances, including, but not limited to, a material breach of any representation, warranty, covenant or agreement, by Pacific Star. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Pacific Star, then Community Pacific will be entitled to liquidated damages in the amount of $2.6 million as Community Pacific's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $2.6 million. See "Description of Other Indebtedness -- Letters of Credit."

MADISON ACQUISITION

         On January 27, 1997, the Company agreed to acquire substantially all of the assets of Madison (the "Madison Acquisition"). The purchase price of the Madison Acquisition will equal approximately $38.8 million payable in cash. Madison owns and operates six radio stations (four FM and two AM) in Madison, Wisconsin. In February 1997, the Company and Madison filed an application with the FCC for approval to transfer control of such radio stations to the Company. The Company and Madison filed a Notification and Report Form with the DOJ and the FTC in February 1997. The applicable waiting period under the HSR Act terminated on March 11, 1997. The Company anticipates that the Madison Acquisition will be consummated in October 1997.

         Under the terms of the acquisition agreement, which was entered into by Point Madison Acquisition Company, Inc., a subsidiary of the Company ("Madison Acquisition Co."), the acquisition agreement may be terminated by Madison prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Madison Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Madison Acquisition Co., then Madison will be entitled to liquidated damages in the amount of $3.2 million as Madison's exclusive remedy. Madison Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $3.2 million. See "Description of Other Indebtedness -- Letters of Credit."

COMMONWEALTH ACQUISITION

         On January 27, 1997, the Company agreed to acquire substantially all of the assets of Commonwealth (the "Commonwealth Acquisition"). The purchase price of the Commonwealth Acquisition will equal approximately $5.3 million payable in cash. Commonwealth owns and operates three radio stations (two FM and one AM) in Yuma, Arizona. In February 1997, the Company and Commonwealth filed an application with the FCC for approval to transfer control of such radio stations to the Company. No filing under the HSR Act is required. The Company anticipates that the Commonwealth Acquisition will be consummated in October 1997.

         Under the terms of the acquisition agreement, which was entered into by Pacific Star., the acquisition agreement may be terminated by Commonwealth prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Pacific Star. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement, by Pacific Star, then Commonwealth will be entitled to liquidated damages in the amount of $262,500 as Commonwealth's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $262,500. See "Description of Other Indebtedness -- Letters of Credit."

CAVALIER ACQUISITION

         On January 27, 1997, the Company agreed to acquire substantially all of the assets of Cavalier (the "Cavalier Acquisition"). The purchase price of the Cavalier Acquisition will equal approximately $8.3 million payable in cash. Cavalier owns and operates five radio stations (four FM and one AM) in the Roanoke and Lynchburg, Virginia markets. In February 1997, the Company and Cavalier filed an application with the FCC for approval to transfer control of such radio stations to the Company. No filing under the HSR Act is required. The Company anticipates that the Cavalier Acquisition will be consummated in October 1997.

         Under the terms of the acquisition agreement, which was entered into by Cavalier Acquisition Co., the acquisition agreement may be terminated by Cavalier prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement, by Cavalier Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Cavalier Acquisition Co., then Cavalier will be entitled to liquidated damages in the amount of $900,000 as Cavalier's exclusive remedy. Cavalier Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $900,000. See "Description of Other Indebtedness -- Letters of Credit."

COMCO ACQUISITION

         On February 3, 1997, the Company agreed to acquire substantially all of the assets of COMCO (the "COMCO Acquisition"). The purchase price of the COMCO Acquisition will equal approximately $6.7 million payable in cash. COMCO owns and operates six radio stations (four FM and two AM) in the Anchorage and Fairbanks, Alaska markets. The Company and COMCO filed an application with the FCC for approval to transfer control of such radio stations to the Company in February 1997. No filing under the HSR Act is required. The Company anticipates that the COMCO Acquisition will be consummated in October 1997.

         Under the terms of the agreement, which was entered into by Pacific Star, the acquisition agreement may be terminated by COMCO prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement, by Pacific Star. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Pacific Star, then COMCO will be entitled to liquidated damages in the amount of $335,000 as COMCO's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $335,000. See "Description of Other Indebtedness -- Letters of Credit."

         Upon consummation of the Community Pacific Acquisition and the COMCO Acquisition, the Company will own and operate seven radio stations (four FM and three AM) in the Anchorage, Alaska market, which number exceeds the multiple station ownership limitations under the Communications Act. Accordingly, the Company has sought permission from the FCC to consummate both the Community Pacific Acquisition and the COMCO Acquisition provided that the Company agrees to sell radio station KASH-AM in Anchorage, Alaska within 18 months of the date on which the Community Pacific Acquisition is consummated. The Company would be in compliance with the ownership limitations of the Communications Act in the Anchorage, Alaska market once it disposes of KASH-AM. No assurances can be given that the FCC will grant permission to the Company to consummate both the Community Pacific Acquisition and the COMCO Acquisition and dispose of KASH-AM, or if the FCC grants such permission, that the Company will be able to sell KASH-AM. See "-- Community Pacific Acquisition."

EMERALD CITY ACQUISITION

         On March 10, 1997, the Company agreed to acquire substantially all of the assets of Emerald City (the "Emerald City Acquisition") used or useful in the operations of Emerald City's three radio stations (two FM and one AM) in the Columbia, South Carolina market. The Company has agreed to assign WNOK Acquisition Co.'s right to acquire two of Emerald City's radio stations (WOIC-AM and WMFX-FM) on or before the date on which the Company acquires Emerald City's third radio station (WNOK-FM) to Clear Channel Radio Licensing, Inc. The purchase price of the Emerald City Acquisition will equal approximately $14.9 million payable in cash, of which approximately $9.5 million has been allocated to station WNOK-FM and will be payable by the Company.

         The Company and Emerald City intend to file an application with the FCC in April 1997 for approval to transfer control of WNOK-FM to the Company. No assurances can be given that the FCC will grant permission to the Company to consummate the Emerald City Acquisition. No filing under the HSR Act is required. The Company anticipates that the Emerald City Acquisition will be consummated in July 1997.

         Under the terms of the agreement, which was entered into by WNOK Acquisition Company, Inc., a subsidiary of the Company ("WNOK Acquisition Co."), the acquisition agreement may be terminated by Emerald City prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co., then Emerald City will be entitled to liquidated damages in the amount of $500,000 as Emerald City's exclusive remedy. WNOK Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow cash in the amount of $75,000 and has agreed that $425,000 of the loan described below will be forgiven if Emerald City becomes entitled to liquidated damages.

         In connection with the Emerald City Acquisition, the Company has loaned Emerald City approximately $13.5 million, the proceeds of which were used by Emerald City (i) to pay matured indebtedness of Emerald City to Clear Channel Radio, Inc. in the amount of approximately $13.3 million, including principal and interest, and (ii) for other business purposes in the amount of approximately $200,000. The loan matures on the earlier to occur of (i) October 31, 1997, (ii) the closing of the Emerald City Acquisition or (iii) within 75 days after the termination of the acquisition agreement with WNOK Acquisition Co.

WRIS ACQUISITION

         On April 11, 1997, the Company agreed to acquire substantially all of the assets of WRIS used or held for use in the operation of station WJLM-FM in Salem, Virginia (the "WRIS Acquisition"). The purchase price of the WRIS Acquisition will equal approximately $3.1 million payable in cash. In April 1997, the Company and WRIS will file an application with the FCC for approval to transfer control of such radio station to the Company. No filing under the HSR Act is required. The Company anticipates that the WRIS Acquisition will be consummated in August 1997.

         Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Company, Inc., a subsidiary of the Company ("Capstar Acquisition Co."), the acquisition agreement may be terminated by WRIS prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then WRIS will be entitled to liquidated damages in the amount of $150,000 as WRIS's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $150,000. See "Description of Other Indebtedness -- Letters of Credit."

POSSIBLE ACQUISITIONS

         The Company has entered into nine separate nonbinding letters of intent to acquire and/or exchange substantially all of the assets of the respective potential sellers used or useful in the operations of each seller's radio stations, each of which is subject to various conditions, including the ability of the Company to enter into a definitive agreement to acquire such assets. No assurances can be given that definitive agreements will be entered into to acquire such assets or that such acquisitions will be consummated. As part of the Company's ongoing acquisition strategy, the Company is continually evaluating certain other potential acquisition opportunities. See "Risk Factors -- Risks of Acquisition Strategy."

                                   MANAGEMENT

         The directors and executive officers of the Company are listed below. Each of the directors will hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The holders of the Class A Common Stock, voting separately as a class, will be entitled to elect two members of Capstar's Board of Directors (the "Class A Directors"). Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

NAME                        AGE                POSITION
----                        ---                --------

R. Steven Hicks             47      Chairman of the Board, President, Chief
                                    Executive Officer and Director

Paul D. Stone               36      Executive Vice President and Chief
                                    Financial Officer

William S. Banowsky, Jr.    35      Executive Vice President, General Counsel
                                    and Secretary

Eric C. Neuman              52      Executive Vice President and Director

James T. Shea, Jr.          44      President of Commodore

Frank D. Osborn             49      President and Chief Executive Officer of
                                    Osborn

David J. Benjamin, III (1)  50      Chairman of the Board and Chief Executive
                                    Officer of Pacific Star

Dex Allen                   54      President and Chief Operating Officer of
                                    Pacific Star

Thomas O. Hicks             51      Director

Lawrence D. Stuart, Jr.     52      Director

---------------
(1) David J. Benjamin, III will become the President and Chief Operating Officer of Pacific Star upon consummation of the Community Pacific Acquisition.

         R. Steven Hicks has served as the Chairman of the Board, President, Chief Executive Officer and as a director of the Company since its inception in October 1996. Mr. Hicks has also served as Chairman of the Board and Chief Executive Officer of GulfStar since January 1987. From November 1993 to May 1996, he was President and Chief Executive Officer of SFX, a publicly traded radio broadcasting company. Mr. Hicks is a 30-year veteran of the radio broadcasting industry, including 18 years as a station owner. Mr. Hicks is the brother of Thomas O. Hicks.

         Paul D. Stone has served as Executive Vice President and the Chief Financial Officer of the Company since January 1997. Mr. Stone was an Executive Vice President and the Chief Financial Officer of GulfStar from April 1996 until January 1997 at which time Mr. Stone resigned from such positions. Prior to January 1997, Mr. Stone was Vice President and Controller of Hicks Muse for six years. He holds a Masters Degree in Accounting from the University of North Texas and is a Certified Public Accountant.

         William S. Banowsky, Jr. has served as Executive Vice President and the General Counsel of the Company since January 1997. Mr. Banowsky was an attorney with Snell, Banowsky & Trent, P.C., Dallas, Texas, for six years before joining the Company. Prior to that time, he was an attorney for Johnson & Gibbs, P.C., Dallas, Texas, for four years.

         Eric C. Neuman has served as Executive Vice President and a director of the Company since its inception in October 1996. Mr. Neuman has served as an officer of Hicks Muse since 1993 and as a Senior Vice President thereof since 1996. Before joining Hicks Muse, Mr. Neuman served for eight years as Managing General Partner of Communications Partners, Ltd., a Dallas-based private investment firm. Mr. Neuman has served as a director of Chancellor Broadcasting Company since 1996.

         James T. Shea, Jr. is President of Commodore and has served in such position since October 16, 1996. Mr. Shea joined Commodore as the President of its MidAtlantic Region in March 1992. He joined Wilks-Schwartz as Vice President, General Manager, and Partner of WKRZ, Wilkes Barre, Pennsylvania in 1980, and became Vice President, General Manager and Partner of WQQQ/WEEX, Allentown, Pennsylvania in 1984, was promoted to Executive Vice President and Partner in 1986 and served in such capacity until 1992. Prior to serving as President of Commodore, Mr. Shea served as Chief Operating Officer of Commodore from January 1995 to October 1996.

         Frank D. Osborn has been President and Chief Executive Officer of Osborn since Osborn's inception in 1984. He is Chairman of the Board of Fairmont Communications and is a member of the Board of Directors of Northstar Television Group. From 1983 to 1985, Osborn served as Senior Vice President/Radio for Price Communications Corporation. From 1981 to 1983, Mr. Osborn served as Vice President and General Manager of WYNY, NBC's New York FM radio station, and was Vice President of Finance and Administration of NBC Radio from 1977 to 1981.

         David J. Benjamin, III, has been President and Chief Executive Officer of Community Pacific since 1992. Prior to such time, he co-founded and served as Chairman and Chief Executive Officer of Community Pacific's predecessor, Community Pacific Broadcasting Corporation, which positions he had held since 1974. Mr. Benjamin is a former President of the Oregon Association of Broadcasters and a former board member of the National Association of Broadcasters. Upon consummation of the Community Pacific Acquisition, Mr. Benjamin will serve as Chairman of the Board and Chief Executive Officer of Pacific Star.

         Dex Allen serves as the President and Chief Operating Officer of Pacific Star. Mr. Allen has served as the managing member of Commonwealth since 1984 and is expected to continue to serve in such position until consummation of the Commonwealth Acquisition. Prior to 1984, Mr. Allen was Vice President/General Manager of KOGO-AM and KPRI-FM in San Diego, California and the Sales Manager of KCBQ-AM in San Diego, California. Mr. Allen is a 29-year veteran of the radio broadcasting industry, including 12 years as a station owner.

         Thomas O. Hicks has been a director of the Company since its inception in October 1996. Thomas O. Hicks has been Chairman and Chief Executive Officer of Hicks Muse since co-founding the firm in 1989. Prior to forming Hicks Muse, Thomas O. Hicks co-founded Hicks & Haas Incorporated in 1983 and served as its Co-Chairman and Co-Chief Executive Officer through 1989. Thomas O. Hicks also serves as a director of Chancellor Broadcasting Company, Berg Electronics Corp., Sybron International Corporation and Neodata Corporation. Thomas O. Hicks is the brother of R. Steven Hicks.

         Lawrence D. Stuart, Jr. has served as a director of the Company since January 1997. Mr. Stuart has been a Managing Director and Principal of Hicks Muse since 1995. Prior to joining Hicks Muse, Mr. Stuart had served for over 20 years as the principal outside legal counsel for the investment firms and portfolio companies led by Thomas O. Hicks. From 1989 to 1995, Mr. Stuart was the Managing Partner of the Dallas office of Weil, Gotshal & Manges (a Limited Liability Partnership including Professional Corporations).

ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation of Capstar provides that the Board of Directors shall consist of at least five but no more than nine directors, two of whom shall be elected by the holders of the Class A Common Stock voting as a class, and the remainder of whom (the "Classified Directors") shall be elected by the holders of the Class A Common Stock and the Class C Common Stock, voting together as a single class. It is expected that the Class A directorships will be vacant immediately following the completion of the Offering and will be filled at the next annual meeting of the stockholders of Capstar, provided that such vacancies may be filled by the Board of Directors before the next annual meeting of stockholders and such appointees would then be nominated for election as the Class A Directors at the next annual meeting of stockholders. The Classified Directors are divided into three classes of directors, designated as Class I, Class II and Class III directors. The Class A Directors will be elected for one-year terms at each annual meeting of the stockholders of Capstar commencing after the Offering. The Classified Directors will be elected for three-year terms. The initial term of office of the Class I directors expires at the 1998 annual meeting of stockholders, the initial term of the Class II directors expires at the 1999 annual meeting of stockholders and the initial term of the Class III directors expires at the 2000 annual meeting of stockholders. Beginning with the 1998 annual meeting, and at each annual meeting of stockholders thereafter, Classified Directors in the class to be elected at such meeting will be elected to succeed those directors whose terms expire at such meeting. The Class I director is Eric C. Neuman; the Class II director is Lawrence D. Stuart, Jr.; and the Class III directors are R. Steven Hicks and Thomas O. Hicks.

BOARD COMMITTEES

         In January 1997, the Company's Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services provided to the Company, including the independence of such accountants. The Compensation Committee determines the compensation of executive officers and administers the Stock Option Plan and the Stock Purchase Plan. Lawrence D. Stuart, Jr. and Eric C. Neuman currently serve on the Audit Committee. The Audit Committee will consist of two independent directors who will be appointed after the Offering. R. Steven Hicks, Thomas O. Hicks and Mr. Stuart serve on the Compensation Committee.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation received or accrued by the Company's Chief Executive Officer and its other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                      ----------------------------------  ------------------------
                                                               OTHER       SECURITIES                 ALL OTHER
                                                              ANNUAL       UNDERLYING      LTIP     COMPENSATION
NAME AND PRINCIPAL POSITION            SALARY($)  BONUS($)  COMPENSATION    OPTIONS(#)  PAYOUTS($)       ($)
---------------------------           ----------  --------  ------------  ------------ -----------  -------------

R. Steven Hicks .....................   135,400         --         --       930,000(1)        --       744,000(1)
Chairman of the Board, President and
Chief Executive Officer

James T. Shea, Jr. ..................   262,500         --      6,000       720,880       170,000    3,412,495(2)
President of Commodore

Frank D. Osborn .....................   387,000    300,000         --            --            --    1,778,375(3)
President of Osborn

---------------
(1)  See "Certain Transactions -- Warrants."

(2) Represents the amount paid to Mr. Shea in connection with the Commodore Acquisition in settlement of such executive officer's outstanding options to purchase shares of common stock of Commodore.

(3) Frank D. Osborn became an executive officer of the Company upon consummation of the Osborn Acquisition in February 1997. Mr. Osborn's employment agreement with Osborn prior to the Osborn Acquisition obligated Osborn to pay $16,000 annually into a retirement benefit arrangement for Mr. Osborn. Mr. Osborn elected to have such amount deposited into Osborn's Non-Qualified Deferred Compensation Plan. In 1996, Mr. Osborn also received $1,746,875 in compensation from the exercise of non-qualified stock options granted by Osborn and $15,500 from the exercise of incentive stock options granted by Osborn.

         The following table contains information about stock options and stock purchase rights granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                                 ---------------------------------------  POTENTIAL REALIZABLE VALUE
                                     NUMBER OF   PERCENT OF TOTAL                          AT ASSUMED ANNUAL RATES
                                    SECURITIES        OPTIONS                             OF STOCK PRICE APPRECIATION
                                    UNDERLYING      GRANTED TO     EXERCISE                   FOR OPTION TERM(1)
                                      OPTIONS        EMPLOYEES       PRICE    EXPIRATION  ---------------------------
          NAME                      GRANTED(#)        IN 1996      PER SHARE    DATE         5%($)           10%($)
          ----                      ----------   ----------------  ---------  ----------  ----------        --------

R. Steven Hicks ...................  930,000(2)          100%       $10.00(2)  10-16-06   $5,848,720       $14,821,805

James T. Shea, Jr. ................   72,088(3)        17.86%       $10.00     11-26-06   $  453,358       $ 1,148,897
                                      35,000(4)         8.67%       $10.00     12-26-96           --                --

Frank D. Osborn ...................       --              --             --       --              --                --

---------------------------
(1) The assumed rates are compounded annually for the full terms of the options and warrants.

(2)  See "Certain Transactions -- Warrants."

(3) Represents options granted pursuant to the Company's Stock Option Plan (as defined).

(4) Represents stock purchase rights granted pursuant to the Company's Stock Purchase Plan (as defined).

         The following table sets forth certain information (i) with respect to the number of shares of Common Stock issued upon exercises of options and stock purchase rights by the Named Executive Officers during the fiscal year ended December 31, 1996 and (ii) with respect to the unexercised options granted under the Stock Option Plan held by the Named Executive Officers at December 31, 1996.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                       UNDERLYING              VALUE OF UNEXERCISED
                                    SHARES                       UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                   ACQUIRED         VALUE          DECEMBER 31, 1996          DECEMBER 31, 1996($)(1)
                                                                --------------------------  --------------------------
         NAME                     ON EXERCISE    REALIZED($)     EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
         ----                     -----------    -----------     ----------- -------------  -----------  -------------

R. Steven Hicks ................        --           --           744,000(2)  186,000(2)       $744,000      $186,000

James T. Shea, Jr. .............        --           --                --      72,088(3)             --        72,088
                                    35,000(4)        --                --          --                --            --

Frank D. Osborn ................        --           --                --          --                --            --

---------------
(1) There is no public market for the Common Stock. Based on the per share price of the Equity Investment and the Osborn Contribution of $11.00.

(2)  See "Certain Transactions -- Warrants."

(3)  Represents options granted pursuant to the Stock Option Plan.

(4)  Represents stock purchase rights granted pursuant to the Stock Purchase
     Plan.

EMPLOYMENT AGREEMENTS

         R. Steven Hicks Employment Agreement. Capstar has entered into an employment agreement with R. Steven Hicks pursuant to which Mr. Hicks serves as Chairman of the Board, President and Chief Executive Officer of Capstar. Mr. Hicks' employment agreement terminates on December 31, 2001, and will be automatically renewed for successive one year terms unless Mr. Hicks or Capstar gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but no more than 12 months prior to such expiration date). Mr. Hicks' current base salary is $250,000 per year and is subject to further annual increases at least equal to five percent of the then current annual base salary. He is also entitled to receive such annual performance bonuses as Capstar's Board of Directors may determine. Further, Mr. Hicks is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar terminates Mr. Hicks' employment for cause or Mr. Hicks terminates his employment for other than good reason, Capstar must pay Mr. Hicks all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. Hicks' employment agreement other than for cause or Mr. Hicks terminates his employment agreement for good reason, Mr. Hicks' employment agreement provides for (A) a lump sum payment of (x) two times Mr. Hicks' then current annual salary and (y) any accrued obligations and other benefits earned prior to the date of termination and (B) unless the Board of Directors of the Company determines that Mr. Hicks has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between the Company and Mr. Hicks and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Hicks' termination. Mr. Hicks has entered into a substantially similar employment agreement with GulfStar.

         James T. Shea, Jr. Employment Agreement. Capstar and Commodore have entered into an employment agreement with James T. Shea, Jr. pursuant to which Mr. Shea serves as the President of Commodore. Mr. Shea's employment agreement terminates on April 30, 1999. Mr. Shea's current base salary is $275,625, which increases at the beginning of each calendar year by an amount which shall not be less than five percent of his then current base salary. Mr. Shea is also entitled to receive annual bonuses as the Board of Directors of Commodore may determine, provided that the bonus shall not be more than $150,000. In addition, the employment agreement provides for an automobile allowance, participation in the retirement, savings, and welfare benefit plans of Commodore, a life insurance policy of $650,000 and stock options to purchase 720,880 shares of Class A Common Stock of the Company at $1.00 per share under the Stock Option Plan (which stock options were granted in 1996). If Commodore terminates Mr. Shea's employment for cause, Commodore is obligated to pay Mr. Shea's then accrued base salary, reimbursable expenses, and any other compensation then due and owing. In addition, Commodore must continue to fund Mr. Shea's life insurance policy. If the employment agreement is terminated due to death or disability, without cause or by Mr. Shea for good reason, Mr. Shea will be entitled to (i) the continuation of his annual base salary, as then in effect, for a period equal to (A) if the termination date occurs after April 21, 1998 but prior to April 30, 1999, a 12-month period commencing on the termination date or (B) if the termination date occurs on or prior to April 21, 1998, the lesser of (x) a 24-month period commencing on the termination date and (y) the period starting on the termination date and ending on April 30, 1999, (ii) a pro rata amount of his annual bonus, (iii) any annual base salary and annual bonus then accrued but not yet paid, (iv) the continuation of his welfare benefits for a period equal to (A) if the termination date occurs after April 21, 1998 but prior to April 30, 1999, a 12-month period commencing on the termination date or (B) if the termination date occurs on or prior to April 21, 1998, the lesser of (x) a 24-month period commencing on the termination date and (y) the period starting on the termination date and ending on April 30, 1999, (v) the continuation of his life insurance policy, (vi) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, (vii) reimbursement for certain expenses incurred as of the termination date but not yet paid as of the date of termination and (viii) any other rights afforded to him under other written agreements between Mr. Shea and the Company.

         Frank D. Osborn Employment Agreement. Upon consummation of the Osborn Acquisition, Osborn entered into an employment agreement with Frank D. Osborn pursuant to which Mr. Osborn serves as the President and Chief Executive Officer of Osborn. Mr. Osborn's employment agreement terminates on the fifth anniversary of the consummation of the Osborn Acquisition. Mr. Osborn's base salary is $375,000, and commencing on January 1, 1998, and on each subsequent January 1, his base salary will be adjusted to reflect the annual increase in the Consumer Price Index during the preceding year. Mr. Osborn is entitled to a $300,000 signing bonus. In addition, Mr. Osborn is entitled to a guaranteed bonus of $25,000 per month for a period of 60 months after the date of the agreement and an annual bonus as determined by Osborn's Board of Directors. Further, Mr. Osborn was granted non-qualified stock options for 1,500,000 shares of Class A Common Stock of the Company. Except as otherwise provided in the employment agreement or in the Stock Option Plan, the stock options will vest with respect to 20.0% of the shares of Class A Common Stock subject thereto on the first anniversary of the date of grant, and 1/60th of such shares shall vest on the last day of each calendar month thereafter. If Mr. Osborn's employment is terminated by Osborn for cause or by Mr. Osborn for other than good reason, Osborn is obligated to pay all accrued obligations and other benefits to Mr. Osborn. If the employment agreement is terminated by Osborn other than for cause or disability or by Mr. Osborn for good reason, Mr. Osborn's employment agreement provides for (A) a lump sum payment of any accrued obligations and other benefits earned prior to the date of termination,
(B) the payment in regular installments of (x) if the remainder of the employment period is 24 months or less, Mr. Osborn's then current salary for the remainder of the employment period, (y) if the remainder of the employment period is more than 24 months but less than 36 months, twice the sum of Mr. Osborn's then current salary, plus Mr. Osborn's then current salary for a period of 12 months after the 24 months have expired from the termination date, (C) the payment of the guaranteed bonus as if Mr. Osborn's employment had not been terminated and (D) unless the Board of Directors of Osborn determines that Mr. Osborn has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between the Company and Mr. Osborn and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Osborn's termination. Mr. Osborn is also entitled to participate in Osborn's employee medical benefit plan for 24 months following termination unless Osborn fails to achieve 60.0% of its annual budget for operating profit for the last calendar year ended prior to termination. In that case, Mr. Osborn is entitled to participate in such plan for 12 months following termination.

         Paul D. Stone Employment Agreement. Capstar has entered into an employment agreement with Paul D. Stone pursuant to which Mr. Stone serves as an Executive Vice President and the Chief Financial Officer of Capstar. Mr. Stone's employment agreement terminates on December 31, 2001, and will be renewed automatically for successive one year terms unless Mr. Stone or Capstar gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but no more than 12 months prior to such expiration date). Mr. Stone's current base salary is $200,000 per year, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year. Mr. Stone is also entitled to receive such annual bonuses as Capstar's Board of Directors may determine. Further, Mr. Stone is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar terminates Mr. Stone's employment for cause or Mr. Stone terminates his employment for other than good reason, Capstar must pay Mr. Stone all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. Stone's employment agreement other than for cause or Mr. Stone terminates his employment agreement for good reason, Mr. Stone's employment agreement provides for (A) a lump sum payment of (x) two times Mr. Stone's then current annual salary and (y) any accrued obligations and other benefits earned prior to the date of termination and (B) unless the Board of Directors of the Company determines that Mr. Stone has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between the Company and Mr. Stone and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Stone's termination.

         William S. Banowsky, Jr. Employment Agreement. Capstar has entered into an employment agreement with William S. Banowsky pursuant to which Mr. Banowsky serves as an Executive Vice President and the General Counsel of the Company. Mr. Banowsky's employment agreement terminates on December 31, 2001, and will be renewed automatically for successive one-year terms unless Mr. Banowsky or Capstar gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but not more than 12 months prior to such expiration date). Mr. Banowsky's current base salary is $200,000 per year, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year. Mr. Banowsky is also entitled to receive such annual bonuses as the Company's Board of Directors may determine. Further, Mr. Banowsky is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar terminates Mr. Banowsky's employment for cause or Mr. Banowsky terminates his employment for other than good reason, Capstar must pay Mr. Banowsky all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. Banowsky's employment agreement other than for cause or Mr. Banowsky terminates his employment agreement for good reason, Mr. Banowsky's employment agreement provides for (A) a lump sum payment of (x) two times Mr. Banowsky's then current annual salary and (y) any accrued obligations and other benefits earned prior to the date of termination and (B) unless the Board of Directors of the Company determines that Mr. Banowsky has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between the Company and Mr. Banowsky and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Banowsky's termination.

         Dex Allen Employment Agreement. Dex Allen is the President and Chief Operating Officer of Pacific Star. Pacific Star and Mr. Allen have entered into an employment agreement having the following terms: (i) Mr. Allen will serve as President and Chief Operating Officer of Pacific Star; (ii) Mr. Allen's term of employment is five years, provided that on the fifth anniversary and on each anniversary thereafter, Mr. Allen's employment period shall automatically be extended for one additional year unless Mr. Allen or Pacific Star gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to such anniversary (but no more than 12 months prior to such anniversary); (iii) Mr. Allen will receive a base salary of $150,000 during his first year of employment, which will increase to $200,000 per year thereafter, subject to further annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year; and (iv) Mr. Allen will be entitled to receive an annual bonus of at least $50,000 per year if certain financial goals, as determined by Pacific Star's Board of Directors are achieved. The Company and Mr. Allen also agreed that (i) if Pacific Star terminates Mr. Allen's employment for cause or Mr. Allen terminates his employment for other than good reason, Pacific Star will only be obligated to make a lump sum payment to Mr. Allen of any accrued obligations of Pacific Star to Mr. Allen, including Mr. Allen's salary earned or accrued through the date of his termination, and (ii) if Pacific Star terminates Mr. Allen's employment other than for cause or disability or Mr. Allen terminates his employment for good reason, Mr. Allen's employment agreement provides for (A) a severance payment of Mr. Allen's then current base salary in regular installments for a one year period, (B) a lump sum payment of any accrued obligations and other benefits earned prior to the date of termination, and (C) unless the Board of Directors of Pacific Star determines that Mr. Allen has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between the Company and Mr. Allen and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Allen's termination.

         David J. Benjamin, III Employment Agreement. Upon consummation of the Community Pacific Acquisition, Pacific Star will enter into an employment agreement with David J. Benjamin, III pursuant to which Mr. Benjamin will serve as Chairman and Chief Executive Officer of Pacific Star and chief executive officer of the West Region. Mr. Benjamin's employment agreement will terminate on the fifth anniversary of the consummation of the Community Pacific Acquisition. The employment agreement will automatically be renewed for successive one-year terms unless Mr. Benjamin or the Company gives written notice of his or its intention not to renew the agreement at least six months (but no more than 12 months) prior to the date the agreement would otherwise expire. Mr. Benjamin's base salary will be $200,000, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year. Mr. Benjamin is also entitled to receive an annual bonus of $50,000 per year if certain financial goals, as determined by the Board of Directors of Pacific Star, are achieved. In addition, Mr. Benjamin is entitled to receive stock options to purchase shares of Common Stock. Except as otherwise provided in the employment agreement or in the Stock Option Plan, the stock options will vest with respect to 20.0% of the shares of Common Stock subject thereto on the first anniversary of the date of grant, and 1/60th of such shares shall vest on the last day of each calendar month thereafter. If the Company terminates Mr. Benjamin's employment for cause or Mr. Benjamin terminates his employment for other than good reason, Pacific Star will not be obligated to make any further salary payments to Mr. Benjamin except those earned prior to the date of termination. If Pacific Star terminates Mr. Benjamin's employment without cause or Mr. Benjamin terminates his employment for good reason, Mr. Benjamin's employment agreement provides for (A) a lump sum payment equal to any accrued obligations of Pacific Star to Mr. Benjamin, (B) in regular installments of (x) if the remainder of the employment period is less than 24 months, Mr. Benjamin's then annual salary for the remainder of the employment period, (y) if the remainder of the employment period is more than 24 but less than 36 months, the sum of two times Mr. Benjamin's then annual salary plus his annual salary for a period of 12 months after 24 months have expired from the date of his termination, or (z) if the remainder of the employment period is greater than 36 months, the sum of two times Mr. Benjamin's then annual salary plus his annual salary for a period of 12 months after 24 months have expired from the date of his termination and (C) the payment of his bonus as if the termination did not occur and (D) unless the Board of Directors of Pacific Star determines that Mr. Benjamin has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between the Company and Mr. Benjamin and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Benjamin's termination. Notwithstanding clause (B) of the immediately preceding sentence, if the Company's West Region fails to achieve at least 60.0% of its annual budget for operating profit for the last calendar year ended prior to termination, Pacific Star will only be obligated to pay Mr. Benjamin's then current salary for 12 months. If Mr. Benjamin's employment is terminated due to death or disability, Pacific Star shall pay all accrued obligations and investments, guaranteed bonuses and other benefits for 12 months after the termination date.

BENEFIT PLANS

Stock Option Plan

         The Company's 1996 Stock Option Plan (the "Stock Option Plan") gives certain individuals and key employees of the Company and any parent corporation or subsidiary corporation thereof (such parent and subsidiary corporations are referred to as "Related Entities") who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company and any Related Entities. After giving effect to the Recapitalization, the Stock

Option Plan provides for the grant of options to acquire up to 9,000,000 shares of Class A Common Stock. Grants of stock options with respect to 706,895 shares of Class A Common Stock have been made under the Stock Option Plan.

         The Stock Option Plan is administered by the Company's Compensation Committee. The Compensation Committee has authority, subject to the terms of the Stock Option Plan (including the formula grant provisions and the provisions relating to incentive stock options contained therein), to determine when and to whom to make grants or awards under the Stock Option Plan, the number of shares to be covered by the grants or awards, the types and terms of the grants and awards, and in the case of grants of stock options, the exercise price of stock options. Moreover, the Compensation Committee will have the authority, subject to the provisions of the Stock Option Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Stock Option Plan and to make such determinations and interpretations and to take such action in connection with the Stock Option Plan and any grants and awards thereunder as it deems necessary or advisable. The Compensation Committee's determinations and interpretations under the Stock Option Plan are final, binding and conclusive on all participants and need not be uniform and may be made by the Compensation Committee selectively among persons who receive, or are eligible to receive, grants and awards under the Stock Option Plan.

         Grants of "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options (options which do not qualify under section 422 of the Code) may be made under the Stock Option Plan to key employees. Grants of non-qualified stock options may be made to eligible non-employees (as defined in the Stock Option Plan). No incentive stock option may be granted pursuant to the Stock Option Plan after October 16, 2006.

         The exercise price per share of Class A Common Stock under each option is fixed by the Compensation Committee at the time of grant and must equal at least 100.0% of the fair market value (as defined in the Stock Option Plan) of a share of Class A Common Stock on the date of grant; provided, however , that the exercise price of an incentive stock option granted to a person who, at the time of grant, owns shares of the Company or any Related Entity which possess more than 10.0% of the total combined voting power of all classes of stock of the Company or of any Related Entity may not be less than 110.0% of the fair market value of a share of Class A Common Stock on the date of grant. No option is exercisable after the expiration of ten years from the date of grant, unless, as to any non-qualified stock option, otherwise expressly provided in the option agreement; provided, however , that no incentive stock option granted to a person who, at the time of grant, owns stock of the Company, or any Related Entity, possessing more than 10.0% of the total combined voting power of all classes of stock of the Company, or any Related Entity, is exercisable after the expiration of five years from the date of grant.

         In the event of a change of control or sale of the Company, all outstanding stock options may, subject to the sole discretion of the Compensation Committee, become exercisable in full at such time or times as the Compensation Committee may determine. Each stock option accelerated by the Compensation Committee would terminate on such date (not later than the stated exercise date) as the Compensation Committee determines.

         Unless an option or other agreement provides otherwise, upon the date of death of an optionee (or upon the termination of an optionee because of such optionee's disability), the person who acquires the right to exercise the option of such optionee (or the optionee in the case of disability) must exercise such option within 180 days after the date of death (or termination in the case of disability), unless a longer period is expressly provided in such incentive stock option or a shorter period is established by the Compensation Committee, but in no event after the expiration date of such option. Following an optionee's termination of employment for cause, all stock options held by such optionee will immediately be canceled as of the date of termination of employment. Following an optionee's termination of employment for other than cause, such optionee must exercise his stock option within 30 days after the date of such termination, unless a longer period is expressly provided in such stock option or a shorter period is established by the Compensation Committee, provided that no incentive stock option shall be exercisable more than three months after such termination.

         The option exercise price may be paid in cash or, in the discretion of the Compensation Committee, by the delivery of shares of Class A Common Stock of the Company then owned by the participant, or by a combination of these methods. Also, in the discretion of the Compensation Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.

         Except as otherwise expressly provided in any non-qualified stock option, stock options may be transferred by a participant only by will or by the laws of descent and distribution and may be exercised only by the participant during his lifetime.

         If an optionee's employment is terminated for any reason or a change of control occurs, the Company, or its designee, may purchase the remaining options and/or shares of Class A Common Stock held by such optionee at a price per share equal to fair market value. Prior to the transfer by an optionee of any shares of Class A Common Stock issued to such optionee upon exercise of a stock option, the Company or its designee has the right to acquire such shares of Class A Common Stock on the same terms and conditions as the proposed transfer.

Stock Purchase Plan

         The Company's 1996 Stock Purchase Plan (the "Stock Purchase Plan") gives certain key employees of the Company and any Related Entities who are expected to contribute materially to the success of the Company and any Related Entities an opportunity to acquire a proprietary interest in the Company, and thus to retain such persons and create in such persons an increased interest in and a greater concern for the welfare of the Company and any Related Entities. The Stock Purchase Plan provides for the grant of stock purchase rights to acquire up to 315,500 shares of Class A Common Stock. To date, grants of stock purchase rights with respect to 115,500 shares of Class A Common Stock have been made under the Stock Purchase Plan, all of which have been exercised. The Company intends to terminate the Stock Purchase Plan upon consummation of the Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There was no compensation committee of the Board of Directors during 1996. Compensation decisions in 1996 were made by the entire Board of Directors, the members of which were R. Steven Hicks (Capstar's President and Chief Executive Officer), Eric C. Neuman (an Executive Vice President of Capstar) and Thomas O. Hicks. In February 1997, R. Steven Hicks, Thomas O. Hicks and Lawrence D. Stuart, Jr. were appointed to the Compensation Committee of the Board of Directors, of which Thomas O. Hicks serves as chairman.

COMPENSATION OF DIRECTORS

         Directors of the Company do not presently receive compensation for their services as directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

         After the consummation of the Offering, the non-employee directors of Capstar will receive an annual retainer of $12,000 for serving as directors of Capstar and its subsidiaries. Non-employee directors will also receive attendance fees of $1,000 ($500 in the case of telephonic meetings) for each meeting which they attend. Directors who are officers or employees of the Company are not presently expected to receive compensation for their services as directors. Directors of Capstar will continue to be entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

         The Company has entered into indemnification agreements with each of its directors and executive officers under which the Company has agreed to indemnify the director or officer to the fullest extent permitted by law and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of the Company or a subsidiary of the Company or another entity at the Company's request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a committee appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of the Company occurs and if the person indemnified so requests, the Company will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under the indemnification agreement are not exclusive of any other rights under the Company's Restated Certificate of Incorporation or By-laws or applicable law.

         The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The table below gives effect to the Recapitalization and the Offering and sets forth, as if each of the foregoing had occurred on December 31, 1996,
(i) the number and percentage of outstanding shares of each class of the capital stock of Capstar that are beneficially owned by (a) each person or group beneficially owning five percent or more of any class of the capital stock of Capstar, (b) each director of Capstar, (c) each Named Executive Officer, and (d) all directors and executive officers of Capstar as a group and
(ii) the combined percentage of all classes of the capital stock of Capstar that is beneficially owned by each of such person or group of persons. Except as noted below, each individual or entity named below is believed to have sole investment and voting power with respect to all the shares of capital stock reflected below.


                                                CLASS A                 CLASS B                 CLASS C
                                            COMMON STOCK (1)        COMMON STOCK (2)        COMMON STOCK (3)
                                          -------------------      -------------------     -------------------
                                          NUMBER      PERCENT      NUMBER      PERCENT     NUMBER      PERCENT   PERCENT OF
                                            OF          OF           OF          OF          OF          OF       ECONOMIC
      NAME OF BENEFICIAL OWNER            SHARES       CLASS       SHARES       CLASS      SHARES       CLASS     INTEREST
      ------------------------            ------      -------      ------      -------     ------      -------   ----------
Capstar Broadcasting Partners, L.P.            --         --            --         --    12,238,452     97.5%          %
200 Crescent Court, Suite 1600
Dallas, Texas 75201

Capstar BT Partners, L.P.                      --         --     1,818,181        100%           --       --           %
200 Crescent Court, Suite 1600
Dallas, Texas 75201

R. Steven Hicks (4)                            --         --            --         --     1,258,255      9.3%          %
Thomas O. Hicks (5)                       272,727           %    1,818,181        100%   13,496,707      100%          %
Eric C. Neuman                                 --         --            --         --            --       --         --
Lawrence D. Stuart, Jr.                        --         --            --         --            --       --         --
James T. Shea, Jr.                         35,000                       --         --            --       --
Frank D. Osborn                           163,636           *           --         --            --       --           *

All directors and executive officers
   as a group (10 persons) .........      594,089           %    1,818,181        100%   13,496,707      100%          %

---------------
*    Less than one percent.

(1) Capstar proposes to issue __________ shares of Class A Common Stock in the Offering (________ shares if the Underwriters exercise their over-allotment option in full). Such shares of Class A Common Stock will represent immediately after the Offering, _____% of the combined voting power of all classes of Common Stock (_____% if the Underwriters exercise their over-allotment option in full). The holders of the Class A Common Stock will be entitled as a class to elect two members of the Board of Directors of Capstar. See "Description of Capital Stock."

(2) The holders of shares of Class B Common Stock will not be entitled to vote, except as required by law. The shares of Class B Common Stock are convertible in whole but not in part, at the option of the holder or holders thereof, into the same number of shares of Class A Common Stock, subject to certain conditions. See "Description of Capital Stock."

(3) The holders of the Class C Common Stock will be entitled to vote with the holders of the Class A Common Stock on all matters submitted to a vote of stockholders of Capstar, except with respect to the election of the Class A Directors, certain "going private" transactions and as otherwise required by law and except under the circumstances described under "Description of Capital Stock." Each share of Class C Common Stock will be entitled to ten votes per share on all matters submitted to a vote of stockholders. See "Description of Capital Stock."

(4) The number of shares of Class C Common Stock includes (i) 10,000 shares owned of record by R. Steven Hicks' children, (ii) 744,000 shares purchasable by R. Steven Hicks pursuant to the terms of the Warrant and
     (iii) 204,255 shares purchasable by R. Steven Hicks pursuant to the terms of the New Warrant. See "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement" and "-- Warrants." R. Steven Hicks has voting rights to the shares owned by his children under the terms of the Affiliate Stockholders Agreement. R. Steven Hicks disclaims beneficial ownership of the shares of Common Stock not owned by him of record. The shares owned of record by R. Steven Hicks and his children are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement."

(5) The number of shares of Class A Common Stock is comprised of 272,727 shares owned of record by Capstar Boston Partners, L.L.C., which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement. The number of shares of Class B Common Stock is comprised of the 1,818,181 shares owned of record by Capstar BT Partners, L.P., which shares are subject to the Affiliate Stockholders Agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement." The number of shares of Class C Common Stock includes (i) 10,000 shares owned of record by R. Steven Hicks' children, which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement," (ii) 744,000 shares purchasable by
     R. Steven Hicks pursuant to the terms of the Warrant, which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement," (iii) 204,255 shares that are purchasable by R. Steven Hicks pursuant to the terms of the New Warrant, which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement," and (iv) 12,238,452 shares owned of record by Capstar L.P., of which the ultimate general partner is an entity controlled by Thomas O. Hicks and (iv) 300,000 shares owned of record by R. Steven Hicks who is a party to the Affiliate Stockholders Agreement, which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement," Hicks Muse is a party to the Affiliate Stockholders Agreement which agreement requires the parties to such agreement to vote their shares (i) in favor of the election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and (ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as its Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of all of the Common Stock subject to the Affiliate Stockholders Agreement. Thomas O. Hicks disclaims beneficial ownership of the shares of Common Stock not owned by him of record.

                             CERTAIN TRANSACTIONS

MONITORING AND OVERSIGHT AGREEMENT

         The Company has entered into a monitoring and oversight agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Pursuant thereto, the Company has agreed to pay to Hicks Muse Partners an annual fee of $100,000 for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company for the then-current fiscal year; provided, that such fee shall at no time be less than $100,000 per year. The annual fee in 1997 is estimated to be $320,000. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Monitoring and Oversight Agreement. In addition, the Company has agreed to indemnify Hicks Muse Partners, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Monitoring and Oversight Agreement. Hicks Muse Partners has reserved the right to seek an increase in the amount of its annual fee based on the increased scope of the Company's operations. Any such increase will be subject to the approval of the Board of Directors of the Company, including a majority of the disinterested directors, based on the exercise of their independent judgment.

         The Monitoring and Oversight Agreement makes available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. The Monitoring and Oversight Agreement expires on the earlier to occur of (i) October 16, 2006 or (ii) the date on which HM Fund III and its affiliates cease to own beneficially, directly or indirectly, any securities of the Company or its successors.

FINANCIAL ADVISORY AGREEMENT

         The Company is a party to a financial advisory agreement (the "Financial Advisory Agreement") with Hicks Muse Partners. Pursuant to the Financial Advisory Agreement, Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the transaction value (as defined in the Financial Advisory Agreement) for each add-on transaction (as defined) in which the Company or any of its subsidiaries is involved. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Financial Advisory Agreement. The term "transaction value" means the total value of any add-on transaction, including, without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement, but including the amount of any indebtedness, preferred stock or similar items assumed or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring, or other similar transaction directly or indirectly involving the Company or any of its subsidiaries and any other person or entity. In addition, the Company has agreed to indemnify Hicks Muse Partners, its affiliates and partners, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Financial Advisory Agreement.

         Pursuant to the Financial Advisory Agreement, Hicks Muse Partners provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which the Company is involved. Such transactions require additional attention beyond that required to monitor and advise the Company on an ongoing basis and accordingly the Company pays separate financial advisory fees with respect to such matters in addition to those paid in connection with the Monitoring and Oversight Agreement. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. The Financial Advisory Agreement will terminate concurrently with the termination of the Financial Monitoring and Oversight Agreement. The Company has paid Hicks Muse Partners financial advisory fees of approximately $8.0 million since the Company's inception in October 1996.

STOCKHOLDERS AGREEMENTS

         Affiliate Stockholders Agreement. R. Steven Hicks, five of his children, Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C. and Capstar L.P. (the "Affiliate Stockholders") have entered into the Affiliate Stockholders Agreement with the Company and Hicks Muse that provides, among other things, that the Affiliate Stockholders may require the Company, subject to certain registration volume limitations, to effect up to three demand registrations of their Common Stock under the Securities Act at any time after consummation of a Qualified IPO (as defined in the Affiliate Stockholders Agreement). The Affiliate Stockholders Agreement also provides that in the event the Company proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the Affiliate Stockholders will be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

         The Affiliate Stockholders Agreement also requires the Affiliate Stockholders, subject to certain conditions, to vote their shares (i) in favor of the election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and
(ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. If certain conditions are met, including Mr. Hicks serving as the President and Chief Executive Officer of the Company or holding not less than 3.0% of the fully-diluted Common Stock of the Company, the Affiliate Stockholders Agreement provides that Mr. Hicks shall be one of such designees to serve on the Company's Board of Directors.

         The Affiliate Stockholders Agreement provides that (i) R. Steven Hicks shall retain the voting rights of any securities (subject to such agreement) which he transfers, conveys, assigns or hypothecates to an affiliate or any of his family members and (ii) Mr. Hicks may not transfer, convey, assign or hypothecate any of his securities (subject to the Affiliate Stockholders Agreement) to an affiliate or to any family member of Mr. Hicks unless such affiliate or family member joins in the Affiliate Stockholders Agreement.

         Management Stockholders Agreement . Certain employees of the Company and other persons have entered into the Management Stockholders Agreement with the Company and Hicks Muse that provides, among other things, that in the event the Company proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the stockholders that are parties to the Management Stockholders Agreement will be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

REGISTRATION RIGHTS AGREEMENT

         Frank D. Osborn entered into a registration rights agreement with the Company upon consummation of the Osborn Acquisition which provides, among other things, that Mr. Osborn may require the Company to effect a demand registration of his Common Stock under the Securities Act at any time within 30 days after the tenth anniversary of the date of the registration rights agreement. Mr. Osborn's right to demand a registration will terminate upon the first to occur of a Qualified IPO or a change in control (both as defined in the registration rights agreement). Accordingly, Mr. Osborn's right to demand a registration will terminate upon completion of the Offering. If the Offering is not completed, then after receipt of a demand for registration of Common Stock pursuant to the registration rights agreement, the Company would have the option to purchase all of the shares of Common Stock, then held by Mr. Osborn for a 30-day period, at appraised value (as defined in the registration rights agreement).

WARRANTS

         On October 16, 1996, the Company issued a warrant (the "Warrant") to
R. Steven Hicks. Pursuant to the terms of the Warrant, Mr. Hicks is entitled to purchase 744,000 shares of Class C Common Stock at any time or from time to time and, upon the fulfillment of a certain triggering event, may purchase an additional 186,000 shares of Class C Common Stock. The exercise price of the Warrant is equal to a per share price of $10.00 as increased by an annual rate of interest equal to 8.0% per year commencing as of October 16, 1996. The term "triggering event" means the date upon which distributions equal to an internal rate of return of at least 30.0%, calculated in accordance with generally accepted financial practice, on the initial investment of Capstar L.P. of $90.0 million in the Company (which investment was made on October 16, 1996) have been made to Hicks Muse and its affiliates and its and their respective officers, directors and employees (and members of their respective families (other than Mr. Hicks) and trusts for the primary benefit of those family members). The Warrant will terminate on October 16, 2006. The Warrant and the Class C Common Stock issuable thereunder are subject to the Affiliate Stockholders Agreement.

         Under the terms (prior to the Offering) of the Affiliate Stockholders Agreement, the Company issued a new warrant (the "New Warrant" and collectively with the Warrant, the "Warrants") to Mr. Hicks upon completion of the Hicks Muse Equity Investment (as defined). Pursuant to the terms of the New Warrant, Mr. Hicks is entitled to purchase 204,255 shares of Class C Common Stock at any time or from time to time and, upon the fulfillment of the triggering event (which is based on Capstar L.P.'s $34.8 million investment in the Company made on February 20, 1997), may purchase an additional 51,063 shares of Class C Common Stock. See "-- Management and Affiliate Equity Investments." The exercise price of the New Warrant is equal to a per share price of $11.00 per share as increased by an annual rate of interest equal to 8.0% per year commencing as of February 20, 1997. The New Warrant will terminate ten years from the date of grant. The remaining terms of the New Warrant are substantially similar to the terms of the Warrant.

MANAGEMENT AND AFFILIATE EQUITY INVESTMENTS

         HM Fund III and its affiliates (including Capstar L.P.) have invested $125.7 million in the Class C Common Stock, including $90.0 million for 9,000,000 shares in connection with the Commodore Acquisition, $34.8 million for 3,163,452 shares in connection with the Osborn Acquisition (the "Hicks Muse Equity Investment") and $750,000 for 75,000 shares in connection with the Benchmark Acquisition. In connection with the Osborn Acquisition, Capstar BT Partners, L.P., a limited partnership controlled by Hicks Muse, invested $20.0 million for 1,818,181 shares of Class B Common Stock (the "BT Equity Investment" and, collectively with the Hicks Muse Equity Investment, the "Equity Investment"). In a similar transaction, Capstar Boston Partners, L.L.C., a Delaware limited liability company controlled by Hicks Muse, invested $3.0 million for 272,727 shares of Class A Common Stock.

         R. Steven Hicks, the President and Chief Executive Officer of Capstar, has invested $3.1 million for 310,000 shares of Class C Common Stock. James T. Shea, Jr., the chief executive officer of the Northeast Region, has invested $350,000 for 35,000 shares of Class A Common Stock. In connection with the Osborn Acquisition, Frank D. Osborn, the President and Chief Executive Officer of Osborn and the chief executive officer of the Southeast Region, contributed certain shares of common stock of Osborn to the Company in exchange for 163,636 shares of Class A Common Stock having a deemed value of $1.8 million. David J. Benjamin, who will serve as the chief executive officer of the West Region, and Dex Allen, who serves as the chief operating officer of the West Region, have each invested $400,000 for 36,363 shares of Class A Common Stock. In connection with the Benchmark Acquisition, Joseph L. Mathias IV, the President and Chief Operating Officer of Benchmark Communications, Inc., an indirectly wholly-owned subsidiary of Capstar, received 153,846 shares of Class A Common Stock having a deemed value of $2.0 million in consideration of part of his ownership interest in Benchmark. Certain other members of the Company's management have invested approximately $1.1 million for 113,000 shares of Class A Common Stock.

INDEBTEDNESS OF MANAGEMENT

         In connection with his employment, Dex Allen, the chief operating officer of the West Region, purchased 36,363 shares of Class A Common Stock in exchange for $200,000 in cash and a promissory note payable to Capstar in the principal amount of $200,000. The note is secured by the Class A Common Stock purchased by Mr. Allen and bears interest at a rate of 9% per annum with interest payable monthly and principal payable at maturity. The note will mature and be payable on the first to occur of (i) October 31, 1997 or (ii) consummation of the Commonwealth Acquisition. Such shares are subject to the Management Stockholders Agreement. See "-- Stockholders Agreements."

         David J. Benjamin, who will serve as the chief executive officer of the West Region upon consummation of the Community Pacific Acquisition, purchased 36,363 shares of Class A Common Stock in exchange for a promissory note payable to Capstar in the principal amount of $400,000. The note is secured by the Class A Common Stock purchased by Mr. Benjamin and bears interest at a rate of 9% per annum with principal and interest payments due at maturity. The note will mature and be payable on the first to occur of (i) November 10, 1997 or (ii) consummation of the Community Pacific Acquisition. The Company will have the right to repurchase Mr. Benjamin's shares of Class A Common Stock (by forgiveness of the note) if (i) the Community Pacific Acquisition is not closed by November 10, 1997 or (ii) the acquisition agreement therefor is terminated. Such shares are subject to the Management Stockholders Agreement. See "-- Stockholders Agreements."

                          DESCRIPTION OF CAPITAL STOCK

         The following description of the capital stock of Capstar gives effect to the Recapitalization, which will occur prior to the Offering, and the proposed sale of shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), in the Offering. The Company's authorized capital stock consists of (i) 150,000,000 shares of Class A Common Stock, of which shares are issued and outstanding, (ii) 50,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), of which 1,818,181 shares are issued and outstanding, and (iii) 50,000,000 shares of Class C Common Stock, par value $.01 per share ("Class C Common Stock" and, collectively with the Class A Common Stock and Class B Common Stock, the "Common Stock"), of which 12,548,452 shares are issued and outstanding, and
(iv) 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), none of which are issued and outstanding. In addition, the Company has reserved for issuance (i) 1,185,318 shares of Class C Common Stock upon the exercise of the Warrants and (ii) 9,000,000 shares of Class A Common Stock under the Stock Option Plan. See "Management -- Benefit Plans."

COMMON STOCK

         The rights of holders of the Common Stock are identical in all respects, except for voting rights. All the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are, and the shares of Class A Common Stock sold in the Offering will be, upon issuance and payment of the purchase price therefor, validly issued, fully paid and nonassessable.

         Dividends. Subject to the right of the holders of any class of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by Capstar's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock, provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional shares of such class.

         Voting Rights. The Class A Common Stock and the Class C Common Stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class C Common Stock entitled to ten votes, except (i) that the holders of Class A Common Stock, voting as a separate class, are entitled initially to elect two members of the Board of Directors of Capstar; (ii) with respect to any proposed "going private" transaction (as defined in Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) with Hicks Muse or any of its affiliates (a "Rule 13e-3 Transaction"), each share of Class A Common Stock and Class C Common Stock shall be entitled to one vote; and (iii) as otherwise required by law. The Class B Common Stock has no voting rights except as otherwise required by law.

         In the election of directors, the holders of Class A Common Stock, voting as a separate class, will be entitled to elect two persons to Capstar's Board of Directors, each of whom must be an "independent director." For this purpose, an "independent director" means a person who is not an officer or employee of Capstar or its subsidiaries, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Capstar anticipates that the Class A Directors will be elected by the holders of the Class A Common Stock at the next regularly scheduled annual meeting of stockholders of Capstar occurring after the Offering, provided that such vacancies may be filled by the Board of Directors before the next annual meeting of stockholders and such appointees would then be nominated for election as the Class A Directors at the next annual meeting of stockholders. The holders of Class A Common Stock and Class C Common Stock, voting as a single class, are entitled to elect the Classified Directors. Notwithstanding the foregoing, upon the earlier to occur of (i) the date on which Hicks Muse and its affiliates ceases to own beneficially more than 50% of the number of shares of Class C Common Stock owned by them upon completion of the Offering and (ii) the third anniversary date of the completion of the Offering, the holders of Class A Common Stock and Class C Common Stock shall vote together as a single class upon the election of all directors. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve any amendment to the certificate of incorporation of Capstar that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

         Liquidation Rights. Upon liquidation, dissolution or winding-up of Capstar, the holders of the Common Stock are entitled to ratably share in all assets available for distribution after payment in full of creditors and holders of the Preferred Stock, if any.

         Conversion of Class B Common Stock. The shares of Class B Common Stock are convertible, in whole but not in part, at the option of the holder or holders thereof at any time into a like number of shares of Class A Common Stock, subject to certain conditions. Upon the sale or other transfer of any share or shares of Class B Common Stock to any person (subject to certain exceptions) other than Hicks Muse and its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock, subject to certain conditions.

         Conversion of Class C Common Stock. The shares of Class C Common Stock are convertible, in whole but not in part, at the option of the holder or holders thereof at any time into a like number of shares of Class A Common Stock. Upon the sale or other transfer of any share or shares of Class C Common Stock to any person other than Hicks Muse or its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock.

         Preemptive Rights. The holders of Common Stock are not entitled to preemptive or similar rights.

         Transfer Agent. Harris Trust & Savings Bank is the Transfer Agent and Registrar for the Class A Common Stock.

PREFERRED STOCK

         Capstar is authorized to issue 10,000,000 shares of Preferred Stock. The Board of Directors of Capstar, in its sole discretion, may designate and issue one or more series of Preferred Stock from the authorized and unissued shares of Preferred Stock. Subject to limitations imposed by law or Capstar's Restated Certificate of Incorporation, the Board of Directors is empowered to determine the designation of and the number of shares constituting a series of Preferred Stock. The dividend rate for the series, the terms and conditions of any voting and conversion rights for the series, the amounts payable on the series upon redemption or upon the liquidation, dissolution or winding-up of Capstar, the provisions of any sinking fund for the redemption or purchase of shares of any series, and the preferences and relative rights among the series of Preferred Stock. Such rights, preferences, privileges and limitations could adversely effect the rights of holders of Common Stock.

FOREIGN OWNERSHIP

         The Restated Certificate of Incorporation restricts the ownership, voting and transfer of Capstar's capital stock, including the Common Stock, in accordance with the Communications Act and the rules of the FCC, which prohibit ownership of more than 25% of Capstar's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Restated Certificate of Incorporation authorizes the Board of Directors to adopt such provisions as it deems necessary to enforce these prohibitions, including the inclusion of a legend regarding restrictions on foreign ownership of such stock on the certificates representing the Common Stock. In addition, the Restated Certificate of Incorporation provides that shares of capital stock of Capstar determined by the Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by Capstar by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions of the Communications Act and the FCC rules and regulations.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS OF THE COMPANY

         Capstar's Restated Certificate of Incorporation and Restated Bylaws include certain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by a surprise proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

         The following is a summary of selected provisions included in the Restated Certificate of Incorporation and Restated Bylaws of the Company and is qualified in its entirety by reference to such documents, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

         Classified Board of Directors. In addition to the Class A Directors, the Restated Certificate of Incorporation provides for three additional classes of directors, which serve staggered three-year terms and which shall be elected by the holders of the Class A Common Stock and Class C Common Stock, voting as a single class. Under certain circumstances, the classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors at any time Capstar has seven or more directors. See "Management." Stockholders may remove a director only for cause upon the vote of holders of at least 662/3% of the outstanding shares of Common Stock entitled to vote thereon.

         Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Restated Bylaws will include an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of Capstar prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at the principal executive office of Capstar not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

         Notice to Capstar from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

         Special Meetings; Action by Written Consent. The Restated Certificate of Incorporation provides that special meetings of holders of Common Stock may be called only by Capstar's Board of Directors and that only business proposed by the Board of Directors may be considered at special meetings of the holders of Common Stock. The Restated Certificate of Incorporation also provides that holders of Common Stock may act at annual or special meetings of holders of Common Stock and by written consent.

         Blank Check Preferred Stock. Capstar's Restated Certificate of Incorporation provides that the Board of Directors of Capstar may authorize the issuance of up to 10,000,000 shares of preferred stock in one or more classes or series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such class or series. The Board of Directors of Capstar has no present intention to issue any preferred stock; however, the Board of Directors of Capstar has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion or a merger, tender offer or other takeover attempt. Although the Board of Directors of Capstar is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of Capstar, the Board of Directors of Capstar could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors of Capstar does not intend to seek stockholder approval prior to any issuance of such stock, unless otherwise required by law.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         Generally, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless one of the following events occurs: (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.




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

                       DESCRIPTION OF OTHER INDEBTEDNESS

COMMODORE NOTES

         The following summary of certain terms of the Commodore Notes and the Commodore Indenture does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939, as amended, and to the full text of the Commodore Indenture, which is filed as an exhibit to the registration statement to which this Prospectus is a part.

         The Commodore Notes were issued pursuant to the Commodore Indenture among Commodore, the guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee. The Commodore Notes mature on May 1, 2003, are limited in aggregate principal amount to $76,808,000 and bear cash interest at a rate of 7 1/2% per annum from the date of original issuance until May 1, 1998, and at a rate of 13 1/4% per annum from and including May 1, 1998 until maturity. Interest is payable semi-annually in arrears on May 1 and November 1.

         The Commodore Notes are general unsecured obligations of Commodore subordinated in right of payment to all senior indebtedness (as defined in the Commodore Indenture) and senior in rights of payment to any current or future indebtedness of Communications which, by its terms, is subordinated to the Commodore Notes. The Commodore Notes are unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the guarantors named in the Commodore Indenture.

         The Commodore Notes are redeemable at the option of Commodore, in whole or in part, at any time on or after (i) May 1, 1999 at 107.5% of their principal amount, (ii) May 1, 2000, at 105.0% of their principal amount, (iii) May 1, 2001, at 102.5% of their principal amount and (iv) May 1, 2002 and thereafter, at 100.0% of their principal amount, together, in each case, with accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, Commodore may redeem in the aggregate up to one-third of the original principal amount of the Commodore Notes at any time and from time to time prior to May 1, 1998 at a redemption price equal to 108% of the Accreted Value of the Commodore Notes thereof plus accrued interest to the redemption date out of the net proceeds of one or more public equity offerings (as defined in the Commodore Indenture), provided, that at least $50 million in aggregate principal amount of Commodore Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such public equity offering.

         Limitation on Additional Indebtedness. Under the Commodore Indenture, Commodore will not, and will not permit any restricted subsidiary of Commodore to, directly or indirectly, incur any indebtedness (including acquired indebtedness as such term is defined in the Commodore Indenture) unless (i) after giving effect to the incurrence of such indebtedness and the receipt and application of the proceeds thereof, the ratio of Commodore's total indebtedness to Commodore's EBITDA (determined on a pro forma basis for the last four fiscal quarters of Commodore for which financial statements are available at the date of determination) is less than 6.75 to 1 if the indebtedness is incurred prior to May 1, 1998 and 6.25 to 1 if the indebtedness is incurred thereafter and (ii) no default or event of default (as such terms are defined in the Commodore Indenture) shall have occurred and be continuing at the time or immediately after giving effect to the incurrence of such indebtedness.

         Limitation on Restricted Payments. Subject to certain exceptions set forth in the Commodore Indenture, Commodore will not make, and will not permit any of its restricted subsidiaries to, directly or indirectly, make, any restricted payment (as defined in the Commodore Indenture), unless: (i) no default or event of default shall have occurred and be continuing at the time of or immediately after giving effect to such restricted payment; (ii) immediately after giving pro forma effect to such restricted payment, Commodore could incur $1.00 of additional indebtedness (other than permitted indebtedness) in compliance with the covenant described above under "Limitation on Additional Indebtedness"; and (iii) immediately after giving effect to such restricted payment, the aggregate of all restricted payments declared or made after the issue date of the Commodore Notes does not exceed the sum of (a) 50% of Commodore's cumulative consolidated net income (or in the event such consolidated net income shall be a deficit, minus 100% of such deficit) after the issue date, plus (b) 100% of the aggregate net proceeds and the fair market value of securities or other property received by Commodore from the issue or sale, after the issue date, of capital stock of Commodore (other than disqualified capital stock as such term is defined in the Commodore Indenture or capital stock of Commodore issued to any subsidiary of Commodore) or any indebtedness or other securities of Commodore



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

convertible into or exercisable or exchangeable for capital stock (other than disqualified capital stock) of Commodore which has been so converted or exercised or exchanged, as the case may be.

         Change of Control. Under the Commodore Indenture, in the event of a Change of Control (as defined therein) of Commodore, Commodore will be required to make an offer to purchase the outstanding Commodore Notes at a purchase price equal to 101% of their accreted value (as defined in the Commodore Indenture), plus any accrued and unpaid interest, if any, to the date of repurchase.

         Other Restrictive Covenants. The Commodore Indenture contains certain other restrictive covenants that, among other things, impose limitations (subject to certain exceptions) on Commodore with respect to (i) the issuance of preferred stock by any of Commodore's subsidiaries, (ii) the sale, pledge, hypothecation or other transfer of any capital stock of a subsidiary of Commodore, (iii) the issuance of any capital stock of Commodore's subsidiaries other than to Commodore or a wholly-owned subsidiary, (iv) sales of assets by the Company and its subsidiaries, (v) transactions with stockholders and affiliates, (vi) the existence of liens on the assets of the Company or its subsidiaries, (vii) investments by the Company and its subsidiaries, (viii) the creation or acquisition of subsidiaries, (ix) the incurrence of indebtedness senior to the Commodore Notes and subordinate to other indebtedness of the Company, (x) the guarantee of indebtedness, (xi) the merger or sale of all or substantially all the assets of Commodore and (xii) limitations on assets swaps.

         Events of Default. Under the Commodore Indenture, each of the following events constitutes an "Event of Default": (i) a default in the payment of any principal of, or premium, if any, on the Commodore Notes when the same becomes due and payable; (ii) a default in the payment of any interest on any Commodore Note when the same becomes due and payable and the default continues for a period of 30 days; (iii) Commodore or any guarantor defaults in the observance or performance of any covenant in the Commodore Notes or Commodore Indenture for 60 days after written notice from the trustee or the holders of not less than 25% in the aggregate principal amount of the Commodore Notes then outstanding; (iv) Commodore or any guarantor fails to pay when due principal, interest or premium aggregating $1,000,000 or more with respect to any indebtedness of Commodore or any restricted subsidiary thereof, or the acceleration of any such indebtedness aggregating $1,000,000 or more which default is not cured, waived or postponed pursuant to an agreement with the holders of such indebtedness within 60 days after written notice; (v) a court of competent jurisdiction enters a final and unappealable judgment or judgments for the payment of money in excess of $1,000,000 against Commodore or any restricted subsidiary thereof and such judgment remains undischarged and unbonded, for a period of 60 consecutive days during which a stay of enforcement of such judgment is not in effect by reason of appeal or otherwise; and (vi) certain events of bankruptcy, insolvency, or reorganization affecting Commodore or any of its restricted subsidiaries.

         Upon the happening of any Event of Default specified in the Commodore Indenture, the trustee may, and upon the request of holders of at least 25% in principal amount of the Commodore Notes, shall, or the holders of at least 25% in principal amount of outstanding Commodore Notes may, declare the principal of and accrued but unpaid interest, if any, on all of such Commodore Notes to be due and payable.

NEW CREDIT FACILITY

         Commodore will enter into a Credit Facility (the "New Credit Facility") with Bankers Trust Company, an affiliate of BT Securities Corporation, as administrative agent (the "Agent"), and the other institutions party thereto (the "Banks"), in connection with the Benchmark Acquisition. The New Credit Facility will consist of [to be completed]. The following description of certain provisions of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Facility, which is filed as an exhibit to the registration statement to which this Prospectus forms a part.

[Explanatory Note: The terms of the New Credit Facility will be provided by amendment to this Form S-4 Registration Statement.]

LETTERS OF CREDIT

         The acquisition agreement for each Pending Acquisition may be terminated prior to consummation of the Pending Acquisition under various circumstances, including, generally, a breach (a material breach in the case of certain



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

Pending Acquisitions) of any representation or warranty, or any material breach of any covenant or agreement, by the Company. If the acquisition agreement for any of the Community Pacific Acquisition, the Madison Acquisition, the Commonwealth Acquisition, the Cavalier Acquisition, the COMCO Acquisition or the WRIS Acquisition is terminated due to any such breach by the Company, the seller will be entitled to liquidated damages as such seller's exclusive remedy. The Company has secured its obligation to consummate each such Pending Acquisition by placing into escrow a letter of credit. The letters of credit (the "Letters of Credit") for all Pending Acquisitions total approximately $7.4 million. If the Pending Acquisition is not consummated due to any such breach by the Company, the escrow agent will, upon joint written instruction by the Company and the seller, release the letter of credit in connection therewith to the seller. If the Pending Acquisition is not consummated for any other reason, or upon consummation of such Pending Acquisition, the escrow agent will, upon joint written instruction by the Company and the seller, release the letter of credit to the Company. See "The Pending Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."




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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

         The Old Notes were sold by the Company on February 20, 1997 in a private placement. In connection with that placement, the Company entered into the Registration Rights Agreement which requires that the Company file a registration statement under the Securities Act with respect to the New Notes on or prior to 90 days after the date of issuance of the Old Notes (the "Issue Date") and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to cause the registration statement with respect to the Exchange Offer to be declared effective within 180 days following the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

         In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer should acknowledge that it acquired the Old Notes for its own account as the result of market making activities or other trading activities. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Notes in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Notes.

         If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

         The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

         Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See "Plan of Distribution."




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CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. Based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that, except as set forth in the next sentence, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

         The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued.

         As of the date of this Prospectus, $277.0 million in aggregate principal amount at maturity of the Old Notes were outstanding. The Company has fixed the close of business on _______________, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there were _____ registered holders of the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses."




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EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _______________, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

         Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

         The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

         The DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the DTC. To accept the Exchange Offer through ATOP, participants in the DTC must send electronic instructions to the DTC through the DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. The DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to the DTC and transmitted by the DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

         If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

         Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

                  (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

                  (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

                  (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer.

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

         All executed Letters of Transmittal should be directed to the Exchange Agent. U.S. Trust Company of Texas, N.A., has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                        By Registered or Certified Mail,
                        by Overnight Courier or by Hand:

                       U.S. Trust Company of Texas, N.A.
                                  P.O. Box 841
                                 Cooper Station
                         New York, New York 10276-0841

                                    By Hand:
                       U.S. Trust Company of Texas, N.A.
                                  111 Broadway
                                  Lower Level
                             Corporate Trust Window
                         New York, New York 10006-1906

                             By Overnight Courier:
                       U.S. Trust Company of Texas, N.A.
                                  770 Broadway
                    13th Floor - Corporate Trust Operations
                            New York, New York 10003

                                 By Facsimile:
                                 (212) 420-6504

                             Confirm by Telephone:
                                 (800) 225-2398

SOLICITATIONS OF TENDERS; FEES AND EXPENSES

         The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES

GENERAL

         The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of February 20, 1997 (the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement (as defined). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefor, will not bear legends restricting their transfer. Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act) and the New Notes. The Old Notes and the New Notes are sometimes collectively referred to herein as the "Notes."

         Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New
York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Registrar.

         The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustees will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

         Old Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be entitled to vote or consent on all matters as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

         The Notes will be unsecured, senior obligations of the Company and will be limited to $277.0 million in aggregate principal amount at maturity and will mature on February 1, 2009. No interest will accrue on the Notes prior to February 1, 2002. Thereafter, interest on the Notes will accrue at the rate of 12 3/4% and will be payable in cash semiannually on February 1 and August 1 commencing on August 1, 2002 to holders of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 1, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         The yield to maturity of the Notes is 12 3/4% (computed on a semi-annual bond equivalent basis), calculated from February 20, 1997. The Old Notes were offered at a substantial discount from their principal amount at maturity. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

OPTIONAL REDEMPTION

         The Notes may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after February 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the Accreted Value thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning February 1 of each of the years set forth below:

             YEAR                                      PERCENTAGE
             ----                                      ----------
             2002                                       106.375%
             2003                                       105.313%
             2004                                       104.250%
             2005                                       103.188%
             2006                                       102.125%
             2007                                       100.000%

         In addition, prior to February 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem up to 25% of the principal amount at maturity of the Notes at a redemption price of 112.75% of the Accreted Value thereof at the redemption date of the Notes so redeemed; provided, however , that after any such redemption, at least 75% in aggregate principal amount at maturity of Notes would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by the Company of the proceeds of a Public Equity Offering or Major Asset Sale. The Company shall effect such redemption on a pro rata basis.

         In addition, prior to February 1, 2002, the Company may, at its option, redeem the Notes upon a Change of Control. See "-- Change of Control."

         The Commodore Indenture and the New Credit Facility restrict Commodore's ability to pay dividends or make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to redeem the Notes. See "Description of Other Indebtedness."

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, in the absence of such requirements or if the Notes are not so listed, on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CHANGE OF CONTROL

         The Indenture will provide that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to (i) 101% of the Accreted Value on the Change of Control Payment Date if the Change of Control Payment Date is on or before February 1, 2002 and (ii) 101% of the principal amount at maturity thereof, plus, without duplication, all accrued and unpaid interest, if any, to the Change of Control Payment Date if such Change of Control Payment Date is after February 1, 2002.

         The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the Notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of Notes, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness required to permit the purchase of the Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Notes pursuant to the provisions described below.

         Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of Notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any Notes purchased pursuant to a

Change of Control Offer will be required to surrender such Notes to the paying agent and registrar for the Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

         In addition, the Indenture will provide that, prior to February 1, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the Notes in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the Accreted Value thereof at the redemption date of the Notes plus the Applicable Premium. In order to effect a Change of Control Redemption, the Company must send a notice to each holder of Notes, which notice shall govern the terms of the Change of Control Redemption. Such notice must be mailed to holders of Notes within 30 days following the date the Change of Control occurred (the "Change of Control Redemption Date") and state that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

         "Applicable Premium" means, with respect to a Note at any Change of Control Redemption Date, the greater of (i) 1.0% of the Accreted Value of such Note and (ii) the excess of (A) the present value at such time of the redemption price of such Note at February 1, 2002 (such redemption price being described under "-- Optional Redemption") computed using a discount rate equal to the Treasury Rate plus 150 basis points over (B) the principal amount at maturity of such Note.

         "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to February 1, 2002; provided, however, that if the period from the Change of Control Redemption Date to February 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to February 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

         This "Change of Control" covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company so long as a majority of the board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders. In addition, this covenant is not intended to afford holders of Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Notes, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of indebtedness outstanding at such time. However, the Indenture will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

         If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company might be required to purchase. Moreover, as of the date hereof, after giving effect to the Old Notes Offering and the application of the proceeds therefrom, the Company would not have sufficient funds available to purchase all of the outstanding Notes pursuant to a Change of Control Offer. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. The Commodore Indenture and the New Credit Facility restrict the ability of Commodore to pay dividends and make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to purchase the Notes. See "Description of Other Indebtedness."

         With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Indenture, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Notes should be subject to a Change of Control Offer.

         None of the provisions in the Indenture relating to a purchase of Notes upon a Change of Control is waiveable by the board of directors of the Company. Without the consent of each holder of Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the outstanding Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

CERTAIN COVENANTS

         Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), and the Company's Subsidiaries will not issue any Preferred Stock; provided, however, that the Company and its Subsidiaries may incur Indebtedness and the Company's Subsidiaries may issue shares of Preferred Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

         Limitation on Restricted Payments. (a) The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

                  (i) a Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

                  (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; or

                  (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated EBITDA of the Company (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (2) and (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause
         (iii)(b) above), received by the Company as a capital contribution on or after the Issue Date, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from
         (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such

         Person to the Company or any Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however , that no amount shall be included under this clause (d) to the extent it is already included in Consolidated EBITDA, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the Issue Date; provided, however , that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus (f) $2,500,000.

         (b) Notwithstanding the foregoing, these provisions will not prohibit:
(1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), for shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being acquired, or for Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being refinanced, or Indebtedness of the Company that is subordinate or junior in right of payment to the Notes at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by the Company to repurchase Capital Stock or other securities from employees of the Company in an aggregate amount not to exceed $5,000,000; (5) payments to enable the Company to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (6) payments, not to exceed $100,000 in the aggregate, to enable the Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (7) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; and (8) the payments of dividends on the Company's Common Stock after an initial public offering of Common Stock in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company from shares of Common Stock sold for the account of the Company (and not for the account of any stockholder) in such initial public offering; provided, however , that in the case of clauses (3),
(4), (5), (6), (7) and (8), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (4), (5), (6), (7) and (8) shall be included in such calculation.

         Merger, Consolidation and Sale of Assets. The Indenture will provide that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed



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by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such surviving person shall assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause
(2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; (iv) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred or be continuing; and (v) the Company has delivered to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses
(ii) and (iii), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and
(2) the Company may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the U.S. to realize tax or other benefits.

         Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000, by the board of directors of the Company, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is in cash or Cash Equivalents (other than in the case where the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Senior Debt of the Company or any Indebtedness of a Subsidiary of the Company (and, to the extent such Senior Debt relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or (C) to purchase Notes tendered to the Company for purchase at a price equal to 100% of the Accreted Value thereof plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $5,000,000.

         Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first-class mail, to holders of Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer, Notes of tendering holders will be repurchased on a pro rata basis (based upon the principal amount at maturity tendered). To the extent that the aggregate principal amount at maturity of Notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds





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Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

         Limitation on Asset Swaps. The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, (ii) in the event such Asset Swap involves an aggregate amount in excess of $1.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company and (iii) in the event such Asset Swap involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

         Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law, (2) the Indenture, (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary, (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (5) agreements existing on the Issue Date (including the New Credit Facility and the Commodore Indenture) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification, (6) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition, (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2),
(4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5) above, (8) any agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company then the provisions relating to such encumbrance or restriction contained in the Indenture, or (9) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien.

         Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly Owned Subsidiary of the Company or among Wholly Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the board of directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (2) any obligations of the Company under the Financial Monitoring and Oversight Agreements (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant) or any employment agreement, noncompetition or confidentiality with any officer of the



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Company, (3) reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to BT Securities Corporation and its Affiliates, (4) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments,"
(5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company, (6) loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practices, (7) payments made in connection with the Osborn Acquisition, the Osborn Add-on Acquisitions, the Osborn Ft. Myers Disposition and the Pending Acquisitions, including fees to Hicks Muse, and (8) the issuance of Capital Stock of the Company (other than Disqualified Capital Stock).

         Reports. The Indenture will provide that so long as any of the Notes is outstanding, the Company will provide to the holders of Notes and file with the Commission copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports.

EVENTS OF DEFAULT

         The following events are defined in the Indenture as "Events of Default": (i) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days; (ii) the failure to pay the Accreted Value of or premium, if any, on any Notes when such Accreted Value or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise; (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes or the Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

         Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount at maturity of the outstanding Notes shall, or the holders of at least 25% in principal amount at maturity of outstanding Notes may, declare the Accreted Value of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the New Credit Facility, will become due and payable upon the first to occur of an acceleration under the New Credit Facility or five Business Days after receipt by the Company and the agent under the New Credit Facility of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

         The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount at maturity of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of Accreted Value of or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid, (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or



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Event of Default has been cured or waived. The holders of a majority in principal amount at maturity of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the Accreted Value of or interest on any Notes.

         The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

         The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal amount at maturity in respect thereof in accordance with their terms, will be sufficient to pay all the principal amount at maturity of and interest and premium on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "Service") to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

MODIFICATION OF THE INDENTURE

         From time to time, the Company and the Trustee, together, without the consent of the holders of the Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the holders in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes or amend the rate of accretion or amend the definition of Accreted Value; (iii) reduce the Accreted Value of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes and the Indenture; (v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of, premium on and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount at maturity of the Notes



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to waive Default or Event of Default; or (vi) after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it requires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount at maturity of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "Accreted Value" means, as of any date of determination, the sum of
(i) the initial offering price of each Note and (ii) the portion of the excess of the principal amount at maturity of each Note over such initial offering price that shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 12 3/4% per annum from the date of issuance of the Notes through the date of determination; provided, that the Accreted Value of the Notes shall be 100% from February 1, 2002 to maturity of the Notes.

         "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

         "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

         "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of
(i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) transactions permitted under the "Limitation on Asset Swaps" covenant or (c) transactions covered by the "Merger, Consolidation and Sale of Assets" covenant.



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         "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

         "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

         "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse, any of its affiliates (excluding Chancellor), officers and directors or R. Steven Hicks (the "Permitted Holders"); or (ii) a majority of the board of directors of the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

         "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

         "Commodore" means Commodore Media, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

         "Commodore Indenture" means the indenture dated as of April 21, 1995 by and among Commodore, as Issuer, the Subsidiaries of Commodore named therein, as Guarantors, and IBJ Schroder Bank & Trust Company, as Trustee, as in effect on the Issue Date.

         "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.



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         "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and (f) any non-cash expenses attributable to grants or exercises of employee stock options.

         "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Company on the Issue Date, (ii) was nominated for election or elected to the board of directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

         "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes.

         "Financial Monitoring and Oversight Agreements" means, collectively, the Monitoring and Oversight Agreement between the Company and Hicks, Muse & Co. Partners, L.P., as in effect on the Issue Date, and the Financial Advisory Agreement between the Company and Hicks Muse & Co. Partners L.P., as in effect on the Issue Date.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

         "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit



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transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii)
for Interest Swap Obligations, Commodity Agreements and Currency Agreements and
(viii) for Indebtedness of any other Person of the type referred to in clauses
(i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

         "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

         "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

         "Leverage Ratio" shall mean the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all outstanding Preferred Stock of the Company's Subsidiaries on such date less the Accreted Value of the Notes on such date to
(ii) the Consolidated EBITDA of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

         For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries and the aggregate liquidation preference of all outstanding Preferred Stock of the Company's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and Preferred Stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or Preferred Stock is being issued had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the Preferred Stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing Preferred Stock) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period and (iii) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the Four Quarter Period as a result of such Asset Acquisitions (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate delivered to the Trustee at the time of the consummation of the Asset Acquisition and such officer's certificate states that such officer believes in good faith that actions will be commenced or initiated within 90 days of such Asset Acquisition to effect such Cost Savings Measures and (B) with respect to each Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition to



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

effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Major Asset Sale" means an Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

         "New Credit Facility" means the credit agreement entered into among the Company, Commodore, Bankers Trust Company, as agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another agent or agents or other lenders and whether provided under the original New Credit Facility or any other credit agreement).

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

         "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Company or a Subsidiary incurred pursuant to the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the New Credit Facility as in effect on the Issue Date; (iii) Indebtedness evidenced by or arising under the Notes and the Indenture; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the New Credit Facility); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company;
(viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations



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incurred by any Person acquiring all or any portion of such business assets or
Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $7,500,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $3,000,000 at any time outstanding.

         "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant, (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Company or any Wholly Owned Subsidiary of the Company in any Wholly Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Company and Investments in the Company by any Wholly Owned Subsidiary of the Company, (iv) cash and Cash Equivalents,
(v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Subsidiary thereof for purposes of purchasing the Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, and (vii) additional Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

         "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, and specifically includes assets acquired through Asset Acquisitions.

         "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

         "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

         "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire



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Qualified Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Company or its Subsidiaries that is subordinated or junior in right of payment to the Notes or (iv) the making of any Investment (other than a Permitted Investment).

         "Senior Debt" means any Indebtedness of the Company (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be pari passu in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (w) the New Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities and (x) all Interest Swap Obligations. Notwithstanding the foregoing, Senior Debt shall not include any of the following amounts (whether or not constituting Indebtedness as defined in the Indenture): (i) any Indebtedness of the Company to a Subsidiary of the Company; (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services; (iii) Indebtedness represented by Disqualified Capital Stock; and (iv) any liability for federal, state, local or other taxes owed or owing by the Company.

         "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

         "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a consolidated basis in accordance with GAAP and to financial information prepared on such a consolidated basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

         "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated by a resolution adopted by the Board of Directors of the Company, provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

         EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

         The exchange of Old Notes for New Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.


                         BOOK-ENTRY; DELIVERY AND FORM

         Except as described in the next paragraph, certain of the Notes are represented by a single permanent global certificate in definitive, fully registered form (the "Global Certificate"). The Global Certificate was deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC. The Global Certificate is subject to certain restrictions on transfer set forth therein.

         The Notes (i) originally purchased by or transferred to "foreign purchasers" or Accredited Investors who are not Qualified Institutional Buyers ("OIBs") under Rule 144A under the Securities Act or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Certificate (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") were issued in registered form (a "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Certificate has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Certificate.

         The Global Certificate. Pursuant to procedures established by DTC (i) upon the issuance of the Global Certificate, DTC or its custodian credited, on its internal system, the number of Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Certificate are shown on, and the transfer of such ownership are effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially were designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Certificate are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Certificate directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Certificate for all purposes. No beneficial owner of an interest in the Global Certificate will be able to transfer that interest except in accordance with DTC's procedures.

         Payments of principal of, premium, if any, and interest, if any, on the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, and interest, if any, in respect of the Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the certificate evidencing the Notes, or to pledge such securities, such holder must transfer its interest in the Global Certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the Certificate of Designation.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Certificate are credited and only in respect of such Notes as to which such participant or participants has or have given such direction.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. The Company will not have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificate and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Certificate, which certificates will bear the legends referred to under the heading "Transfer Restrictions."


                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ________________, 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus or any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the Holders of the Old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         See "The Exchange Offer" for additional information concerning the Exchange Offer and interpretations of the Commission's staff with respect to prospectus delivery obligations of broker-dealers.

                                 LEGAL MATTERS

         The validity of the New Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.


                                    EXPERTS

         The consolidated balance sheet of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the period from October 11, 1996 ("inception") to December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheet of Commodore Media, Inc. and Subsidiaries, the Predecessor Company of Capstar Broadcasting Partners, Inc., as of December 31, 1995, and for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994, appearing in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein given upon such firm as experts in accounting and auditing.

         The consolidated balance sheets of Osborn Communications Corporation as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein, given upon such firm as experts in accounting and auditing.

         The combined balance sheets of Benchmark Communications Radio Limited Partnership as of December 31, 1996 and 1995 and the combined statements of operations, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Midcontinent Broadcasting Co. of Wisconsin, Inc. as of December 31, 1996 and the statements of income and retained earnings and cash flows for the year ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Point Communications Limited Partnership as of December 31, 1996 and the statements of operations, partners' equity and cash flows for the year ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Community Pacific Broadcasting Company L.P. as of December 31,1996 and the statements of operations, changes in partners' equity and cash flows for the year ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The statements of operations and deficit and cash flows of Q Broadcasting, Inc. for each of the three years in the period ended September 30, 1995 included in this Prospectus, have been included herein in reliance on the report of Holtz Rubenstein & Co., L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The statements of operations and accumulated deficit and cash flows of Danbury Broadcasting, Inc. for the year ended June 30, 1995 included in this prospectus, have been included herein in reliance on the report of Paneth, Haber & Zimmerman L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Adventure Communications-Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995 and the statements of operations, division's deficit and cash flows for the year ended December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Brown, Edwards & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

         The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the web site that the Commission maintains at www.sec.gov.

             GLOSSARY OF CERTAIN TERMS AND MARKET AND INDUSTRY DATA


         "advertising inventory" refers to the amount of advertising air time a radio station has available to sell to advertisers.

         "broadcast cash flow" consists of operating income before depreciation, amortization, corporate and other compensation expenses. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. However, broadcast cash flow should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP as a measure of liquidity or profitability.

         "Benchmark Acquisition" means the pending acquisitions of, and mergers of directly and indirectly wholly-owned subsidiaries of HM Fund III with, Benchmark Communications Radio Limited Partnership, L.P. and certain of its subsidiary partnerships (collectively, "Benchmark").

         "Benchmark Combination" means the Benchmark Acquisition and all acquisitions or dispositions completed by Benchmark since January 1, 1996 through the date of the Benchmark Acquisition.

         "broadcast cash flow margin" represents the percentage of net revenue which is attributable to broadcast cash flow.

         "BT Equity Investment" means BT Investment Partners, Inc.'s $20.0 million investment in Capstar BT Partners, L.P., a limited partnership controlled by Hicks Muse, which used such investment to acquire $20.0 million of the nonvoting Class B Common Stock of Capstar.

         "Capstar" and the "Company" each means, unless the context otherwise requires, Capstar Broadcasting Partners, Inc. and its subsidiaries after consummation of the Pending Acquisitions.

         "Cavalier Acquisition" means the Company's pending acquisition of substantially all of the assets of Cavalier Communications, L.P. ("Cavalier").

         "COMCO Acquisition" means the Company's pending acquisition of substantially all of the assets of COMCO Broadcasting, Inc. ("COMCO").

         "Commodore Acquisition" means the Company's completed acquisition of Commodore Media, Inc. ("Commodore").

         "Commodore Combination" means the Commodore Acquisition and all acquisitions or dispositions completed by Commodore since January 1, 1996 through the date of the Commodore Acquisition.

         "Commodore Notes" refers to Commodore's 13 1/4% Senior Subordinated Notes due 2003.

         "Commonwealth Acquisition" means the Company's pending acquisition of substantially all of the assets of Commonwealth Broadcasting of Arizona, L.L.C. ("Commonwealth").

         "Communications Act" means the Communications Act of 1934, as amended.

         "Community Pacific Acquisition" means the Company's pending acquisition of substantially all of the assets of Community Pacific Broadcasting Company L.P. ("Community Pacific").

         "EBITDA" consists of operating income before depreciation, amortization and other expenses. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP as a measure of liquidity or profitability.

         "Emerald City Acquisition" means the Company's pending acquisition of substantially all of the assets of Emerald City Radio Partners, L.P. ("Emerald City") used or held for use in connection with station WNOK-FM in the Columbia, South Carolina market.

         "Equity Investment" collectively refers to the Hicks Muse Equity Investment and the BT Equity Investment.

         "Gadsden Acquisition" means Osborn's completed acquisition of substantially all the assets of WAAX-AM/WQEN-FM, Gadsden, Alabama.

         "Hicks Muse Equity Investment" means the purchase by an affiliate of Hicks Muse of certain shares of Class A Common Stock for $34.8 million in cash concurrently with the consummation of the Osborn Acquisition.

         "Huntington Acquisition" collectively refers to certain defined assets of radio stations WKEE-FM and WKEE-AM in Huntington, West Virginia; WZZW-AM and WFXN-FM in Milton, West Virginia; WBVB-FM in Coal Grove, Ohio; and WIRO-AM and WMLV-FM in Ironton, Ohio, acquired by Commodore.

         "JSA" refers to a joint sales agreement, whereby a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station. JSAs take varying forms. A JSA, unlike an LMA, normally does not involve programming.

         "LMA" refers to a local marketing agreement, whereby a radio station outsources the management of certain limited functions of its operations. LMAs take varying forms; however, the FCC requires that, in all cases, the licensee maintain independent control over the programming and operations of the station.

         "Madison Acquisition" means the Company's pending acquisition of substantially all of the assets of the Madison Radio Group ("Madison") which is comprised of the stations formerly owned by Midcontinent Broadcasting Co. of Wisconsin, Inc. and Point Communication Limited Partnership.

         "Management Equity Investment" means the $600,000 investment in Common Stock by certain members of the Company's management in January 1997.

         "Notes" refers to Capstar's 12 3/4% Senior Discount Notes due 2009.

         "Osborn Acquisition" means the Company's completed acquisition of Osborn Communications Corporation ("Osborn").

         "Osborn Add-on Acquisitions" means the Company's completed acquisitions of (i) all of the issued and outstanding capital stock of Dixie Broadcasting, Inc. and Radio WBHP, Inc. and (ii) substantially all of the assets of Taylor Communications Corporation ("Taylor") utilized in the operations of Taylor's stations in the Tuscaloosa, Alabama market.

         "Osborn Combination" means the Osborn Transactions and all acquisitions or dispositions completed by Osborn since January 1, 1996 through the date of the Osborn Acquisition.

         "Osborn Contribution" means the contribution by Frank D. Osborn, the President and Chief Executive Officer of Osborn, of certain shares of common stock of Osborn to the Company in exchange for shares of Class A Common Stock having a deemed value of $1.8 million.

         "Osborn Ft. Myers Disposition" means Osborn's completed disposition of substantially all of the assets used or held for use in connection with the business and operations of Osborn's stations in the Port Charlotte and Ft. Myers, Florida markets.

         "Osborn Transactions" collectively refers to the Osborn Acquisition, the Osborn Add-on Acquisitions and the Osborn Ft. Myers Disposition.

         "Other Acquisitions" collectively refers to the Madison Acquisition and the Community Pacific Acquisition.

         "Pending Acquisitions" collectively refers to the Madison Acquisition, the Community Pacific Acquisition, the Commonwealth Acquisition, the COMCO Acquisition, the Cavalier Acquisition, the WRIS Acquisition and the Emerald City Acquisition.

         "WRIS Acquisition" means the Company's pending acquisition of substantially all of the assets of WRIS, Inc. ("WRIS").

         Unless otherwise indicated herein, (i) MSA rankings by population were obtained from the Summer 1996 Radio Market Survey Schedule (copyright 1996), as provided by The Arbitron Company ("Arbitron"), (ii) all audience share rankings, except for the Yuma, Arizona market and where specifically stated to the contrary, have been derived from surveys of persons, ages 25 to 54, listening Monday through Sunday, 6 a.m. to 12 midnight, and are based on either the Spring, Summer or Fall 1996 survey period, as reported in Radio Market Reports, Metro Audience Trends (copyright 1996), a publication of Arbitron,
(iii) audience share rankings in Yuma, Arizona, are based on the Spring 1996 survey period, as reported in AccuRatings(TM) (Copyright 1996), a publication of Strategic Radio Research, Inc. ("AccuRatings(TM)") and (iv) all revenue share rankings are based on data compiled as of February 27, 1997, as reported in BIA Publications Radio Analyzer -- BIA's Master Access, Version 1.7 (copyright 1996), a computer database by BIA Publications Inc. ("BIA").

                        INDEX TO FINANCIAL STATEMENTS


CAPSTAR BROADCASTING PARTNERS, INC. AND SUBSIDIARIES AND ITS PREDECESSOR
    Report of Independent Accountants ....................................................................   F-3
    Report of Independent Auditors .......................................................................   F-4
    Consolidated Balance Sheets as of December 31, 1996 and 1995 .........................................   F-5
    Consolidated Statements of Operations for the period ended December 31, 1996, for the period
      ended October 16, 1996, and for the years ended December 31, 1995 and 1994 .........................   F-6
    Consolidated Statements of Stockholders' Equity (Deficit) for the period ended December 31,
      1996, for the period ended October 16, 1996, and for the years ended December 31, 1995 and
      1994 ...............................................................................................   F-7
    Consolidated Statements of Cash Flows for the period ended December 31, 1996, for the period
      ended October 16, 1996, and for the years ended December 31, 1995 and 1994 .........................   F-8
    Notes to Consolidated Financial Statements ...........................................................   F-9

OSBORN COMMUNICATIONS CORPORATION
    Report of Independent Auditors .......................................................................   F-31
    Consolidated Balance Sheets as of December 31, 1996 and 1995 .........................................   F-32
    Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994 ...........   F-33
    Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31,
      1996, 1995 and 1994 ................................................................................   F-34
    Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995
      and 1994 ...........................................................................................   F-35
    Notes to Consolidated Financial Statements ...........................................................   F-36

BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP
    Report of Independent Accountants ....................................................................   F-45
    Combined Balance Sheets as of December 31, 1996 and 1995 .............................................   F-46
    Combined Statements of Operations for the years ended December 31, 1996, 1995 and 1994 ...............   F-47
    Combined Statements of Changes in Partners' Equity (Deficit) for the years ended
      December 31, 1996, 1995 and 1994 ...................................................................   F-48
    Combined Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 ...............   F-49
    Notes to Combined Financial Statements ...............................................................   F-50

MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.
    Report of Independent Accountants ....................................................................   F-58
    Balance Sheet as of December 31, 1996 ................................................................   F-59
    Statement of Income and Retained Earnings for the year ended December 31, 1996 .......................   F-60
    Statement of Cash Flows for the year ended December 31, 1996 .........................................   F-61
    Notes to Financial Statements ........................................................................   F-62

POINT COMMUNICATIONS LIMITED PARTNERSHIP
    Report of Independent Accountants ....................................................................   F-65
    Balance Sheet as of December 31, 1996 ................................................................   F-66
    Statement of Operations for the year ended December 31, 1996 .........................................   F-67
    Statement of Partners' Equity for the year ended December 31, 1996 ...................................   F-68
    Statement of Cash Flows for the year ended December 31, 1996 .........................................   F-69
    Notes to Financial Statements ........................................................................   F-70

COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
    Report of Independent Accountants ....................................................................   F-74
    Balance Sheet as of December 31, 1996 ................................................................   F-75
    Statement of Operations for the year ended December 31, 1996 .........................................   F-76
    Statement of Changes in Partners' Equity for the year ended December 31, 1996 ........................   F-77
    Statement of Cash Flows for the year ended December 31, 1996 .........................................   F-78
    Notes to Financial Statements ........................................................................   F-79

Q BROADCASTING, INC.
    Independent Auditors' Report .........................................................................   F-84
    Statements of Operations and Deficit for the years ended September 30, 1995, 1994 and 1993 ...........   F-85
    Statements of Cash Flows for the years ended September 30, 1995, 1994 and 1993 .......................   F-86
    Notes to Financial Statements ........................................................................   F-87

DANBURY BROADCASTING, INC.
    Report of Independent Auditors .......................................................................   F-90
    Statement of Operations and Accumulated Deficit for the year ended June 30, 1995 .....................   F-91
    Statement of Cash Flows for the year ended June 30, 1995 .............................................   F-92
    Notes to Financial Statements ........................................................................   F-93

ADVENTURE COMMUNICATIONS -- HUNTINGTON (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)
    Independent Auditors' Report .........................................................................   F-96
    Balance Sheet as of December 31, 1995 ................................................................   F-97
    Statement of Operations for the year ended December 31, 1995 .........................................   F-98
    Statement of Division's Deficit for the year ended December 31, 1995 .................................   F-99
    Statement of Cash Flows for the year ended December 31, 1995 .........................................   F-100
    Notes to Financial Statements ........................................................................   F-101

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Capstar Broadcasting Partners, Inc.:

         We have audited the accompanying consolidated balance sheet of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from October 11, 1996 ("inception") to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Austin, Texas
February 14, 1997

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
Capstar Broadcasting Partners, Inc.

         We have audited the accompanying consolidated balance sheet of Commodore Media, Inc. and Subsidiaries ("Commodore"), the Predecessor Company of Capstar Broadcasting Partners, Inc., as of December 31, 1995. We have also audited the consolidated statements of operations, stockholders' deficit and cash flows for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of Commodore's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commodore as of December 31, 1995, and the consolidated results of its operations and its cash flows for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.



                                               ERNST & YOUNG LLP

New York, New York
February 10, 1997

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                     PREDECESSOR
                                                                                                     -----------
                                                                                             DECEMBER 31,
                                                                                     ---------------------------
                                                                                        1996             1995
                                                                                     -----------     -----------
                                                                                                  ||
Current assets:                                                                                   ||
   Cash and short-term cash investments ........................................... $  5,028,014  || $10,891,489
   Accounts receivable, less allowance of $838,081                                                ||
      in 1996 and $700,336 in 1995 ................................................    8,913,390  ||   6,131,447
   Prepaid expenses and other current assets ......................................      443,900  ||     285,412
                                                                                    ------------  || -----------
     Total current assets .........................................................   14,385,304  ||  17,308,348
Property, plant and equipment, net ................................................   15,628,361  ||   8,080,043
FCC licenses and goodwill, net of accumulated amortization of                                     ||
   $1,047,768 in 1996 and $3,912,167 in 1995 ......................................  202,644,356  ||  20,767,625
Other intangible assets, net ......................................................    3,178,469  ||   1,761,306
Deferred charges, net .............................................................    1,800,234  ||   3,910,582
Deposits and other assets .........................................................      931,340  ||     982,876
                                                                                    ------------  || -----------
   Total assets ................................................................... $238,568,064  || $52,810,780
                                                                                    ============  || ===========
                                                                                                  ||
                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  ||
                                                                                                  ||
Current liabilities:                                                                              ||
   Accounts payable and accrued expenses .......................................... $  3,046,883  || $ 1,774,256
   Accrued compensation ...........................................................      422,062  ||     815,162
   Accrued interest ...............................................................    1,810,292  ||     960,368
   Accrued income taxes ...........................................................           --  ||      16,840
   Current maturities of capital lease obligations ................................       16,056  ||      11,977
   Current maturities of long-term debt ...........................................    3,750,000  ||          --
   Due to affiliate ...............................................................      536,738  ||          --
                                                                                    ------------  || -----------
     Total current liabilities ....................................................    9,582,031  ||   3,578,603
Long-term capital lease obligation ................................................       49,629  ||      43,130
Long-term debt ....................................................................  135,762,277  ||  66,261,339
Noncurrent compensation ...........................................................           --  ||   1,482,275
Deferred income taxes .............................................................    2,031,580  ||          --
                                                                                    ------------  || -----------
   Total liabilities ..............................................................  147,425,517  ||  71,365,347
                                                                                    ------------  || -----------
Stockholders' equity (deficit):                                                                   ||
   CAPSTAR:                                                                                       ||
   Preferred Stock, $.01 par value, 10,000,000                                                    ||
     shares authorized, none issued and outstanding ...............................           --  ||          --
   Class A Common Stock, $.01 par value; 200,000,000                                              ||
     shares authorized, 94,155,000 shares issued and outstanding ..................      941,550  ||
   Additional paid-in capital .....................................................   93,957,450  ||
   Accumulated deficit ............................................................   (3,756,453) ||
   COMMODORE:                                                                                     ||
   Class A Common Stock, $0.01 par value; 3,000,000                                               ||
     shares authorized and issued: 146,526 shares in 1995 .........................          --   ||       1,465
   Class B Common Stock, convertible into Class A Common Stock,                                   ||
     $0.01 par value; 486,373 shares authorized and issued in 1995 ................          --   ||       4,864
   Additional paid-in capital .....................................................          --   ||  23,580,184
   Accumulated deficit ............................................................          --   || (42,115,080)
                                                                                    ------------  || -----------
                                                                                                  || (18,528,567)
   Less treasury stock, at cost, 85,524 shares in 1995 ............................          --   ||      26,000
                                                                                    ------------  || -----------
     Total stockholders' equity (deficit)  ........................................   91,142,547  || (18,554,567)
                                                                                    ------------  || -----------
   Total liabilities and stockholders' equity (deficit)  .........................  $238,568,064  || $52,810,780
                                                                                    ============  || ===========


                            See accompanying notes.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    PREDECESSOR
                                                                --------------------------------------------
                                                         PERIOD ENDED
                                                ----------------------------       YEAR ENDED DECEMBER 31,
                                                DECEMBER 31,     OCTOBER 16,    ----------------------------
                                                    1996            1996            1995            1994
                                                ------------    ------------    ------------    ------------
                                                             ||
Total revenue .................................. $11,133,586 || $ 34,826,060    $ 33,652,677    $ 28,686,381
Less agency commissions ........................    (830,271)||   (2,869,014)     (2,857,912)     (2,461,478)
                                                 ----------- || ------------    ------------    ------------
Net revenue ....................................  10,303,315 ||   31,957,046      30,794,765      26,224,903
Operating expenses:                                          ||
     Programming, technical and news ...........   1,836,667 ||    5,906,967       5,365,686       4,601,374
     Sales and promotion .......................   2,935,890 ||    9,303,914       8,796,481       7,325,549
     General and administrative ................   1,511,143 ||    6,081,262       4,870,463       4,556,515
Corporate expenses .............................     600,532 ||    1,756,797       2,051,181       2,109,741
Depreciation and amortization ..................   1,331,386 ||    2,157,750       1,926,250       2,145,201
Other expense ..................................     744,000 ||   13,833,728       2,006,550       2,180,000
                                                 ----------- || ------------    ------------    ------------
Operating income (loss) ........................   1,343,697 ||   (7,083,372)      5,778,154       3,306,523
Interest expense ...............................   5,035,142 ||    8,860,958       7,805,525       3,152,352
Interest income ................................      34,063 ||      221,806         420,659             266
Other expenses, net ............................      99,071 ||    1,980,908          48,796         381,550
                                                 ----------- || ------------    ------------    ------------
Loss before provision for income                             ||
     taxes and extraordinary loss ..............  (3,756,453)||  (17,703,432)     (1,655,508)       (227,113)
Provision for income taxes .....................        --   ||      133,000         140,634         300,000
                                                 ----------- || ------------    ------------    ------------
Loss before extraordinary loss .................  (3,756,453)||  (17,836,432)     (1,796,142)       (527,113)
Extraordinary loss on extinguishment of debt ...        --   ||         --          (443,521)           --
                                                 ----------- || ------------    ------------    ------------
Net loss ....................................... $(3,756,453)|| $(17,836,432)   $ (2,239,663)   $   (527,113)
                                                 =========== || ============    ============    ============
Loss per common share:
     Loss before extraordinary loss ............ $      (.04)
                                                 ===========
     Extraordinary loss ........................ $      --
                                                 ===========
     Net loss .................................. $      (.04)
                                                 ===========
Weighted average number of shares outstanding ..  93,691,842


                            See accompanying notes.

    CAPSTAR BROADCASTING PARTNERS, INC. AND SUBSIDIARIES AND ITS PREDECESSOR

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                COMMON STOCK                                              TOTAL
                                                                  PAR VALUE      ADDITIONAL                            STOCKHOLDERS'
                                                             ------------------    PAID-IN    ACCUMULATED   TREASURY      EQUITY
                                                             CLASS A   CLASS B     CAPITAL      DEFICIT       STOCK      (DEFICIT)
                                                             --------  --------  -----------  ------------  --------   ------------
PREDECESSOR:
Balance at January 1, 1994 ................................  $  1,192  $  4,864  $22,523,192  $(38,348,304) $ (1,000)  $(15,820,056)
Cumulative dividends on redeemable preferred stock ........        --        --     (690,660)           --        --       (690,660)
Adjustment to carrying value of redeemable warrant ........        --        --           --    (1,000,000)       --     (1,000,000)
Loss for the year .........................................        --        --           --      (527,113)       --       (527,113)
                                                             --------  --------  -----------  ------------  --------   ------------
Balance at December 31, 1994 ..............................     1,192     4,864   21,832,532   (39,875,417)   (1,000)   (18,037,829)
Cumulative dividends on redeemable preferred stock ........        --        --     (252,175)           --        --       (252,175)
Allocation of net proceeds of debt offering to warrants ...        --        --    2,000,000            --        --      2,000,000
Repurchase of common stock ................................        --        --           --            --   (25,000)       (25,000)
Exercise of warrants ......................................       273        --         (173)           --        --            100
Loss for the year .........................................        --        --           --    (2,239,663)       --     (2,239,663)
                                                             --------  --------  -----------  ------------  --------   ------------
Balance at December 31, 1995 ..............................     1,465     4,864   23,580,184   (42,115,080)  (26,000)   (18,554,567)
Warrants issued with  preferred stock facility ............        --        --      981,500            --        --        981,500
Dividends on senior exchangeable redeemable
  preferred stock .........................................        --        --     (359,957)           --        --       (359,957)
EFFECTS OF THE COMMODORE ACQUISITION (NOTE 1):
Recapitalization and acquisition of common
  shares by Capstar .......................................    (1,455)   (4,864)  32,092,400            --    26,000     32,112,081
Redemption of preferred stock .............................        --        --   (1,101,235)           --        --     (1,101,235)
Net loss for the period ...................................        --        --           --   (17,836,432)       --    (17,836,432)
                                                             --------  --------  -----------  ------------  --------   ------------
Balance at October 16, 1996 ...............................  $     10  $     --  $55,192,892  $(59,951,512) $     --   $ (4,758,610)
                                                             ========  ========  ===========  ============  ========   ============

CAPSTAR:
Balance at inception (October 11, 1996) ...................  $     --            $        --  $         --             $         --
                                                             --------            -----------  ------------             ------------
Issuance of common stock in connection
  with the Commodore Acquisition (Note 1) .................   932,750             92,342,250            --               93,275,000
Issuance of warrants ......................................        --                744,000            --                  744,000
Issuance of common stock (November 26, 1996) ..............     8,800                871,200            --                  880,000
Net loss for the period ...................................        --                     --    (3,756,453)              (3,756,453)
                                                             --------            -----------  ------------             ------------
Balance at December 31, 1996 ..............................  $941,550            $93,957,450  $ (3,756,453)            $ 91,142,547
                                                             ========            ===========  ============             ============



                            See accompanying notes.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    PREDECESSOR
                                                                                   -----------------------------------------------
                                                                            PERIOD ENDED
                                                                   -----------------------------         YEAR ENDED DECEMBER 31,
                                                                   DECEMBER 31,  ||    OCTOBER 16,   ------------------------------
                                                                      1996       ||       1996             1995            1994
                                                                  -------------  || -------------    -------------    -------------
                                                                                 ||
CASH FLOWS FROM OPERATING ACTIVITIES                                             ||
Net loss ......................................................   $  (3,756,453) || $ (17,836,432)   $  (2,239,663)   $    (527,113)
Adjustments to reconcile net loss to net cash provided                           ||
    by operating activities:                                                     ||
    Loss on extinguishment of debt ............................              --  ||            --          443,521               --
    Depreciation and amortization .............................       1,331,386  ||     2,157,750        2,311,162        2,365,111
    Noncash interest ..........................................       2,407,739  ||     3,315,669        2,288,917               --
    Long-term incentive compensation ..........................              --  ||     1,066,893           79,000        2,180,000
    Non-cash compensation .....................................         744,000  ||    12,731,587               --               --
    Provision for uncollectible accounts and notes                               ||
      receivable ..............................................         104,838  ||       488,320          556,137          468,155
    Loss on disposition of assets .............................                  ||            --            9,819          335,736
    Net barter income .........................................                  ||      (222,645)        (184,300)        (122,163)
    Initial public offering and pending merger expenses .......                  ||     1,909,648               --               --
    Changes in assets and liabilities, net of amounts acquired:                  ||
       Increase in accounts receivable ........................      (1,057,861) ||    (2,315,753)      (1,847,015)      (1,509,195)
       (Increase) decrease in prepaid expenses and                               ||
         other current assets .................................          91,280  ||      (208,462)         (88,787)        (267,196)
       Increase (decrease) in accounts payable and                               ||
         accrued expenses .....................................         341,308  ||      (337,896)        (158,855)         326,251
       (Decrease) increase in accrued compensation ............         110,127  ||      (496,177)        (230,645)         197,881
       (Decrease) increase in accrued interest ................        (902,248) ||     1,752,172          582,525          351,639
       (Decrease) increase in accrued income taxes ............              --  ||        20,952         (277,135)         261,541
       Increase in due to affiliate ...........................         536,738  ||            --               --               --
                                                                  -------------  || -------------    -------------    -------------
          Total adjustments ...................................       3,707,307  ||    19,862,058        3,484,344        4,587,760
                                                                  -------------  || -------------    -------------    -------------
Net cash provided by operating  activities ....................         (49,146) ||     1,989,626        1,244,681        4,060,647
CASH FLOWS FROM INVESTING ACTIVITIES                                             ||
Proceeds from redemption of note ..............................              --  ||            --               --          405,000
Proceeds from sale of property, plant and equipment ...........              --  ||            --               --          398,018
Repayment of loan by stockholder ..............................              --  ||       250,375          182,988               --
Purchase of property, plant and equipment .....................        (807,532) ||      (448,677)        (320,980)        (623,414)
Acquisition of Commodore ......................................    (125,494,171) ||            --               --               --
Payments for acquisitions .....................................                  ||   (31,900,000)      (3,100,000)              --
Deferred acquisition costs incurred ...........................      (1,070,262) ||    (1,326,673)        (417,020)        (172,558)
Deposits on pending acquisitions ..............................              --  ||      (745,000)        (525,000)              --
Loans to employees ............................................              --  ||            --         (315,863)         (57,500)
Other investing activities, net ...............................              --  ||      (187,528)          87,528               --
                                                                  -------------  || -------------    -------------    -------------
Net cash used in investing activities .........................    (127,371,965) ||   (34,357,503)      (4,408,347)         (50,454)
CASH FLOWS FROM FINANCING ACTIVITIES                                             ||
Proceeds from issuance of Commodore                                              ||
  Notes and warrants ..........................................              --  ||            --       64,956,422               --
Proceeds from Existing Credit Facility ........................       6,000,000  ||    18,700,000               --               --
Proceeds from Existing Term Loan Facility .....................      35,000,000  ||            --               --               --
Net proceeds from issuance of preferred stock .................              --  ||     9,822,520               --               --
Proceeds from issuance of common stock ........................      94,155,000  ||            --              100               --
Payment of initial public offering and merger expenses ........              --  ||    (1,007,297)              --               --
Repayment of amounts borrowed .................................              --  ||            --      (39,014,833)      (2,738,166)
Payment of financing related costs ............................      (2,705,875) ||      (781,170)      (4,226,762)        (104,245)
Redemption of preferred stock .................................              --  ||            --       (8,665,835)              --
Purchase of redeemable warrant ................................              --  ||            --       (1,000,000)              --
Repurchase of common stock ....................................              --  ||            --          (25,000)              --
Principal payments on capital leases ..........................              --  ||        (9,812)         (11,186)         (12,389)
                                                                  -------------  || -------------    -------------    -------------
Net cash provided by (used in) financing activities ...........     132,449,125  ||    26,724,241       12,012,906       (2,854,800)
                                                                  -------------  || -------------    -------------    -------------
Net (decrease) increase in cash and short-term cash                              ||
  investments .................................................                  ||    (5,643,636)       8,849,240        1,155,393
Cash and short-term cash investments at beginning of period ...              --  ||    10,891,489        2,042,249          886,856
                                                                  -------------  || -------------    -------------    -------------
Cash and short-term cash investments at end of period .........   $   5,028,014  || $   5,247,853    $  10,891,489    $   2,042,249
                                                                  =============  || =============    =============    =============
SUPPLEMENTARY CASH FLOW INFORMATION                                              ||
Cash paid for interest ........................................   $   3,529,651  || $   3,793,117    $   4,474,789    $   2,580,522
Cash paid for income taxes ....................................              --  ||       112,049          417,769           38,209
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES                           ||
ASSET ACQUISITIONS RECORDED IN CONNECTION WITH BARTER                            ||
  TRANSACTIONS ................................................              --  || $     189,982    $     112,636    $     144,500

                            See accompanying notes.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, COMMODORE ACQUISITION AND BASIS OF PRESENTATION

     Organization and Nature of Business

     Capstar Broadcasting Partners, Inc. (the "Company") was incorporated under the laws of the State of Delaware on October 11, 1996. The Company's wholly-owned subsidiary, Commodore Media, Inc. and Subsidiaries, the Company's predecessor, ("Commodore") is comprised of radio stations that derive their revenue from local, regional and national advertisers. The radio stations are located in the following markets: Wilmington, Delaware; Hartsdale, Brewster, Patterson, Mt. Kisco, New York; Huntington, West Virginia -- Ashland, Kentucky; Allentown -- Bethlehem, Pennsylvania; Fort Pierce -- Stuart -- Vero Beach, Florida; and Fairfield County, Connecticut. Commodore extends credit to its customers in the normal course of business.

     Basis of Presentation

     The consolidated financial statements as of December 31, 1996 and for the period from October 11, 1996 through December 31, 1996 include the accounts of Capstar and its wholly-owned subsidiary, Commodore, since October 16, 1996, the date of the Commodore Acquisition. The Company had no substantive operations until its acquisition of Commodore and Commodore is considered the Company's predecessor for financial reporting purposes. The accompanying consolidated financial statements include the results of operations of Commodore and its Subsidiaries for the period ended October 16, 1996, and as of and for the year ended December 31, 1995 and the results of its operations for the year ended December 31, 1994. The financial position and results of operations of Commodore prior to the acquisition by the Company have not been adjusted to give effect to the Commodore Acquisition. All intercompany accounts and transactions have been eliminated in consolidation.

     Commodore Acquisition

     On October 16, 1996, the Company acquired Commodore pursuant to a merger agreement dated June 21, 1996 (the "Commodore Acquisition"). The purchase price was approximately $229.2 million including acquisition costs and assumed liabilities of approximately $108.5 million. The purchase price was funded through borrowings under the Former Term Loan Facility of approximately $35.0 million, the assumption of liabilities referred to above and the investment of common stock of the Company of approximately $93.3 million by an affiliate of Hicks, Muse, Tate & Furst, Incorporated (Hicks Muse) and members of management of the Company. The Commodore Acquisition has been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets and liabilities based upon their fair values at the date of acquisition as described below.

     The acquisition is summarized as follows:

Cash ........................................................       $     6,074,954
Accounts receivable, net ....................................             7,960,367
Prepaid expenses and other ..................................               535,180
Property and equipment ......................................            15,343,939
FCC licenses, goodwill and other intangible assets ..........           202,304,691
Other assets ................................................             4,823,414
Accounts payable and accrued expenses .......................            (5,701,978)
Other long-term liabilities .................................               (93,757)
Deferred tax liability ......................................            (2,031,580)
                                                                     --------------
      Total purchase price ..................................        $  229,215,230
                                                                     ==============

         At the time of the merger, the holders of Commodore Class A Common Stock and Class B Common Stock (collectively, the "Commodore Common Stock"), received $140 per share as consideration for their interest. Each of the option and warrant holders received the difference between $140 per share and the exercise price per share in consideration for their interest. In addition, the senior exchangeable redeemable preferred stock, Series A, $.01 par value per share, was redeemed, including all accrued and unpaid dividends.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         Commodore recognized as other expense approximately $12.7 million in stock option compensation expense, and approximately $1.4 million of merger related fees and expenses during the period ended October 16, 1996 in connection with the Commodore Acquisition.

         As a result of the Commodore Acquisition and the change of control effected thereby, Commodore was obligated to satisfy the existing deferred compensation and employment agreements with its then President and Chief Executive Officer and its deferred compensation agreement with its then Chief Operating Officer resulting in a charge to other expense of approximately $1.1 million during the period ended October 16, 1996. Furthermore, Commodore was required to make an offer to purchase the outstanding 13 1/4% Senior Subordinated Notes due 2003 ("Commodore Notes") at a purchase price equal to 101% of their accreted value, plus any accrued and unpaid interest. No requests for repurchase were made by the note holders.

         As a result of the merger, Commodore did not proceed with its previously announced intention to undertake an initial public equity offering and has, therefore, withdrew its registration statement filed on Form S-1 on May 17, 1996 with the Securities and Exchange Commission. Included in other expenses during the period ended October 16, 1996 are approximately $525,000 in various fees and expenses incurred in connection with this filing.

         Short-Term Cash Investments

         The Company and Commodore consider investments which have a remaining maturity of three months or less at the time of purchase to be short-term cash investments. The Company and Commodore invest their excess cash in U.S. Treasury Bills.

         Income Taxes

         The Company and Commodore account for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are provided for differences between the book and tax bases of assets and liabilities. The Company and its subsidiaries plan to file a consolidated federal income tax return.

         Risks and Uncertainties -- Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Risks and Uncertainties -- Regulatory Environment

         The consummation of radio broadcasting acquisitions requires prior approval of the Federal Communications Commission (the "FCC") with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the pending acquisitions referred to in Note 7b have not yet received FCC approval. There can be no assurance that the FCC will approve future acquisitions by the Company, including the pending acquisitions.

         On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the FCC, to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its current radio stations and to acquire more properties. At the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         The consummation of certain acquisitions, including certain of the pending acquisitions, is also subject to applicable waiting periods and possible review by the U.S. Department of Justice (the "DOJ") or the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company understands that since the passage of the Telecom Act several radio broadcasting acquisitions have been the subject of "second requests" for additional information by federal authorities under the HSR Act. The Company also understands that the DOJ is currently reviewing its internal guidelines for antitrust review of radio broadcasting acquisitions.

         As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that local marketing agreements ("LMAs") and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act.

         Risks and Uncertainties -- Concentration of Credit

         Financial instruments which potentially subject the Company and Commodore to concentration of credit risk consist primarily of trade receivables. The Company's and Commodore's revenue is principally derived from local broadcast advertisers who are impacted by the local economy.

         The Company and Commodore routinely assess the financial strength of its customers and do not require collateral or other security to support customer receivables. Credit losses are provided for in the consolidated financial statements in the form of an allowance for doubtful accounts.

         Accounting Periods

         Commodore maintained its interim consolidated financial statements based upon the broadcast month end which always ends on the last Sunday of the calendar month or quarter. The Company's fiscal year end and fourth quarter end on December 31.

         Fair Value of Financial Instruments

         In 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet.

         The carrying amount reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the immediate or short-term maturity of such instruments. The carrying amounts reported for the Existing Credit Facility and Existing Term Loan Facility approximate fair value due to the debt being priced at floating rates. The carrying amount reported for the Commodore Notes at December 31, 1996 approximates fair value based on the published market prices for the publicly traded indebtedness at the date of acquisition (October 16, 1996). The fair value of the Commodore Notes and associated warrants at December 31, 1996 were $930 per unit and $105 per warrant, respectively based on published market prices.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         Property, Plant and Equipment

         Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method based on the following estimated useful lives:


                                                                  ESTIMATED LIFE
                              CLASSIFICATION                          (YEARS)
                              --------------                      --------------
         Land improvements .......................................      20
         Buildings ...............................................      20
         Furniture, fixtures and equipment .......................     7-10
         Broadcasting and technical equipment ....................     7-10
         Towers and antennas .....................................      20
         Music library ...........................................       7
         Leasehold improvements ..................................     10-20
         Vehicles ................................................       3

         Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property, plant and equipment.

         Property Held Under Capital Leases

         The Company and Commodore are the lessees of office equipment under capital leases expiring in various years through 2004. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives of seven to ten years.

         Revenue Recognition

         The Company and Commodore recognize revenue upon the airing of advertisements.

         Intangible Assets

         Intangible assets are being amortized by the straight-line method over the following estimated useful lives:

                                                                  ESTIMATED LIFE
                              CLASSIFICATION                           (YEARS)
                              --------------                      --------------
         FCC licenses and goodwill ...............................       40
         Organization expenses ...................................        5
         Network affiliation agreement ...........................        5
         Covenant not to compete .................................        5
         Tower site lease ........................................        3
         Contract rights .........................................        3
         Software ................................................        3
         Pre-sold advertising contracts ..........................        1

         Goodwill represents the excess of cost over the fair values of identifiable tangible and other intangible net assets acquired. Management continually reviews the appropriateness of the carrying value of goodwill of its subsidiaries and the related amortization period based on their anticipated undiscounted cash flows. The Company and Commodore consider operating results, trends and prospects of the Company's and Commodore's stations, as well as competitive comparisons. The Company and Commodore also take into consideration recent acquisition patterns within the broadcast

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


industry, the impact of recently, enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

         Deferred Charges

         Legal fees, bank loan closing costs and other expenses associated with debt financing are being amortized using the effective interest rate method. Amortization of debt expense charged to operations and included in interest expense amounted to $1,691,172 for the period ended December 31, 1996 for the Company, and $449,905 for the period ended October 16, 1996 and $384,908 and $219,893 for the years ended December 31, 1995 and 1994, respectively, for Commodore.

         Advertising Costs

         The Company and Commodore expense advertising costs related to their radio station operations as incurred. Advertising expense amounted to $281,085 for the period ended December 31, 1996 for the Company, and $557,155 for the period ended October 16, 1996 and $754,489 and $560,818 for the years ended December 31, 1995 and 1994, respectively, for Commodore.

         Barter Transactions

         The fair value of barter and trade-out transactions is included in broadcast revenue and sales and promotion expense. Barter revenue is recorded when advertisements are broadcast and barter expense is recorded when merchandise or services are received. Barter transactions charged to operations were as follows:

                                                                                PREDECESSOR
                                                           ---------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                          PERIOD ENDED       PERIOD ENDED       ------------------------------
                                        DECEMBER 31, 1996  OCTOBER 16, 1996         1995              1994
                                        -----------------  ----------------     ------------      ------------
                                                        ||
Trade sales .....................         $  1,049,739  ||   $    3,204,468     $  3,238,111      $  2,473,002
Trade expense ...................           (1,003,987) ||       (2,981,823)      (3,053,811)       (2,350,839)
                                          ------------  ||   --------------     ------------      ------------
Net barter transactions .........         $     45,752  ||   $      222,645     $    184,300      $    122,163
                                          ============  ||   ==============     ============      ============


         Loss Per Share

         Net loss per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each respective period. Proceeds from the exercise of the dilutive stock options are assumed to be used to repurchase outstanding shares of the Company's common stock at the average fair market value during the period.

         Recent Pronouncements

         In February 1997, the FASB issued FASB Statement No. 128 "Earnings Per Share ("SFAS No. 128")" which establishes standards for computing and presenting earnings per share. SFAS No. 128 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 128 will have a material effect on its financial statements.

         In February 1997, the FASB issued FASB Statement No. 129 "Disclosure of Information About Capital Structure ("SFAS No. 129")" which establishes disclosure requirements for an entity's capital structure. SFAS No. 129 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 129 will have a material effect on its financial statements.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         Financial Statement Presentation

         Certain prior year financial statement items of Commodore have been reclassified to conform to the current year presentation.

2.       THE RECAPITALIZATION TRANSACTION

         On April 21, 1995, Commodore completed the offering of the Commodore Notes. The net proceeds of approximately $65.0 million were used to retire existing senior indebtedness of approximately $36.2 million, fund the purchase of assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WQOL-FM in Vero Beach, Florida (the "Treasure Coast Acquisition") for $3.1 million, and repay the Note payable to Michael Hansen ("Hansen Note") and the Note payable to Radio Financial Partners, Inc. ("RFP Note") for an aggregate amount of $2.4 million. In addition, Commodore used $8.7 million to redeem its preferred stock, paid $1.9 million in connection with the long-term incentive compensation of its then President and its then Chief Operating Officer (see Note 1), paid approximately $4.2 million in related deferred fees of the offering, and used the balance of $8.5 million for general corporate purposes. Commodore converted all of its existing common stock for 486,373 shares of its Class B Common Stock ("Class B") and 119,212 shares (including 85,524 treasury shares) of its Class A Common Stock ("Class A"). At the time of conversion, Commodore's then President and its then Chief Operating Officer purchased 27,369 shares and 6,319 shares, respectively, of Class A from the Chairman. In addition, William A.M. Burden and Company, an affiliated entity, exercised its option to acquire 27,314 shares of Class A from the Company. Each share of Class B is entitled to eight votes and each share of Class A is entitled to one vote. The consolidated financial statements of Commodore have been retroactively adjusted for this conversion.

3.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, at cost, consisted of the following:


                                                                            PREDECESSOR
                                                                            -----------
                                                                  DECEMBER 31,
                                                       --------------------------------
                                                           1996       ||        1995
                                                       ------------   ||   ------------
                                                                      ||
Land and land improvements .........................   $  2,274,510   ||   $  2,813,139
Buildings ..........................................      2,404,538   ||      2,499,399
Furniture, fixtures and equipment ..................      1,846,692   ||      2,188,502
Broadcasting and technical equipment ...............      5,548,233   ||      5,907,905
Towers and antennas ................................      3,046,783   ||      3,401,300
Music library ......................................        235,237   ||        250,456
Leasehold improvements .............................        278,614   ||        365,825
Vehicles ...........................................        125,693   ||        147,567
Property held under capital leases .................         41,399   ||         81,497
                                                       ------------   ||   ------------
                                                         15,801,699   ||     17,655,590
Less accumulated depreciation and amortization .....       (173,338)  ||     (9,575,547)
                                                       ------------   ||   ------------
Property, plant and equipment, net .................   $ 15,628,361   ||   $  8,080,043
                                                       ============   ||   ============

         Accumulated amortization of property acquired under capital leases was $21,663 as of December 31, 1996 for the Company and $12,728 as of December 31, 1995 for Commodore. Depreciation as a charge to income amounted to $173,338 for the period ended December 31, 1996 for the Company, and $779,903 for the period ended October 16, 1996, $831,656 in 1995 and $768,826 in 1994 for Commodore.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


4.       OTHER INTANGIBLE ASSETS

         Other intangible assets, at cost, consisted of the following:


                                                                                             PREDECESSOR
                                                                                             -----------
                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1996    ||     1995
                                                                              ----------- || -----------
                                                                                          ||
Covenant not to compete ...................................................   $ 1,021,788 || $ 1,325,000
Deferred acquisition expenses .............................................     1,569,767 ||     953,441
Pre-sold advertising contracts ............................................       311,056 ||     103,642
Network affiliation agreement .............................................       232,738 ||     260,000
Other .....................................................................       153,400 ||      14,516
                                                                              ----------- || -----------
                                                                                3,288,749 ||   2,656,599
Less accumulated amortization .............................................      (110,280)||    (895,293)
                                                                              ----------- || -----------
Other intangible assets, net ..............................................   $ 3,178,469 || $ 1,761,306
                                                                              =========== || ===========

         Amortization of the aforementioned intangible assets included as a charge to income amounted to $130,569 for the period ended December 31, 1996 for the Company, and $592,348 for the period ended October 16, 1996, $506,447 for 1995 and $817,087 for 1994 for Commodore. Amortization of FCC licenses and goodwill amounted to $1,047,768 for the period ended December 31, 1996 for the Company, and $501,482 for the period ended October 16, 1996, $588,149 for 1995 and $559,304 for 1994 for Commodore.


5.       LONG-TERM DEBT

         Long-term debt consisted of the following:

                                                                                                PREDECESSOR
                                                                                               -------------
                                                                                     DECEMBER 31,
                                                                              ------------------------------
                                                                                   1996     ||      1995
                                                                              ------------- || -------------
                                                                                            ||
Former Credit Facility collateralized by capital stock of all subsidiaries,                 ||
     interest at 3.5% over LIBOR, due December 31, 2002 ...................   $  24,700,000 || $          --
Commodore Notes, $76,808,000 principal, including unamortized                               ||
     premium of $3,004,277 at December 31, 1996 and unamortized                             ||
     discount of $10,546,661 at December 31, 1995, due 2003 ...............      79,812,277 ||    66,261,339
Former Term Loan Facility .................................................      35,000,000 ||            --
                                                                              ------------- || -------------
Total debt ................................................................     139,512,277 ||    66,261,339
Less current maturities ...................................................      (3,750,000)||            --
                                                                              ------------- || -------------
Long-term debt ............................................................   $ 135,762,277 || $  66,261,339
                                                                              ============= || =============

     Former Credit Facility

     On March 13, 1996, Commodore entered into a Senior Credit Facility with AT&T Commercial Finance Corporation ("AT&T") pursuant to which AT&T will make available to Commodore senior secured (i) revolving loans in an amount up to $30.0 million and (ii) accounts receivable loans in an amount which shall be the lesser of (a) $5.0 million or (b) 85% of the net book value of the accounts receivable of Commodore (the "AT&T Senior Credit Facility"). The indebtedness to AT&T is collateralized by the tangible and intangible assets and the capital stock of all Commodore's subsidiaries. Interest is payable monthly at a rate of 3.5% over LIBOR (8.9% at September 29, 1996) and principal amortization of the revolving loans and accounts receivable loans begins June 1, 1998 and November 30, 1997, respectively. At December 31, 1996, Commodore had additional available borrowings under the revolving and accounts

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


receivable loans of approximately $9,000,000 and $1,300,000, respectively. Commodore pays a commitment fee of .25% every six months on the unused commitment.

     Commodore Notes

     The Commodore Notes bear cash interest at a rate of 7 1/2% per annum on the principal amount until May 1, 1998 then at a rate of 13 1/4% per annum until maturity, with interest payment dates on May 1 and November 1. The Commodore Notes may be redeemed at the option of Commodore at any time on or after May 1, 1999 at redemption prices specified in the indenture. The terms of the Commodore Notes contain various covenants for the benefit of the holders that, among other things, restrict the ability of Commodore to incur additional indebtedness, pay dividends and make certain investments. Specified events such as a failure to make principal or interest payments when due or failure to observe or perform any covenant creates an event of default (as defined) under the Commodore Notes. Upon an event of default, the trustee may or upon the request of 25% of the holders declare the principal and unpaid interest due and payable. The Commodore Notes, excluding the notes that were held for the benefit of the former President of Commodore, were issued with detachable warrants to purchase 75,500 shares of Class A Common Stock at an exercise price of $.01 per warrant less the exercise price. The warrant holders at the time of the merger received $140 in cash for each warrant. Commodore estimated the fair market value of the warrants to be $2,000,000 as of the date of issuance and allocated this amount out of the net proceeds of the debt offering to paid-in capital.

     Former Term Loan Facility

     The Former Term Loan Facility of the Company consists of a term loan facility in the amount of $30.0 million and a second term loan facility in the amount of $5.0 million. The Term Loans matured upon consummation of the Osborn Acquisition (Note 7b). As more fully described in Note 7b, the Company used a portion of the proceeds of a private placement offering of 12 3/4% Senior Discount Notes (the "Notes") to repay the balances owed under these term loans (unaudited). Accordingly, amounts outstanding under the Former Term Loan Facility at December 31, 1996 have been classified as "long-term" in the accompanying financial statements.

     The weighted average effective interest rate at December 31, 1996 was 11.7%.

     Aggregate maturities of long-term debt due within the next five years ending December 31 are as follows:

1997 .......................................................   $  3,750,000
1998 .......................................................             --
1999 .......................................................             --
2000 .......................................................             --
Thereafter .................................................    132,758,000
                                                               ------------
                                                               $136,508,000
                                                               ============

         In connection with the debt restructuring of The Bank of New York loan on December 28, 1993, Commodore issued the bank a warrant to purchase 4.99% of the common stock of Commodore, on a fully diluted basis, for $100. The warrant was exercisable at any time prior to its expiration on December 28, 2003 and contained a put option under which the bank could require Commodore to purchase the warrant at any time after January 1, 1997 up until expiration or upon an initial public offering or a sale of Commodore at a price based upon (1) the actual proceeds received by Commodore in an initial public offering or sale,
(2) negotiations between the parties, or (3) an independent appraisal. No value was ascribed to the warrant at the time of issuance. The increase in the fair value of the warrant in 1994 of $1,000,000 was recorded as a reduction to retained earnings. Commodore repurchased the warrant in March 1995 for a negotiated price of $1,000,000.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         In 1995, Commodore wrote off the balance of the unamortized deferred financing costs on its retired debt of $443,521. Inasmuch as Commodore had no current federal taxable income and had fully reserved for its net deferred tax assets, there was no tax effect attributable to this extraordinary item.

         The Former Credit Facility, the Commodore Notes and the Former Term Loan Facility indentures contain certain restrictive financial covenants, including, among others, the maintenance of certain financial ratios.

6.       PREFERRED STOCK

         Capstar Preferred Stock

         The board of directors is authorized, without further action by the Company's stockholders to issue up to 10,000,000 shares of $.01 par value per share preferred stock in one or more series and to fix, as to such series, the voting rights, if any, applicable to such series and other such designations, preferences and special rights as the board of directors may determine, including dividend, conversion, redemption, and liquidation rights and preferences. There are no shares of preferred stock outstanding.

         Senior Exchangeable Redeemable Preferred Stock

         On May 1, 1996, Commodore entered into a Securities Purchase Agreement with CIBC WG Argosy Merchant Fund 2, LLC ("CIBC Merchant Fund"), pursuant to which the CIBC Merchant Fund agreed to purchase from Commodore, if and when requested by Commodore, up to an aggregate liquidation value of $12,500,000 of Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share, of Commodore in such amounts as Commodore requested (the "Preferred Stock Facility"). In connection with the Stamford Acquisition on May 30, 1996 and the Florida Acquisition on May 31, 1996 (see Note 7a), Commodore issued 5,700 shares and 4,300 shares, respectively, of Preferred Stock for an aggregate purchase price of $10,000,000. The Preferred Stock accrued cash dividends at the rate of 8.0% per annum and was redeemed, including accrued dividends, in connection with the merger on October 16, 1996. In connection with the Preferred Stock Facility, Commodore issued to the CIBC Merchant Fund a warrant to purchase 7,550 shares of Commodore's Class A Common Stock, at an exercise price of $.01 per warrant, which were valued in the aggregate at the date of issue at $981,500. This warrant was redeemed in connection with the merger for $140 per share less the exercise price.

         8.87% Cumulative Redeemable Preferred Stock

         On December 28, 1993, Radio Financial Partners, Inc., formerly a related entity of Commodore, converted $7.7 million of outstanding debt and accrued interest into 10,000 shares of Commodore's newly issued 8.87% cumulative redeemable preferred stock. Commodore redeemed all outstanding shares of the preferred stock on April 21, 1995; the total liquidation value as of the date of redemption was $8.7 million which included $942,835 in accumulated dividends.

7(a)     CONSUMMATED ACQUISITIONS

         On October 16, 1996, Commodore purchased certain defined assets of radio stations WKEE-FM and WKEE- AM in Huntington, West Virginia, WZZW-AM in Milton, West Virginia, WBVB-FM in Coal Grove, Ohio and WIRO- AM in Ironton, Ohio from Adventure Communications, Inc. for $7.7 million and certain defined assets of WFXN-FM in Milton, West Virginia and WMLV-FM in Ironton, Ohio for $4.3 million (collectively, the "Huntington Acquisition"). The transactions were funded with borrowings from the AT&T Senior Credit Facility and with funds provided from the Company. Commodore provided programming to these stations under an LMA effective April 1996 until the purchase date. In addition, Commodore has an option to purchase WHRD-AM in Huntington, West Virginia and provides programming services to the station under an LMA arrangement.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         On May 31, 1996, Commodore purchased certain defined assets of radio stations WBBE-FM (formerly WKQS- FM), WAVW-FM and WAXE-AM in the Fort Pierce-Stuart-Vero Beach, Florida market from Media VI for $8.0 million (the "Florida Acquisition"). The transaction was funded with borrowings from the AT&T Senior Credit Facility and funds from the Preferred Stock Facility. Commodore sold advertising time on these stations under a JSA from February 1996 until the purchase date.

         On May 30, 1996, Commodore purchased certain defined assets of radio stations WKHL-FM and WSTC-AM in Stamford, Connecticut from Q Broadcasting, Inc. for $9.5 million. The transaction was financed with borrowings from the AT&T Senior Credit Facility and funds from the Preferred Stock Facility.

         On March 27, 1996, Commodore purchased (i) certain defined assets of radio stations WZZN-FM in Mount Kisco, New York, WAXB-FM in Patterson, New York and WPUT-AM in Brewster, New York from Hudson Valley Growth, L.P. for $5.5 million and (ii) all of the issued and outstanding common stock of Danbury Broadcasting, Inc., owner of WRKI-FM, and WINE-AM in Brookfield, Connecticut, plus certain real property for $10.0 million. The transaction was financed with Commodore's existing cash and borrowings under the AT&T Senior Credit Facility. Commodore provided programming to these stations under LMAs from October 1995 until the purchase date.

         On June 27, 1995, Commodore purchased the assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WQOL-FM in Vero Beach, Florida (the "Treasure Coast" Acquisition) for a total purchase price of $3.0 million.

         All of the transactions described above were accounted for under the purchase method of accounting. The total purchase price of the transactions described above of approximately $57.5 million has been preliminary allocated as follows: (1) approximately $6.4 million to property, plant and equipment,
(2) approximately $52.8 million to FCC licenses and goodwill and other intangible assets and (3) approximately $1.7 million to deferred income taxes. Unaudited pro forma results of operations for the Company as if the aforementioned acquisitions and the Commodore Acquisition had been consummated on January 1, 1995 are as follows (in thousands):

                                                    YEAR ENDED          YEAR ENDED
                                                 DECEMBER 31, 1996   DECEMBER 31, 1995
                                                 -----------------   -----------------
Net revenue .....................................    $  44,615            $  42,467
Net loss before extraordinary loss ..............      (13,633)             (14,366)
Net loss ........................................      (13,633)             (14,810)
Net loss before extraordinary loss per share ....        (0.15)               (0.15)
Net loss per share ..............................        (0.15)               (0.16)

7(b)     ACQUISITIONS CONSUMMATED SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

         Space Coast Acquisitions

         On April 8, 1997, the Company acquired substantially all of the assets of City Broadcasting Co. ("City"), EZY Com, Inc. ("EZY") and Roper Broadcasting, Inc. ("Roper"), (collectively, the "Space Coast Acquisitions"). The purchase price of the City acquisition was approximately $3.0 million. City owned and operated two radio stations (one FM and one AM) in the Melbourne, Florida market. The purchase price of the EZY acquisition was approximately $5.0 million. EZY owned and operated two radio stations (one FM and one AM) in the Cocoa, Florida market. The purchase price of the Roper acquisition was approximately $4.0 million. Roper owned and operated one FM radio station in the Rockledge, Florida market.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         The Osborn Acquisition

         On February 20, 1997, the Company acquired Osborn Communications Corporation ("Osborn"). The purchase price of the Osborn Acquisition was approximately $145.1 million (including $17.4 million in transaction fees and expenses) payable in cash and common stock.

         The purchase price includes $113.0 million for the 18 stations which are owned and operated or to which services have been provided by the Company since consummation of the transaction and $25.7 million for the five stations in the Huntsville and Tuscaloosa, Alabama markets which were pending acquisitions of Osborn and excludes $11.0 million to be received by the Company upon the disposition of three stations in the Ft. Myers, Florida market currently under sale agreements by Osborn.

         The acquisitions of the five stations in Huntsville and Tuscaloosa, Alabama are expected to be completed in March and April 1997 and the Ft. Myers, Florida dispositions are expected to be completed in May 1997.

         On February 20, 1997, the Company completed a private placement of $277.0 million 12 3/4% Senior Discount Notes which mature in 2009. The proceeds of the offering of $145.0 million, net of $5.3 million of fees and expenses, and proceeds from a sale of the Company's common stock of approximately $54.8 million to an affiliate of Hicks Muse, and additional sales of equity to management were used to finance the Osborn purchase price and certain other acquisitions and repay certain existing indebtedness of Osborn, Commodore and the Company. Also in February 1997 and in connection with the Osborn Acquisition, the Company obtained a $50.0 million credit facility which was not utilized at the time of the acquisition and which the Company intends to refinance in connection with the Benchmark Acquisition.

7(C)     PENDING ACQUISITIONS

         Benchmark Acquisition

         On December 9, 1996, the Company agreed to acquire directly or indirectly all of the outstanding partnership interests of the Benchmark Partnerships (the "Benchmark Acquisition"). The purchase price of the Benchmark Acquisition is estimated to be approximately $186.4 million (excluding $13.0 million in transaction fees and expenses). Benchmark owns and operates 26 radio stations (16 FM and 10 AM), has agreed to acquire two radio stations in the Montgomery, Alabama market (the "Benchmark Montgomery Acquisition") and has agreed to acquire substantially all of the assets of WSCQ-FM in the Columbia, South Carolina market (the "Benchmark Columbia Acquisition"). Those stations are located in ten markets in the Southeastern United States, including the Dover, Delaware, Salisbury-Ocean City, Maryland, Montgomery, Alabama, Shreveport, Louisiana, Jackson, Mississippi, Statesville, North Carolina, Columbia, South Carolina, Greenville, South Carolina, Roanoke-Lynchburg, Virginia and Winchester, Virginia markets. The Company anticipates that the Benchmark Acquisition will be consummated in June 1997.

         Under the terms of several acquisition agreements, each dated as of December 9, 1996 (collectively, the "Benchmark Acquisition Agreements"), entered into by Benchmark, the Company, certain affiliates of Hicks Muse and other signatories thereto, Benchmark will become an indirect wholly-owned subsidiary of the Company through a series of mergers and stock purchases with acquisition subsidiaries, (each a "Fund III Acquisition Sub"). A Fund III Acquisition Sub has arranged to borrow up to approximately $62.0 million the proceeds of which may be loaned to Benchmark to provide funds to close the Benchmark Montgomery Acquisition and the Benchmark Columbia Acquisition, and to provide additional working capital to cover other corporate expenses. The Company has unconditionally guaranteed all of the Fund III Acquisition Subs' indebtedness under the senior credit agreement. As of December 31, 1996, $12.6 million had been loaned to Benchmark by Fund III Acquisition Subs for acquisitions, and during January, 1997, $26.1 million was loaned to Benchmark for acquisitions. Through January 1997, a Fund III Acquisition Sub has borrowed $40.5 million under the senior credit agreement. (Approximately $60.0 million through April 1997 (unaudited).)

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         The Benchmark Acquisition Agreements may be terminated by Benchmark prior to consummation of the Benchmark Acquisition under various circumstances, including a breach of one or more representations, warranties, covenants or agreements by a Fund III Acquisition Sub, which is in the aggregate has, or would reasonably be expected to have, a material adverse effect on Benchmark and its subsidiaries, taken as a whole. If the Benchmark Acquisition is not consummated due to a breach of one or more representations, warranties, covenants or agreements in the Benchmark Acquisition Agreements by a Fund III Acquisition Sub, which in the aggregate has, or would reasonably be expected to have, a material adverse effect on Benchmark and its subsidiaries, taken as a whole, then Benchmark will be entitled to liquidated damages in the amount of $8.2 million as Benchmark's exclusive remedy. The Fund III Acquisition Subs have secured their obligations to consummate the Benchmark Acquisition by placing into escrow $410,000 in cash and a letter of credit in the amount of $6.7 million. An additional $1.0 million in letters of credit may also be placed in escrow under the terms of the Benchmark Acquisition Agreements.

         Benchmark Montgomery Acquisition

         On November 4, 1996, Benchmark agreed to acquire substantially all of the assets of Capital Communications utilized in the operations of Capital Communications' radio stations in the Montgomery, Alabama market. The purchase price of the Benchmark Montgomery Acquisition is estimated to be approximately $18.0 million payable in cash by Benchmark. Capital Communications owns and operates three FM radio stations in the Montgomery, Alabama market. In January 1997, Benchmark and the Company filed an application with the FCC for approval of the transfer of control of two of Capital Communications' stations to the Company. The Company anticipates that the Benchmark Montgomery Acquisition will be consummated in June 1997. Benchmark has placed $1.0 million in cash in escrow as security for its obligations under the asset purchase agreement.

         Benchmark Columbia Acquisition

         On September 20, 1996, Benchmark agreed to acquire all of the issued and outstanding capital stock of Congaree Broadcasters, Inc. ("Congaree"). The purchase price is estimated to be approximately $4.1 million, and is payable in cash by Benchmark. Congaree owns and operates WSCQ-FM in the Columbia, South Carolina market. The Company anticipates that the Benchmark Columbia Acquisition will be consummated prior to June of 1997. Benchmark has placed $100,000 in cash in escrow as security for its obligations under the stock purchase agreement.

         Community Pacific Acquisition

         On December 26, 1996, the Company agreed to acquire substantially all of the assets of Community Pacific (the "Community Pacific Acquisition"). The purchase price of the Community Pacific Acquisition will equal approximately $35.0 million. Community Pacific owns and operates 12 radio stations (six FM and six AM) in four markets located in the Western United States and Iowa, including Anchorage, Alaska, Modesto and Stockton, California and Des Moines, Iowa. The Company and Community Pacific entered into an LMA in connection with Community Pacific's radio stations pursuant to which the Company will provide certain sales, programming and marketing services for Community Pacific's stations (unaudited). The Company anticipates that the Community Pacific Acquisition will be consummated in November 1997.

         Under the terms of the acquisition agreement, which was entered into by Community Acquisition Company, Inc., the acquisition agreement may be terminated by Community Pacific prior to consummation of the asset purchase under various circumstances, including a breach of any representation or warranty, or any other material breach of any covenant or agreement, by Community Acquisition Company, Inc. If the acquisition agreement is terminated due to a breach of any representation or warranty, or any material breach of any covenant or agreement, by Community Acquisition Company, Inc., then Community Pacific will be entitled to liquidated damages in the amount of $2.6 million as Community Pacific's exclusive remedy. Community Acquisition Company, Inc. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $2.6 million.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         COMCO Acquisition

         On February 3, 1997, the Company agreed to acquire substantially all of the assets of COMCO (the "COMCO Acquisition"). The purchase price of the COMCO Acquisition will equal approximately $6.7 million. COMCO owns and operates six radio stations (two AM and four FM) in the Anchorage and Fairbanks, Alaska markets. The Company anticipates that the COMCO Acquisition will be consummated in October 1997. COMCO Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $335,000.

         Upon consummation of the Community Pacific Acquisition and the COMCO Acquisition, the Company will own and operate six radio stations (four FM and two AM) in the Anchorage, Alaska market, which number exceeds the ownership limitations under the Telecom Act. Accordingly, the Company intends to obtain permission from the FCC to consummate both the Community Pacific Acquisition and the COMCO Acquisition provided that the Company sell radio station KASH-AM in Anchorage, Alaska within nine months of the date on which the Community Pacific Acquisition is consummated. The Company will comply with the ownership limitations of the Telecom Act in the Anchorage, Alaska market once it disposes of KASH-AM. No assurances can be given that the Company will be able to sell KASH-AM or that if the Company is able to sell KASH-AM, the Company will not recognize a loss on the sale.

         Madison Acquisition

         On February 4, 1997, the Company agreed to acquire substantially all of the assets of Madison (the "Madison Acquisition"). The purchase price of the Madison Acquisition will be approximately $38.8 million. Madison owns and operates six radio stations (four FM and two AM) in Madison, Wisconsin. The Company anticipates that the Madison Acquisition will be consummated in October 1997.

         Under the terms of the acquisition agreement, which was entered into by Point Madison Acquisition Company, Inc., a subsidiary of the Company ("Madison Acquisition Co."), the acquisition agreement may be terminated by Madison prior to consummation of the asset purchase under various circumstances, including a breach of any representation or warranty, or any material breach of any covenant or agreement, by Madison Acquisition Co. If the acquisition agreement is terminated due to a breach of any representation or warranty, or any material breach of any covenant or agreement, by Madison Acquisition Co., then Madison will be entitled to liquidated damages in the amount of $3.2 million as Madison's exclusive remedy. Madison Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $3.2 million.

         Commonwealth Acquisition

         In January 1997, the Company agreed to acquire substantially all of the assets of Commonwealth (the "Commonwealth Acquisition"). The purchase price of the Commonwealth Acquisition will equal approximately $5.3 million. Commonwealth owns and operates three radio stations (two FM and one AM) in Yuma, Arizona. The Company anticipates that the Commonwealth Acquisition will be consummated in October 1997.

         Under the terms of the acquisition agreement, which was entered into by Pacific Star, the acquisition agreement may be terminated by Commonwealth prior to consummation of the asset purchase under various circumstances, including a breach of any representation or warranty, or any material breach of any covenant or agreement, by Pacific Star. If the acquisition agreement is terminated due to a breach of any representation or warranty, or any material breach of any covenant or agreement, by Pacific Star, then Commonwealth will be entitled to liquidated damages in the amount of $262,500 as Commonwealth's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $262,500.

         Cavalier Acquisition

         In January 1997, the Company agreed to acquire substantially all of the assets of Cavalier (the "Cavalier Acquisition"). The enterprise value of the Cavalier Acquisition will equal approximately $8.3 million. Cavalier owns and operates five radio stations (four FM and one AM) in the Roanoke/Lynchburg, Virginia market. The Company anticipates that the Cavalier Acquisition will be consummated in October 1997.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         Under the terms of the acquisition agreement, which was entered into by Madison Acquisition Co., the acquisition agreement may be terminated by Cavalier prior to consummation of the asset purchase under various circumstances, including a breach of any representation or warranty, or any material breach of any covenant or agreement, by Cavalier Acquisition Co. If the acquisition agreement is terminated due to a breach of any representation or warranty, or any material breach of any covenant or agreement, by Cavalier Acquisition Co., then Cavalier will be entitled to liquidated damages in the amount of $900,000 as Cavalier's exclusive remedy. Cavalier Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $900,000.

         Emerald City Acquisition

         On March 10, 1997, the Company entered into an Asset Purchase Agreement with Emerald City Radio Partners, L.P. (the "Emerald City Acquisition") to purchase substantially all of the assets of radio stations WNOK-FM, WMFX- FM and WOIC-AM located in Columbia, South Carolina. Because of certain multiple station ownership limitations under the Telecommunications Act of 1996, the Company has agreed to assign the right to acquire WMFX-FM and WOIC-AM on or before the date on which the Company acquires WNOK-FM. The purchase price will equal approximately $14.9 million in cash, of which approximately $9.5 million has been allocated to WNOK-FM and will be payable by the Company. The Company anticipates that the Emerald City Acquisition will be consummated in July 1997.

         Under the terms of the agreement, which was entered into by WNOK Acquisition Company, Inc., a subsidiary of the Company ("WNOK Acquisition Co."), the acquisition agreement may be terminated by Emerald City prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co., then Emerald City will be entitled to liquidated damages in the amount of $500,000 as Emerald City's exclusive remedy. WNOK Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow cash in the amount of $75,000 and has agreed that $425,000 of the loan described below will be forgiven if Emerald City becomes entitled to liquidated damages.

         In connection with the Emerald City Acquisition, the Company has loaned Emerald City approximately $13.5 million, the proceeds of which were used by Emerald City (i) to pay matured indebtedness of Emerald City to Clear Channel Radio, Inc. in the amount of approximately $13.3 million, including principal and interest, and (ii) for other business purposes in the amount of approximately $200,000. The loan matures on the earlier to occur of (i) October 31, 1997, (ii) the closing of the Emerald City Acquisition or (iii) within 75 days after the termination of the acquisition agreement with WNOK Acquisition Co.

         WRIS Acquisition

         On April 11, 1997, the Company agreed to acquire substantially all of the assets of WRIS used or held for use in the operation of station WJLM-FM in Salem, Virginia (the "WRIS Acquisition"). The purchase price of the WRIS Acquisition will equal approximately $3.1 million payable in cash. In April 1997, the Company and WRIS will file an application with the FCC for approval to transfer control of such radio station to the Company. No filing under the HSR Act is required. The Company anticipates that the WRIS Acquisition will be consummated in August 1997.

         Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Company, Inc., a subsidiary of the Company ("Capstar Acquisition Co."), the acquisition agreement may be terminated by WRIS prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then WRIS will be entitled to liquidated damages in the amount of $150,000 as WRIS's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $150,000.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


7(c)     LOCAL MARKETING AND JOINT SALES AGREEMENTS

         The Company and Commodore have entered into various LMAs and JSAs. While each agreement is unique in its terms and conditions, generally under an LMA or JSA the brokering station purchases substantially all of the commercial time available on the brokered station and provides promotional and sales related services. Under an LMA, the brokering station may also provide programming; a JSA does not involve programming. The brokering station pays a fee to the brokered station for the services provided based upon a flat monthly amount, and/or an amount contingent on the net revenue or profit as calculated in the agreement. As the brokering station, Commodore currently has LMAs or JSAs with WKAP-AM, Allentown, PA, WPAW-FM, Vero Beach, FL and WHRD-AM in Huntington, WV. Commodore provided programming to and sold advertising time on various stations that were under contract to purchase under LMAs or JSAs.

8.       INCOME TAXES

         The Company and Commodore have recorded a provision for income taxes as follows:


                                                                            PREDECESSOR
                                                           -------------------------------------------------
                                                                                    YEAR ENDED DECEMBER 31,
                                          PERIOD ENDED       PERIOD ENDED       ----------------------------
                                       DECEMBER 31, 1996   OCTOBER 16, 1996         1995             1994
                                      ------------------   ----------------     -------------     ----------
                                                        ||
Current:                                                ||
   Federal ......................          $    --      ||   $       --           $       --       $   70,400
   State and local ..............               --      ||      133,000              140,634          229,600
Deferred:                                               ||
   Federal ......................               --      ||           --                   --               --
   State and local ..............               --      ||           --                   --               --
                                           -------      ||   ----------           ----------       ----------
Total ...........................          $    --      ||   $  133,000           $  140,634       $  300,000
                                           =======      ||   ==========           ==========       ==========

         The Company did not record a federal tax benefit on the taxable loss for the period ended December 31, 1996, nor did Commodore record a federal tax benefit on the taxable loss for the period ended October 16, 1996 or for the year ended December 31, 1995 since it was not assured that they could realize a benefit for such losses in the future. During 1994, Commodore utilized approximately $2.5 million of Federal net operating losses to offset current taxable income. Since the valuation allowance remained at 100% at the end of 1994, there was no deferred tax effect on 1994 earnings. Commodore recorded a provision for federal alternative minimum tax in 1994 because net operating loss carryforwards may be used to offset only 90% of a corporation's alternative minimum taxable income.

         Commodore received Internal Revenue Service approval and changed its tax method of accounting for Federal Communications Commission ("the FCC") licenses for the tax year ended December 31, 1995. The aggregate amount of cumulative amortization that will be deductible ratably over six taxable years for the Company and Commodore for tax purposes is approximately $12.1 million.

         The reconciliation of income tax computed at the U.S. federal statutory rates to effective income tax expense is as follows:

                                                                            PREDECESSOR
                                                           -------------------------------------------------
                                                                                    YEAR ENDED DECEMBER 31,
                                         PERIOD ENDED       PERIOD ENDED        ----------------------------
                                       DECEMBER 31, 1996   OCTOBER 16, 1996         1995             1994
                                      ------------------   ----------------     -------------     ----------
                                                        ||
Provision at statutory rate .....       $(1,277,194)    ||   $(1,184,000)         $(734,695)       $ (79,400)
State and local taxes ...........                 --    ||        133,000            140,634          229,600
Nondeductible expense ...........              8,888    ||         33,800              8,286           36,575
Increase in valuation allowance,                        ||
  net of rate changes ...........          1,268,306    ||      1,150,200            726,409           42,825
Alternative minimum tax .........                 --    ||             --                 --           70,400
                                        ------------    ||   ------------         ----------       ----------
Total ...........................       $         --    ||   $    133,000         $  140,634       $  300,000
                                        ============    ||   ============         ==========       ==========

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate effect of temporary differences were as follows:

                                                                                                     PREDECESSOR
                                                                                                     -----------
                                                                                           DECEMBER 31,
                                                                                --------------------------------
                                                                                     1996       ||      1995
                                                                                --------------  ||  ------------
                                                                                                ||
Deferred tax assets:                                                                            ||
   Allowance for bad debts ...............................................      $      370,800  ||  $    312,100
   Deferred compensation .................................................             126,400  ||     1,244,100
   Unamortized discount on Commodore Notes ...............................                  --  ||       959,200
   Intangibles ...........................................................                  --  ||       290,300
   Depreciation ..........................................................                  --  ||        76,460
   Non-cash stock option compensation ....................................             297,600  ||            --
   Other .................................................................              78,200  ||            --
      Net operating loss carryforwards ...................................          22,789,543  ||    12,405,800
                                                                                --------------  ||  ------------
   Total deferred tax assets .............................................          23,662,543  ||    15,287,960
Deferred tax liabilities:                                                                       ||
   Intangibles ...........................................................          (4,920,900) ||            --
   Depreciation ..........................................................            (848,080) ||      (537,260)
   Unamortized premium on Commodore Notes ................................          (1,201,711) ||            --
   Other .................................................................                  --  ||        (4,800)
                                                                                --------------  ||  ------------
      Total deferred tax liabilities .....................................          (6,970,691) ||      (542,060)
                                                                                --------------  ||  ------------
Net deferred tax asset ...................................................          16,691,852  ||    14,745,900
Less valuation allowance .................................................         (18,723,432) ||   (14,745,900)
                                                                                --------------  ||  ------------
Net deferred tax liability, net of allowance .............................      $  (2,031,580)  ||  $         --
                                                                                =============   ||  ============

         The Company and Commodore have provided valuation allowances equivalent to their net deferred tax assets in 1995, 1994 and 1993 as the historical results of the Company and Commodore make the realization of taxable income in the future years uncertain. During 1996, the Company and Commodore have provided valuation allowances in excess of the net deferred tax asset as certain temporary differences will not reverse in the net operating loss carryforward period. As of December 31, 1996, the Company had net operating loss carryforwards of approximately $54.9 million for federal purposes that expire in the years 1999 through 2011. Due to the change in control which occurred at the time the Company acquired Commodore, the utilization of net operating losses of Commodore incurred through the date of acquisition, approximately $49.2 million, are limited under Section 382 of the Internal Revenue Code. Commodore also has available as of December 31, 1996, $36.2 million for state purposes that expire in the years 1996 to 2011 and $6.1 million of carryforward deductions related to the change in accounting for FCC licenses that will be deductible in the tax years 1996 to 2000.

9.       COMMITMENTS

         Lease Commitments

         The principal types of property leased by the Company and its subsidiaries and Commodore are office space, towers, real estate related to tower sites, office equipment and transmitting equipment.

         Total rent expense was approximately $188,000 for the period ended December 31, 1996 for the Company, and $383,000 for the period ended October 16, 1996 and $332,000 and $306,400 for the years ended December 31, 1995 and 1994, respectively for Commodore.

         The minimum rental commitments of the Company, under all noncancellable operating leases, are set forth below:

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                 AMOUNT
                                                               ----------
Year ended December 31,:
     1997 ..................................................   $  656,044
     1998 ..................................................      630,478
     1999 ..................................................      556,492
     2000 ..................................................      364,302
Thereafter .................................................    1,003,780
                                                               ----------
        Total minimum lease payments .......................   $3,211,096
                                                               ==========

         Other Commitments

         Commodore entered into a separation agreement with its former President effective December 31, 1993, under which Commodore agreed to pay him an aggregate amount of $1.7 million; a portion was paid in cash, and the remainder of $1.0 million became payable in semi-monthly installments through December 31, 1997. A present value discount of $154,000 was recorded against the total installment liability of $1.0 million as of December 31, 1993. At December 31, 1995, the current portion under this obligation of $219,816 is included in accounts payable and accrued expenses and the remainder of $239,275 is reflected in noncurrent compensation.

10.      EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with several executives of the Company including its President and Chief Executive Officer, its Executive Vice President and Chief Financial Officer, its Executive Vice President and General Counsel and the current President of Commodore. The agreements generally provide for terms of employment, annual salaries, bonuses, eligibility for option awards and severance benefits.

         Effective January 1, 1994, Commodore entered into an agreement with its then President and Chief Executive Officer under which he would be employed in that capacity through 1996 and provided for annual salary requirements and bonuses, and a Long-Term Incentive Payment ("LTIP"). A fair value amount of $1.8 million was charged to income as long-term incentive compensation in 1994 relating to the LTIP. On April 21, 1995, the then President's employment agreement was amended and restated. In lieu of the LTIP, Commodore paid the then President $1.5 million in cash, issued $1.3 million principal ($1.1 million net of discount) of Commodore's Commodore Notes to a trust for his benefit and agreed to provide $1.5 million in deferred compensation which accrues interest at a rate of 7% and is payable in 2003. Commodore recorded the deferred compensation on April 21, 1995 at its calculated net present value of $921,000. The aggregate effect of the employment agreement restructuring was to charge $1.8 million to long-term incentive compensation expense during 1995. In addition, the then President's amended employment agreement extended his date of employment through April 30, 1998, granted stock options to him to acquire 28,313 shares of Class A Common Stock at an exercise price of $45 per share and provided for annual bonuses based upon specific operating results of the Company.

         Commodore also amended its then existing employment agreement with its then Chief Operating Officer on April 21, 1995. The prior employment agreement provided for a long-term incentive based upon the increase in certain station values. As of December 31, 1994, $430,000 had been accrued as long-term incentive compensation. The amended employment agreement provided for a cash payment of $400,000 on April 21, 1995 and deferred compensation of $346,000 which accrues interest at a rate of 7% and is payable in 2003. Commodore recorded the deferred compensation on April 21, 1995 at its calculated net present value of $213,000. The aggregate effect of the employment agreement restructuring was to charge $188,800 to long-term incentive compensation expense during 1995. In addition, the amended employment agreement extended his date of employment through April 30, 1999, granted stock options to acquire 28,313 shares of Class A Common Stock at an exercise price of $45 per share and provides for annual bonuses based upon specific operating results of Commodore.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         As a result of the merger and the change of control effected thereby, Commodore was obligated to satisfy the existing deferred compensation and employment agreements with its then President and Chief Executive Officer and its deferred compensation agreement with its then Chief Operating Officer, resulting in an additional charge to operations of approximately $1.1 million which was recorded in the period ended October 16, 1996. Furthermore, all stock options for the aforementioned officers, as well as for all holders, were redeemed at $140 per share, less the exercise price of $45 per share at the time of the merger. Commodore's then President and Chief Executive Officer resigned his position effective October 16, 1996 as required by the Merger Agreement.

11.      RELATED PARTY TRANSACTIONS

         Monitoring and Oversight Agreement

         The Company has entered into a monitoring and oversight agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Pursuant thereto, the Company has agreed to pay to Hicks Muse Partners an annual fee of $100,000 for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company for the then-current fiscal year; provided, that such fee shall at no time be less than $100,000 per year.

         The Monitoring and Oversight Agreement makes available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors.

         Financial Advisory Agreement

         The Company is a party to a financial advisory agreement (the "Financial Advisory Agreement") with Hicks Muse Partners. Pursuant to the Financial Advisory Agreement, Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the transaction value (as defined in the Financial Advisory Agreement) for each add-on transaction (as defined) in which the Company or any of its subsidiaries is involved.

         Pursuant to the Financial Advisory Agreement, Hicks Muse Partners provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which the Company is involved. Such transactions require additional attention beyond that required to monitor and advise the Company on an ongoing basis and accordingly the Company pays separate financial advisory fees with respect to such matters in addition to those paid in connection with the Monitoring and Oversight Agreement. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. The Company paid Hicks Muse Partners a financial advisory fee in the amount of approximately $3.4 million upon consummation of the Commodore Acquisition.

         Registration Rights Agreement (Unaudited)

         Frank D. Osborn entered into a registration rights agreement with the Company upon consummation of the Osborn Acquisition which provides, among other things, that Mr. Osborn may require the Company to effect a demand registration of his Common Stock under the Securities Act at any time within 30 days after the tenth anniversary of the date of the registration rights agreement. Mr. Osborn's right to demand a registration will terminate upon the first to occur of a Qualified IPO or a change in control (both as defined in the registration rights agreement). Accordingly, Mr. Osborn's right to demand a registration will terminate upon completion of the Offering. If the Offering is not completed, then after receipt of a demand for registration of Common Stock pursuant to the registration rights agreement, the Company would have the option to purchase all of the shares of Common Stock, then held by Mr. Osborn for a 30- day period, at appraised value (as defined in the registration rights agreement).

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         Stockholders Agreements

         Affiliate Stockholders Agreement. R. Steven Hicks, five of his children and Capstar L.P. (the "Affiliate Stockholders") have entered into a Stockholders Agreement (the "Affiliate Stockholders Agreement") with the Company and Hicks Muse that provides, among other things, that the Affiliate Stockholders may require the Company, subject to certain registration volume limitations, to effect up to three demand registrations of their Common Stock under the Securities Act at any time after consummation of a Qualified IPO (as defined in the Affiliate Stockholders Agreement). The Affiliate Stockholders Agreement also provides that in the event the Company proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the Affiliate Stockholders will be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

         The Affiliate Stockholders Agreement also requires the Affiliate Stockholders, subject to certain conditions, to vote their shares (i) in favor of the election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and
(ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. If certain conditions are met, including Mr. Hicks serving as the President and Chief Executive Officer of the Company or holding not less than 3.0% of the fully-diluted Common Stock of the Company, the Affiliate Stockholders Agreement provides that Mr. Hicks shall be one of such designees to serve on the Company's Board of Directors.

         The Affiliate Stockholders Agreement provides that, in connection with any transfer of the Company's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities
Act) representing more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the Affiliate Stockholders to also transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

         Prior to the transfer of any securities subject to the Affiliate Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transfer. If R. Steven Hicks is no longer an officer, director or employee of the Company or any of its subsidiaries or a change of control (as defined in the Affiliate Stockholders Agreement) occurs, the Company has the option to purchase all or any portion of the Company's securities held by Mr. Hicks and his children. The Affiliate Stockholders Agreement provides that (i) R. Steven Hicks shall retain the voting rights of any securities (subject to such agreement) which he transfers, conveys, assigns or hypothecates to an affiliate or any of his family members and (ii) Mr. Hicks may not transfer, convey, assign or hypothecate any of his securities (subject to the Affiliate Stockholders Agreement) to an affiliate or any family member of Mr. Hicks unless such affiliate or family member joins in the Affiliate Stockholders Agreement.

         Subject to certain exceptions, if the Company proposes to issue or sell any shares of Common Stock to Hicks Muse or any of its affiliates, Mr. Hicks has the right to purchase a pro rata share of such shares of Common Stock. Mr. Hicks has waived his preemptive right to acquire additional shares of Common Stock in connection with the Hicks Muse Equity Investment. Mr. Hicks is entitled to receive, for no additional consideration, a warrant to acquire additional shares of Common Stock (determined as provided in the Affiliate Stockholders Agreement) if Hicks Muse or any of its affiliates otherwise acquires additional shares of Common Stock.

         Management Stockholders Agreement. Certain employees of the Company and its subsidiaries have entered into a Stockholders Agreement (the "Management Stockholders Agreement") with the Company and Hicks Muse that provides, among other things, that in the event the Company proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the stockholders that are parties to the Management Stockholders Agreement will be entitled, with certain exceptions, to include their shares of Common Stock in such registration. The Management Stockholders Agreement also requires the parties thereto to vote their shares in favor of the election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         The Management Stockholders Agreement provides that, in connection with any transfer of the Company's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities Act) representing more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the stockholders subject to the Management Stockholders Agreement also to transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

         Prior to the transfer of any securities subject to the Management Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transfer. If at any time a stockholder subject to the Management Stockholders Agreement is no longer an officer, director or employee of the Company or any of its subsidiaries or a change of control (as defined in the Management Stockholders Agreement) of the Company occurs, the Company has the option to purchase all or any portion of the Company's securities held by such stockholder.

         During the period ended October 16, 1996 and the year ended December 31, 1995, Commodore paid the majority stockholder a salary of approximately $185,000 and $175,000, respectively. In addition, the majority stockholder repaid an outstanding loan of $182,988, of which $65,488 was advanced in the year ended December 31, 1995; the majority stockholder owed Commodore $117,500 as of December 31, 1994, which was reflected in other current assets.

         On April 10, 1992, Commodore obtained $9.3 million from Radio Financial Partners ("RFP") in exchange for a subordinated note bearing interest at 7% and maturing in 1997. On December 28, 1993, RFP agreed to convert a total of $7,247,000 of the unpaid principal on the subordinated note and $476,000 of accrued interest into 10,000 shares of Redeemable Preferred Stock (see Note 6). The remaining principal balance of $2.1 million was converted into a noninterest-bearing subordinated note with a final maturity of April 10, 1997. Commodore repaid the outstanding balance of the note and redeemed the preferred stock on April 21, 1995.

         During May 1995, Commodore loaned approximately $250,000 to certain executive officers as evidenced by 7% promissory notes that mature in 2001, with all accrued interest and principal due on the maturity date. The total amount owed Commodore at December 31, 1995 was $261,329, which was included in noncurrent assets. These loans were repaid in October 1996.

         In connection with the debt restructuring described above, on December 28, 1993, Commodore granted a warrant to an affiliate to purchase 4.99% of its common stock at an exercise price of $100, on a fully diluted basis. The warrant was exercised during 1995.

         The Company is involved in certain transactions in the normal course of operations with GulfStar Communications, Inc., an affiliated entity. At December 31, 1996, the Company owed GulfStar Communications, Inc. approximately $277,000 and owed Hicks Muse approximately $260,000 for certain costs paid on behalf of the Company.

12.      STOCK OPTION AND WARRANT AGREEMENTS

         The Company's 1996 Stock Option Plan (the "Stock Option Plan") gives certain individuals and key employees of the Company and any parent corporation or subsidiary corporation thereof (such parent and subsidiary corporations are referred to as "Related Entities") who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company and any Related Entities. The Board of Directors has authorized issuance of options to acquire up to 9,000,000 shares of common stock, and 9,000,000 shares of common stock have been reserved for issuance. Through December 31, 1996, the Board of Directors had authorized grants of stock options with respect to 4,100,000 shares of common stock under the Stock Option Plan, and had reserved 4,100,000 shares of common stock for issuance under the Plan.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         In connection with employment agreements executed with current key employees and to be executed with certain future key employees upon the consummation of certain pending acquisitions (see Note 10), the Company has committed to grant stock options for the purchase of 4,127,400 common shares at $1.10 per share. These stock options generally will vest with respect to 20% of the shares of the first anniversary of the grant, and 1/60th of the shares monthly thereafter. The maximum term of options granted is ten years.

         Subsequent to December 31, 1996, grants of stock options for 795,880 shares of common stock have terminated.

         On April 21, 1995, Commodore adopted a stock option plan (the "Plan") which provided for the granting of incentive stock options and nonqualified stock options to executives and key employees. On October 16, 1996, all outstanding options were redeemed at $140 per share less their exercise price of $45 per option.

         The following table summarizes the transactions of the Stock Option Plan and the Plan for the periods ended December 31, 1996 and October 16, 1996, and the year ended December 31, 1995:

                                                                                              PREDECESSOR
                                                                                     ---------------------------
                                                                       DECEMBER 31,||OCTOBER 16,    DECEMBER 31,
                                                                           1996    ||   1996           1995
                                                                       ----------- ||-----------    ------------
                                                                                   ||
Outstanding options, beginning of period ........................               -- ||    96,670               --
Granted .........................................................        3,737,430 ||        --           96,670
Canceled or expired .............................................               -- ||        --               --
Exercised .......................................................               -- ||  (96,670)               --
                                                                        ---------- || --------      ------------
Outstanding options, end of year ................................        3,737,430 ||        --           96,670
                                                                        ========== || =========     ============
Average price of options exercised ..............................       $       -- || $      45     $         --
Weighted average exercise price, end of period and weighted average                ||
  fair market value at date of grant ............................             1.00 ||        --               45
Options exercisable, end of period ..............................               -- ||        --           96,670
Options available for future grant ..............................          362,570 ||        --           35,455
Weighted average remaining contractual life .....................        ten years ||
Range of exercise prices ........................................      $1.00-$1.00 ||

         The Company and Commodore apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees , and related interpretations, in accounting for their stock option plans. As options are generally issued at an exercise price which approximates the fair market value of the Company's common stock at the date of grant, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation , Commodore's net loss would have decreased by approximately $11.5 million and increased by approximately $176,225, for the period ended October 16, 1996 and for the year ended December 31, 1995, respectively, using the minimum valuation method option-pricing model with the following assumptions: dividend yield of 0.0%, risk-free interest rate of 6.93% and an expected life of four years. The Company's net loss would have decreased by approximately $600,000 for the period from October 16, 1996 through December 31, 1996 using the minimum valuation method option-pricing model with the following assumptions: dividend yield of 0.0%, risk free interest rate of 6.0%, expected volatility of 0.0% and an expected life of ten years. Accordingly, on a pro forma basis, the Company's net loss and net loss per share would have been $3.2 million and $0.03, respectively, for the period ended December 31, 1996.

         The Company's 1996 Stock Purchase Plan (the "Stock Purchase Plan") gives certain key employees of the Company who are expected to contribute materially to the success of the Company an opportunity to acquire a proprietary interest in the Company, and thus to retain such persons and create in such persons an increased interest in and a greater concern for the welfare of the Company. The Company has reserved for issuance 3,155,000 shares of common stock under the Stock Purchase Plan. To date, grants of stock purchase rights with respect to 1,155,000 shares of common stock have been made under the Stock Purchase Plan, all of which have been exercised.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         On October 16, 1996, the Company issued a warrant (the "Warrant") to
R. Steven Hicks. Pursuant to the terms of the Warrant, Mr. Hicks is entitled to purchase 7,440,000 shares of common stock of the Company at any time or from time to time and, upon the fulfillment of a certain triggering event, may purchase an additional 1,860,000 shares of Common Stock. The exercise price of the Warrant is equal to a per share price of $1.00, representing the fair market value of the date of grant, as increased by an annual rate of interest equal to 8.0% per year commencing as of October 16, 1996. The term "triggering event" means the date upon which distributions equal to an internal rate of return of at least 30.0%, calculated in accordance with generally accepted financial practice, on the initial investment of Capstar L.P. of $90.0 million in the Company (which investment was made on October 16, 1996) have been made to Hicks Muse and its affiliates and its and their respective officers, directors and employees (and members of their respective families (other than Mr. Hicks) and trusts for the primary benefit of those family members). The Warrant will terminate on October 16, 2006. The Warrant and the Common Stock issuable thereunder are subject to the Affiliate Stockholders Agreement. The Company recorded non-cash compensation expense of approximately $744,000 in the period ended December 31, 1996 in connection with the estimated increase in value of the underlying common stock since the issuance date of the warrant.

         Under the terms of the Affiliate Stockholders Agreement, the Company will issue a new warrant (the "New Warrant") to Mr. Hicks upon completion of the Hicks Muse Equity Investment. Pursuant to the terms of the New Warrant, Mr. Hicks will be entitled to purchase 2,042,550 shares of Common Stock at any time or from time to time and, upon the fulfillment of the triggering event, may purchase an additional 510,630 shares of Common Stock. If an affiliate of the underwriter of the private placement of 12 3/4% Senior Discount Notes purchases shares of common stock that would otherwise be purchased by HM Fund III and its affiliates, a proportionately lesser number of shares of Common Stock will be purchasable under the New Warrant. The exercise price of the New Warrant will be equal to a per share price of $1.10 per share as increased by an annual rate of interest equal to 8.0% per year. The New Warrant will terminate ten years from the date of grant.

13.      DEFINED CONTRIBUTION PLAN

         During 1995, Commodore established a 401(K) Plan for the benefit of all eligible employees. Eligible participants under this plan are defined as all full-time employees with one year of service. All eligible participants may elect to contribute a portion of their compensation to the plan subject to Internal Revenue Service limitations. Commodore may make discretionary matching contributions to the plan, subject to board approval; no contributions were made during the period ended October 16, 1996 and for the period ended December 31, 1996.

14.      LEGAL PROCEEDINGS

         Commodore is involved in various legal proceedings from time to time in the normal course of business. In management's opinion, the litigation in which Commodore is currently involved, individually and in the aggregate, is not material to Commodore's financial condition or results of operations.

15.      SUBSEQUENT EVENT (UNAUDITED)

         The Company plans to file a registration statement under the Securities Act of 1933 and intends to initiate a public offering of its common stock (the "Offering") which is expected to generate gross proceeds of $100.0 million. The consummation of the Offering is not conditioned on the consummation of any or all of the pending acquisitions of the Company.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Osborn Communications Corporation

         We have audited the accompanying consolidated balance sheets of Osborn Communications Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Osborn Communications Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                               ERNST & YOUNG LLP


New York, New York
February 3, 1997

                       OSBORN COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                      -----------------------------
                                                                                          1996            1995
                                                                                      ------------     ------------
Current assets:
   Cash and cash equivalents .......................................................  $  2,944,205     $ 12,994,779
   Accounts receivable, less allowance for doubtful accounts of $499,800 in 1996
     and $518,157 in 1995 ..........................................................     5,505,351        5,759,562
   Inventory .......................................................................     1,095,157          889,942
   Prepaid expenses and other current assets .......................................     1,018,701        1,525,308
                                                                                      ------------     ------------
Total current assets ...............................................................    10,563,414       21,169,591
Investment in affiliated companies .................................................       512,088          524,084
Property, plant and equipment, at cost, less accumulated depreciation of
    $16,162,605 in 1996 and $18,624,021 in 1995 ....................................    13,711,683       15,358,070
Intangible assets, net of accumulated amortization of $15,743,477 in 1996
    and $15,238,193 in 1995 ........................................................    31,743,083       40,463,595
Other noncurrent assets ............................................................       925,000          118,753
                                                                                      ------------     ------------
Total assets .......................................................................  $ 57,455,268     $ 77,634,093
                                                                                      ============     ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses ...........................................  $  4,809,264     $  4,509,292
   Accrued wages and sales commissions .............................................       434,986          434,309
   Accrued interest payable ........................................................        46,173          459,114
   Accrued income taxes ............................................................     1,492,114          825,712
   Current portion of long-term debt ...............................................       320,000        2,718,000
                                                                                      ------------     ------------
Total current liabilities ..........................................................     7,102,537        8,946,427
Long-term debt .....................................................................    13,880,000       44,482,000
Deferred income taxes ..............................................................     3,061,298        2,275,711
Other noncurrent liabilities .......................................................     1,501,279          432,916
Commitments and contingencies
Stockholders' equity:
   Preferred stock, par value $.01 per share; authorized 5,000,000 shares, none
   issued and outstanding                                                                       --                --
   Common stock, par value $.01 per share;
   authorized 7,425,000 shares, issued and outstanding shares:
       5,547,497 and 5,537,497, respectively, in 1996; 5,286,347 and 5,276,347,
       respectively, in 1995 .......................................................        55,376           52,764
   Non-voting common stock, par value $.01
   per share; authorized 75,000 shares, none issued
       and outstanding .............................................................            --               --
Additional paid-in capital .........................................................    40,869,408       39,694,601
Accumulated deficit ................................................................    (9,014,630)     (18,250,326)
                                                                                      ------------     ------------
Total stockholders' equity .........................................................    31,910,154       21,497,039
                                                                                      ------------     ------------
Total liabilities and stockholders' equity .........................................  $ 57,455,268     $ 77,634,093
                                                                                      ============     ============



                            See accompanying notes.

                       OSBORN COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                   1996            1995           1994
                                                               ------------    ------------    ------------

Net revenues ...............................................   $ 37,215,048    $ 39,505,193    $ 34,982,110
Operating expenses:
  Selling, technical and program ...........................      9,656,347      11,785,471       9,487,815
  Direct programmed music and entertainment ................     12,426,740      10,489,513       9,807,495
  General and administrative ...............................      6,740,352       7,526,897       6,611,035
  Depreciation and amortization ............................      4,756,325       5,782,404       5,285,280
  Corporate expenses .......................................      1,849,820       1,705,850       2,475,675
     Total operating expenses ..............................     35,429,584      37,290,135      33,667,300
                                                               ------------    ------------    ------------
Operating income ...........................................      1,785,464       2,215,058       1,314,810
Other income (expense) .....................................       (291,163)      2,314,508       2,246,450
Interest expense ...........................................      2,201,616       5,212,999       4,385,827
Equity in results of affiliated company ....................             --         (11,829)             --
Other gains, including gains on sales of stations ..........     12,321,760       8,094,993              --
                                                               ------------    ------------    ------------
Income (loss) before income taxes and extraordinary item ...     11,614,445       7,399,731        (824,567)
Provision for income taxes .................................      2,378,749         775,982         289,220
                                                               ------------    ------------    ------------
Income (loss) before extraordinary item ....................      9,235,696       6,623,749      (1,113,787)
Extraordinary item:
  Loss on debt extinguishment ..............................             --      (3,921,061)       (436,329)
                                                               ------------    ------------    ------------
Net income (loss) ..........................................   $  9,235,696    $  2,702,688    $ (1,550,116)
                                                               ============    ============    ============
Primary earnings per common share:
  Income (loss) before extraordinary item ..................   $       1.65    $       1.23    $      (0.21)
  Loss on extinguishment of debt ...........................             --           (0.73)          (0.08)
                                                               ------------    ------------    ------------
Net income (loss) per common share .........................   $       1.65    $       0.50    $      (0.29)
                                                               ============    ============    ============
Fully diluted earnings per common share:
  Income (loss) before extraordinary item ..................   $       1.62    $       1.22    $      (0.21)
  Loss on extinguishment of debt ...........................             --           (0.72)          (0.08)
                                                               ------------    ------------    ------------
Net income (loss) per common share .........................   $       1.62    $       0.50    $      (0.29)
                                                               ============    ============    ------------
Weighted average common shares outstanding:
  Primary shares ...........................................      5,598,237       5,388,001       5,376,715
                                                               ============    ============    ============
  Fully diluted shares .....................................      5,687,927       5,459,353       5,376,715
                                                               ============    ============    ============



                            See accompanying notes.

                       OSBORN COMMUNICATIONS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                VOTING            NON-VOTING
                                                        ----------------------  ---------------    ADDITIONAL
                                                                        PAR               PAR       PAID-IN       ACCUMULATED
                                                         SHARES        VALUE    SHARES   VALUE       CAPITAL        DEFICIT
                                                        ----------    --------  ------  -------    -----------    ------------
Balance at December 31, 1993 ........................   10,752,181    $107,523      --       --    $38,453,555    $(19,402,898)
    Exercise of stock options .......................        1,500          15      --       --          5,984              --
    Issuance of stock warrant .......................           --          --      --       --      1,774,837              --
    Effect of 1-for-2 reverse stock split ...........   (5,376,091)    (53,762)     --       --         53,762              --
    Purchase and retirement of treasury stock .......      (17,843)       (178)     --       --       (106,880)             --
    Net loss ........................................           --          --      --       --             --      (1,550,116)
                                                        ----------    --------  ------  --------   -----------    ------------
Balance at December 31, 1994 ........................    5,359,747      53,598      --       --     40,181,258     (20,953,014)
    Purchase and retirement of treasury stock .......     (107,059)     (1,071)     --       --       (641,283)             --
    Exercise of stock options .......................       23,659         237      --       --        154,626              --
    Net income ......................................           --          --      --       --             --       2,702,688
                                                        ----------    --------  ------  -------    -----------    ------------
Balance at December 31, 1995 ........................    5,276,347      52,764      --       --     39,694,601     (18,250,326)
    Exercise of stock options .......................      173,667       1,737      --       --        732,182              --
    Issuance of common stock ........................      132,500       1,325      --       --      1,106,175              --
    Acquisition and retirement of treasury stock  ...      (45,017)       (450)     --       --       (663,550)             --
    Net income ......................................           --          --      --       --             --       9,235,696
                                                        ----------    --------  ------  -------    -----------    ------------
Balance at December 31, 1996 ........................    5,537,497    $ 55,376      --       --    $40,869,408    $ (9,014,630)
                                                        ==========    ========  ======  =======    ===========    ============



                            See accompanying notes.

                      OSBORN COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                           YEAR ENDED DECEMBER 31,
                                                                               --------------------------------------------
                                                                                   1996            1995             1994
                                                                               ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ..........................................................   $  9,235,696    $  2,702,688    $ (1,550,116)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization ...........................................      4,756,325       5,782,404       5,285,280
   Other gains (losses), including gains on sales of stations ..............    (12,321,760)     (8,094,993)             --
   Deferred income taxes ...................................................        785,587         240,664         175,000
   Transaction costs for proposed merger ...................................        479,754              --              --
   Loss on extinguishment of debt ..........................................             --       3,921,061         436,329
   Write-off of registration statement costs ...............................             --              --         397,583
   Non-cash interest expense ...............................................        244,363         332,284         210,421
   Equity in results of affiliated company .................................             --          11,829              --
   Distributions from affiliated companies .................................        (62,500)     (1,942,731)             --
   Changes in current assets and current liabilities:
      Decrease (increase) in accounts receivable ...........................        254,211        (323,770)     (2,165,123)
      (Increase) decrease in inventory .....................................       (205,215)        190,705        (214,241)
      Decrease (increase) in prepaid expenses and other current assets .....        506,607        (742,764)       (177,499)
      Acquisition deposit held in escrow ...................................             --         180,000              --
      Increase in distribution receivable ..................................             --              --      (2,264,552)
      Increase in accounts payable and accrued expenses ....................        299,972         721,764       1,069,534
      (Decrease) increase in accrued wages and sales commissions ...........            677         129,528         (96,287)
      Increase (decrease) in accrued interest payable ......................       (412,941)     (1,485,673)      1,632,742
      Increase in accrued income taxes .....................................        666,402         290,223          15,009
                                                                               ------------    ------------    ------------
Total adjustments ..........................................................     (5,008,518)       (789,469)      4,304,196
                                                                               ------------    ------------    ------------
Net cash provided by operating activities ..................................      4,227,178       1,913,219       2,754,080
                                                                               ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Distributions from affiliated companies ....................................         62,500       4,207,283              --
Payments for business acquisitions .........................................    (13,605,591)             --     (21,825,094)
Net proceeds from sale of stations .........................................     34,687,928      10,000,000              --
Accrued transaction costs ..................................................       (479,754)     (1,411,981)             --
Net proceeds from sale of other assets .....................................        580,653              --              --
Proceeds from note receivable ..............................................             --       1,620,455         329,545
Capital expenditures .......................................................     (1,707,351)     (1,326,492)       (942,771)
Acquisition deposit held in escrow .........................................       (925,000)       (180,000)             --
Reclassification of other noncurrent assets ................................        118,753              --              --
Expenditures for intangible assets .........................................             --        (524,863)             --
                                                                               ------------    ------------    ------------
Net cash provided by (used in) investing  activities .......................     18,732,138      12,384,402     (22,438,320)
                                                                               ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt ...................................             --      44,500,000      48,460,982
Proceeds from issuance of stock warrant ....................................             --              --       1,774,837
Debt issuance costs ........................................................        (79,807)     (1,183,824)     (1,887,965)
Registration statement costs ...............................................             --              --        (228,587)
Proceeds from exercise of stock options ....................................         69,917         154,863           6,000
Purchase and retirement of treasury stock ..................................             --        (642,354)       (107,058)
Prepayment penalty on debt retirement ......................................             --        (500,000)             --
Principal payments on long-term debt and notes payable .....................    (33,000,000)    (50,000,000)    (23,286,671)
                                                                               ------------    ------------    ------------
Net cash (used in) provided by financing  activities .......................    (33,009,890)     (7,671,315)     24,731,538
                                                                               ------------    ------------    ------------
Net (decrease) increase in cash and cash equivalents .......................    (10,050,574)      6,626,306       5,047,298
Cash and cash equivalents at beginning  of period ..........................     12,994,779       6,368,473       1,321,175
                                                                               ------------    ------------    ------------
Cash and cash equivalents at end of period .................................   $  2,944,205    $ 12,994,779    $  6,368,473
                                                                               ============    ============    ============

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest .....................................................   $  2,370,194    $  6,366,388    $  2,542,664
                                                                               ============    ============    ============
Cash paid for income taxes .................................................   $    926,760    $    245,095    $     99,211
                                                                               ============    ============    ============



                            See accompanying notes.

                       OSBORN COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1.       NATURE OF BUSINESS AND ORGANIZATION

         Osborn Communications Corporation ("Osborn") is engaged in the operation of radio stations, programmed music, cable television and other communications properties throughout the United States.

2.       PLAN OF MERGER

         On July 23, 1996, Osborn entered into an agreement and plan of merger with a subsidiary of Capstar Broadcasting Partners, Inc. ("the Company") whereby the Company will acquire all of Osborn's common stock for $15.375 per share. A majority of the holders of the Osborn's common stock voted to approve the merger in December 1996 and the Federal Communications Commission ("FCC") approved the transfer of Osborn's broadcast licenses to the Company in January 1997. The merger is expected to be completed in February 1997.

         Concurrently with the execution of the merger agreement and as security for liquidated damages that may be payable by the Company to Osborn for the Company's failure to consummate the merger, the Company has deposited in an escrow account an irrevocable letter of credit in favor of Osborn for the sum of $5.0 million. If Osborn terminates the merger agreement by reason of receiving an alternative proposal which is deemed more favorable to Osborn's stockholders, Osborn must pay a termination fee of $3,750,000 to the Company.

3.       SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation

         The accompanying consolidated financial statements include the accounts of Osborn and its subsidiaries. All material intercompany items and transactions have been eliminated. Investments in affiliated companies are accounted for using the equity method. Certain prior years' amounts have been reclassified to conform with the current year's presentation.

         Depreciation

         Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings .......................................................   10-39 years
Furniture and fixtures ..........................................   5-7 years
Broadcasting equipment ..........................................   3-19 years
Transportation equipment ........................................   2-5 years

         Expenditures for maintenance and repairs are charged to operations as incurred.

         Intangible Assets

         Intangible assets include $2.6 million and $2.5 million in 1996 and 1995, respectively, for agreements not to compete relating to certain transactions described in Note 4, and $3.4 million in 1996 and 1995 assigned to Muzak customer contracts acquired in 1990 and 1986, which are being amortized over their estimated useful lives. Deferred financing costs of $1.3 million and $1.2 million in 1996 and 1995, respectively, are being amortized over the term of the related debt on a straight-line basis, which approximates the interest method. The remainder in the amount of $40.2 million and $48.6 million in 1996 and 1995, respectively, represents the excess of acquisition cost over the amounts assigned to other assets acquired in Osborn's acquisitions, and is being amortized on a straight-line basis principally over a 40-year period.

         It is Osborn's policy to account for goodwill and all other intangible assets at the lower of amortized cost or estimated realizable value. As part of an ongoing review of the valuation and amortization of intangible assets of Osborn and its subsidiaries, management assesses the carrying value of the intangible assets, if facts and circumstances suggest

                       OSBORN COMMUNICATIONS CORPORATION

3.       SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

that there may be impairment. If this review indicates that the intangibles will not be recoverable as determined by a non- discounted cash flow analysis of the operating assets over the remaining amortization period, the carrying value of the intangible assets would be reduced to estimated realizable value.

         During 1996, Osborn adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which established standards for the recognition and measurement of impairment losses on long-lived assets, certain identifiable intangible assets, and goodwill (see Note 5).

         Barter Transactions

         Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used.

         Revenue

         Broadcast revenue is presented net of advertising commissions of approximately $1.3 million, $2.1 million and $1.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

         Per Share Data

         Primary earnings per common share for 1996 and 1995 is based on the net income for the year divided by the weighted average number of common and common equivalent shares. Common stock equivalents consist of stock options and warrants (see Notes 12 and 13). Shares issuable upon the exercise of all common stock equivalents and other potentially dilutive securities are not included in the computations for 1994 since their effect is not dilutive.

         Cash Equivalents

         Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash and have an original maturity of three months or less when purchased.

         Inventory

         Inventories, consisting of merchandise for Osborn's entertainment properties, sound equipment held for resale by Osborn's Muzak franchises and equipment held for resale by Osborn's healthcare cable business, are valued at the lower of cost or market using the first-in, first-out method.

         Risks and Uncertainties

         The preparation of financial statements in conformity with generally accepted accounting principles requires Osborn to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results may differ from those estimates.

4.       ACQUISITIONS/DISPOSITIONS/PENDING TRANSACTIONS

         At December 31, 1996, Osborn owned and operated ten FM and six AM radio stations, four programmed music and sound equipment distributorships, a hospital cable television company and certain entertainment properties.

         1996

         In March 1996, Osborn acquired substantially all the assets of radio station WRIR-FM (formerly WHLX-FM), Wheeling, West Virginia, for $0.8 million plus transaction costs. In June 1996, Osborn acquired substantially all the assets of radio stations WBBD-AM/WKWK-FM (formerly WKWK-AM/FM), Wheeling, West Virginia, for $2.7 million plus transaction costs. Osborn programmed WBBD-AM/WKWK-FM pursuant to a local marketing agreement ("LMA")

                       OSBORN COMMUNICATIONS CORPORATION

4.       ACQUISITIONS/DISPOSITIONS/PENDING TRANSACTIONS -- (CONTINUED)

from March 1996 through the closing of the acquisition. In October 1996, Osborn acquired substantially all the assets of radio station WEGW-FM, Wheeling, West Virginia, for $0.8 million. Osborn already owned radio stations WWVA-AM/WOVK-FM in Wheeling, West Virginia.

         In April 1996, Osborn acquired substantially all the assets of radio stations WKII-AM/WFSN-FM (formerly WKII-AM/WEEJ-FM). Port Charlotte, Florida, for $2.85 million plus transaction costs. Upon completion of the relocation of WFSN-FM's broadcast antenna to Osborn's Pine Island, Florida tower in order to better serve the Port Charlotte/Ft. Myers market, additional consideration of $750,000 will be paid. The additional consideration is included in other noncurrent liabilities in the consolidated balance sheet at December 31, 1996. The additional consideration was paid in January 1997. Pending the closing of the acquisition, the stations were programmed by Osborn pursuant to an LMA since September 1995. Osborn already owns radio station WOLZ-FM, Ft. Myers, and has a 50% non-voting ownership interest in radio station WDRR-FM, San Carlos Park/Ft. Myers. Osborn plans to dispose of radio stations WOLZ-FM/WFSN-FM/ WKII-AM in 1997 (see Pending Transactions below).

         In May 1996, Osborn acquired substantially all the assets of radio stations KNAX-FM/KRBT-FM, Fresno, California. Consideration for the acquisition consisted of $6.0 million plus 120,000 shares of Osborn's common stock. Pending the closing of the acquisition, the stations were programmed by Osborn since January 1996 pursuant to an LMA. In December 1996, the Company sold substantially all the assets of radio stations KNAX-FM/ KRBT-FM for $11.0 million, resulting in a pre-tax gain of approximately $3.5 million. Pending the closing of the transaction, the purchaser managed the stations pursuant to an LMA since August 1, 1996.

         In January 1996, Osborn sold substantially all the assets of radio station WWRD-FM, Jacksonville, Florida/Brunswick, Georgia, for $2.5 million, resulting in a pre-tax gain of approximately $0.8 million. Pending the closing of the disposition, the station was programmed by the purchaser pursuant to an LMA.

         In February 1996, Osborn sold substantially all the assets of radio stations WNDR-AM/WNTQ-FM, Syracuse, New York, for $12.5 million, resulting in a pre-tax gain of approximately $6.0 million. Pending the closing of the disposition, the stations were programmed by the purchaser pursuant to an LMA.

         In June 1996, Osborn sold substantially all the assets of radio station WFXK-FM, Raleigh/Tarboro, North Carolina, for $5.9 million, resulting in a pre-tax gain of approximately $2.2 million. Pending the closing of the transaction, the purchaser programmed the station pursuant to an LMA.

         In June 1996, Osborn sold substantially all the assets of radio station WAYV-FM, Atlantic City, New Jersey, for $3.1 million, resulting in a pre-tax gain of approximately $0.2 million. Pending the closing of the transaction, the purchaser programmed the station pursuant to an LMA since March 1996.

         In June 1996, Osborn sold substantially all the assets of radio station WFKS-FM, Daytona Beach/Palatka, Florida, for $4.0 million, resulting in a pre-tax gain of approximately $0.8 million. Pending the closing of the transaction, the purchaser programmed the station pursuant to an LMA.

         The net cash proceeds from each of the dispositions were used principally to repay long-term debt and fund transaction costs.

         All of the acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price of each acquisition has been allocated to the assets based upon their fair values at the date of acquisition. The results of operations of the properties acquired are included in Osborn's consolidated results of operations from the respective dates of acquisition and until the date of disposition for properties disposed.

         1995

         In December 1995, Osborn entered into an option agreement with Allbritton Communications Company for the sale of television station WJSU-TV, Anniston, Alabama, and an associated 10-year LMA. In consideration for the option, Osborn received a nonrefundable cash payment of $10.0 million. Because the cash proceeds from the option are

                       OSBORN COMMUNICATIONS CORPORATION

4.       ACQUISITIONS/DISPOSITIONS/PENDING TRANSACTIONS -- (CONTINUED)

nonrefundable, Osborn accounted for the economic substance of the transaction as if a sale of substantially all the assets of the station had occurred. Accordingly, a gain of approximately $8.1 million was recorded. In addition, upon the exercise of the option and the necessary FCC consent, Osborn will receive an additional cash payment of $2.0 million. Upon the grant of the necessary regulatory approvals to relocate the station's broadcast transmitter to maximize broadcast coverage of the facility, Osborn could have received additional cash payments of up to $7.0 million. In January 1997, the regulatory approvals were granted for the relocation of the station's broadcast transmitter, and a cash payment of approximately $5.3 million was paid to Osborn. An additional payment relating to the transmitter relocation of approximately $1.4 million will be payable upon exercise of the option.

         1994

         In June 1994, Osborn acquired substantially all the assets of three FM radio stations and one AM radio station for $20.0 million plus transaction costs. The acquisition included radio stations WWNC-AM/WKSF-FM, Asheville, North Carolina; WOLZ-FM, Ft. Myers, Florida; and WFKS-FM, Daytona Beach, Florida. In August 1994, Osborn acquired substantially all the assets of radio stations WAAX-AM/WQEN-FM, Gadsden, Alabama, (the "Gadsden Acquisition") for $1.75 million plus transaction costs. Prior to the grant of the waiver of the FCC's cross-ownership regulations, the Gadsden acquisition was accounted for using the equity method of accounting. Accordingly, prior year financial statements have been reclassified to reflect the consolidation of the Gadsden radio stations.

         In March 1994, Osborn, through a wholly-owned subsidiary, acquired radio station WAYV-FM, Atlantic City, New Jersey, for consideration of approximately $2.5 million.

         Pending Transactions

         In January 1997, Osborn acquired substantially all the assets of radio station WYNU-FM, Jackson/Milan, Tennessee for $3.6 million plus transaction costs. Osborn already owns one FM and one AM radio station in the market.

         In November 1996, Osborn agreed to acquire substantially all the assets of radio station WTXT-FM, Tuscaloosa/Fayette, Alabama from Tuscaloosa Broadcasting Company, Inc. for approximately $5.8 million, subject to FCC approval. The transaction is expected to close in February 1997. In December 1996, Osborn agreed to acquire substantially all the assets of radio stations WACT-AM/FM, Tuscaloosa, Alabama from Taylor Communications Corporation for $1.0 million, subject to FCC approval. Pending the closing of the transaction, which is expected in the first quarter of 1997, Osborn is managing the stations pursuant to an LMA.

         In November 1996, Osborn agreed to acquire the stock of Dixie Broadcasting, Inc. and Radio WBHP, Inc., the owners of radio stations WDRM-FM/WHOS-AM/WBHP-AM, Huntsville, Alabama. Consideration for the acquisition consists of (i) $23.0 million; (ii) a three year consulting agreement valued at $2.5 million; and (iii) a $1.5 million earn-out based on future operating results. The transaction, which is subject to FCC approval, is expected to close in 1997.

         In December 1996, Osborn agreed to sell substantially all the assets of WOLZ-FM, WFSN-FM and WKII-AM, Fort Myers/Port Charlotte, Florida for approximately $11.0 million to Clear Channel Radio, Inc., subject to FCC approval. Pending the closing of the transaction, which is expected in 1997, the stations are being managed by the Purchaser pursuant to a LMA starting in January 1997.

         Other Investments

         In 1989, Osborn acquired, $620,000, a 50% non-voting ownership interest (without control) in a corporation that owns and operates radio station WDRR-FM, San Carlos Park, Florida. The station became operational in September 1995. Osborn's net investment is included in investment in affiliated companies on the consolidated balance sheet.

         In 1989, Osborn acquired a 32% ownership interest in Northstar Television Group, Inc. ("Northstar") for $329,000. From Northstar's inception through May 1994, Osborn managed Northstar's four television stations for an annual fee of up to $250,000, plus reimbursement of out-of-pocket expenses and allocated overhead costs. In 1994, as a result of a proposed restructuring of Northstar, Osborn agreed, as payment for prior services rendered, to receive an immediate payment of $250,000, another payment of $250,000 within two years, and the retention of an economic

                       OSBORN COMMUNICATIONS CORPORATION

4.       ACQUISITIONS/DISPOSITIONS/PENDING TRANSACTIONS -- (CONTINUED)

interest. Osborn's management agreement terminated following the restructuring. In 1995, three of Northstar's four television stations were sold and Osborn received a distribution of $1.6 million, classified as other income in the consolidated statement of operations, plus accrued management fees of $250,000.

         In 1987, Osborn acquired 25% of the stock of Fairmont Communications Corporation ("Fairmont") for $500,000. Fairmont owned seven radio stations in four large and medium sized markets. In August 1992, Fairmont filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code. In September 1993, Fairmont emerged from Chapter 11 upon approval by the bankruptcy court of a plan of reorganization (the "Plan"). The Plan provided for the sale of Fairmont's assets, distribution of the proceeds in accordance with the Plan, and subsequent liquidation of Fairmont. All of Fairmont's stations were sold by the second quarter of 1994. Osborn will continue to manage Fairmont pursuant to a management agreement which expires upon the liquidation of Fairmont, which is expected in 1997. For managing Fairmont, Osborn receives an annual fee of $125,000, plus reimbursement of out-of-pocket expenses and allocated overhead costs. In 1994, Osborn received additional management fees of $728,000 related to the sale of Fairmont's stations. Osborn also earned distributions of $400,000 and $2.3 million in 1995 and 1994, respectively, classified as other income and distribution receivable in the consolidated financial statements, determined by the amount realized by Fairmont from sales of its assets.

5.       OSBORN HEALTHCARE

         Osborn Healthcare, a division of Osborn Entertainment Enterprises Corporation, continued to experience operating losses through the second quarter of 1996. Consistent with Osborn's previously stated intention to evaluate options to increase shareholder value, management has reviewed the strategic direction and long-term prospects of the Osborn Healthcare operations and has restructured the operations. Osborn plans to focus resources on only the more profitable product lines. In conjunction with these plans, Osborn has combined the Osborn Healthcare operations and Osborn's programmed music operations, terminating certain employees of the Osborn Healthcare operations, and consolidating certain overhead. In the second quarter of 1996, Osborn accrued costs of approximately $300,000, principally severance costs, in connection with the consolidation of operations. In addition, Osborn has reduced goodwill by approximately $900,000 to reflect the anticipated discounted cash flow from the remaining healthcare operations. The charges, totaling $1.2 million, are included in other gains (losses), including gains on sales of stations in the consolidated statement of operations.

6.       PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

                                                           YEAR ENDED DECEMBER 31,
                                                         ---------------------------
                                                             1996           1995
                                                         ------------   ------------

         Net revenues ................................   $ 36,131,000   $ 32,667,000
         Income (loss) before extraordinary item .....        633,000       (808,000)
         Net income (loss) ...........................        633,000     (4,729,000)
         Net income (loss) per share .................   $       0.11   $      (0.87)

         The unaudited pro forma information for the years ended December 31, 1996 and 1995 assumes that the acquisitions and dispositions described in Note 4, excluding pending transactions, had occurred on January 1, 1995. The gains on sales of stations and the loss from Osborn Healthcare's restructuring in 1996 and the distributions from Northstar Television Group in 1995 are excluded from the pro forma information because of their nonrecurring nature. The pro forma information is not necessarily indicative either of the results of operations that would have occurred had these transactions been made on the date indicated, or of future results of operations.

         Net assets of properties to be disposed in Ft. Myers aggregated $7.5 million at December 31, 1996, consisting of current assets of $500,000, plant and equipment of $2.0 million, and net intangible assets of $5.0 million.

                       OSBORN COMMUNICATIONS CORPORATION

7.       LONG-TERM DEBT

         A summary of long-term debt is as follows:

                                                                                             DECEMBER 31,
                                                                                    ---------------------------
                                                                                        1996            1995
                                                                                    ------------   ------------

         Note payable to KeyBank National Association, at the prime rate plus
           0.5%; interest payable quarterly; quarterly commitment
           reductions from December 31, 1996 through December 31, 2001(A) .......   $    200,000   $ 14,500,000
         Note payable to KeyBank National Association, at LIBOR plus 1.75%;
           principal due in quarterly installments from December 31, 1996
           through December 31, 2001(A) .........................................     14,000,000     30,000,000
         Term loan payable to National Westminster Bank, net of unamortized debt discount of $700,000; interest payable quarterly at LIBOR plus 2.5%;
           principal due in quarterly installments in varying amounts from June
           1996 through March 2000(B) ...........................................             --      2,700,000
                                                                                    ------------   ------------
                                                                                      14,200,000     47,200,000
         Less current portion ...................................................        320,000      2,718,000
                                                                                    ------------   ------------
                                                                                    $ 13,880,000   $ 44,482,000
                                                                                    ============   ============

---------------
(A) In August 1995, Osborn entered into a credit facility of $56.0 million with KeyBank National Association (the "Credit Facility"). The Credit Facility consists of a $46.0 million revolving credit facility and a $10.0 million facility which may be used for acquisitions. The initial drawdown of $44.5 million, along with Osborn's internally generated funds, was used to repay existing loans totaling $50.0 million and pay transaction costs. The Credit Facility contains covenants which require, among other things, that Osborn and its subsidiaries (excluding Atlantic City Broadcasting Corp.) maintain certain financial levels, principally with respect to EBITDA (earnings before interest, income tax, depreciation and amortization) and leverage ratios, and limit the amount of capital expenditures. The Credit Facility also restricts the payment of cash dividends. The Credit Facility is collateralized by pledges of the tangible and intangible assets of Osborn and its subsidiaries, as well as the stock of those subsidiaries. At December 31, 1996, Osborn has additional availability under the revolving credit facility of $14.1 million. Effective December 31, 1996 the outstanding balance under the acquisition facility will convert to a term loan. Under the current terms of the Credit Facility, no additional amounts under the acquisition facility may be borrowed after December 31, 1996 unless the terms are modified. Osborn pays an annual commitment fee of 0.5% of the unused commitment.

(B) The term loan contained covenants with respect to Osborn's wholly-owned subsidiary, Atlantic City Broadcasting Corp., which, among other things, restricted cash distributions to Osborn and limited the amount of annual capital expenditures. The loan was collateralized by pledges of the tangible and intangible assets and stock of Atlantic City Broadcasting Corp. ("Atlantic City"), and were otherwise nonrecourse to Osborn and its other assets. In June 1996, the Company sold substantially all the assets of Atlantic City. The net proceeds were used primarily to repay long-term debt and fund transaction costs.

         At December 31, 1996, the aggregate amounts of long-term debt due during the next five years are as follows:

                                                                  AMOUNT
                                                               -----------
         Year:
          1997 .............................................   $   320,000
          1998 .............................................       640,000
          1999 .............................................       640,000
          2000 .............................................       800,000
          2001 .............................................    11,800,000

         The fair value of the debt approximates net book value.

                       OSBORN COMMUNICATIONS CORPORATION

8.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                   1996            1995
                                                              ------------    ------------
         Land .............................................   $  3,303,266    $  4,256,414
         Buildings ........................................      4,304,159       4,168,839
         Equipment ........................................     22,266,863      25,556,838
                                                              ------------    ------------
                                                                29,874,288      33,982,091
                                                              ------------    ------------
         Less accumulated depreciation ....................    (16,162,605)    (18,624,021)
                                                              ------------    ------------
                                                              $ 13,711,683    $ 15,358,070
                                                              ============    ============

         At December 31, 1996, all property, plant and equipment is pledged as collateral for the debt disclosed in Note 7.

9.       INCOME TAXES

         At December 31, 1996, Osborn has consolidated net operating loss carryforwards for income tax purposes of $20.6 million that expire in years 2006 through 2010. Of the total net operating loss carryforwards, $11.0 million may be used only to offset future income of Osborn's subsidiary, Osborn Entertainment Enterprises Corporation.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Osborn's deferred tax assets and liabilities are as follows:

                                                                       DECEMBER 31,
                                                              ----------------------------
                                                                 1996            1995
                                                              ------------    ------------
         Deferred tax assets:
           Net operating loss carryforwards ...............   $  8,237,540    $ 13,577,873
           Other ..........................................        971,542         713,951
                                                              ------------    ------------
                                                                 9,209,082      14,291,824
         Valuation allowance ..............................     (5,940,696)     (9,088,722)
                                                              ------------    ------------
                                                                 3,268,386       5,203,102
         Deferred tax liabilities:
           Depreciation and amortization ..................      2,865,184       4,014,313
           Sale of station ................................      3,289,500       3,289,500
           Other ..........................................        175,000         175,000
                                                              ------------    ------------
                                                                 6,329,684       7,478,813
                                                              ------------    ------------
         Net deferred tax liabilities .....................   $  3,061,298    $  2,275,711
                                                              ============    ============

         The provision for income taxes for 1996 consists of federal taxes of $269,000, state and local taxes of $1,324,000 and deferred federal, state and local taxes of $786,000. The provision for income taxes for 1995 and 1994 consists entirely of state and local taxes, of which $535,000 and $114,000, respectively, is current and $241,000 and $175,000, respectively, is deferred.

         The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is as follows:

                                                                             DECEMBER 31,
                                                              -----------------------------------------
                                                                 1996            1995           1994
                                                              -----------    -----------    -----------
         Amount computed using statutory rate .............   $ 4,065,056    $ 1,217,532    $  (428,705)
         State and local taxes, net of federal benefit ....       860,748        504,388        190,885
         Net operating losses (utilized) generated ........    (2,673,429)    (1,228,507)       234,539
         Nondeductible expenses .........................         126,374        282,569        292,501
                                                              -----------     ----------    -----------
                                                              $ 2,378,749     $  775,982    $   289,220
                                                              ===========     ==========    ===========

                       OSBORN COMMUNICATIONS CORPORATION

10.      COMMITMENTS

         Osborn leases office and broadcast tower space, vehicles and office equipment. Rental expense amounted to $1,113,000, $994,000 and $768,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

         The minimum aggregate annual rentals under noncancellable operating leases are payable as follows:

                                                                 AMOUNT
                                                               ----------
         Year:
          1997 .............................................   $1,038,000
          1998 .............................................      752,000
          1999 .............................................      532,000
          2000 .............................................      305,000
          2001 .............................................      244,000
          Thereafter .......................................    2,693,000
                                                               ----------
                                                               $5,564,000
                                                               ==========

11.      EMPLOYEE BENEFIT PLANS

         Osborn sponsors a profit sharing plan which qualifies under Section 401(k) of the Internal Revenue Code (the "IRC"). The Plan is available to all full-time employees with at least one year of employment with Osborn. All eligible employees may elect to contribute a portion of their compensation to the profit sharing plan, subject to IRC limitations. Effective January 1, 1996, the Plan provides for employer contributions based upon an employee's salary. In December 1994, Osborn adopted a non-qualified deferred compensation plan available to certain management employees.

12.      STOCK OPTION PLAN

         Osborn's Incentive Stock Option Plan (the "Plan") provides for the granting to officers and key employees of incentive and non-qualified stock options to purchase Osborn's voting common stock as defined under current tax laws. Incentive stock options are exercisable at a price equal to the fair market value, as defined, on the date of grant, for a maximum 10-year period from the date of grant. Non-qualified stock options may be granted at an exercise price equal to at least 85% of the fair market value on the date of grant, for a maximum 11-year period from the date of grant. The exercise prices of all options granted in 1994 through 1996 were at fair market value at the date of grant.

         The following table summarizes the Plan's transactions for the years ended December 31, 1996, 1995 and 1994:

                                                                                    DECEMBER 31,
                                                                       --------------------------------
                                                                          1996       1995        1994
                                                                       --------    --------    --------
         Outstanding options, beginning of year ....................    447,341     417,000     382,750
         Granted ...................................................     52,000      66,500     108,250
         Cancelled or expired ......................................     (8,299)    (12,500)    (72,500)
         Exercised .................................................   (173,667)    (23,659)     (1,500)
                                                                       --------    --------    --------
         Outstanding options, end of year ..........................    317,375     447,341     417,000
                                                                       ========    ========    ========
         Weighted average price of options granted .................   $  10.10    $   6.76    $   6.26
         Weighted average price of options canceled or expired .....   $   6.46    $   7.00    $   6.61
         Weighted average price of options exercised ...............   $   4.23    $   6.55    $   4.00
         Weighted average exercise price, end of year ..............   $   8.55    $   6.66    $   6.64
         Options exercisable, end of year ..........................    205,125     283,921     280,083
         Options available for future grant ........................     35,299      79,000     133,000

         At December 31, 1996, the range of exercise prices for outstanding options was $4.00 through $14.40 These outstanding options have a remaining contractual life of five years.

                       OSBORN COMMUNICATIONS CORPORATION

12.      STOCK OPTION PLAN -- (CONTINUED)

         Osborn applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its Plan. Had compensation cost for the Plan been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, Osborn's net income and earnings per share would have been reduced by approximately $144,000, or $0.03 per share, and $46,000, or $0.01 per share for the years ended December 31, 1996 and 1995, respectively. The fair value of the options granted during the years ended December 31, 1996 and 1995 is estimated as $102,000 and $114,000, respectively, on the date of grant using the Black- Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, volatility of 40.7%, risk-free interest rate of 6.5%, assumed forfeiture rate of 0.0%, and an expected life of 1 to 2 years. The assumptions used assume that the proposed merger as described in Note 2 is consummated in the first quarter of 1997.

13.      STOCKHOLDERS' EQUITY

         During 1996, approximately 174,000 shares of common stock were issued pursuant to the exercise of stock options. Approximately 45,000 existing shares were retired to fund the exercise of certain of these options.

         In January 1995, Osborn paid $642,000 to repurchase and subsequently retired 107,059 unregistered shares of its common stock which were held by an institution. In December 1994, Osborn paid $107,000 to repurchase and subsequently retired 17,843 shares of its common stock at $6.00 per share.

         In June 1994, Osborn entered into two credit agreements totaling $50.0 million with Citicorp Mezzanine Investment Fund ("CMIF"). As partial consideration for making the loans, CMIF received a warrant to purchase 1,014,193 shares (after giving effect to the reverse stock split described below) of Osborn's common stock at $7.00 per share. The warrant is exercisable for a 10-year period. Under the terms of the warrant agreement, in the event that the CMIF loans were repaid by December 31, 1995, purchase rights with respect to 676,162 warrant shares will be canceled. The loans were repaid in August 1995 and, accordingly, the purchase rights with respect to 676,162 warrant shares were canceled.

         In July 1994, Osborn effected a 1-for-2 reverse stock split for shareholders of record on that date. Cash was paid in lieu of fractional shares. All per share amounts in the consolidated statement of operations reflect the reverse stock split.

14.      SUBSEQUENT EVENT (UNAUDITED)

         On February 20, 1997, Capstar Broadcasting Partners, Inc. acquired all of Osborn's common stock and Osborn was merged with a subsidiary of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of
Benchmark Communications
Radio Limited Partnership:

         We have audited the accompanying combined balance sheets of Benchmark Communications Radio Limited Partnership (as identified in Note 1) (collectively "Benchmark") as of December 31, 1996 and 1995 and the related combined statements of operations, changes in partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Benchmark's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Benchmark as of December 31, 1996 and 1995 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 8, 1997

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                          AS OF DECEMBER 31,
                                                                                     ---------------------------
                                                                                          1996           1995
                                                                                     ------------   ------------
Current assets:
   Cash ...........................................................................  $ 11,029,177   $    825,403
   Escrow deposit .................................................................       150,000             --
   Accounts receivable, net of allowance for doubtful accounts of $324,719 and
     $280,366, respectively .......................................................     4,731,405      4,016,421
   Due from related entities ......................................................        23,753         10,884
   Deferred acquisition costs .....................................................       375,882             --
   Prepaid expenses and other current assets ......................................       244,784        354,211
                                                                                     ------------   ------------
     Total current assets .........................................................    16,555,001      5,206,919
Property and equipment, net .......................................................    13,721,546     14,156,177
Investment in limited partnership .................................................        66,331         82,721
Intangible assets, net ............................................................    43,788,173     30,204,762
                                                                                     ------------   ------------
     Total assets .................................................................  $ 74,131,051   $ 49,650,579
                                                                                     ============   ============

                                         LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable and accrued expenses ..........................................  $  2,900,204   $  1,645,018
   Due to related entities ........................................................     2,865,164         65,345
   Current portion of long-term debt ..............................................    14,219,155     12,846,733
   Obligations under capital leases, current portion ..............................        78,984        114,451
                                                                                     ------------   ------------
     Total current liabilities ....................................................    20,063,507     14,671,547
Long-term debt ....................................................................    29,841,341     14,127,693
Obligations under capital leases, net of current portion ..........................        78,820        220,058
                                                                                     ------------   ------------
   Total liabilities ..............................................................    49,983,668     29,019,298
                                                                                     ------------   ------------
Commitments (Note 8)
Partners' capital .................................................................    24,147,383     20,631,281
                                                                                     ------------   ------------
   Total liabilities and partners' capital ........................................  $ 74,131,051   $ 49,650,579
                                                                                     ============   ============

                 The accompanying notes are an integral part
                    of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS


                                                                         YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                   1996             1995          1994
                                                               ------------     ------------   ------------
Gross broadcast revenue ....................................   $ 29,697,028    $ 25,198,304    $ 17,621,955
Less agency commissions ....................................      2,441,800       2,051,455       1,449,843
                                                               ------------    ------------    ------------
     Net revenue ...........................................     27,255,228      23,146,849      16,172,112
                                                               ------------    ------------    ------------
Operating expenses:
     Programming, technical and news .......................      6,760,363       5,210,641       3,804,695
     Sales and promotion ...................................      9,233,843       8,245,763       5,787,235
     General and administrative ............................      5,257,968       4,823,394       3,383,768
     Depreciation and amortization .........................      5,320,258       5,005,245       4,149,542
     Corporate expenses ....................................      1,513,438       1,271,455         569,480
                                                               ------------    ------------    ------------
                                                                 28,085,870      24,556,498      17,694,720
                                                               ------------    ------------    ------------
         Loss from operations ..............................       (830,642)     (1,409,649)     (1,522,608)
Other income (expense):
     Interest expense ......................................     (3,384,388)     (2,519,578)     (1,799,169)
     Gain on sale of broadcasting properties (Note 6b) .....      9,612,496              --       1,437,817
     Other, net ............................................        678,636        (414,561)         96,920
                                                               ------------    ------------    ------------
     Net income (loss) .....................................   $  6,076,102    $ (4,343,788)   $ (1,787,040)
                                                               ============    ============    ============



                 The accompanying notes are an integral part
                    of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                         COMBINED STATEMENTS OF CHANGES
                         IN PARTNERS' EQUITY (DEFICIT)


                                                  GENERAL        LIMITED
                                                  PARTNER        PARTNERS         TOTAL
                                               ------------    ------------    ------------

Balance, January 1, 1994 ...................   $ (1,879,470)   $ 13,165,680    $ 11,286,210
    Capital contributions from partners ....        (48,191)      9,163,878       9,115,687
    Capital distributions to partners ......       (255,000)             --        (255,000)
    Net income (loss) ......................        233,554      (2,020,594)     (1,787,040)
                                               ------------    ------------    ------------
Balance, December 31, 1994 .................     (1,949,107)     20,308,964      18,359,857
    Capital contributions from partners ....        961,516       6,253,441       7,214,957
    Capital distributions to partners ......       (599,745)             --        (599,745)
    Net income (loss) ......................       (300,171)     (4,043,617)     (4,343,788)
                                               ------------    ------------    ------------
Balance, December 31, 1995 .................     (1,887,507)     22,518,788      20,631,281
    Capital contributions from partners ....        800,000              --         800,000
    Capital distributions to partners ......     (1,260,000)     (2,100,000)     (3,360,000)
    Net income (loss) ......................      2,137,845       3,938,257       6,076,102
                                               ------------    ------------    ------------
Balance, December 31, 1996 .................   $   (209,662)   $ 24,357,045    $ 24,147,383
                                               ============    ============    ============


                 The accompanying notes are an integral part
                    of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------------
                                                                              1996            1995            1994
                                                                          ------------    ------------    ------------
Cash flows from operating activities:
   Net income (loss) ..................................................   $  6,076,102    $ (4,343,788)   $ (1,787,040)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
   Depreciation and amortization ......................................      5,320,258       5,005,245       4,149,542
   Provision for doubtful accounts ....................................        332,487         280,760         342,038
   Loss from investment in limited partnership ........................         16,490           7,381           7,914
   Gain on sale of broadcast properties and equipment .................     (9,612,496)         (4,766)     (1,437,817)
   Change in barter receivable/payable, net ...........................        (83,433)        197,335          35,795
   Changes in assets and liabilities, net of the effects of acquired broadcasting properties:
     Accounts receivable ..............................................       (996,735)     (1,528,818)       (569,941)
     Due from/due to related entities, net ............................      2,786,950        (332,505)        167,622
     Prepaid expenses and other current assets ........................       (109,427)       (277,703)         42,261
     Accounts payable and accrued expenses ............................      1,375,292         635,184        (227,408)
                                                                          ------------    ------------    ------------
       Net cash flows provided by (used in) operating
          activities ..................................................      5,105,488        (361,675)        722,966
                                                                          ------------    ------------    ------------
Cash flows from investing activities:
   Purchases of property and equipment ................................     (1,133,074)     (1,140,417)       (542,749)
   Purchases of broadcasting properties ...............................    (22,225,278)    (16,535,198)     (5,189,233)
   Net proceeds from sales of broadcasting properties .................     14,123,152              --       4,866,629
   Capital contribution to limited partnerships .......................             --              --       3,900,000
                                                                          ------------    ------------    ------------
       Net cash flows provided by (used in) investing
          activities ..................................................     (9,235,200)    (17,675,615)      3,034,647
                                                                          ------------    ------------    ------------
Cash flows from financing activities:
   Repayments of notes payable and capital leases .....................     (6,903,389)     (9,341,629)     (5,363,989)
   Proceeds from borrowing under notes payable and
     promissory notes .................................................     23,846,875      15,652,627       1,755,000
   Distributions to partners ..........................................     (3,360,000)       (599,745)       (255,000)
   Capital contributions for acquisition of broadcasting
     properties .......................................................        800,000       7,393,804       5,700,000
   Cash paid for syndication costs ....................................             --        (178,847)       (584,313)
   Borrowings under line of credit ....................................        647,075         215,535              --
   Repayments under line of credit ....................................       (697,075)             --              --
   Proceeds from sale leaseback transaction ...........................             --              --         141,000
   Proceeds from assumption of capital lease obligation ...............             --              --          28,000
                                                                          ------------    ------------    ------------
       Net cash flows provided by financing activities ................     14,333,486      13,141,745       1,420,698
                                                                          ------------    ------------    ------------
Net increase (decrease) in cash .......................................     10,203,774      (4,895,545)      5,178,311
Cash, at beginning of year ............................................        825,403       5,720,948         542,637
                                                                          ------------    ------------    ------------
Cash, at end of year ..................................................   $ 11,029,177    $    825,403    $  5,720,948
                                                                          ============    ============    ============
Supplementary information:
   Cash paid for interest .............................................   $  3,459,331    $  2,473,568    $  1,363,052
   Noncash activities:
   Asset additions under capital lease obligations ....................         15,882          16,936         211,371
   Assumption of note payable in connection with fund
     merger ...........................................................             --         500,000              --


                 The accompanying notes are an integral part
                    of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (DECEMBER 31, 1996, 1995 AND 1994)


1.       ORGANIZATION AND BASIS OF PRESENTATION:

         The accompanying financial statements include the combined radio station holdings of Benchmark Communications Radio Limited Partnership (BCRLP), and Benchmark Radio Acquisition Fund I Limited Partnership (BRAF I), Benchmark Radio Acquisition Fund IV Limited Partnership (BRAF IV), Benchmark Radio Acquisition Fund VII Limited Partnership (BRAF VII), and Benchmark Radio Acquisition Fund VIII Limited Partnership (BRAF VIII) (collectively, Benchmark). BCRLP is a Maryland limited partnership formed on June 1, 1991 to invest in and manage radio stations and serves as the general partner for the four funds listed above, as well as other funds not included in these combined financial statements. Benchmark serves certain radio markets in Delaware, Maryland, South Carolina, Virginia, Louisiana, Mississippi and Alabama.

         All significant intercompany accounts and transactions have been eliminated.

Benchmark Radio Acquisition Fund I Limited Partnership

         BRAF I is a Maryland limited partnership formed on May 16, 1990, and operates radio stations WDOV-AM, WDSD-FM and WSRV-FM.

Benchmark Radio Acquisition Fund IV Limited Partnership

         BRAF IV is a Maryland limited partnership formed on December 10, 1992, to operate radio stations and its 99.99999% owned subsidiary, Benchmark Radio Acquisition Fund V Limited Partnership (BRAF V) (together, the Fund IV Partnership). BRAF IV is the general partner in BRAF V and BCRLP is the limited partner. The Fund IV Partnership operates radio stations WOSC-FM, WWFG-FM, WCOS-AM/FM, WHKZ-FM, WVOC-AM, and KRMD-AM/FM.

Benchmark Radio Acquisition Fund VII Limited Partnership

         BRAF VII is a Maryland limited partnership formed on June 20, 1994, and operates WESC-AM/FM, WFNQ- FM and WJMZ-FM.

Benchmark Radio Acquisition Fund VIII Limited Partnership

         BRAF VIII is a Maryland limited partnership formed on November 15, 1994, and operates WUSQ-FM, WNTW-AM, WYYD-FM, WROV-AM/FM and WFQX-FM.

         On January 1, 1995, Benchmark Radio Acquisition Fund II Limited Partnership (BRAF II), which owned WUSQ-FM and WNTW-AM in Winchester, Virginia, and Benchmark Radio Acquisition Fund VI Limited Partnership (BRAF VI), which owned WFQX-FM in Front Royal, Virginia, were merged into BRAF VIII. The limited partners of BRAF II and BRAF VI collectively received approximately 33 units, of the total of 73 units, in BRAF VIII. The merger has been accounted for in a manner similar to a pooling of interests, whereby the net assets of the merged partnerships are recorded at their carrying amounts at the time of the merger.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

         Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

BARTER TRANSACTIONS

         Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due Benchmark are included in accounts payable and accounts receivable, respectively.

INVESTMENT IN LIMITED PARTNERSHIP

         Investment in limited partnership (representing BRAF Fund III which is not included in these combined financial statements) is accounted for using the equity method.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method based upon the estimated useful lives of the assets as follows:

                                                                    YEARS
                                                                    -----
Buildings .......................................................      39
Building improvements ...........................................   13-39
Broadcast equipment .............................................    5-25
Furniture, fixtures and equipment ...............................    5-10

         Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

INTANGIBLE ASSETS

         Intangible assets are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method based upon the estimated useful lives of the assets as follows:

                                                                  YEARS
                                                                  -----

Licenses and authorization costs ......................            25
Organization costs ....................................             5
Deferred financing costs ..............................  Life of respective loan
Noncompete agreements .................................             5
Goodwill ..............................................            25
Other .................................................            1-5

         Benchmark evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the business, as well as comparing them to their competitors. Benchmark also takes into consideration recent acquisition patterns within the broadcast industry as well as the impact of recently enacted or potential Federal Communications Commission (the FCC) rules and regulations and any other events or circumstances which might indicate potential impairment.

ADVERTISING COSTS

         Benchmark incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred or deferred and amortized over the interim periods which they benefit and totaled approximately $1.6 million, $1.6 million and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

CONCENTRATION OF CREDIT RISK

         Benchmark's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. Benchmark's management performs ongoing credit evaluations of the customers' financial condition and, generally, requires no collateral from their customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

INCOME TAXES

         Benchmark is comprised of limited partnerships which are exempt from federal and state income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements as all items of tax attributes pass through pro rata to each partner in accordance with the partnership agreements.

3.       UNCERTAINTIES AND USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the FCC to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

4.       PROPERTY AND EQUIPMENT:

         Property and equipment at December 31, 1996 and 1995 consist of the following:


                                                        1996              1995
                                                     ------------    ------------

          Land ...................................   $  1,489,647    $  1,532,116
          Tower, building and improvements .......      5,588,771       5,357,989
          Broadcast equipment ....................      9,936,338      10,087,239
          Office furniture and fixtures ..........      1,137,222       1,245,332
          Equipment under capital leases .........        321,638         293,174
          Vehicles ...............................        281,305         310,742
          Computer equipment .....................        603,496         516,604
                                                     ------------    ------------
                                                       19,358,417      19,343,196
          Less accumulated depreciation ..........     (5,636,871)     (5,187,019)
                                                     ------------    ------------
                                                     $ 13,721,546    $ 14,156,177
                                                     ============    ============


         Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $2,409,696, $2,227,478 and $1,680,039, respectively.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

5.       INTANGIBLE ASSETS:

         Intangible assets at December 31, 1996 and 1995 consist of the following:

                                                         1996             1995
                                                     ------------    ------------

          Licenses and authorization costs .......   $ 42,423,027    $ 28,335,031
          Organization costs .....................      2,801,440       2,339,639
          Deferred financing costs ...............        688,971         460,610
          Noncompete agreements ..................      4,685,668       4,785,669
          Goodwill ...............................      2,430,590       2,258,490
          Other ..................................      1,254,282       1,536,518
                                                     ------------    ------------
                                                       54,283,978      39,715,957
          Less accumulated amortization ..........    (10,495,805)     (9,511,195)
                                                     ------------    ------------
                                                     $ 43,788,173    $ 30,204,762
                                                     ============    ============

         Amortization expense for the years ended December 31, 1996, 1995 and 1994 was $2,910,562, $2,777,767 and $2,469,503, respectively.

6A.      ACQUISITIONS OF BROADCASTING PROPERTIES:

         On January 19, 1995, BRAF VIII purchased substantially all the assets of WYYD-FM for approximately $8.5 million, including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

         The acquisition is summarized as follows (in thousands):

          Assets acquired:
            Property and equipment ...............   $1,059
            Goodwill and other intangibles .......    7,441
                                                     ------
          Purchase price .........................   $8,500
                                                     ======

         On February 10, 1995, BRAF IV purchased substantially all of the assets of WVOC-AM for approximately $2.5 million including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

         The acquisition is summarized as follows (in thousands):

          Assets acquired:
            Property and equipment ...............   $1,006
            Goodwill and other intangibles .......    1,494
                                                     ------
          Purchase price .........................   $2,500
                                                     ======

         On March 1, 1995, BRAF VII purchased substantially all the assets of WESC-AM/FM for approximately $8.1 million, including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

         The acquisition is summarized as follows (in thousands):

          Assets acquired:
            Property and equipment ...............   $3,447
            Goodwill and other intangibles .......    4,653
                                                     ------
          Purchase price .........................   $8,100
                                                     ======

         On January 1, 1996, BRAF VIII purchased substantially all the assets of WROV-AM/FM for approximately $5.8 million, including acquisition costs and an agreement by the seller not to compete with the stations. The acquisition

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

         The acquisition is summarized as follows (in thousands):

          Assets acquired:
            Property and equipment ...............   $1,388
            Goodwill and other intangibles .......    4,412
                                                     ------
          Purchase price .........................   $5,800
                                                     ======

         On November 27, 1996, BRAF IV purchased substantially all the assets of KRMD-AM/FM in Shreveport, Louisiana (Shreveport) for approximately $7.5 million, including acquisition costs and an agreement by the seller not to compete with the stations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statement from the date of the acquisition.

         The acquisition is summarized as follows (in thousands):

          Assets acquired:
            Property and equipment ...............   $1,330
            Goodwill and other intangibles .......    6,170
                                                     ------
          Purchase price .........................   $7,500
                                                     ======

         On December 9, 1996, BRAF VII purchased substantially all the assets of WJMZ-FM in Greenville, South Carolina (Greenville) for approximately $7.5 million, including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of the acquisition.

         The acquisition is summarized as follows (in thousands):

          Assets acquired:
            Property and equipment ...............   $  903
            Goodwill and other intangibles .......    6,597
                                                     ------
          Purchase price .........................   $7,500
                                                     ======

         The following summarizes the unaudited combined historical and pro forma data for the years ended December 31, 1996 and 1995, as though Benchmark's acquisitions of WYYD-FM, WVOC-AM, WESC-AM/FM, WROV-AM/FM, KRMD-AM/FM and WJMZ-FM, had occurred as of January 1, 1995 (in thousands):

                                      YEAR ENDED              YEAR ENDED
                                   DECEMBER 31, 1996      DECEMBER 31, 1995
                                 ---------------------  ---------------------
                                 HISTORICAL  PRO FORMA  HISTORICAL  PRO FORMA
                                 ----------  ---------  ----------  ---------
         Net revenue .........   $ 27,255    $ 30,002    $ 23,147    $ 30,615
         Net income (loss) ...   $  6,076    $  7,334    $ (4,344    $ (3,352)

6b.      RADIO BROADCASTING DISPOSITIONS:

         During 1994, Benchmark sold substantially all of the assets of WZNY-FM and WXFQ-FM/WGUS-AM for $3,600,000 and $1,284,700, respectively, and had recorded gains of $1,316,741 and $121,076, respectively.

         In October 1996, BRAF IV sold substantially all of the assets of WLTY-FM, WTAR-AM and WKOC-FM for $14.1 million, net of closing costs of approximately $500,000. Benchmark received cash proceeds from the sale and,

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP in November 1996, acquired the assets of KRMD-AM/FM valued at $7.5 million. BRAF IV recorded a gain of $9.6 million.

7.       DEBT:

         Debt at December 31, 1996 and 1995 consists of the following:

                                                                       1996          1995
                                                                   -----------   -----------
BRAF I:
   Term note, maximum principal amount of $4,700,000;
     interest at bank's prime plus applicable
     margin ranging from 1/2% to 1 1/2%
     (9.75% at December 31, 1996 and 1995),
     due in full on December 31, 2002 ..........................   $ 4,249,986   $ 2,269,761
BRAF IV:
   Revolving line of credit, maximum principal amount
     of $13,500,000; interest at LIBOR plus 2% - 2 3/4%
     (8.2% at December 31, 1996 and 7.4% at December
     31, 1995), due in full on June 30, 1997 ...................    11,900,039    10,600,038
   Subordinated promissory note, maximum principal
     amount of $500,000; interest at 10% per annum due
     quarterly; due in full on October 23, 1996 ................            --       437,500
   Notes payable for vehicles ..................................        12,361        30,594
   Subordinated promissory note, maximum principal amount
     of $1,200,000; interest at 8.25% per annum
     due monthly; due in full in October 1996;
     personally guaranteed by the general partners
     of BCRLP ..................................................            --     1,200,000
BRAF VII:
   Bank debt; interest at 8.4% per annum due monthly;
     due in full on June 1, 1999; paid in full on
     December 9, 1996 ..........................................            --     3,325,998
   Line of credit agreement, maximum principal amount
     of $200,000; interest at bank's prime plus 2%
     (8.25% at December 31, 1995); due in full on January
     1, 1997; paid in full on December 9, 1996 .................            --        50,000
   Note payable to Fund III Acquisition Sub. (See Note 12),
     maximum principal amount of $12,600,000,
     interest due monthly at prime plus 1%
     (9.25% at December 31, 1996) due in full on
     March 9, 1998 .............................................    12,600,000            --
BRAF VIII:
   Revolving line of credit, maximum principal amount
     of $14,500,000; interest at bank's prime rate plus
     applicable margin ranging from 1/4% to 1/2%
     (8.63% at December 31, 1996 and 8.75% at
     December 31, 1995) per annum due monthly;
     due in full in December 2002 ..............................    13,198,441     8,325,000
   Subordinated promissory note, maximum principal
      amount of $500,000; interest at 8% per annum
      payable monthly; due in full on August 31, 1997 ..........       425,000       475,000
   Subordinated promissory note, maximum principal
      amount of $1,500,000; interest at bank's prime
      plus 1% (8.9% at December 31, 1996 and 9.25% at
      December 31, 1995); due in full on January 1, 2001 .......     1,500,000            --
   Notes payable for vehicles ..................................        14,134            --
BCRLP:
   Note payable, maximum principal amount of $75,000;
     interest at 7% per annum due monthly; due in full
     on demand; guaranteed jointly and severally by
     certain general and limited partners of BCRLP .............        75,000        75,000
   Note payable, maximum principal amount of $37,500
     assumed from an affiliated entity; due in full on
     demand (See Note 10) ......................................        20,000        20,000
   Revolving line of credit, maximum principal amount
     of $250,000; interest at bank's prime rate (8.25%
     at December 31, 1996 and 8.5% at December 31, 1995);
     due in full on demand .....................................        65,535       165,535
                                                                   -----------   -----------
                                                                    44,060,496    26,974,426
     Less: Current portion .....................................    14,219,155    12,846,733
                                                                   -----------   -----------
                                                                   $29,841,341   $14,127,693
                                                                   ===========   ===========

         Borrowings were primarily used to finance the acquisition of additional stations and are collateralized by substantially all of Benchmark's assets.

         The various agreements impose restrictive covenants on Benchmark with respect to, among other things, the maintenance of certain financial ratios and limits on capital expenditures, new indebtedness, investments and disposition of assets. Benchmark was in compliance with all such financial covenants or had obtained waivers for any items of noncompliance as of December 31, 1996.

         At December 31, 1996 the aggregate amounts of debt due during the next five years are as follows:

          1997 ...................................   $14,219,155
          1998 ...................................    14,767,925
          1999 ...................................     2,766,704
          2000 ...................................     3,217,662
          2001 ...................................     5,421,900
          2002 and thereafter ....................     3,667,150
                                                     -----------
                                                     $44,060,496
                                                     ===========

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

8.       LEASES AND OTHER COMMITMENTS:

         Effective May 22, 1992, BRAF I entered into a participation agreement with the General Manager of WDSD-FM, WDOV-AM and WSRV-FM which provides for the General Manager to receive a portion (based upon certain vesting criteria) of the "Net Sales Proceeds," as defined, in the event that the stations are sold or a percentage of adjusted cash flow (as defined in the agreement) in the event that the General Manager ceases to be employed by BRAF I. At December 31, 1996, Benchmark had recorded an expense of $140,000 related to this participation agreement due to the agreement dated December 9, 1996 to sell the stations. See Note 12.

         Benchmark leases certain transmitting tower facilities, vehicles, and office space under various operating leases.

         Future minimum lease payments (which reflect leases having noncancelable lease terms in excess of one year) are as follows for the year ended December 31:

                                                                       CAPITAL      OPERATING
                                                                       LEASES         LEASES
                                                                     ----------    ----------
          1997 ...................................................   $  100,821    $  346,575
          1998 ...................................................       69,316       276,964
          1999 ...................................................       10,156       204,000
          2000 ...................................................        7,090       155,212
          2001 ...................................................           --        53,195
          Thereafter .............................................           --        97,171
                                                                     ----------    ----------
                Total ............................................      187,383    $1,133,117
                                                                                   ==========
          Less amount representing interest ......................      (29,579)
                                                                     ----------
          Present value of minimum lease payments ................      157,804
          Less current portion ...................................      (78,984)
                                                                     ----------
          Obligations under capital leases, net of
            current portion ......................................   $   78,820
                                                                     ==========

         Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994 was approximately $365,000, $414,000 and $366,000, respectively.

9.       PROFIT SHARING PLAN:

         The employees of Benchmark are included in a 401(k) profit sharing plan (the "Plan"). All full-time employees of Benchmark who have attained the age of 21 years are eligible for participation in the Plan after one year and one thousand hours of service. The Plan allows the employees to defer up to 16% of their compensation through a salary reduction arrangement. Benchmark makes a matching contribution equal to 25% of the employees' salary reduction. In addition, Benchmark may make a discretionary contribution to the Plan. Participation in the Plan is subject to a five year vesting schedule. During the years ended December 31, 1996, 1995 and 1994, Benchmark's combined expense related to the Plan was approximately $85,900, $70,700 and $40,300, respectively.

10.      RELATED PARTY TRANSACTIONS:

         The various entities defined in Note 1 are involved in certain transactions with each other related to sharing of services and purchasing. These transactions are settled on a current basis through adjustments to partners' equity accounts.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

         In February 1996, BRAF VII borrowed $1,500,000 from a limited partner to finance the escrow deposit for the acquisition of WJMZ-FM (Greenville). The note was paid in full on December 9, 1996. In connection with such debt, interest expense of $287,436 was recorded for the year ended December 31, 1996.

         As of July 1, 1992, BCRLP assumed $37,500 of a note payable to limited partners in Benchmark made by an affiliated entity. Interest expense related to this note was immaterial for the years ended December 31, 1996, 1995 and 1994, respectively.

11.      LITIGATION:

         Benchmark is the plaintiff or the defendant in several legal actions, the probable outcomes of which are not considered material, either individually or in the aggregate.

12.      PENDING SALE OF BENCHMARK AND OTHER TRANSACTIONS (UNAUDITED):

         On December 9, 1996, Benchmark agreed to be acquired by Capstar Broadcasting Partners, Inc. (the Company), a Delaware corporation, through an acquisition affiliate, Fund III Acquisition Sub. The sale is subject to regulatory approval. The purchase price is estimated to be approximately $173.4 million and is subject to adjustment. No adjustments have been made to the combined financial statements to reflect the pending sale, except as described in Note 8 relating to the participation agreement.

         Benchmark and certain other related entities (BRAF IX, BRAF X and BRAF
XI) under common control of the Benchmark General Partners also have agreed to acquire two radio stations in the Montgomery, Alabama market (the "Benchmark Montgomery Acquisition") for an aggregate cash price of approximately $17.0 to $18.0 million and Fund IV has agreed to acquire substantially all of the assets of WSCQ-FM in the Columbia, South Carolina market (the "Benchmark Columbia Acquisition") for an aggregate cash price of approximately $4.1 million.

         In May 1996, BRAF IX entered into an agreement to acquire substantially all the assets and certain liabilities of WFMX-FM and WSIC-AM in Statesville, North Carolina (Statesville) for an aggregate cash price of approximately $9.6 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was completed in January 1997.

         In September, 1996, BRAF X entered into an agreement to acquire substantially all the assets and certain liabilities of WJMI-FM, WKXI-AM/FM and WOAD-FM in Jackson, Mississippi (Jackson) for an aggregate cash price of approximately $15.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations.
The acquisition was completed in December 1996.

         As part of the acquisition of Benchmark by the Company and Fund III Acquisition Sub, BRAF VII, (along with certain other partnerships not included in these combined financial statements, specifically referred to as BRAF IX, BRAF X and BRAF XI) entered into separate senior credit agreements with Fund III Acquisition Sub. Under these agreements, BRAF VII, BRAF IX, BRAF X and BRAF XI can collectively borrow up to approximately $60.0 million. Approximately $60.0 million has been loaned to BRAF VII , BRAF IX and BRAF X, net of expenses, of which approximately $12.6 million as of December 31, 1996 has been loaned to BRAF VII, to consummate the acquisition of substantially all of the assets of WJMZ-FM (Greenville) and to refinance debt, and, during January 1997, the remainder has been borrowed by BRAF IX, BRAF X, and BRAF XI to consummate the acquisitions of Statesville, Jackson, and Montgomery and for working capital purposes.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Capstar Broadcasting Partners, Inc.:

         We have audited the accompanying balance sheet of Midcontinent Broadcasting Co. of Wisconsin, Inc. (the "Company") as of December 31, 1996, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midcontinent Broadcasting Co. of Wisconsin, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 3, 1997

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets:
    Cash ............................................................................   $   78,996
    Accounts receivable, net of $34,143 allowance for doubtful accounts .............      718,133
    Prepaid expenses and other assets ...............................................       17,088
                                                                                        ----------
       Total current assets .........................................................      814,217

Property and equipment, net .........................................................      686,433
Intangible assets, net ..............................................................    3,031,048
Other ...............................................................................      101,085
                                                                                        ----------
       Total assets .................................................................   $4,632,783
                                                                                        ==========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
    Accounts payable ................................................................   $   25,226
    Accounts payable, related party .................................................        7,083
    Accrued expenses ................................................................      119,274
                                                                                        ----------
       Total current liabilities ....................................................      151,583

Due to Parent .......................................................................    1,369,004
Stockholder's equity:
    Common stock, no par value, 2,500 shares authorized, 2,000 shares issued and
       outstanding ..................................................................      200,000
    Retained earnings ...............................................................    2,912,196
                                                                                        ----------
       Total stockholder's equity ...................................................    3,112,196
                                                                                        ----------
       Total liabilities and stockholder's equity ...................................   $4,632,783
                                                                                        ==========



   The accompanying notes are an integral part of these financial statements.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Broadcasting revenue:
    Gross revenue ..........................................   $3,876,324
    Less agency commissions ................................      430,031
                                                               ----------
       Net broadcasting revenue ............................    3,446,293

Operating expenses:
    Programming, technical and news ........................      988,406
    Sales, advertising and promotion .......................    1,221,541
    General and administrative .............................      345,283
    Depreciation and amortization ..........................      405,091
                                                               ----------
                                                                2,960,321
                                                               ----------
       Operating income ....................................      485,972

Other income:
    Rental income ..........................................       47,207
    Other ..................................................       21,952
                                                               ----------
                                                                   69,159
                                                               ----------

       Income before income taxes ..........................      555,131

Provision for income taxes .................................      188,745
                                                               ----------
       Net income ..........................................      366,386

Retained earnings:
    Beginning of year ......................................    2,545,810
                                                               ----------
    End of year ............................................   $2,912,196
                                                               ==========



   The accompanying notes are an integral part of these financial statements.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Cash flows from operating activities:
    Net income ..................................................   $ 366,386
    Adjustments to reconcile net income to net cash provided
      by operating activities:
       Depreciation and amortization ............................     405,091
       Changes in operating assets and liabilities:
         Accounts receivable ....................................    (240,785)
         Prepaid expenses and other assets ......................      17,838
         Accounts payable .......................................     (56,069)
         Accrued expenses .......................................     (72,929)
                                                                    ---------
           Net cash provided by operating activities ............     419,532
                                                                    ---------
Cash flows from investing activities:
    Purchases of property and equipment .........................     (66,893)
    Madison Radio Group related costs ...........................    (101,085)
    Other .......................................................     (15,182)
                                                                    ---------
           Net cash used in investing activities ................    (183,160)
                                                                    ---------
Cash flows from financing activities:
    Due to Parent ...............................................    (251,932)
                                                                    ---------
         Net cash used in financing activities ..................    (251,932)
                                                                    ---------
         Net decrease in cash ...................................     (15,560)
Cash, beginning of year .........................................      94,556
                                                                    ---------
Cash, end of year ...............................................   $  78,996
                                                                    =========



   The accompanying notes are an integral part of these financial statements.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         a. Organization and Basis of Presentation: Midcontinent Broadcasting Co. of Wisconsin, Inc. (the "Company") is a wholly-owned subsidiary of Midcontinent Broadcasting Co., which in turn is wholly-owned by Midcontinent Media, Inc. (the "Parent"). The Company owns and operates radio stations WZEE-FM, WTSO-AM and WMLI-FM (the "Stations") serving the Madison, Wisconsin area.

         The Company's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

         On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

         b. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets as follows: buildings and improvements 5-39 years, tower and antennae 3-15 years, equipment 5-15 years, and other 3-10 years. Expenditures for repairs are expensed while major additions are capitalized. Upon sale or disposal, the asset cost and accumulated depreciation are removed and any gain or loss is recognized in earnings.

         c. Intangible Assets: Intangible assets are stated at cost and amortized on a straight-line basis over their estimated useful lives, as follows:

         FCC broadcast licenses -- 15 years. Accumulated amortization as of December 31, 1996 was $190,903.

         Goodwill -- Goodwill acquired prior to November 1, 1970 ($374,223) is not being amortized. Goodwill arising from acquisitions subsequent to November 1, 1970 is being amortized over 40 years. Accumulated amortization as of December 31, 1996 was $88,098.

         Other -- Five years. Accumulated amortization at December 31, 1996 was $7,048.

         On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Company's undiscounted anticipated future cash flows.

         d. Barter Transactions: The Company exchanges advertising airtime for goods and services, as is customary in the broadcast industry. In accordance with Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters", revenue is recognized as the advertising is broadcast at the estimated fair market value of goods or services received or to be received. The value of the goods and services received in barter transactions is charged to expense when received or used. Barter revenues and expenses were approximately $45,000 and $53,000, respectively, for 1996.

         e. Revenue Recognition: Revenue from the sale of air-time is recognized at the time the related program or advertisement is broadcast.

         f. Concentration of Risk: The Stations operate within the Madison, Wisconsin geographic area. They extend credit to their various customers in the form of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

         g. Income Taxes: The Company files a consolidated federal income tax return with the Parent, which provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109,

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

"Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes. The consolidated provision for income taxes is allocated among the members of the consolidated group based upon each member's pre-tax earnings compared to the consolidated pre-tax earnings. The liability for income taxes is included in Due to Parent in the accompanying balance sheet. At December 31, 1996, there was no provision for deferred income taxes, as temporary differences between tax and financial reporting bases of assets and liabilities are immaterial.

2.       PROPERTY AND EQUIPMENT:

         Property and equipment consisted of the following at December 31, 1996:

          Land .....................................   $   27,013
          Buildings and improvements ...............      520,077
          Tower and antennae .......................      567,569
          Equipment ................................    1,249,975
          Other ....................................       66,262
                                                       ----------
                                                        2,430,896
          Less accumulated depreciation ............    1,744,463
                                                       ----------
                                                       $  686,433
                                                       ==========

         Depreciation expense was $211,319 in 1996

3.       INTANGIBLE ASSETS:

         Intangible assets consisted of the following at December 31, 1996:

          FCC broadcast licenses ...................   $2,749,000
          Goodwill .................................      532,523
          Other intangibles ........................       35,574
                                                       ----------
                                                        3,317,097
          Less accumulated amortization ............      286,049
                                                       ----------
                                                       $3,031,048
                                                       ==========

4.       ACCRUED EXPENSES:

         Accrued expenses consisted of the following at December 31, 1996:

          Salaries, wages and benefits .............   $ 45,149
          Property taxes ...........................     38,367
          Music license fees .......................     11,478
          Professional fees ........................      9,300
          Other ....................................     14,980
                                                       --------
                                                       $119,274
                                                       ========

5.       INCOME TAXES:

         The provision for income taxes for 1996 consists of the following:

          Currently payable
            Federal ................................   $144,190
            State ..................................     44,555
                                                       --------
                                                       $188,745
                                                       ========

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

         The following reconciles the statutory federal income tax rate with the effective income tax rate:

         Statutory federal income tax rate ............................   34.0%
         State income tax, net ........................................    5.3
         Effect of tax sharing arrangement among consolidated group ...   (5.3)
                                                                          ----
         Effective income tax rate ....................................   34.0%
                                                                          ====

6.       EMPLOYEE BENEFIT PLAN:

         The Company, along with other affiliated companies, participates in a profit sharing plan for substantially all full-time employees who have at least one year of service and have attained age 21. Company contributions, which are based on a percentage of the compensation paid to eligible employees, approximated $32,000 for 1996.

         The Company is not obligated to provide any postretirement medical and life insurance benefits or any other postretirement benefits to employees.

7.       SUBSEQUENT EVENT:

         On January 2, 1997, the Company exchanged its broadcasting and real estate assets of stations WZEE-FM, WMLI-FM and WTSO-AM and $400,000 cash for a 50% partnership interest in Madison Radio Group (a general partnership). Simultaneously, Point Communications Limited Partnership ("Point"), a company that also owns and operates radio stations serving the Madison, Wisconsin area, exchanged its broadcasting and real estate assets of stations WMAD-FM, WIBA-FM and WIBA-AM and $400,000 cash, subject to its long-term debt, for the remaining 50% partnership interest in Madison Radio Group, and $3,500,000 cash (which was financed by Madison Radio Group borrowings). During 1996, the Company incurred $101,085 of costs directly related to its investment in Madison Radio Group, which are included in other assets on the accompanying balance sheet.

         In February 1997, Madison Radio Group entered into an agreement to sell substantially all the assets of its stations to Capstar Broadcasting Partners, Inc., a radio investment group. The closing of this transaction, which is subject to various conditions and approvals as defined in the agreement, is expected to occur in the fourth quarter of 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of
Point Communications Limited Partnership:

         We have audited the accompanying balance sheet of Point Communications Limited Partnership (the "Partnership") as of December 31, 1996, and the related statement of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point
Communications Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
February 3, 1997

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets:
    Cash and cash equivalents ...............................................   $   260,670
    Certificate of deposit ..................................................        93,441
    Accounts receivable, net of $65,000 allowance for doubtful accounts .....     1,309,154
    Accounts receivable, related party ......................................        59,320
    Prepaid expenses ........................................................        43,064
                                                                                -----------
       Total current assets .................................................     1,765,649
Property and equipment, net .................................................     2,339,617
Intangible assets, net ......................................................    10,060,913
Other .......................................................................       103,097
                                                                                -----------
       Total assets .........................................................   $14,269,276
                                                                                ===========

                        LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
    Current portion of long-term debt .......................................   $   912,500
    Accounts payable ........................................................       204,645
    Accounts payable, related party .........................................        15,765
    Accrued expenses ........................................................       135,156
    Trade payable, net ......................................................        25,311
                                                                                -----------
       Total current liabilities ............................................     1,293,377
Long-term debt ..............................................................     8,625,000
Partners' equity ............................................................     4,350,899
                                                                                -----------
       Total liabilities and partners' equity ...............................   $14,269,276
                                                                                ===========


  The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Broadcasting revenue:
    Gross revenue ................................   $ 6,235,475
    Less agency commissions ......................       634,833
                                                     -----------
       Net broadcasting revenue ..................     5,600,642
Operating expenses:
    Sales and promotion ..........................     1,276,030
    Programming, engineering and news ............     1,467,136
    General and administrative ...................       685,926
    Depreciation and amortization ................     1,538,196
    Management fees and other expenses ...........       178,749
                                                     -----------
                                                       5,146,037
                                                     -----------
       Operating income ..........................       454,605

Other income (expense):
    Interest expense .............................    (1,071,241)
    Interest income ..............................         7,916
                                                     -----------
                                                      (1,063,325)
                                                     -----------
       Net loss ..................................   $  (608,720)
                                                     ===========


  The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                             GENERAL       LIMITED
                                             PARTNER       PARTNERS        TOTAL
                                          -----------    -----------    -----------
Partners' equity, January 1, 1996 .....   $    50,484    $ 4,909,135    $ 4,959,619
Net loss for 1996 .....................        (6,195)      (602,525)      (608,720)
                                          -----------    -----------    -----------
Partners' equity, December 31, 1996 ...   $    44,289    $ 4,306,610    $ 4,350,899
                                          ===========    ===========    ===========


  The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
    Net loss ....................................................   $  (608,720)
    Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation and amortization ............................     1,538,196
       Changes in operating assets and liabilities:
         Accounts receivable ....................................      (293,368)
         Prepaid expenses .......................................         3,648
         Accounts payable and accrued expenses ..................        90,615
         Trade payable, net .....................................        19,584
                                                                    -----------
           Net cash provided by operating activities ............       749,955
                                                                    -----------

Cash flows from investing activities:
    Madison Radio Group related costs ...........................      (103,097)
    Advances to related party ...................................       (32,082)
    Purchases of property and equipment .........................       (80,058)
    Other .......................................................        (5,510)
                                                                    -----------
         Net cash used in investing activities ..................      (220,747)
                                                                    -----------

Cash flows from financing activities:
    Principal payments on term loan .............................      (462,500)
                                                                    -----------
         Net cash used in financing activities ..................      (462,500)
                                                                    -----------
         Net increase in cash and cash equivalents ..............        66,708
Cash and cash equivalents, beginning of year ....................       193,962
                                                                    -----------
Cash and cash equivalents, end of year ..........................   $   260,670
                                                                    ===========
Supplemental disclosure of cash flow information:
    Cash paid for interest ......................................   $   985,801
                                                                    ===========



  The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         A. ORGANIZATION AND BASIS OF PRESENTATION: Point Communications Limited Partnership (the "Partnership") was formed to acquire, own and operate radio stations WIBA-AM, WIBA-FM, WMAD-AM and WMAD-FM (the "Stations") servicing the Madison, Wisconsin area. The general partner of Point Communications L.P. is a corporation wholly-owned by the president of the radio stations. Included in management fees and other expenses in the Statement of Operations are management fees paid to the general partner and other costs related to the general partner's activities.

         The Partnership's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

         On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

         B. CASH EQUIVALENTS: For purposes of the Statement of Cash Flows, the Partnership considers all highly liquid, short-term investments purchased with original maturities of three months or less to be cash equivalents.

         C. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows: buildings and improvements 15-39 years, tower and antennae 5-15 years, equipment 5-7 years, and other 3-5 years. Expenditures for repairs are expensed while major additions are capitalized. Upon sale or disposal, the asset cost and accumulated depreciation are removed and any gain or loss is recognized in earnings.

         D. INTANGIBLE ASSETS: Intangible assets are stated at cost and amortized on a straight-line basis over their estimated useful lives, as follows:

         FCC broadcast licenses -- 15 years. Accumulated amortization as of December 31, 1996 was $848,533.

         Other intangibles -- 15 years. Accumulated amortization as of December 31, 1996 was $82,089.

         Goodwill -- 15 years. Accumulated amortization as of December 31, 1996 was $25,721.

         Deferred financing costs -- loan term. Accumulated amortization as of December 31, 1996 was $67,933.

         Organization cost -- 5 years. Accumulated amortization as of December 31, 1996 was $26,033.

         On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Partnership's undiscounted anticipated future cash flows.

         E. BARTER TRANSACTIONS: The Partnership exchanges advertising airtime for goods and services, as is customary in the broadcast industry. In accordance with Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters", revenue is recognized as the advertising is broadcast at the estimated fair market value of goods or services received or to be received. The value of the goods and services received in barter transactions is charged to expense when received or used. Barter revenues and expenses approximated $214,000 for 1996.

         F. REVENUE RECOGNITION: Revenue from the sale of air-time is recognized at the time the related program or advertisement is broadcast.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

         G. CONCENTRATION OF RISK: The Stations operate within the Madison, Wisconsin geographic area. They extend credit to their various customers in the form of accounts receivable. The Partnership performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

         H. ALLOCATIONS AND DISTRIBUTIONS: The profits and losses of the Partnership are being allocated among the partners, and cash flow from operations or cash from capital transactions, if any, will be distributed to the partners in accordance with the terms of the partnership agreement.

         I. INCOME TAXES: No provision for federal or state income taxes has been provided as the partners report their pro rata share of the partnership profits or losses on their individual tax returns.

2.       PROPERTY AND EQUIPMENT:

         Property and equipment consisted of the following at December 31, 1996:

          Land and improvements ....................   $  283,200
          Buildings ................................      725,720
          Tower and antennae .......................      986,770
          Equipment ................................      703,640
          Other ....................................      148,983
                                                       ----------
                                                        2,848,313
          Less accumulated depreciation ............      508,696
                                                       ----------
                                                       $2,339,617
                                                       ==========

         Depreciation expense was $383,010 in 1996.

3.       INTANGIBLE ASSETS:

         Intangible assets consisted of the following at December 31, 1996:

          FCC broadcast licenses ...................   $ 9,546,000
          Other intangibles ........................       911,544
          Goodwill .................................       301,306
          Deferred financing costs .................       254,749
          Organization costs .......................        97,623
                                                       -----------
                                                        11,111,222
          Less accumulated amortization ............     1,050,309
                                                       -----------
                                                       $10,060,913
                                                       ===========

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

4.       LONG-TERM DEBT:

          Long-term debt consisted of the following at December 31, 1996:

          Term loan payable in quarterly installments of
            $212,500 to $400,000, with a balloon payment of
            remaining balance due August 1, 2000, bearing
            interest at the bank's reference rate plus
            2.5% (reference rate was 8.25% at December 31, 1996) ...  $9,537,500
          Less current portion .....................................     912,500
                                                                      ----------
                                                                      $8,625,000
                                                                      ==========

         The term loan is subject to certain restrictive financial covenants, including the maintenance of minimum broadcast operating cash flow amounts, and limitations on additional indebtedness, capital expenditures, lease agreements, investments and distributions to partners.

         The term loan is collateralized by substantially all assets of the Partnership.

         The carrying amount reported for long-term debt approximates fair value since the underlying instrument bears interest at a variable rate that reprices frequently.

         The aggregate scheduled maturities of debt in subsequent years is as follows:

           1997..................................................... $   912,500
           1998.....................................................   1,125,000
           1999.....................................................   2,100,000
           2000.....................................................   5,400,000
                                                                     -----------
                                                                     $ 9,537,500
                                                                     ===========

5.       OPERATING LEASES:

         The Partnership leases vehicles, office equipment, office space and a tower site under operating leases with future minimum rental payments as follows:

          1997 ....................................................   $ 87,004
          1998 ....................................................     67,512
          1999 ....................................................     67,512
          2000 ....................................................     67,512
          2001 ....................................................     38,705
          Thereafter ..............................................    331,000
                                                                      --------
                                                                      $659,245
                                                                      ========

         Rental expense charged to operations was $84,382 for 1996.

6.       LETTER OF CREDIT:

         At December 31, 1996, the Partnership had a letter of credit outstanding for $90,000. The letter of credit can be drawn upon if the Partnership fails to make payments due under the terms and conditions of a network agreement which expires in May 1997. The Partnership has pledged a certificate of deposit as collateral for the letter of credit.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

7.       SUBSEQUENT EVENTS:

         On January 2, 1997, the Partnership exchanged its broadcasting and real estate assets of stations WMAD-FM, WIBA-FM and WIBA-AM and $400,000 cash, subject to its long-term debt, for a 50% partnership interest in Madison Radio Group (a general partnership), and $3,500,000 cash (which was financed by Madison Radio Group borrowings). Simultaneously, Midcontinent Broadcasting Co. of Wisconsin, Inc. ("Midcontinent"), a company that also owns and operates radio stations serving the Madison, Wisconsin area, exchanged its broadcasting and real estate assets of stations WZEE-FM, WMLI-FM and WTSO-AM and $400,000 cash for the remaining 50% partnership interest in Madison Radio Group. During 1996, the Partnership incurred $103,097 of costs directly related to its investment in Madison Radio Group, which are included in other assets on the accompanying balance sheet. Also, on January 2, 1997, the Partnership contributed the assets of its WMAD-AM station with a net book value of approximately $230,000 to an educational institution and received $85,000 cash.

         On February 4, 1997, Madison Radio Group entered into an agreement to sell substantially all the assets of its stations to Capstar Broadcasting Partners, Inc., a radio investment group. The closing of the transaction, which is subject to various conditions and approvals as defined in the agreement, is expected to occur in the fourth quarter of 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners
Community Pacific Broadcasting Company L.P.:

         We have audited the accompanying balance sheet of Community Pacific Broadcasting Company L.P. (the "Partnership") as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Pacific Broadcasting Company L.P. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


San Jose, California
February 13, 1997

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets:
    Cash .....................................................................   $    38,532
    Accounts receivable, net of allowance for doubtful accounts of $70,525 ...     1,708,213
    Prepaid expenses and other current assets ................................        97,239
                                                                                 -----------
       Total current assets ..................................................     1,843,984
Property and equipment, net ..................................................     3,843,508
Intangible assets, net .......................................................    12,817,337
Other assets .................................................................       125,453
                                                                                 -----------
       Total assets ..........................................................   $18,630,282
                                                                                 ===========

                        LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
    Accounts payable .........................................................   $   237,996
    Accrued liabilities ......................................................       483,065
    Current portion of long-term debt ........................................     1,175,125
                                                                                 -----------
       Total current liabilities .............................................     1,896,186
Long-term debt, net of current portion .......................................     8,696,875
                                                                                 -----------
       Total liabilities .....................................................    10,593,061
                                                                                 -----------
Commitments (Note 9)
Partners' equity .............................................................     8,037,221
                                                                                 -----------
       Total liabilities and partners' equity ................................   $18,630,282
                                                                                 ===========


  The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue:
    Broadcasting revenue ........................................   $ 12,318,547
    Less agency commissions .....................................      1,119,613
                                                                    ------------
       Net revenue ..............................................     11,198,934
                                                                    ------------
Station operating expenses:
    Programming and technical expense ...........................      3,935,571
    Selling and promotion expense ...............................      2,981,563
    General and administrative expense ..........................      1,998,698
                                                                    ------------
       Total station operating expense ..........................      8,915,832
                                                                    ------------
       Station operating income .................................      2,283,102
Corporate expenses ..............................................        760,150
                                                                    ------------
       Operating income before depreciation and amortization ....      1,522,952
Depreciation and amortization ...................................      1,416,077
                                                                    ------------
       Operating income .........................................        106,875
Other expense, net ..............................................         (8,438)
Loss on disposal of assets ......................................        (10,611)
Interest expense ................................................       (933,315)
                                                                    ------------
       Net loss .................................................   $   (845,489)
                                                                    ============


  The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                  TOTAL
                                                  GENERAL        LIMITED        PARTNERS'
                                                  PARTNER       PARTNERS          TOTAL
                                                -----------    -----------    -----------
Balances as of January 1, 1996 ..............   $   272,872    $ 7,583,322    $ 7,856,194
   Capital contributions from partners ......        20,000      3,058,916      3,078,916
   Capital distributions to partners ........          (800)    (2,051,600)    (2,052,400)
   Net loss .................................      (176,474)      (669,015)      (845,489)
                                                -----------    -----------    -----------
Balances as of December 31, 1996 ............   $   115,598    $ 7,921,623    $ 8,037,221
                                                ===========    ===========    ===========


  The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Cash flows from operating activities:
    Net loss ....................................................   $  (845,489)
    Adjustments to reconcile net loss to net cash provided by
      operating activities:
       Depreciation and amortization ............................     1,416,077
       Loss on sale of fixed assets .............................        10,611
       Changes in operating assets and liabilities:
         Accounts receivable, net ...............................       116,834
         Prepaid expenses and other current assets ..............        41,643
         Accounts payable .......................................      (345,207)
         Accrued liabilities ....................................      (108,490)
                                                                    -----------
           Net cash provided by operating activities ............       285,979
                                                                    -----------
Cash flows from investing activities:
    Purchase of property and equipment, net of acquisition ......      (408,731)
    Proceeds from sale of fixed assets ..........................         3,500
    Intangible assets, net of acquisition .......................      (103,635)
    Increase in other assets ....................................       (17,919)
    Cash used in acquisition ....................................      (450,000)
                                                                    -----------
       Net cash used in investing activities ....................      (976,785)
                                                                    -----------
Cash flows from financing activities:
    Proceeds from notes payable .................................     1,408,000
    Repayment of notes payable ..................................    (1,650,000)
    Capital contributions from partners .........................     3,092,954
    Capital distributions to partners ...........................    (2,209,658)
                                                                    -----------
       Net cash provided by financing activities ................       641,296
                                                                    -----------
Net decrease in cash ............................................       (49,510)
Cash, beginning of year .........................................        88,042
                                                                    -----------
Cash, end of year ...............................................   $    38,532
                                                                    ===========
Supplemental disclosure of cash flow information:
    Interest paid ...............................................   $   991,233
                                                                    ===========
Supplemental disclosure of noncash activities:
    Revenue related to barter transactions ......................   $ 2,171,006
                                                                    ===========
    Advances from partners converted into equity ................   $   427,046
                                                                    ===========


  The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

1.       ORGANIZATION:

         Community Pacific Broadcasting Company L.P. (the Partnership), a Delaware limited partnership, was formed April 1, 1992 and operates AM and FM radio broadcasting stations in the following communities as of December 31, 1996:

         o         Modesto, California -- KFIV-AM, KJSN-FM, KVFX-FM and KJAX-AM

         o         Anchorage, Alaska -- KASH-AM, KASH-FM, KENI-AM and KBFX-FM

         o         Des Moines, Iowa -- KGGO-FM, KDMI-AM, and KHKI-FM

2.       USE OF ESTIMATES AND UNCERTAINTIES:

         The Partnership's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

         On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Property and Equipment

         Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets as follows:

           Tower and antennae .......................    7-20 years
           Broadcast equipment ......................    7 to 10 years
           Building .................................    30 years
           Furniture and fixtures ...................    7 to 10 years
           Automobiles ..............................    3-5 years
           Leasehold improvements ...................    Shorter of the life of the asset or the lease

         When items are retired or sold, the cost and accumulated depreciation are removed and any gain or loss is included in income.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


         Intangible Assets:

         Intangible assets are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method based upon the estimated useful lives of the assets as follows:

                                                                    YEARS
                                                                  ---------
          FCC licenses and goodwill ..........................       20
          Organization costs .................................        5
          Noncompetition agreements ..........................        5
          Other ..............................................       2-5

         On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Company's undiscounted anticipated future cash flows.

         Revenue:

         Revenue is recognized when advertisements are broadcast.

         Barter Transactions:

         The Partnership trades or barters commercial air time for syndicated radio shows and for goods and services used for promotional, sales and other business activities. These exchanges are recorded at the fair market value of the radio shows or the goods or services received or the value of the advertising time provided, whichever is more clearly determinable. Revenue from barter transactions is recognized as income when advertisements are broadcast, and radio shows are charged to expense when broadcast, and goods or services are charged to expense or capitalized when used or received. Barter revenue totaled $2,171,006 for the year ended December 31, 1996.

         Advertising Costs:

         The Partnership incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1,007,626 for the year ended December 31, 1996.

         Concentration of Credit Risk:

         The Partnership's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Partnership's management perform ongoing credit evaluations of the customers' financial condition and, generally, require no collateral from their customers. The Partnership maintains an allowance for doubtful accounts and past credit losses have been within management's expectations.

         Income Taxes:

         No provision has been made for income taxes since the Partnership is not a taxable entity. Partners report their share of the Partnership's income on their respective tax returns.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


4.       PROPERTY AND EQUIPMENT:

         At December 31, 1996, property and equipment consist of the following:

          Land and improvements ....................   $  131,130
          Buildings ................................      400,603
          Tower and antenna systems ................      952,025
          Broadcast and transmitter equipment ......    2,644,931
          Furniture and fixtures ...................      878,730
          Leasehold improvements ...................       93,038
                                                       ----------
                                                        5,100,457
          Less accumulated depreciation ............    1,256,949
                                                       ----------
                                                       $3,843,508
                                                       ==========

         Depreciation expense was $473,380 in 1996.

5.       INTANGIBLE ASSETS:

         At December 31, 1996, intangible assets consist of the following:

          FCC licenses and goodwill ................   $15,451,996
          Organization costs .......................       103,511
          Noncompetition agreements ................       117,500
          Other ....................................        26,100
                                                       -----------
                                                        15,699,107
          Less accumulated amortization ............     2,881,770
                                                       -----------
                                                       $12,817,337
                                                       ===========

         Amortization expense was $942,697 in 1996.

6.       LONG-TERM DEBT:

         In January 1995, the Partnership entered into a variable rate loan agreement with a bank whereby the Partnership could borrow up to $11,500,000. Borrowings under this agreement bear interest at a rate based on the London Interbank Offered Rate (LIBOR) or the bank's prime rate plus the applicable margin, which ranges from 1.50% to 2.75% for LIBOR and prime depending on ratios of debt to operating cash flow. The interest rate is approximately 8.75% as of December 31, 1996 and $9,872,000 is outstanding under this agreement. The Partnership pays a commitment fee of 0.5% per annum on the unused portion of the loan commitment and paid a onetime facility fee of $115,000 in January 1995, which is being amortized over the term of the loan agreement.

         The credit facility agreement contains certain financial and operational covenants and other restrictions with which the Partnership must comply, which include limitations on incurrence of additional indebtedness, partner distributions and redemptions.

         Borrowings under this agreement are collateralized by substantially all assets of the Partnership.

         The carrying amount reported for long-term debt approximates fair value since the underlying instrument bears interest at a variable rate that reprices frequently.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


         Total annual maturities of long-term debt, excluding mandatory prepayments, are as follows:

          1997 .....................................   $1,175,125
          1998 .....................................    1,653,125
          1999 .....................................    1,725,000
          2000 .....................................    2,156,250
          2001 .....................................    2,515,625
          Thereafter ...............................      646,875
                                                       ----------
                                                       $9,872,000
                                                       ==========

7.       PARTNERS' EQUITY:

         Under the amended and restated agreement of limited partnership dated December 1, 1995, the general partner is authorized to manage the activities of the Partnership. No management fee is to be paid, although the general partner is reimbursed for expenses incurred. Extraordinary actions, as defined, require the approval of the holders of a majority of the voting partner units (general partner plus Classes B and C limited partner units).

         Losses and profits are allocated among the partners in accordance with the partnership agreement.

         For tax purposes, any gain, loss, income or deductions with respect to property contributed to the Partnership are subject to the special allocation rules of Section 704 of the Internal Revenue Code.

         In December 1995, the Partnership issued warrants to purchase 76,868 units of Class C stock at $0.75 per unit. In July 1996, the Partnership issued warrants to purchase 11,647 units of Class C stock at $0.825 per unit. The warrants expire five years after the date of issuance.

8.       EMPLOYEE BENEFIT PLAN:

         The Company maintains a salary deferral 401(k) Plan (the Plan) that allows eligible employees, at their discretion, to make pretax contributions to the Plan. The Partnership may make discretionary contributions to the Plan. No amounts have been accrued or paid for such discretionary contributions in respect of the year ended December 31, 1996.

9.       COMMITMENTS:

         The Partnership rents certain facilities and equipment under noncancelable operating leases. Minimum annual payments under these leases as of December 31, 1996 are as follows:

          1997 .....................................   $  323,670
          1998 .....................................      269,566
          1999 .....................................      245,175
          2000 .....................................      204,547
          2001 .....................................      151,938
          Thereafter ...............................      220,388
                                                       ----------
              Total ................................   $1,415,284
                                                       ==========

         Rent expense was approximately $362,685 for the year ended December 31, 1996.

         The Partnership has entered into several royalty agreements in order to broadcast music. Most of these contracts require payments based upon related advertising revenue.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


10.      ACQUISITION:

         In April 1996, the Partnership acquired substantially all the assets of KJAX-AM in Stockton, California, for $450,000 plus acquisition costs of $64,757. The purchase price has been allocated $100,000 to property and equipment, $325,000 to FCC licenses and goodwill and $25,000 to other intangibles.

         The acquisition has been accounted for as an asset purchase. The purchase price has been allocated to the assets acquired based on their estimated fair market value at the date of the acquisition.

         Accordingly, the accompanying financial statements include the results of operations of the acquired entity from the date of acquisition. Had the acquisition occurred January 1, 1996 the Partnership's results of operations for the year ended December 31, 1996 would not have been materially different.

11.      PENDING SALE OF PARTNERSHIP:

         On December 26, 1996, the Partnership agreed to be acquired by Capstar Broadcasting Partners, Inc., a Delaware corporation, through an acquisition affiliate, Community Acquisition Company, Inc. The sale is subject to regulatory approval. The purchase price is estimated to be approximately $35.0 million and is subject to adjustment. No adjustments have been made to the financial statements to reflect the pending sale.

                          INDEPENDENT AUDITORS' REPORT


Stockholders and Board of Directors
Q Broadcasting, Inc.
Stamford, Connecticut

         We have audited the accompanying statements of operations and deficit and cash flows of Q Broadcasting, Inc. for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, these financial statements referred to above present fairly, in all material respects, the results of Q Broadcasting, Inc.'s operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.


                                            Holtz Rubenstein & Co., LLP
                                            Certified Public Accountants


Melville, New York
February 12, 1996

                              Q BROADCASTING, INC.

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                                        YEARS ENDED SEPTEMBER 30,
                                                -----------------------------------------
                                                    1995          1994            1993
                                                -----------    -----------    -----------
REVENUE .....................................   $ 2,508,867    $ 2,267,625    $ 1,511,181
    Less: Commissions and fees ..............       222,411        193,342        127,866
                                                -----------    -----------    -----------
                                                  2,286,456      2,074,283      1,383,315
                                                -----------    -----------    -----------
EXPENSES:
    Broadcast and production (Note 8) .......       786,377        742,018        715,511
    Selling and promotion ...................     1,500,873        880,429        844,004
    General and administrative (Note 8) .....       823,312        703,908        764,768
    Depreciation and amortization ...........       447,602        538,600        637,397
                                                -----------    -----------    -----------
                                                  3,558,164      2,864,955      2,961,680
                                                -----------    -----------    -----------
LOSS FROM OPERATIONS ........................    (1,271,708)      (790,672)    (1,578,365)
                                                -----------    -----------    -----------
OTHER INCOME (EXPENSE):
    Interest expense (Note 9) ...............      (493,578)      (438,647)      (257,732)
    Other, net ..............................       153,871         51,805         13,705
                                                -----------    -----------    -----------
                                                   (339,707)      (386,842)      (244,027)
                                                -----------    -----------    -----------
NET LOSS ....................................    (1,611,415)    (1,177,514)    (1,822,392)
DEFICIT, beginning of period ................    (3,217,713)    (2,040,199)      (217,807)
                                                -----------    -----------    -----------
DEFICIT, end of period ......................   $(4,829,128)   $(3,217,713)   $(2,040,199)
                                                ===========    ===========    ===========


                       See notes to financial statements.

                              Q BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS


                                                                   YEARS ENDED SEPTEMBER 30,
                                                          -----------------------------------------
                                                              1995          1994            1993
                                                          -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ..........................................   $(1,611,415)   $(1,177,514)   $(1,822,392)
                                                          -----------    -----------    -----------
    Adjustments to reconcile net loss to net cash
      used in operating activities:
    Depreciation and amortization .....................       447,602        538,600        637,397
    Provision for doubtful accounts ...................        29,702         75,655         25,150
    Changes in operating assets and liabilities:
      (Increase) decrease in assets:
        Accounts receivable ...........................       111,743       (444,619)        (9,557)
        Prepaid expenses and other current assets .....           337           (196)          (690)
        Other assets ..................................        17,963        (25,309)        (3,853)
      (Decrease) increase in liabilities:
        Accounts payable ..............................        54,530         14,456        (22,712)
        Accrued expenses ..............................        46,165         12,009        (31,444)
                                                          -----------    -----------    -----------
    Total adjustments .................................       708,042        170,596        594,291
                                                          -----------    -----------    -----------
    Net cash used in operating activities .............      (903,373)    (1,006,918)    (1,228,101)
                                                          -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment ................       (73,381)       (23,118)       (91,532)
                                                          -----------    -----------    -----------
      Net cash used in investing activities ...........       (73,381)       (23,118)       (91,532)
                                                          -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal repayment of note payable ...............            --             --       (327,719)
    Repayment of capital lease obligations ............        (8,692)        (9,823)        (8,585)
    Loans from stockholders ...........................       967,397      1,111,592      1,632,185
    Loans to related parties ..........................       (37,447)       (35,433)            --
                                                          -----------    -----------    -----------
      Net cash provided by financing activities .......       921,258      1,066,336      1,295,881
                                                          -----------    -----------    -----------
Net (decrease) increase in cash and cash equivalents ..       (55,496)        36,300        (23,752)
Cash and cash equivalents at beginning of period ......        56,327         20,027         43,779
                                                          -----------    -----------    -----------
Cash and cash equivalents at end of period ............   $       831    $    56,327    $    20,027
                                                          ===========    ===========    ===========


                       See notes to financial statements.

                              Q BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993


1.       DESCRIPTION OF ORGANIZATION AND BUSINESS:

         Q Broadcasting, Inc. ("Q Broadcasting") owns and operates two radio broadcast stations in Stamford, Connecticut. These stations, WSTC-AM and WKHL-FM, principally serve the Stamford metropolitan area.

2.       BASIS OF PRESENTATION:

         The financial statements have been prepared on a going concern basis which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. Q Broadcasting's ability to continue as a going concern is dependent upon the continued financial support of its shareholders.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         a.       Revenue recognition

                  Broadcasting revenue is recognized when commercials are aired. Barter transactions are recorded at the estimated fair value of the merchandise or services received.

         b.       Depreciation

                  Q Broadcasting provides for depreciation using the declining balance method over the estimated useful lives of the fixed assets as follows:

                  Broadcast and other equipment ............   5 years
                  Tower and antenna systems ................   7 years
                  Transmitter equipment ....................   7 years
                  Furniture and fixtures ...................   7 years

         c.       Amortization

                  Q Broadcasting provides for amortization using the straight-line method over the estimated useful lives of the intangible assets as follows:

                  Broadcast license ........................   25 years
                  Transmitter lease ........................   23 years
                  Covenant not to compete ..................   3 years
                  Organizational costs .....................   5 years

         d.       Income taxes

                  The shareholders of Q Broadcasting elected to be taxed as a "Small Business Corporation," for federal and state income tax purposes pursuant to the Internal Revenue Code. As a result of this election, the income of Q Broadcasting will be taxed directly to the individual shareholders. Accordingly, no provision for taxes is included in the financial statements of Q Broadcasting.

         e.       Statement of cash flows

                  For purposes of the statement of cash flows, Q Broadcasting considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                              Q BROADCASTING, INC.

         f.       Advertising

         Q Broadcasting charges to expense, advertising costs as incurred. Advertising costs amounted to $112,226, $41,405 and $227,094 for the years ended September 30, 1995, 1994 and 1993, respectively.

4.       DUE FROM RELATED PARTIES:

         Q Broadcasting advanced funds on behalf of three related entities. Approximately $54,200 and $16,800 for two entities 100% owned by Q Broadcasting's owners as of September 30, 1995 and 1994, respectively and approximately $18,700 to an entity which Q Broadcasting's owners have a minority interest as of September 30, 1995 and 1994.

5.       PROPERTY AND EQUIPMENT:

         Property and equipment, at cost, is summarized as follows:

                                                    SEPTEMBER 30,
                                               -----------------------
                                                  1995          1994
                                               ----------   ----------
         Broadcast and office equipment ....   $  586,269   $  583,853
         Tower and antenna systems .........      268,000      268,000
         Transmitter equipment .............       75,000       75,000
         Furniture and fixtures ............      300,484      229,519
                                               ----------   ----------
                                                1,229,753    1,156,372
         Less accumulated depreciation .....      822,461      633,347
                                               ----------   ----------
                                               $  407,292   $  523,025
                                               ==========   ==========

         Included in furniture and fixtures was $41,975 related to assets recorded under capital leases; the related amount included in accumulated depreciation is $28,707 and $19,095 as of September 30, 1995 and 1994.

6.       INTANGIBLES:

         Intangibles, at cost, is summarized as follows:

                                                     SEPTEMBER 30,
                                               -----------------------
                                                  1995         1994
                                               ----------   ----------
         Organizational costs ..............   $   97,917   $   97,917
         Covenant not to compete ...........      450,000      450,000
         Broadcast license .................    1,000,000    1,000,000
         Transmitter lease .................    1,700,000    1,700,000
                                               ----------   ----------
                                                3,247,917    3,247,917
         Less accumulated amortization .....      872,722      614,234
                                               ----------   ----------
                                               $2,375,195   $2,633,683
                                               ==========   ==========

                              Q BROADCASTING, INC.

7.       CAPITAL LEASE OBLIGATIONS:

         Included in property and equipment are assets recorded under capital leases. The future minimum lease payments for these capital leases and the present value of the net minimum lease payments as of September 30, 1995 are as follows:

         FISCAL YEAR

           1996 .........................................   $ 6,826
           1997 .........................................     4,168
                                                            -------
         Minimum lease payments .........................    10,994
         Less amount representing interest ..............       830
                                                            -------
         Present value of net minimum lease payments ....   $10,164
                                                            =======

8.       COMMITMENTS:

         Q Broadcasting leases studio and office space and a transmitter tower site under operating leases expiring in September 1999 and December 2017, respectively. Rent expense for these leases was approximately $211,000, $186,000 and $179,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

         Minimum rental commitments for the remaining terms of the operating leases are as follows:

         Year Ending September 30,

           1996 .........................................   $212,685
           1997 .........................................    213,180
           1998 .........................................    213,180
           1999 .........................................    213,180
           2000 .........................................     21,780
         Thereafter .....................................    430,939

9.       NOTE PAYABLE -- STOCKHOLDERS:

         In connection with advances made by its stockholders for the acquisition of assets and working capital, Q Broadcasting has issued an 8% demand note payable to its stockholders. The stockholders have agreed not to demand payment until a date subsequent to October 1, 1996. Interest expense for the years ended September 30, 1995, 1994 and 1993 was $492,397, $435,895 and
$238,187, respectively.

10.      SUBSEQUENT EVENT:

         Q Broadcasting sold substantially all of its operating assets to Commodore on May 30, 1996.

11.      SUPPLEMENTARY INFORMATION -- STATEMENT OF CASH FLOWS:

         Barter transactions resulted in sales and related expenses of $315,900, $314,500 and $306,600 for the years ending September 30, 1995, 1994 and 1993, respectively.

         Cash paid during the years ended September 30, 1995, 1994 and 1993 for interest was $493,578, $438,648 and $261,018, respectively.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Danbury Broadcasting Inc.

         We have audited the accompanying statement of operations and accumulated deficit and cash flows of Danbury Broadcasting, Inc. for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Danbury Broadcasting, Inc.'s operations and its cash flows for the year ended June 30, 1995 in conformity with generally accepted accounting principles.


                                          Paneth, Haber & Zimmerman LLP



New York, NY
August 18, 1995

                           DANBURY BROADCASTING INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT


                                                             YEAR ENDED
                                                            JUNE 30, 1995
                                                            -------------
REVENUE
    Broadcasting revenue .................................   $3,451,684
    Less agency commissions ..............................      311,768
                                                             ----------
       Net Revenue .......................................    3,139,916
                                                             ----------
EXPENSES
    Programming ..........................................      502,299
    Technical ............................................      106,475
    Selling ..............................................      865,381
    General and Administrative ...........................      903,627
    Interest Expense .....................................      347,578
    Depreciation .........................................      197,197
    Amortization .........................................      236,213
                                                             ----------
       Total Expenses ....................................    3,158,770
                                                             ----------
NET LOSS .................................................      (18,854)
ACCUMULATED DEFICIT
    Beginning of year ....................................     (681,947)
    Preferred stock dividends ............................      (55,000)
                                                             ----------
       End of year .......................................   $ (755,801)
                                                             ==========



                       See notes to financial statements.

                           DANBURY BROADCASTING INC.

                            STATEMENT OF CASH FLOWS


                                                                                           YEAR ENDED
                                                                                         JUNE 30, 1995
                                                                                         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss .........................................................................   $   (18,854)
    Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation and amortization .................................................       433,410
       Change in:
         Accounts receivable .........................................................       (78,637)
         Due from related party ......................................................        24,663
         Prepaid expenses and other current assets ...................................       (20,147)
         Other assets ................................................................        (2,749)
         Accounts payable ............................................................       (42,801)
         Accrued expenses ............................................................       (71,465)
                                                                                         -----------
           Net Cash Provided by Operating Activities .................................       223,420
                                                                                         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Advances from affiliate ..........................................................        (6,100)
    Purchases of property and equipment ..............................................       (34,521)
                                                                                         -----------
         Net Cash Used in Investing Activities .......................................       (40,621)
                                                                                         -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Deferred financing costs .........................................................      (211,110)
    Proceeds of notes payable ........................................................     3,404,106
    Repayments of notes payable ......................................................    (3,263,384)
    Preferred stock dividends ........................................................       (27,500)
                                                                                         -----------
Net Cash Used in Financing Activities ................................................       (97,888)
                                                                                         -----------
NET INCREASE IN CASH .................................................................        84,911
CASH
    Beginning of year ................................................................        92,716
                                                                                         -----------
    End of year ......................................................................   $   177,627
                                                                                         ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Interest Paid ....................................................................   $   434,894
    Income Taxes Paid ................................................................            --
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
    ACTIVITIES
    Broadcast equipment acquired through trade-out transactions ......................   $     2,400
    Broadcast equipment and property exchanged for favorable tower lease (Note 7) ....   $   190,248
    Unpaid accrual of redeemable preferred stock dividends ...........................   $    41,250


                       See notes to financial statements.

                           DANBURY BROADCASTING INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1995


1.       SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business

         Danbury Broadcasting Inc. ("Danbury"), a Connecticut corporation, operates radio stations WRKI-FM and WINE-AM in Danbury, Connecticut. Its revenues are derived from advertisers consisting primarily of local businesses. Credit is extended to its advertisers in the normal course of business.

         Depreciation and Amortization

         Depreciation of property and equipment is computed over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives range from 5 to 20 years. Expenditures for repairs and maintenance are charged to operations as incurred.

         Goodwill, which is included in intangible assets, represents the cost of acquired assets in excess of values ascribed to the net identified assets and is being amortized using the straight-line method over 40 years. Costs incurred in obtaining long-term financing were capitalized and are included in intangible assets. They are being amortized using the straight-line method (that does not differ materially from the interest rate method) over the term of the related debt.

         A covenant not to compete, which restricts the seller and the previous owner from competing with Danbury in the Greater Danbury, Connecticut area for a period of four years, is included in intangible assets. This covenant is being amortized on a straight-line basis over its four year life.

         The stations' broadcast license is being amortized using the straight-line method over 25 years.

         A favorable lease for broadcast tower rental is being amortized using the straight-line method over its 30 year term.

         Non-Monetary Transactions

         Barter transactions represent the exchange of unsold advertising time for merchandise or services. Barter transactions are reported at the estimated fair value of the product or service received. Revenue is recognized when commercials are broadcast and merchandise or services obtained are reported when received or used. For merchandise or services received prior to the broadcast of the commercial, a liability is provided; conversely, a receivable is established when the commercial is broadcast prior to the receipt of the merchandise or services.

         Income Taxes

         Danbury has adopted Statement of Financial Accounting Standards 109 ("SFAS 109") and recognizes deferred tax assets and liabilities for temporary differences between amounts recorded for financial statement and tax purposes.

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995


2.       BARTER TRANSACTIONS

         The accompanying financial statements include the following barter transactions:

                                                     YEAR ENDED
                                                    JUNE 30, 1995
                                                    -------------
         Barter revenue ...........................   $271,253
                                                      ========
         Barter expenditures ......................   $182,821
                                                      ========

3.       REDEEMABLE PREFERRED STOCK

         The Series A cumulative preferred stock carries a liquidation preference of $1,000 per share and a par value of $100 per share. Danbury may redeem the shares at this price, plus accrued but unpaid dividends, at any time through June 30, 1997. At the earlier of that date, or an event of default (as defined) the holder can require Danbury to redeem the shares in full, with accrued but unpaid dividends out of funds "legally available". An event of default occurred during the year ended June 30, 1995 in that Danbury did not pay the full dividend. This gives the holders of the shares the right to demand redemption.

         The Series A cumulative preferred stock provides for an annual dividend of $110 per share. Dividends of $55,000 were declared on the preferred stock and $13,750 was paid for the year ended June 30, 1995.

4.       LEASES

         During 1995, Danbury leased space on a transmitting tower under a five year lease renewable in five (5) year terms at Danbury's option from a related party (Note 7). Automobiles under operating leases expire in various years through 1998.

         Rent expense on the above, for the year ended June 30, 1995 was $46,500.

5.       INCOME TAXES

         Danbury has a net operating loss carryforward of approximately $284,000 which can be carried forward to the years 2008 and 2009 to offset taxable income resulting in a deferred tax asset of $118,000. Other temporary differences resulting from differences between book and tax amortization and depreciation result in a deferred tax asset of approximately $81,000 at June 30, 1995. Total deferred tax assets of approximately $199,000 at June 30, 1995 have been completely offset by a valuation allowance. The valuation allowance decreased by $25,000 during the year ended June 30, 1995.

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995


         Income tax benefit for the year ended June 30, 1995 differs from the expected statutory rate for the following reasons:

                                                                  1995
                                                                --------
         Federal, at statutory rates ........................   $ (6,500)
         State, net of Federal benefit ......................     (1,500)
         Nondeductible expenses .............................     10,000
         Taxable gain on asset transfer .....................     23,000
                                                                --------
                                                                  25,000
         Change in deferred tax asset valuation allowance ...    (25,000)
                                                                --------
         Tax provision ......................................   $     --
                                                                ========

6.       RETIREMENT PLAN

         Employees of Danbury may participate in profit sharing/401(k) savings plan and may elect to make contributions pursuant to a salary reduction agreement upon meeting length of service and age requirements. Danbury can elect to make discretionary contributions to the profit sharing plan but has not done so for the year. Danbury has matched 20% of individual 401(k) contributions during the year ended June 30, 1995. Danbury's cost amounted to approximately $4,500.

7.       RELATED PARTY TRANSACTIONS

         During the year ended June 30, 1995, Danbury exchanged its tower and associated real property with a book value of $190,000 for a favorable lease with a Partnership formed to improve and rent the tower to Danbury and others. The Partnership has committed to the financing of tower improvements which will improve the broadcast signal. Danbury's lease for placement of its antenna on the tower at the optimal site is at below market rates. Danbury and the Partnership are related through common control. The favorable lease has been valued at $190,000, the book value of the property exchanged.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Adventure Communications -- Huntington
(Division of Adventure Communications, Inc.)

         We have audited the accompanying balance sheet of Adventure Communications-Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995, and the related statements of operations, division's deficit, and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adventure Communications-Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          Brown, Edwards & Company, LLP



Bluefield, West Virginia
May 1, 1996

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                                 BALANCE SHEET

                                     ASSETS

                                                                 DECEMBER 31, 1995
                                                                 -----------------
CURRENT ASSETS
    Cash ........................................................   $   105,926
    Accounts receivable, less allowance for doubtful accounts
       of $66,000 on December 31, 1995 (Note 7) .................       647,986
    Prepaid assets ..............................................         1,325
    Other receivables ...........................................        43,120
    Deferred income taxes (Note 5) ..............................        26,400
                                                                    -----------
       Total current assets .....................................       824,757
                                                                    -----------
PROPERTY AND EQUIPMENT, NET (Notes 3 and 7) .....................     1,225,957
                                                                    -----------
INTANGIBLES, NET (Note 4) .......................................       135,140
                                                                    -----------
                                                                    $ 2,185,854
                                                                    ===========

                       LIABILITIES AND DIVISION'S EQUITY
CURRENT LIABILITIES
    Accounts payable and accrued expenses .......................   $   177,321
    Inter-divisional transaction payable (Note 6) ...............     2,282,170
                                                                    -----------
       Total current liabilities ................................     2,459,491
                                                                    -----------
Commitment (Note 7) .............................................            --
DIVISION'S DEFICIT ..............................................      (273,637)
                                                                    -----------
                                                                    $ 2,185,854
                                                                    ===========


   The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                            STATEMENT OF OPERATIONS


                                                                                             YEAR ENDED
                                                                                         DECEMBER 31, 1995
                                                                                         -----------------
Advertising revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 3,352,771
Agency commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (187,292)
                                                                                           -----------
      Net revenue   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,165,479
Other operating revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           36,225
                                                                                           -----------
      Total revenue   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,201,704
                                                                                           -----------
Operating expenses (Note 6):
   Station operating expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,118,139
   Corporate expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          572,980
   Depreciation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          230,600
   Amortization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           13,587
                                                                                           -----------
                                                                                             2,935,306
                                                                                           -----------
      Operating income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          266,398
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            7,273
                                                                                           -----------
      Income before taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          273,671
Provision for income taxes (Note 5) . . . . . . . . . . . . . . . . . . . . . . . . .          (75,640)
                                                                                           -----------
   Net income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   198,031
                                                                                           ===========


  The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                        STATEMENT OF DIVISION'S DEFICIT
                          YEAR ENDED DECEMBER 31, 1995



   Balance, January 1, 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  (471,668)
      1995 net income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          198,031
                                                                                           -----------
   Balance, December 31, 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  (273,637)
                                                                                           ===========

  The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                            STATEMENT OF CASH FLOWS


                                                                                             YEAR ENDED
                                                                                         DECEMBER 31, 1995
                                                                                         -----------------
CASH FLOW FROM OPERATING ACTIVITIES
   Net income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   198,031
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization   . . . . . . . . . . . . . . . . . . . . . . . .          244,187
      Deferred income taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (26,400)
   Changes in current assets and liabilities:
      (Increase) decrease in:
      Accounts receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (112,955)
      Prepaid expenses and other receivables  . . . . . . . . . . . . . . . . . . . .            4,027
      Increase in:
         Accounts payable and accrued expenses  . . . . . . . . . . . . . . . . . . .           28,473
                                                                                           -----------
           Net cash provided by operating activities  . . . . . . . . . . . . . . . .          335,363
                                                                                           -----------
CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of property and equipment   . . . . . . . . . . . . . . . . . . . . . . .         (366,455)
   Purchase of intangible assets  . . . . . . . . . . . . . . . . . . . . . . . . . .          (89,000)
                                                                                           -----------
           Net cash used in investing activities  . . . . . . . . . . . . . . . . . .         (455,455)
                                                                                           -----------
CASH FLOW FROM FINANCING ACTIVITIES
   Increase in inter-divisional payable   . . . . . . . . . . . . . . . . . . . . . .          975,018
   Repayment of inter-divisional payable  . . . . . . . . . . . . . . . . . . . . . .       (1,020,000)
                                                                                           -----------
           Net cash used in financing activities  . . . . . . . . . . . . . . . . . .          (44,982)
                                                                                           -----------
           Decrease in cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (165,074)
CASH
   Beginning  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          271,000
                                                                                           -----------
   Ending   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   105,926
                                                                                           ===========
SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS
   Barter revenue   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   233,219
                                                                                           ===========
   Barter expense   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   163,100
                                                                                           ===========

  The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

         Nature of business:

         Adventure Communications -- Huntington (the "Division") is a division of Adventure Communications, Inc. ("Adventure"). Adventure's principal business is the operation of AM and FM radio broadcasting stations in the areas of Bluefield and Huntington, West Virginia; Statesville, North Carolina; and Hilton Head, South Carolina. The Division operates WKEE-AM and FM, WBVB-FM, WZZW-AM and WIRO-AM (the Stations).

         Adventure also has joint operating and marketing agreements with other radio stations located in the Huntington area. Under these agreements, Adventure is responsible for various promotional and marketing activities of the Stations. Revenue and expenses resulting from these agreements are included in the Division's operations.

         On April 8, 1996, Adventure entered into an asset purchase agreement to sell substantially all the assets relating to the operations of the Stations (Note 11).

         Revenue recognition:

         Advertising revenue is recognized in the accounting period which corresponds with the broadcast of the advertisement. Barter revenue is reported when advertisements are broadcast and barter merchandise or services received are expensed when used. Barter transactions are valued at the market value of the broadcast time which approximates the market value of the product or services received.

         Property and equipment:

         Property and equipment are recorded at cost and are depreciated over their estimated useful lives using straight-line and accelerated methods.

         Valuation of receivables:

         The Division provides for bad debts under the reserve method which charges current operations for estimated uncollectibles based upon the Division's collection experience and an evaluation of the receivables at year end.

         Intangible assets:

         Acquisition costs (non-compete covenants and goodwill) in excess of the net tangible assets of acquired radio stations are amortized on a straight-line basis over periods of up to 15 years, and are included in the financial statements at cost less accumulated amortization.

         Income taxes:

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the allowance for doubtful accounts which is not deductible for income tax return purposes until the accounts are written off as uncollectible. The deferred tax asset represents the future tax return deduction.

         Effective January 1, 1995, Adventure revoked its S Corporation election and became a taxable entity. Previously, its income and losses were included in the personal tax returns of the stockholders, and Adventure did not record an income tax provision or benefit.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

         Statement of cash flows:

         Separate disclosures have not been made for cash paid for interest and income taxes because these amounts are included in inter-divisional transactions with Adventure.

         Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2.  ACQUISITIONS

         In June 1995, Adventure purchased selected assets of an AM radio station in Ironton, Ohio. The acquisition was accounted for by the purchase method, and the statement of income includes the results of operations of this station from the date of acquisition.

               Property and equipment . . . . . . . . . . . . . . . . . . . . . . .      $  211,000
               Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          89,000
                                                                                         ----------
                                                                                         $  300,000
                                                                                         ----------

         Pro forma results of operations from this acquisition were not material to the Division's operations. Therefore, such information has not been presented.

NOTE 3.  PROPERTY AND EQUIPMENT

         Major classes of property and equipment are as follows:

                                                                   DECEMBER 31, 1995
                                                                   -----------------
         Land and improvements  . . . . . . . . . . . . . . . . .      $    60,000
         Buildings and improvements . . . . . . . . . . . . . . .          550,557
         Broadcasting equipment . . . . . . . . . . . . . . . . .        1,735,498
         Furniture and fixtures . . . . . . . . . . . . . . . . .          124,756
         Transportation equipment . . . . . . . . . . . . . . . .           22,280
         Computer and office equipment  . . . . . . . . . . . . .          187,416
                                                                       -----------
                                                                         2,680,507
         Less accumulated depreciation  . . . . . . . . . . . . .        1,454,550
                                                                       -----------
                                                                       $ 1,225,957
                                                                       ===========

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

NOTE 4.  INTANGIBLES

         Intangibles are stated at cost, net of amortization and consist of the following:

                                                                                      DECEMBER 31, 1995
                                                                                      -----------------
         Non-compete covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  20,000
         Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        163,317
         License fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30,000
                                                                                           ---------
                                                                                             213,317
         Less accumulated amortization  . . . . . . . . . . . . . . . . . . . . . . .         78,177
                                                                                           ---------
                                                                                           $ 135,140
                                                                                           =========

NOTE 5.  INCOME TAXES

         The provision for income taxes consists of the following components:

                                                                                           YEAR ENDED
                                                                                       DECEMBER 31, 1995
                                                                                       -----------------
         Current expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ (102,040)
         Deferred . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26,400
                                                                                           ----------
            Provision for income taxes  . . . . . . . . . . . . . . . . . . . . . . .      $  (75,640)
                                                                                           ==========

         Income tax expense differs from the statutory federal rate of 34% as follows:

                                                                                           YEAR ENDED
                                                                                       DECEMBER 31, 1995
                                                                                       -----------------

         Tax expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ (109,468)
         Non-deductible items . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (4,172)
         Change in tax status . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38,000
                                                                                           ----------
            Provision for income taxes  . . . . . . . . . . . . . . . . . . . . . . .      $  (75,640)
                                                                                           ==========

         As discussed in Note 1, Adventure changed its tax status from nontaxable to taxable effective for 1995. Accordingly, the deferred tax asset of approximately $38,000 at the date that the termination election became effective has been recorded through a charge to the tax provision for 1995.

NOTE 6.  INTER-DIVISIONAL TRANSACTIONS

         Adventure has allocated to the Division various expenses it incurred for corporate services, overhead and interest costs. The amounts included in corporate services and overhead allocations are comprised mainly of corporate office salaries, related payroll taxes and employee benefits, professional fees and administrative expenses. These costs have been allocated based on revenues of the Division compared to total revenues of Adventure. Management believes the amounts allocated to the Division have been computed and charged to the Division on a reasonable basis.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

         The Division is obligated to Adventure for monies received from Adventure for the original purchase of the Stations as well as the allocated expenses mentioned above. The Division, in return, transfers cash to Adventure that is in excess of its operating needs. These transactions are conducted on an interest free basis. The inter-divisional payable is analyzed below:

                                                                                            YEAR ENDED
                                                                                        DECEMBER 31, 1995
                                                                                        -----------------
         Balance, beginning . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  2,327,152
         Allocations of corporate costs to the Division . . . . . . . . . . . . . . .           675,018
         Purchase of Stations . . . . . . . . . . . . . . . . . . . . . . . . . . . .           300,000
         Cash transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (1,020,000)
                                                                                           ------------
         Balance, ending  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  2,282,170
                                                                                           ============

NOTE 7.  COMMITMENT

         Adventure is obligated for long-term debt of approximately $6,900,000 for which substantially all assets of Adventure (including the Division) are pledged as collateral. At December 31, 1995, the book value of total assets of Adventure exceeds the long-term debt. Approximately $3,700,000 of the debt is also secured by a $4,000,000 life insurance policy on the majority stockholder of Adventure.

         A note payable to the majority stockholder of Adventure of $2,400,000 is included in the $6,900,000 debt referred to above.

NOTE 8.  EMPLOYEE BENEFIT PLANS

         Adventure has a contributory profit sharing plan covering all full time employees with one or more years of service. The plan provides for annual employer contributions on a discretionary basis as determined by the Board of Directors. No contributions were made to the plan in 1995.

         Adventure also has a 401(k) retirement plan, whereby participants may contribute a percentage of their compensation.

         Adventure's matching contribution percentage (which is determined annually by Adventure) is limited to 10% of the participant's compensation for each plan year. The Division's contribution was approximately $8,200 for the year ended December 31, 1995.

NOTE 9.  OPERATING LEASES

         The Division leases certain transmission towers and automobiles under non-cancelable lease agreements. These leases have been classified as operating leases; and accordingly, all rents are charged to operations as incurred.

         The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995:

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

          YEAR ENDING DECEMBER 31:
          1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $15,630
          1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,500
          1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,400
          1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,400
          2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,400
                                                                                     -------
          Total minimum payments required . . . . . . . . . . . . . . . . . . .      $31,330
                                                                                     =======

          Lease expense was approximately $15,630 for 1995.

NOTE 10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amount of the inter-divisional payable approximates fair value. It is included in the financial statements as a current liability due to the pending sales discussed in Note 11. The inter-divisional payable will be satisfied by the proceeds of the sale. In the financial statements of Adventure, all inter-divisional payables/receivables are eliminated.

NOTE 11.  SUBSEQUENT EVENT

          On April 8, 1996, Adventure entered into an asset purchase agreement to sell substantially all the assets relating to the operations of the Stations for $7,765,000. The sale of the Station is contingent on FCC consent. The buyer will purchase all of the assets for the Stations, free and clear of any liabilities, mortgages, liens, pledges, conditions or encumbrances except for the Stations' cash, rights to refunds or deposits which relate to the period prior to closing and accounts receivable. Also at closing, $475,000 of the sales price will be deposited with the indemnification escrow agent. The indemnification period will be for a period of two (2) years following the closing. The indemnification by seller and buyer shall be for any losses, liabilities or damages resulting from untrue representations, breach of warranty or non-fulfillment of covenants, liabilities not expressly assumed by buyer, liabilities resulting from operations prior to the closing date for the buyer or liabilities resulting from operation after the closing date for the seller.

                                                           ANNEX A TO PROSPECTUS


         The following table hereto sets forth the market, FCC license classification and frequency of each of the Company's stations (including those with which the Company has or will have a JSA or LMA), assuming the consummation of the Pending Acquisitions, and the date on which each station's FCC license expires.

                                                                                                      EXPIRATION
                                                               FCC                                      DATE OF
MARKET(1)                           STATION(2)                CLASS              FREQUENCY              LICENSE
---------                           ----------                -----              ---------              -------
NORTHEAST REGION

Allentown-Bethlehem, PA
                                    WAEB-AM                      B                  790 kHz            08-01-98
                                    WAEB-FM                      B                104.1 MHz            08-01-98
                                    WZZO-FM                      B                 95.1 MHz            08-01-98
                                    WKAP-AM(3)                   B                 1470 kHz            08-01-98

Melbourne-Titusville-Cocoa, FL
                                    WMMB-AM                      C                 1240 kHz            02-01-04
                                    WGGD-FM                      A                 95.1 MHz            02-01-04
                                    WMYM-AM                      B                 1350 kHz            02-01-04
                                    WLRQ-FM                     C2                 99.3 MHz            02-01-04
                                    WHKR-FM                     C2                102.7 MHz            02-01-04

Fairfield County, CT
                                    WNLK-AM                      B                 1350 kHz            04-01-98
                                    WEFX-FM                      A                 95.9 MHz            04-01-98
                                    WSTC-AM                      C                 1400 kHz            04-01-98
                                    WKHL-FM                      A                 96.7 MHz            04-01-98
                                    WINE-AM                      D                  940 kHz            04-01-98
                                    WRKI-FM                      B                 95.1 MHz            04-01-98

Ft. Pierce-Stuart-Vero Beach, FL
                                    WZZR-FM                     C2                 92.7 MHz            02-01-04
                                    WQOL-FM                     C2                103.7 MHz            02-01-04
                                    WPAW-FM(3)                  C2                 99.7 MHz            02-01-04
                                    WBBE-FM                     C3                 94.7 MHz            02-01-04
                                    WAVW-FM                      A                101.7 MHz            02-01-04
                                    WAXE-AM                      D                 1370 kHz            02-01-04

Huntington, WV-Ashland, KY
                                    WTCR-AM                      B                 1420 kHz            10-01-03
                                    WTCR-FM                      B                103.3 MHz            10-01-03
                                    WIRO-AM                      C                 1230 kHz            10-01-04
                                    WHRD-AM(3)                   D                 1470 kHz            10-01-03
                                    WZZW-AM                      D                 1600 kHz            10-01-03
                                    WKEE-AM                      D                  800 kHz            10-01-03
                                    WKEE-FM                      A                100.5 MHz            10-01-03
                                    WAMX-FM                      A                106.3 MHz            10-01-03
                                    WFXN-FM                      A                107.1 MHz            10-01-04
                                    WBVB-FM                      A                 97.1 MHz            10-01-04

Salisbury-Ocean City, MD
                                    WWFG-FM                      B                 99.9 MHz            10-01-03
                                    WOSC-FM                     B1                 95.9 MHz            08-01-98

Dover, DE
                                    WDSD-FM                      B                 94.7 MHz            08-01-98
                                    WSRV-FM                      A                 92.9 MHz            08-01-98
                                    WDOV-AM                      B                 1410 kHz            08-01-98

Wilmington, DE
                                    WJBR-AM                      D                 1290 kHz            08-01-98
                                    WJBR-FM                      B                 99.5 MHz            08-01-98

                                                                                                      EXPIRATION
                                                               FCC                                      DATE OF
MARKET(1)                           STATION(2)                CLASS              FREQUENCY              LICENSE
---------                           ----------                -----              ---------              -------
Westchester-Putnam Counties, NY
                                    WFAS-AM                      C                 1230 kHz            06-01-98
                                    WPUT-AM                      D                 1510 kHz            06-01-98
                                    WFAS-FM                      A                103.9 MHz            06-01-98
                                    WZZN-FM                      A                106.3 MHz            06-01-98
                                    WAXB-FM                      A                105.5 MHz            06-01-98

SOUTHEAST REGION

Greenville, SC
                                    WJMZ-FM                      C                107.3 MHz            12-01-03
                                    WESC-FM                      C                 92.5 MHz            12-01-03
                                    WESC-AM                      D                  660 kHz            12-01-03
                                    WFNQ-FM                      C                 93.3 MHz            12-01-03

Columbia, SC
                                    WCOS-FM                     C1                 97.5 MHz            12-01-03
                                    WHKZ-FM                      A                 96.7 MHz            12-01-03
                                    WVOC-AM                      B                  560 kHz            12-01-03
                                    WSCQ-FM                      A                100.1 MHz            12-01-03
                                    WCOS-AM                      C                 1400 kHz            12-01-03
                                    WNOK-FM                      C                104.7 MHz            12-01-03

Huntsville, AL
                                    WDRM-FM                     C1                102.1 MHz            04-01-04
                                    WHOS-AM                      D                  800 kHz            04-01-04
                                    WBHP-AM                      C                 1230 kHz            04-01-04

Jackson, MS
                                    WJMI-FM                      C                 99.7 MHz            06-01-04
                                    WOAD-AM                      C                 1300 kHz            06-01-04
                                    WKXI-AM                      B                 1400 kHz            06-01-04
                                    WKXI-FM                     C1                107.5 MHz            06-01-04

Shreveport, LA
                                    KRMD-FM                      C                101.1 MHz            06-01-04
                                    KRMD-AM                      C                 1340 kHz            06-01-04

Montgomery, AL
                                    WZHT-FM                      C                105.7 MHz            04-01-04
                                    WMCZ-FM                      A                 97.1 MHz            04-01-04
                                    WDHT-FM                     C1                104.3 MHz                   *

Asheville, NC
                                    WWNC-AM                      B                  570 kHz            12-01-03
                                    WKSF-FM                      C                 99.9 MHz            12-01-03

Tuscaloosa, AL
                                    WACT-AM                      D                 1420 kHz            04-01-04
                                    WACT-FM                      A                105.5 MHz            04-01-04
                                    WTXT-FM                     C1                 98.1 MHz            04-01-04

Wheeling, WV
                                    WWVA-AM                      A                 1170 kHz            10-01-03
                                    WOVK-FM                      B                 98.7 MHz            10-01-03
                                    WKWK-FM                      B                 97.3 MHz            10-01-03
                                    WBBD-AM                      D                 1400 kHz            10-01-03
                                    WRIR-FM                     B1                105.5 MHz            10-01-03
                                    WEGW-FM                      B                107.5 MHz            10-01-03
                                    WEEL-FM(3)                   A                 95.7 MHz            10-01-04

                                                                                                      EXPIRATION
                                                               FCC                                      DATE OF
MARKET(1)                           STATION(2)                CLASS              FREQUENCY              LICENSE
---------                           ----------                -----              ---------              -------
Winchester, VA
                                    WUSQ-FM                      B                102.5 MHz            10-01-03
                                    WFQX-FM                      A                 99.3 MHz            10-01-03
                                    WNTW-AM                      B                  610 kHz            10-01-03

Jackson, TN
                                    WTJS-AM                      B                 1390 kHz            08-01-04
                                    WTNV-FM                     C1                104.1 MHz            08-01-04
                                    WYNU-FM                      C                 92.3 MHz            08-01-04

Roanoke, VA
                                    WROV-AM                      C                 1240 kHz            10-01-03
                                    WROV-FM                     C1                 96.3 MHz            10-01-03
                                    WRDJ-FM                     C3                104.9 MHz                   *
                                    WJJS-FM                      A                106.1 MHz            10-01-03
                                    WJLM-FM                      A                 93.5 MHz            10-01-03

Lynchburg, VA
                                    WLDJ-FM                      B                102.7 MHz            10-01-03
                                    WJJX-FM                      A                101.7 MHz            10-01-03
                                    WJJS-AM                      B                 1320 kHz            10-01-03
                                    WYYD-FM                     C1                107.9 MHz            10-01-03

Statesville, NC
                                    WFMX-FM                      C                105.7 MHz            12-01-03
                                    WSIC-AM                      C                 1400 kHz            12-01-03

Gadsden, AL
                                    WAAX-AM                      B                  570 kHz            04-01-04
                                    WQEN-FM                      C                103.7 MHz            04-01-04

WEST REGION

Stockton, CA
                                    KVFX-FM(3)                   A                 96.7 MHz            12-01-97
                                    KJAX-AM(3)                   B                 1280 kHz            12-01-97

Des Moines, IA
                                    KHKI-FM(3)                  C1                 97.3 MHz            02-01-05
                                    KGGO-FM(3)                   C                 94.9 MHz            02-01-05
                                    KDMI-AM(3)                   B                 1460 kHz            02-01-05
Madison, WI
                                    WIBA-AM                      B                 1310 kHz            12-01-04
                                    WIBA-FM                      B                101.5 MHz            12-01-04
                                    WMAD-FM                      A                 92.1 MHz            12-01-04
                                    WTSO-AM                      B                 1070 kHz            12-01-04
                                    WZEE-FM                      B                104.1 MHz            12-01-04
                                    WMLI-FM                     B1                 96.3 MHz            12-01-04
Modesto, CA
                                    KJSN-FM(3)                   A                102.3 MHz            12-01-97
                                    KFIV-AM(3)                   B                 1360 kHz            12-01-97
Anchorage, AK
                                    KBFX-FM(3)                  C3                100.5 MHz            02-01-98
                                    KENI-AM(3)                   B                  550 kHz            02-01-98
                                    KYAK-AM                      A                  650 kHz            02-01-98
                                    KGOT-FM                     C2                101.3 MHz            02-01-98
                                    KYMG-FM                     C1                 98.9 MHz            02-01-98
                                    KASH-FM(3)                  C1                107.5 MHz            02-01-98
Fairbanks, AK
                                    KIAK-FM                      C                102.5 MHz            02-01-98
                                    KIAK-AM                      B                  970 kHz            02-01-98
                                    KAKQ-FM                     C2                101.1 MHz            02-01-98
Yuma, AZ
                                    KYJT-FM                      A                100.9 MHz            10-01-97
                                    KTTI-FM                      C                 95.1 MHz            10-01-97
                                    KBLU-AM                      B                  560 kHz            10-01-97

--------------------------------
*        Not licensed -- Construction Permit only.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) The table does not include (i) station WING-FM in Dayton, Ohio, which is owned by the Company and for which an unrelated third party, who has an option to purchase such station, currently provides certain sales, programming and marketing services pursuant to an LMA, (ii) station WDRR-FM in Ft. Myers, Florida, in which the Company owns a 50% nonvoting interest and which the Company intends to sell or (iii) station KASH-AM in Anchorage, Alaska, which the Company will own upon consummation of the Community Pacific Acquisition, but expects to sell subsequent thereto to remain in compliance with the station ownership limitations under the Communications Act. See "Acquisitions."

(3) The Company provides certain sales and marketing services to stations WKAP-AM in Allentown, Pennsylvania, WPAW-FM in Ft. Pierce-Stuart-Vero Beach, Florida and WEEL-FM in Wheeling, West Virginia, pursuant to JSAs. The Company provides certain sales, programming and marketing services to station WHRD-AM in Huntington, West Virginia, and pending consummation of the Community Pacific Acquisition, to stations KFIV-AM and KJSN-FM in Modesto, California, KVFX-FM and KJAX-FM in Stockton, California, KASH-FM, KENI-AM and KBFX-FM in Anchorage, Alaska, and KDMI-AM, KHKI-FM and KGGO-FM in Des Moines, Iowa, pursuant to LMAs.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASER OF THE OLD NOTES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                ----------------

               TABLE OF CONTENTS

                                               Page
                                               ----
Prospectus Summary  . . . . . . . . . . . .       3
Summary Historical Financial Data . . . . .      12
Summary Pro Forma Financial Data  . . . . .      13
Risk Factors  . . . . . . . . . . . . . . .      14
Use of Proceeds . . . . . . . . . . . . . .      20
Capitalization  . . . . . . . . . . . . . .      21
Unaudited Pro Forma Financial Information .      22
Selected Historical Financial Data  . . . .      37
Management's Discussion and Analysis of
   Financial Condition and Results
   of Operations  . . . . . . . . . . . . .      38
Business  . . . . . . . . . . . . . . . . .      43
The Pending Acquisitions  . . . . . . . . .      64
Management  . . . . . . . . . . . . . . . .      68
Security Ownership of Certain
   Beneficial Owners  . . . . . . . . . . .      78
Certain Transactions  . . . . . . . . . . .      80
Description of Capital Stock  . . . . . . .      83
Description of Other Indebtedness . . . . .      87
The Exchange Offer  . . . . . . . . . . . .      90
Description of New Notes  . . . . . . . . .      97
Certain United States Federal Income
   Tax Considerations . . . . . . . . . . .     113
Book-Entry; Delivery & Form . . . . . . . .     113
Plan of Distribution  . . . . . . . . . . .     114
Legal Matters . . . . . . . . . . . . . . .     115
Experts . . . . . . . . . . . . . . . . . .     115
Available Information . . . . . . . . . . .     116
Glossary of Certain Terms and Market and
   Industry Data  . . . . . . . . . . . . .     117
Index to Financial Statements . . . . . . .     F-1
Annex A -- Table of Additional Station
   Information  . . . . . . . . . . . . . .     A-1

                ----------------

UNTIL            , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                                     [LOGO]

                                  $277,000,000



                              CAPSTAR BROADCASTING
                                 PARTNERS, INC.



                         12 3/4% SENIOR DISCOUNT NOTES
                                    DUE 2009





                                   PROSPECTUS

                                    , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VI of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its current and former directors against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers and has purchased a policy providing such insurance.

         The preceding discussion of the Registrant's Bylaws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Bylaws and Section 145 of the Delaware General Corporation Law.

         The Registrant has entered into indemnification agreements with the Registrant's directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits


         2.1.1 Agreement and Plan of Merger, dated June 21, 1996, by and among CMI Acquisition Company, Inc., Commodore Media, Inc. ("Commodore") and the stockholders and other signatories thereto. (1)

         2.1.2 First Amendment to Agreement and Plan of Merger, dated as of September 3, 1996. (2)

         2.1.3 Second Amendment to Agreement and Plan of Merger, dated as of October 16, 1996. (2)

         3.1     Certificate of Incorporation of the Company.+

         3.2     By-Laws of the Company.+

         4.1 Registration Rights Agreement dated February 20, 1997 by and between the Registrant and BT Securities Corporation. (3)

         4.2.1 Indenture, dated February 20, 1997, between the Company and U.S. Trust Company of Texas, N.A, governing the Company's outstanding 12 3/4% Senior Discount Notes due 2009. (3)

         4.2.2 Indenture, dated as of April 21, 1995, among Commodore, IBJ Schroder Bank & Trust Company, as Trustee, and the Guarantors named therein, governing Commodore's Senior Subordinated Notes (the "Commodore Indenture"). (4)

         4.2.3   Amendment No. 1 to Commodore Indenture. (4)

         4.2.4   Amendment No. 2 to Commodore Indenture. (5)

         4.2.5   Amendment No. 3 to Commodore Indenture. (5)

         4.2.6   Amendment No. 4 to Commodore Indenture. (6)

         4.2.7   Amendment No. 5 to Commodore Indenture. (7)

         4.2.8   Amendment No. 6 to Commodore Indenture. (3)

         5.1     Opinion of Vinson & Elkins L.L.P.+

         10.1.1 Agreement and Plan of Merger, dated as of December 9, 1996, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., Benchmark Radio Acquisition Fund I Limited Partnership, Benchmark Radio Acquisition Fund IV Limited Partnership, Benchmark Radio Acquisition Fund VII Limited Partnership, Benchmark Radio Acquisition Fund VIII Limited Partnership, Joe L. Mathis IV, Bruce R. Spector, the Company and BCR Holding, Inc. ("Benchmark Merger Agreement").+

         10.1.2 Letter Agreement amending Benchmark Merger Agreement, dated January 9, 1997, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc. and the other signatories listed therein.+

         10.1.3 Letter Agreement amending Benchmark Merger Agreement, dated January 31, 1997, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., BCR Holding, Inc., the Company, and the other signatories listed therein.+

         10.1.4 Letter Agreement amending Benchmark Merger Agreement, dated April [__], 1997, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., BCR Holding, Inc., and the Company.+

         10.2 Asset Purchase Agreement, dated as of January 27, 1997, by and among Point Communications Limited Partnership, Midcontinent Broadcasting Co. of Wisconsin, Inc., Madison Radio Group and Point Madison Acquisition Company, Inc.+

         10.3 Asset Purchase Agreement, dated as of December 26, 1996, between Community Pacific Broadcasting Company L.P. and Community Acquisition Company, Inc.+

         10.4 Credit Agreement, dated February 20, 1997, among Commodore, as borrower, the Company, as guarantor, various banks, and Bankers Trust Company, as administrative agent.(8)

         10.5    New Credit Facility.+

         10.6 Financial Advisory Agreement, dated as of October 16, 1996, between the Company and Hicks, Muse & Co. Partners, L.P. ("HMCo"). (3)

         10.7 Monitoring and Oversight Agreement, dated as of October 16, 1996, between the Company and HMCo. (3)

         10.8 Form of Indemnification Agreement between the Company and each of its directors and officers.+

         10.9 Employment Agreement, dated February 14, 1997, between the Company and R. Steven Hicks. (3)

         10.10 Employment Agreement, dated [______], 1997, between the Company and Paul D. Stone.+

         10.11 Employment Agreement, dated [_______], 1997, between the Company and William S. Banowsky, Jr.+

         10.12 Amended and Restated Employment Agreement, dated October 16, 1996, between Commodore, the Company and James T. Shea, Jr.
                 (3)

         10.13 Employment Agreement, dated January 27, 1997, between Pacific Star Communications, Inc. and Claude C. Turner (also known as Dex Allen). (3)

         10.14.1 Employment Agreement dated July 1, 1994, between Osborn Communications Corporation ("Osborn") and Frank D. Osborn. (9)

         10.14.2 Amendment No. 1, dated July 1, 1996, to the employment agreement dated July 1, 1994 between Osborn and Frank D. Osborn. (10)

         10.14.3 Amendment No. 2, dated July 23, 1996, to the employment agreement dated July 1, 1994 between Osborn and Frank D. Osborn. (10)

         10.15 Employment Agreement, dated February 20, 1997, between Osborn and Frank D. Osborn.(7)

         10.16 Form of Employment Agreement to be entered into between Pacific Star Communications, Inc. and David T. Benjamin, III.+

         10.17.1 1996 Stock Option Plan of the Company, dated October 16, 1996.
                 (3)

         10.17.2 First Amendment to the Capstar Broadcasting Partners, Inc. 1996 Stock Option Plan, dated February 13, 1997. (3)

         10.18.1 Form of Incentive Stock Option Agreement.+

         10.18.2 Form of Non-Qualified Stock Option Agreement.+

         10.19.1 1996 Stock Purchase Plan of the Company, dated November 26, 1996. (3)

         10.19.2 First Amendment to the Company's 1996 Stock Purchase Plan, dated January 27, 1997. (3)

         10.20.1 Stockholders Agreement, dated October 16, 1996, among the Registrant, Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), R. Steven Hicks and the security holders listed therein. (3)

         10.20.2 First Amendment and Supplement to Stockholders Agreement, dated January 27, 1997, by and among the Company, the securityholders listed therein and Hicks Muse. (3)

         10.21.1 Stockholders Agreement, dated November 26, 1996, among the Company, the securityholders listed therein and Hicks Muse.
                 (3)

         10.21.2 First Amendment to Stockholders Agreement, dated January 27, 1997, by and among the Company and the securityholders listed therein. (3)

         10.22.1 Stock Pledge, Security Agreement and Power of Attorney, dated February 20, 1997, executed by Claude C. Turner in favor of the Company. (3)

         10.22.2 9% Promissory Note, dated February 20, 1997, executed by Claude C. Turner in favor of the Company in the principal sum of $200,000. (3)

         10.23.1 9% Promissory Note, dated February 20, 1997, executed by David
                 J. Benjamin, III in favor of the Company in the principal sum of $396,363.64. (3)

         10.23.2 Stock Pledge, Security Agreement and Power of Attorney, dated February 20, 1997, executed by David J. Benjamin, III in favor of the Company. (3)

         10.24 Mandatory Buyback Agreement, dated February 20, 1997, between David J. Benjamin, III and the Company. (3)

         10.25 Registration Rights Agreement, dated February 20, 1997, between the Registrant and Frank D. Osborn. (3)

         10.26   Warrant, dated October 16, 1996, issued to R. Steven Hicks.
                 (3)

         10.27   Warrant, dated February 20, 1997, issued to R. Steven Hicks.
                 (3)

         11.1    Statement Re: Computation of Per Share Earnings. (3)

         11.2 Statement Re: Computation of Pro Forma Per Share Earnings for Recapitalization. (3)

         11.3    Statement Re: Computation of Pro Forma Per Share Earnings.+

         12.1    Deficiency of Earnings to Fixed Charges.*

         12.2    Pro Forma Deficiency of Earnings to Fixed Charges.*

         21.1    List of Subsidiaries. (3)

         23.1 Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).+

         23.2 Consent of Coopers & Lybrand L.L.P. -- Capstar Broadcasting Partners, Inc.*

         23.3    Consent of Ernst & Young LLP.*

         23.4    Consent of Coopers & Lybrand L.L.P. -- Benchmark
                 Communications Radio Limited Partnership.*

         23.5 Consent of Coopers & Lybrand L.L.P. -- Midcontinent Broadcasting Co.*

         23.6 Consent of Coopers & Lybrand L.L.P. -- Point Communications Limited Partnership.*

         23.7 Consent of Coopers & Lybrand L.L.P. -- Community Pacific Broadcasting Company L.P.*

         23.8    Consent of Holtz Rubenstein & Co., LLP.*

         23.9    Consent of Paneth, Haber & Zimmerman, LLP.*

         23.10   Consent of Brown, Edward & Co., LLP.*

         24.1 Powers of Attorney (included on the signature page of this Registration Statement).*

         25.1    Form T-1 of U.S. Trust Company of Texas, N.A.*

         99.1    Form Letter of transmittal.*

         99.2    Form of Notice of Guaranteed Delivery.*

------------

 +    To be filed by amendment.
 *    Filed herewith.
(1) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 33-92732.
(2) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 33-92732.
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-25263), dated April 16, 1997.
(4) Incorporated by reference to Commodore's Registration Statement on Form S-4 (File No. 33-92732), dated July 26, 1995.
(5) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 33-92732.
(6) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 33-92732.
(7) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 33-92732.
(8) Incorporated by reference to Commodore's Current Report on Form 8-K dated February 20, 1997, File No. 33-92732.
(9) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, File No. 0-16841.
(10) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-16841.

(b)      Financial Statement Schedules:

         The following financial statement schedules are included in this Registration Statement:

                 Reports of Independent Accountants
                 I -- Condensed Financial Information of Registrant II -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 22nd day of April, 1997.

                                       CAPSTAR BROADCASTING PARTNERS, INC.


                                       By:/s/ R. Steven Hicks
                                          --------------------------------------
                                          R. Steven Hicks, Chairman of the Board

         Each person whose signature appears below authorizes R. Steven Hicks and William S. Banowsky, Jr., and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.


         Signature                                  Capacity                              Date
         ---------                                  --------                              ----

    /s/ R. Steven Hicks            Chairman of the Board, President  and             April 22, 1997
-----------------------------      Chief Executive Officer (Principal
      R. Steven Hicks              Executive Officer)


     /s/ Paul D. Stone             Executive Vice President and Chief                April 22, 1997
-----------------------------      Financial Officer (Principal Financial and
       Paul D. Stone               Accounting Officer)


     /s/ Eric C. Neuman            Executive Vice President and Director             April 22, 1997
-----------------------------
       Eric C. Neuman

    /s/ Thomas O. Hicks            Director                                          April 22, 1997
-----------------------------
      Thomas O. Hicks


/s/ Lawrence D. Stuart, Jr.        Director                                          April 22, 1997
-----------------------------
  Lawrence D. Stuart, Jr.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Capstar Broadcasting Partners, Inc.


In connection with our audit of the consolidated financial statements of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and for the period from October 11, 1996 ("inception") to December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedules of Capstar Broadcasting Partners, Inc. and Subsidiaries listed in Item 16(b) herein.

In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




Coopers & Lybrand L.L.P.

Austin, Texas
February 14, 1997

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Capstar Broadcasting Partners, Inc.


We have audited the consolidated balance sheet of Commodore Media, Inc. and Subsidiaries, the Predecessor Company of Capstar Broadcasting Partners, Inc., as of December 31, 1995, and for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994, and have issued our report thereon dated February 10, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                               Ernst & Young LLP

February 10, 1997
New York, New York

                      CAPSTAR BROADCASTING PARTNERS, INC.
                   PARENT COMPANY CONDENSED BALANCE SHEET



                                                                              December 31,
                                                                                  1996
                                                                              ------------
                                  ASSETS
Current assets:
    Cash and short-term investments   . . . . . . . . . . . . . . . . . . .  $     660,167
    Accounts receivable   . . . . . . . . . . . . . . . . . . . . . . . . .            425
                                                                             -------------

           Total current assets   . . . . . . . . . . . . . . . . . . . . .        660,592


Property, plant and equipment . . . . . . . . . . . . . . . . . . . . . . .      1,365,306

FCC licenses and goodwill, net of accumulated amortization  . . . . . . . .    139,498,885

Deferred charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,800,234

Deposits and other assets . . . . . . . . . . . . . . . . . . . . . . . . .        178,000

Investment in subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . .     (4,830,124)
                                                                             -------------

           Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 138,672,893
                                                                             =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued liabilities  . . . . . . . . . . . . . . .  $     786,817
    Accrued interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .        850,208
    Due to affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . .        536,738
                                                                             -------------

           Total current liabilities  . . . . . . . . . . . . . . . . . . .      2,173,763


Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45,025,003

Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .        331,580
                                                                             -------------

           Total liabilities  . . . . . . . . . . . . . . . . . . . . . . .     47,530,346
                                                                             -------------

Stockholders' equity:
    Preferred stock, $.01 par value, 10,000,00 shares authorized,
           none issued and outstanding  . . . . . . . . . . . . . . . . . .             --
    Class A common stock, $.01 par value, 200,000,000 shares
           authorized, 94,155,000 shares issued and outstanding   . . . . .        941,550
    Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . .     93,957,450

    Accumulated deficit   . . . . . . . . . . . . . . . . . . . . . . . . .     (3,756,453)
                                                                             -------------

           Total stockholders' equity   . . . . . . . . . . . . . . . . . .     91,142,547
                                                                             -------------

           Total liabilities and stockholders' equity . . . . . . . . . . .  $ 138,672,893
                                                                             =============




                            See accompanying notes.

                     CAPSTAR BROADCASTING PARTNERS, INC.
               PARENT COMPANY CONDENSED STATEMENT OF OPERATIONS


                                                                                            Period ended
                                                                                          December 31, 1996
                                                                                          -----------------
Corporate expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $    223,227

Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                2,421,380

Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . .                  296,332

Equity in losses of subsidiary  . . . . . . . . . . . . . . . . . . . . . . . .                   71,514

Other expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  744,000
                                                                                            ------------

Net loss    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $ (3,756,453)
                                                                                            ============

Net loss per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $      (0.04)
                                                                                            ============

Weighted average number of shares outstanding . . . . . . . . . . . . . . . . .               93,691,842
                                                                                            ============





                            See accompanying notes.

                      CAPSTAR BROADCASTING PARTNERS, INC.
           PARENT COMPANY CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY




                                           Class A       Additional
                                           Common         Paid-In          Accumulated
                                            Stock         Capital            Deficit             Total
                                          --------      -----------        -----------        -----------
Balance at inception (October 11, 1996)   $     --       $      --          $     --           $      --

Issuance of common stock in connection
  with Commodore Acquisition  . . . .      932,750       92,342,250                --          93,275,000
Issuance of warrants  . . . . . . . .           --          744,000                --             744,000
Issuance of common stock  . . . . . .        8,800          871,200                --             880,000
Net loss for the period . . . . . . .           --               --        (3,756,453)         (3,756,453)
                                          --------      -----------       -----------         -----------

Balance at December 31, 1996  . . . .     $941,550      $93,957,450       $(3,756,453)        $91,142,547
                                          ========      ===========       ===========         ===========




                            See accompanying notes.

                      CAPSTAR BROADCASTING PARTNERS, INC.
                PARENT COMPANY CONDENSED STATEMENT OF CASH FLOWS



                                                                            Period Ended
                                                                          December 31, 1996
                                                                          -----------------
Cash flows from operating activities:
Net loss    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $(3,756,453)

Adjustments to reconcile net loss to cash used in operating activities:
    Depreciation and amortization   . . . . . . . . . . . . . . . . . .          296,332
    Noncash compensation  . . . . . . . . . . . . . . . . . . . . . . .          744,000
    Noncash interest  . . . . . . . . . . . . . . . . . . . . . . . . .        1,571,072
    Equity in losses of subsidiary  . . . . . . . . . . . . . . . . . .           71,514
Changes in assets and liabilities:  . . . . . . . . . . . . . . . . . .
    Increase in accounts receivable   . . . . . . . . . . . . . . . . .             (425)
    Increase in accounts payable and accrued expenses   . . . . . . . .          786,817
    Increase in accrued interest  . . . . . . . . . . . . . . . . . . .          850,208
    Increase in due to affiliate  . . . . . . . . . . . . . . . . . . .          536,738
                                                                           -------------

           Total adjustments  . . . . . . . . . . . . . . . . . . . . .        4,856,256
                                                                           -------------

Net cash provided by operating activities . . . . . . . . . . . . . . .        1,099,803


Cash flows from investing activities:
Purchase of property, plant and equipment . . . . . . . . . . . . . . .         (356,205)
Acquisition of Commodore  . . . . . . . . . . . . . . . . . . . . . . .     (125,569,125)
Deferred acquisition costs incurred . . . . . . . . . . . . . . . . . .         (785,431)
Deposits on pending acquisitions and other  . . . . . . . . . . . . . .         (178,000)
                                                                           -------------
    Net cash used in investing activities   . . . . . . . . . . . . . .     (126,888,761)


Cash flows from financing activities:
Proceeds from issuance of common stock  . . . . . . . . . . . . . . . .       94,155,000
Proceeds from issuance of long-term debt  . . . . . . . . . . . . . . .       35,000,000
Payment of financing related costs  . . . . . . . . . . . . . . . . . .       (2,705,875)
                                                                           -------------

Net cash provided by financing activities . . . . . . . . . . . . . . .      126,449,125
                                                                           -------------

Net increase in cash and short-term cash investments  . . . . . . . . .          660,167

Cash and short-term cash investments at beginning of the period . . . .             --
                                                                           -------------
Cash and short-term cash investments at end of the period . . . . . . .    $     660,167
                                                                           =============




                            See accompanying notes.

                     CAPSTAR BROADCASTING PARTNERS, INC.
            NOTES TO PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

1.       General

         The accompanying condensed financial statements of Capstar Broadcasting Partners, Inc. (the "Company") should be read in conjunction with the consolidated financial statements of Capstar Broadcasting Partners, Inc. and Subsidiaries and its Predecessors included elsewhere in this prospectus and have been prepared using the equity method of accounting for an investment in a subsidiary.

2.       Other

         See notes 5, 6, 7, 11, 12, and 15 to the consolidated financial statements of Capstar Broadcasting Partners, Inc. and Subsidiaries and its Predecessor for a description of capital stock, long-term obligations, guarantees, and contingencies of the Company. The ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends is restricted pursuant to the terms of certain debt agreements entered into by the Company's subsidiary, Commodore Media, Inc.

        CAPSTAR BROADCASTING PARTNERS, INC. AND SUBSIDIARIES AND ITS PREDECESSOR


                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS



                                                                              Additions
                                                               ------------------------------------
                                                   Balance                                            Deductions    Balance
                                                at Beginning   Charged to Costs      Charged to         Direct      at End
             Description                         of Period     and Expenses(1)    Other Accounts(2)   Write-offs   Of Period
             -----------                        ------------   ---------------    -----------------   ----------   ---------
PREDECESSOR:
 Allowance for doubtful accounts 12/31/94          453,782         468,155             --              (389,706)     532,231
 Allowance for doubtful accounts 12/31/95          532,231         556,137             --              (388,032)     700,336
 Allowance for doubtful accounts 10/16/96          700,336         488,320             --              (326,379)     862,277

CAPSTAR:
 Allowance for doubtful accounts 12/31/96          862,277         104,838             --              (129,034)     838,081

                               INDEX TO EXHIBITS


(a)      Exhibits


2.1.1 Agreement and Plan of Merger, dated June 21, 1996, by and among CMI Acquisition Company, Inc., Commodore Media, Inc. ("Commodore") and the stockholders and other signatories thereto. (1)

2.1.2 First Amendment to Agreement and Plan of Merger, dated as of September 3, 1996. (2)

2.1.3 Second Amendment to Agreement and Plan of Merger, dated as of October 16, 1996. (2)

3.1      Certificate of Incorporation of the Company.+

3.2      By-Laws of the Company. +

4.1 Registration Rights Agreement dated February 20, 1997 by and between the Registrant and BT Securities Corporation. (3)

4.2.1 Indenture, dated February 20, 1997, between the Company and U.S. Trust Company of Texas, N.A, governing the Company's outstanding 12 3/4% Senior Discount Notes due 2009. (3)

4.2.2 Indenture, dated as of April 21, 1995, among Commodore, IBJ Schroder Bank & Trust Company, as Trustee, and the Guarantors named therein, governing Commodore's Senior Subordinated Notes (the "Commodore Indenture"). (4)


4.3.3    Amendment No. 1 to Commodore Indenture. (4)

4.2.4    Amendment No. 2 to Commodore Indenture. (5)

4.2.5    Amendment No. 3 to Commodore Indenture. (5)

4.2.6    Amendment No. 4 to Commodore Indenture. (6)

4.2.7    Amendment No. 5 to Commodore Indenture. (7)

4.2.8    Amendment No. 6 to Commodore Indenture. (3)

5.1      Opinion of Vinson & Elkins L.L.P.+

10.1.1 Agreement and Plan of Merger, dated as of December 9, 1996, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., Benchmark Radio Acquisition Fund I Limited Partnership, Benchmark Radio Acquisition Fund IV Limited Partnership, Benchmark Radio Acquisition Fund VII Limited Partnership, Benchmark Radio Acquisition Fund VIII Limited Partnership, Joe L. Mathis IV, Bruce R. Spector, the Company and BCR Holding, Inc. ("Benchmark Merger Agreement").+

10.1.2 Letter Agreement amending Benchmark Merger Agreement, dated January 9, 1997, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc. and the other signatories listed therein.+

10.1.3 Letter Agreement amending Benchmark Merger Agreement, dated January 31, 1997, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., BCR Holding, Inc., the Company, and the other signatories listed therein.+

10.1.4 Letter Agreement amending Benchmark Merger Agreement, dated April [__], 1997, by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., BCR Holding, Inc., and the Company.+

10.2 Asset Purchase Agreement, dated as of January 27, 1997, by and among Point Communications Limited Partnership, Midcontinent Broadcasting Co. of Wisconsin, Inc., Madison Radio Group and Point Madison Acquisition Company, Inc.+

10.3 Asset Purchase Agreement, dated as of December 26, 1996, between Community Pacific Broadcasting Company L.P. and Community Acquisition Company, Inc.+

10.4 Credit Agreement, dated February 20, 1997, among Commodore, as borrower, the Company, as guarantor, various banks, and Bankers Trust Company, as administrative agent.(8)

10.5     New Credit Facility.+

10.6 Financial Advisory Agreement, dated as of October 16, 1996, between the Company and Hicks, Muse & Co. Partners, L.P. ("HMCo"). (3)

10.7 Monitoring and Oversight Agreement, dated as of October 16, 1996, between the Company and HMCo. (3)

10.8 Form of Indemnification Agreement between the Company and each of its directors and officers.+

10.9     Employment Agreement, dated February 14, 1997, between the Company and
         R. Steven Hicks. (3)

10.10 Employment Agreement, dated [______], 1997, between the Company and Paul D. Stone.+

10.11 Employment Agreement, dated [_______], 1997, between the Company and William S. Banowsky, Jr.+

10.12 Amended and Restated Employment Agreement, dated October 16, 1996, between Commodore, the Company and James T. Shea, Jr. (3)

10.13 Employment Agreement, dated January 27, 1997, between Pacific Star Communications, Inc. and Claude C. Turner (also known as Dex Allen).
         (3)

10.14.1 Employment Agreement dated July 1, 1994, between Osborn Communications Corporation ("Osborn") and Frank D. Osborn. (9)

10.14.2 Amendment No. 1, dated July 1, 1996, to the employment agreement dated July 1, 1994 between Osborn and Frank D. Osborn. (10)

10.14.3 Amendment No. 2, dated July 23, 1996, to the employment agreement dated July 1, 1994 between Osborn and Frank D. Osborn. (10)

10.15 Employment Agreement, dated February 20, 1997, between Osborn and Frank D. Osborn.(7)

10.16 Form of Employment Agreement to be entered into between Pacific Star Communications, Inc. and David T. Benjamin, III.+

10.17.1  1996 Stock Option Plan of the Company, dated October 16, 1996. (3)

10.17.2 First Amendment to the Capstar Broadcasting Partners, Inc. 1996 Stock Option Plan, dated February 13, 1997. (3)

10.18.1  Form of Incentive Stock Option Agreement.+

10.18.2  Form of Non-Qualified Stock Option Agreement.+

10.19.1  1996 Stock Purchase Plan of the Company, dated November 26, 1996. (3)

10.19.2 First Amendment to the Company's 1996 Stock Purchase Plan, dated January 27, 1997. (3)

10.20.1 Stockholders Agreement, dated October 16, 1996, among the Registrant, Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), R. Steven Hicks and the security holders listed therein. (3)

10.20.2 First Amendment and Supplement to Stockholders Agreement, dated January 27, 1997, by and among the Company, the securityholders listed therein and Hicks Muse. (3)

10.21.1 Stockholders Agreement, dated November 26, 1996, among the Company, the securityholders listed therein and Hicks Muse. (3)

10.21.2 First Amendment to Stockholders Agreement, dated January 27, 1997, by and among the Company and the securityholders listed therein. (3)

10.22.1 Stock Pledge, Security Agreement and Power of Attorney, dated February 20, 1997, executed by Claude C. Turner in favor of the Company. (3)

10.22.2 9% Promissory Note, dated February 20, 1997, executed by Claude C. Turner in favor of the Company in the principal sum of $200,000. (3)

10.23.1 9% Promissory Note, dated February 20, 1997, executed by David J. Benjamin, III in favor of the Company in the principal sum of $396,363.64. (3)

10.23.2 Stock Pledge, Security Agreement and Power of Attorney, dated February 20, 1997, executed by David J. Benjamin, III in favor of the Company.
         (3)

10.24 Mandatory Buyback Agreement, dated February 20, 1997, between David J. Benjamin, III and the Company. (3)

10.25 Registration Rights Agreement, dated February 20, 1997, between the Registrant and Frank D. Osborn. (3)

10.26    Warrant, dated October 16, 1996, issued to R. Steven Hicks. (3)

10.27    Warrant, dated February 20, 1997, issued to R. Steven Hicks. (3)

11.1     Statement Re: Computation of Per Share Earnings. (3)

11.2 Statement Re: Computation of Pro Forma Per Share Earnings for Recapitalization. (3)

11.3     Statement Re: Computation of Pro Forma Per Share Earnings.+

12.1     Deficiency of Earnings to Fixed Charges.*

12.2     Pro Forma Deficiency of Earnings to Fixed Charges.*

21.1     List of Subsidiaries. (3)

23.1     Consent of Vinson & Elkins L.L.P. (included in its opinion filed as
         Exhibit 5.1 hereto).+

23.2     Consent of Coopers & Lybrand L.L.P. -- Capstar Broadcasting Partners,
         Inc.*

23.3     Consent of Ernst & Young LLP.*

23.4 Consent of Coopers & Lybrand L.L.P. -- Benchmark Communications Radio Limited Partnership.*

23.5     Consent of Coopers & Lybrand L.L.P. -- Midcontinent Broadcasting Co.*

23.6 Consent of Coopers & Lybrand L.L.P. -- Point Communications Limited Partnership.*

23.7 Consent of Coopers & Lybrand L.L.P. -- Community Pacific Broadcasting Company L.P.*

23.8     Consent of Holtz Rubenstein & Co., LLP.*

23.9     Consent of Paneth, Haber & Zimmerman, LLP.*

23.10    Consent of Brown, Edward & Co., LLP.*

24.1 Powers of Attorney (included on the signature page of this Registration Statement).*

25.1     Form T-1 of U.S. Trust Company of Texas, N.A.*

99.1     Form Letter of Transmittal.*

99.2     Form of Notice of Guaranteed Delivery.*

-----------------------

+     To be filed by amendment.
*     Filed herewith.
(1) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 33-92732.
(2) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 33-92732.
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-25263), dated April 16, 1997.
(4) Incorporated by reference to Commodore's Registration Statement on Form S-4 (File No. 33-92732), dated July 26, 1995.
(5) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 33-92732.
(6) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 33-92732.
(7) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 33-92732.
(8)   Incorporated by reference to Commodore's Current Report on Form 8-K dated
      February 20, 1997, File No. 33-92732.  (9)   Incorporated by reference to
      Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, File No. 0-16841.
(10) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-16841.